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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185252

PROSPECTUS

Huntsman International LLC

Offer to exchange $400,000,000 aggregate principal amount of
4.875% Senior Notes due 2020
which have been registered under the Securities Act
for
$400,000,000 aggregate principal amount of
4.875% Senior Notes due 2020

This exchange offer will expire at 5:00 p.m., New York City Time, on January 14, 2013 unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 4.875% Senior Notes due 2020 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The terms of the new 4.875% Senior Notes due 2020 ("new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes." The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. All references to the notes include reference to the related guarantees.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply to list the new notes on any securities exchange.

        See the "Description of New Notes" section on page 177 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 12 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2012

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We file annual, quarterly and certain other reports with the Securities and Exchange Commission jointly with our parent, Huntsman Corporation. Because Huntsman Corporation is not an obligor or guarantor under the notes and is not a registrant under the registration statement of which this prospectus is a part, certain notes to the financial statements included in this prospectus that relate solely to Huntsman Corporation have been omitted and are marked "[Reserved]."

i

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in this prospectus as our "parent." Unless the context otherwise requires: references in this prospectus to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies); "Sasol-Huntsman" refers to Sasol-Huntsman GmbH and Co. KG (our consolidated joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany); and "HCCA" refers to Huntsman Chemical Company Australia Pty Limited (our 100% owned subsidiary).

        In this prospectus, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products. Many of these terms are defined in the Glossary of Chemical Terms that begins on page 115 below.

Overview

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Jon M. Huntsman founded the predecessor to our Company as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of businesses. In 2005, our parent completed an initial public stock offering. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed below under "Business—Properties," which are located in 30 countries. As of September 30, 2012, we employed approximately 12,000 associates worldwide. Our revenues for the nine months ended September 30, 2012 and 2011 were $8,568 million and $8,589 million, respectively, and for the years ended December 31, 2011, 2010 and 2009 were $11,221 million, $9,250 million and $7,665 million, respectively.

        Our company was organized in 1999 as a Delaware limited liability company. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at that location is (801) 584-5700.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. In a series of transactions beginning in 2006, we sold our North American polymers and base chemicals operations and substantially shutdown all of our Australian styrenics operations. We report the results of these businesses as discontinued operations in our statements of operations. See "Note 25. Discontinued Operations" to our audited consolidated financial statements.

        The chart below generally illustrates our organizational structure:

Our Products

        We produce differentiated organic chemical and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2011 Segment Revenues(1)	2011 Segment EBITDA from Continuing Operations(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items, eliminations and EBITDA from discontinued operations. For a detailed disclosure of our revenues, total assets and EBITDA by segment, see "Note 27. Operating Segment Information" to our audited consolidated financial statements. For a discussion of EBITDA by segment and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

          The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, GE, Haier, Louisiana Pacific, Recticel, Weyerhaeuser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, Chevron, Dow, Henkel, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Reichhold, The Sun Products Corporation, Unilever
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	ABB, Akzo, Bodo Moller, Cytec, Freeman, Hexcel, ISOLA, Lianyungang, Omya, PPG, Ribelin, RPM, Sanarrow, Schneider, Sherwin Williams, Siemens, Sinomatech, Speed Fair, Syngenta, Viasystems
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Alok Industries, Aunde, Nice Dyeing, Esquel Group, Fruit of the Loom, Hanesbrands, Y.R.C., Guilford Mills, Polartec, Tencate, Zaber & Zubair
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, Clariant, Jotun, PolyOne, PPG

THE EXCHANGE OFFER

Securities Offered	$400,000,000 aggregate principal amount of new notes which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes are substantially identical to the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer

We are offering to issue registered new notes in exchange for like principal amount and like denomination of our old notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on January 14, 2013, unless we extend it. The exchange offer will be open for at least twenty (20) business days to ensure compliance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If you decide to exchange your old notes for new notes, you must acknowledge, among other things, that you are acquiring the new notes in the ordinary course of your business, that you have no arrangement or understanding with any person to participate in a distribution of the new notes and that you are not an affiliate of our Company. You may withdraw any notes that you tender for exchange at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.

Procedures for Tendering Old Notes

A holder who wishes to tender old notes in the exchange offer must transmit to Wells Fargo Bank, National Association (the "exchange agent") a completed and executed letter of transmittal or an agent's message, transmitted by a book-entry transfer facility, which letter of transmittal or agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A physical letter of transmittal need not accompany tenders effected through ATOP, although the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgement of receipt of, and your agreement to be bound by, the letter of transmittal. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—DTC Book Entry Transfers."

A holder who holds old notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking,  S.A. ("Clearstream") must comply with the procedures of Euroclear or Clearstream, as applicable, when tendering its old notes.

Exchange Offer; Exchange and Registration Rights

The old notes were sold pursuant to a purchase agreement dated November 2, 2012. Under the exchange and registration rights agreement, we have agreed to use our reasonable best efforts to commence and consummate the exchange offer within 45 days after the date on which the registration statement of which this prospectus is a part is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

Penalty Interest

If we fail to fulfill certain obligations under the exchange and registration rights agreement, including if the registration statement of which this prospectus is a part is not declared effective by the Securities and Exchange Commission, or SEC, on or before August 16, 2013 or if the exchange offer has not been completed within 45 business days after the effective date of such registration statement (a "registration default"), the annual interest rate on the notes will increase by 0.125% during the first 90-day period during which the registration default continues, and will increase by an additional 0.125% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 0.50% over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

U.S. Federal Tax Consequences

Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes in the exchange offer as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.

Exchange Agent	Wells Fargo Bank, National Association
Consequences of Failure to Exchange

Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging Your Old Notes

Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

•

are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

In connection with the exchange offer, you will be required to acknowledge that you are not engaged in, and do not intend to engage in, the distribution of the new notes. In addition, any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

THE NEW NOTES

        The terms of the new notes and those of the old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$400.0 million in aggregate principal amount of 4.875% senior notes due 2020.
Maturity	November 15, 2020.
Interest

The new notes will bear interest at a rate of 4.875% per annum, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2013. Interest on the new notes will accrue from November 19, 2012.

Guarantees

The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiary holding companies that are treated as U.S. entities for tax purposes. See "Description of New Notes—Brief Description of the Notes and the Guarantees—The Guarantees."

Ranking	The new notes:
• will be our general unsecured senior obligations;
• will rank equally in right of payment with all of our existing and future senior indebtedness;
• will rank senior in right of payment to our currently outstanding 8.625% Senior Subordinated Notes due 2020 and 2021, as well as future subordinated indebtedness, if any;

•

will be effectively subordinated to all existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• will be structurally subordinated to all of our existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.
Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured creditors will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees:
• will be the general unsecured senior obligations of the guarantors;
• will rank equally in right of payment to the guarantees of all existing and future senior indebtedness of the guarantors;
• will be senior in right of payment to all existing and future subordinated indebtedness of the guarantors, if any; and

•

will be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

As of September 30, 2012, we and the guarantors had approximately $2.9 billion of outstanding senior indebtedness (excluding intercompany subsidiary indebtedness but including the note payable to our parent), of which approximately $1.6 billion was secured. Further and not included above, our subsidiaries which are not guarantors had approximately $661 million of indebtedness (excluding intercompany subsidiary indebtedness) outstanding on September 30, 2012. See "Note 20. Condensed Consolidating Financial Information of Huntsman International LLC (Unaudited)" to the condensed consolidated financial statements (unaudited), for certain financial information about our non-guarantor subsidiaries.

Optional Redemption

We may, in whole at any time or in part from time to time prior to the date that is 90 days prior to the scheduled maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus the applicable "make-whole" premium as of, and accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date.

In addition, we may, in whole at any time or in part from time to time after the date that is 90 days prior to the final maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date.

Change of Control

If we undergo a change of control repurchase event (as defined), we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest and special interest, if any, to the date of repurchase. "Description of Notes—Change of Control."

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur additional secured indebtedness;
• incur indebtedness of non-guarantor subsidiaries;
• engage in certain sale-leaseback transactions with affiliates; and
• merge or consolidate with or into any other person or lease, sell or transfer substantially all our properties and assets.
These covenants are subject to a number of important exceptions and qualifications, which are described in "Description of Notes—Certain Covenants."
Governing Law	The notes and the indenture governing the notes are governed by New York law.

No Prior Market

The notes are a new issue of securities and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes. The initial purchasers have advised us that they currently intend to make a market in these notes. However, the initial purchasers are not obligated to do so and they may discontinue market making at any time. See "Plan of Distribution."

Risk Factors	See "Risk Factors" beginning on page 12 of this prospectus for important information regarding us and this exchange offer.

        For additional information regarding the new notes, see "Description of New Notes."

FAILURE TO EXCHANGE YOUR OLD NOTES

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

OTHER DEBT

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indenture as permitted.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. You should review this summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our condensed consolidated financial statements (unaudited) and accompanying notes and audited consolidated financial statements and accompanying notes.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2012	2011	2011	2010	2009	2008	2007
Statements of Operations Data:
Revenues	$8,568	$8,589	$11,221	$9,250	$7,665	$10,056	$9,496
Gross profit	1,628	1,465	1,858	1,478	1,095	1,297	1,551
Restructuring, impairment and plant closing costs	52	171	167	29	88	31	29
Operating income	788	476	629	443	41	215	569
Income (loss) from continuing operations	424	169	257	144	(399)	(59)	232
(Loss) income from discontinued operations, net of tax(a)	(7)	(5)	(1)	42	(19)	84	(246)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(b)	1	2	4	(1)	6	14	(7)
Net income (loss)	418	166	260	185	(412)	39	(21)
Net income (loss) attributable to Huntsman International LLC	410	149	253	180	(410)	38	(12)
Other Data:
Depreciation and amortization	$306	$310	$416	$382	$420	$374	$391
Capital expenditures	248	217	330	236	189	418	665
Balance Sheet Data (at period end):
Total assets	$8,925	$8,834	$8,330	$8,307	$7,693	$7,424	$8,095
Total debt	4,390	4,721	4,481	4,685	4,531	4,076	3,574
Total liabilities	7,384	7,588	7,239	7,219	6,846	6,505	6,179

(a)
Income (loss) from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The Australian styrenics business was shut down in the first quarter of 2010. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005. See "Note 17. Discontinued Operations" to our condensed consolidated financial statements (unaudited) and "Note 25. Discontinued Operations" to our audited consolidated financial statements.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

RISK FACTORS

        You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your old notes for new notes. Any of the following risks could materially and adversely affect our business, results of operations and financial condition. In this section of the prospectus, references to the notes mean the new notes.

Risks Related to Our Business

Our industry is affected by global economic factors including risks associated with volatile economic conditions.

        Our financial results are substantially dependent on overall economic conditions in the United States, Europe and Asia. Declining economic conditions in all or any of these locations—or negative perceptions about economic conditions—could result in a substantial decrease in demand for our products and could adversely affect our business. In particular, our operations in Europe continue to be impacted by the uncertain European economy. While we currently anticipate that, in the aggregate, our business in Europe will grow slowly, a currency or financial crisis in Europe could precipitate a significant decline in the European economy, which would likely result in a decrease in demand for our products in Europe.

        Uncertain economic conditions and market instability make it particularly difficult for us to forecast demand trends. The timing and extent of any changes to currently prevailing market conditions is uncertain, and supply and demand may be unbalanced at any time. As a consequence, we may not be able to accurately predict future economic conditions or the effect of such conditions on our financial condition or results of operations. We can give no assurances as to the timing, extent or duration of the current or future economic cycles impacting the chemical industry.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of our raw materials from third-party suppliers. The cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical.

        In general, the feedstocks and other raw materials we consume are organic commodity products that are readily available at market prices. However, ore feedstocks for our Pigments segment are periodically in short supply. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply arrangements or expiration of favorable supply contracts could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if raw materials become unavailable within a geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

The markets for many of our products are cyclical and volatile, and we may experience depressed market conditions for such products.

        Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. The volatility these markets experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. This cyclicality and volatility of our industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

Our results of operations may be adversely affected by international business risks, including fluctuations in currency exchange rates, legal restrictions and taxes.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies that may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the U.S., we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including tax laws, the Foreign Corrupt Practices Act (and foreign equivalents), export controls and OFAC regulations. In addition, although we maintain an anti-corruption compliance program throughout our Company, violations of our compliance program may result in criminal or civil sanctions, including material monetary fines, penalties and other costs against us or our employees, and may have a material adverse effect on our business. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks, among others, could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

        We operate in a significant number of jurisdictions, which contributes to the volatility of our effective tax rate. Changes in tax laws or the interpretation of tax laws in the jurisdictions in which we operate may affect our effective tax rate. In addition, generally accepted accounting principles in the U.S. ("GAAP" or "U.S. GAAP") has required us to place valuation allowances against our net operating losses and other deferred tax assets in a number of tax jurisdictions. These valuation allowances primarily result from analysis of positive and negative evidence supporting the realization of tax benefits. Negative evidence includes a cumulative history of pre-tax operating losses in those specific tax jurisdictions. Changes in valuation allowances have resulted in material fluctuations in our effective tax rate. Economic conditions may dictate the continued imposition of the current valuation allowances and potentially the establishment of new valuation allowances. While significant valuation allowances remain, our effective tax rate will likely continue to experience significant fluctuations.

Our efforts to grow our businesses may require significant investments; if our growth strategies are unsuccessful, our business, results of operations and/or financial condition may be materially adversely affected.

        We continuously evaluate growth opportunities. Our growth initiatives may involve making acquisitions, entering into partnerships and joint ventures, and building new facilities—any of which could require a significant investment. We have incurred indebtedness to finance growth initiatives, and we may incur additional indebtedness to finance future growth initiatives. We could also issue additional shares of stock to finance such initiatives. If our growth strategies are not successful, we could face increased financial pressure, such as increased cash flow demands, reduced liquidity and diminished access to financial markets.

        In addition, the implementation of growth strategies may create additional risks, including:

  •
  diversion of management focus away from existing operations;

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  impairment of the operation of our business due to capital or equity commitments;

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  inability to accurately predict the costs and benefits of acquisitions, partnerships, joint ventures or new facilities;

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  inability to efficiently operate new businesses or to integrate acquired businesses;

  •
  disruptions to important business relationships;

  •
  increased operating costs;

  •
  difficulties in realizing projected synergies;

  •
  exposure to unanticipated liabilities, including for illegal activities conducted by an acquired company or a joint venture partner; and

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  usage of limited investment and other baskets under our debt covenants.

All of these risks could have a material adverse effect on our business, results of operations and financial condition.

Financial difficulties and related problems at our customers, vendors, suppliers and other business partners could have a material adverse effect on our business.

        During periods of economic disruption, more of our customers than normal may experience financial difficulties, including bankruptcies, restructurings and liquidations, which could affect our business by reducing sales, increasing our risk in extending trade credit to customers and reducing our profitability. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer. In addition, we rely on a number of vendors and suppliers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities, that we need to operate our business. During periods of economic disruption, some of these companies could be forced to reduce their output, shut down their operations or file for bankruptcy protection. If this were to occur, it could adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could materially disrupt our operations, including the production of certain of our products. Moreover, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases. All of these risks could have a material adverse effect on our business, results of operations, financial condition and liquidity.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Changes in the competitive landscape could make it difficult for us to retain our leadership position in various products and markets throughout the world. In addition, some of the companies with whom we compete may be able to produce products more economically than we can. Furthermore, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. Some of our competitors are owned or partially owned by foreign governments which may provide a competitive advantage to those competitors. While we are engaged in a range of research and development programs to develop new products and processes, to improve and refine existing products and processes, and to develop new applications for existing products, the failure to develop new products, processes or applications could make us less competitive. Moreover, if any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

        In addition, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition and liquidity.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

        Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood or any other natural or man-made disaster could impair our ability to use our facilities and have a material impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of these facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material impact on our operations, operating results and financial condition.

        While we maintain business recovery plans that are intended to allow us to recover from natural disasters or other events that could disrupt our business, we cannot provide assurances that our plans would fully protect us from all such disasters or events that might result due to climate change. In addition, insurance may not adequately compensate us from any losses incurred as a result of natural or other disasters. Furthermore, in areas prone to frequent natural or other disasters, insurance may become increasingly expensive or not available at all.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption, products liability and casualty insurance policies which we believe are in accordance with customary industry practices as well as insurance policies covering other types of risks, including pollution legal liability insurance, but we are not fully insured against all potential hazards and risks incident to our business. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. For more information, see "Business—Legal Proceedings—Antitrust Matters" below. It is possible that judgments could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

Our operations, financial condition and liquidity could be adversely affected by legal claims against us, including antitrust claims.

        We face risks arising from various legal actions, including matters relating to antitrust, product liability, intellectual property and environmental claims. Over the past few years, antitrust claims have been made against chemical companies, and we have been named as a defendant in the antitrust suits discussed in "Business—Legal Proceedings—Antitrust Matters" below. In this type of litigation, the plaintiffs generally seek treble damages, which may be significant. An adverse outcome in any antitrust claim could be material and significantly impact our operations, financial condition and liquidity.

We are subject to many environmental, health and safety ("EHS") regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of EHS laws or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions, as well as, under some EHS laws, the assessment of strict liability and/or joint and several liability.

        Increasing concerns regarding the safety of chemicals in commerce and their potential impact on the environment constitute a growing trend. Governmental, regulatory and societal demands for increasing levels of product safety and environmental protection could result in increased pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions, the viability of certain products, our reputation, the cost to comply with regulations, and the ability to attract and retain employees. Moreover, changes in EHS regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        We could incur significant expenditures in order to comply with existing or future EHS laws. Capital expenditures and costs relating to EHS matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future EHS laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future EHS laws.

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

        We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. Our ability to effectively manage our business depends on the security, reliability and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, causing delays or cancellation of customer orders or impeding the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation.

        We have put in place security measures designed to protect against the misappropriation or corruption of our systems, intentional or unintentional disclosure of confidential information, or disruption of our operations. Current employees have, and former employees may have, access to a significant amount of information regarding our operations which could be disclosed to our competitors or otherwise used to harm us. Moreover, our operations in certain locations, such as China, may be particularly vulnerable to security attacks or other problems. Any breach of our security measures could result in unauthorized access to and misappropriation of our information, corruption of data or disruption of operations or transactions, any of which could have a material adverse effect on our business.

        In addition, we could be required to expend significant additional amounts to respond to information technology issues or to protect against threatened or actual security breaches. We may not be able to implement measures that will protect against all of the significant risks to our information technology systems.

Our production of MTBE may subject us to liability, and regulatory or market changes with respect to MTBE may materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. Refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in numerous cases in U.S. courts that allege MTBE contamination in groundwater. Plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief (such as monitoring and abatement) and attorney fees. Between 2007 and 2009, we were named as a defendant in 18 of these lawsuits, which we settled in an amount immaterial to us. It is possible that we could be named as a defendant in future MTBE litigation and, if so, that adverse results could have a material adverse effect on our business, results of operations and financial position.

        We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S. Such sales are less profitable compared to historical U.S. sales because our shipping costs are higher. Legislative or regulatory initiatives further restricting MTBE could materially adversely affect our sales and costs.

        While we could use all or a portion of our precursor TBA to produce saleable products other than MTBE, this would require significant capital expenditures to modify our facilities. Moreover, the sale of other products would produce a lower level of cash flow than that historically produced from the sale of MTBE.

Our business is dependent on our intellectual property. If our intellectual property rights cannot be enforced or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means.

        Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. We may not be able to effectively protect our intellectual property rights from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable, or may not protect our proprietary rights to the same extent as U.S. law.

        The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how or the failure of adequate legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key person" life insurance for, any of our executive officers.

Conflicts, military actions, terrorist attacks and general instability, in particular in certain energy-producing nations, along with increased security regulations related to our industry, could adversely affect our business.

        Conflicts, military actions and terrorist attacks have precipitated economic instability and turmoil in financial markets. Instability and turmoil, particularly in energy-producing nations, may result in raw material cost increases. The uncertainty and economic disruption resulting from hostilities, military action or acts of terrorism may impact any or all of our facilities and operations or those of our suppliers or customers. Accordingly, any conflict, military action or terrorist attack that impacts us or any of our suppliers or customers, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, a number of governments have instituted regulations attempting to increase the security of chemical plants and the transportation of hazardous chemicals, which could result in higher operating costs and could have a material adverse effect on our financial condition and liquidity.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debts.

        Our debt is generally the exclusive obligation of our Company and our guarantor subsidiaries. Because a significant portion of our operations are conducted by non-guarantor subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from such non-guarantor subsidiaries. Any payment of dividends, distributions, loans or advances by our non-guarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our non-guarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available for those amounts, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

Regulatory requirements to reduce GHG emissions could have an adverse effect on our results of operations.

        Although the continued existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some of our operations to be subject to regulatory requirements to reduce GHG emissions. Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA and state agency regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital costs to modify operations as necessary to meet GHG emission limits and/or increases in energy costs, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our facilities and operations.

Risks Related to Our Indebtedness and the Notes

Our significant debt level makes us vulnerable to downturns and may limit our ability to respond to market conditions or to obtain additional financing.

        We have significant outstanding debt: as of September 30, 2012, our total consolidated outstanding debt was approximately $4.4 billion (including a note payable to our parent); our debt to total capitalization ratio was approximately 76%; our combined outstanding variable rate borrowings were approximately $2.8 billion; and our current portion of debt totaled approximately $130 million. Our debt level, and the fact that a significant percentage of our cash flow is required to make payments on our debt, could have important consequences for our business, including but not limited to the following:

  •
  we may be more vulnerable to business, industry or economic downturns, making it more difficult to respond to market conditions;

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  cash flow available for other purposes, including the growth of our business, may be reduced;

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  our ability to obtain additional financing may be constrained, particularly during periods when the capital markets are unsettled;

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  our competitors with lower debt levels may have a competitive advantage relative to us; and

  •
  part of our debt is subject to variable interest rates, which makes us more vulnerable to increases in interest rates (for example, a 1% increase in interest rates, without giving effect to interest rate hedges or other offsetting items, would increase our annual interest rate expense by approximately $28 million).

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain and the indenture governing the notes contains restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of September 30, 2012, we had approximately $4.4 billion of indebtedness (including a note payable to our parent). We may incur substantial additional indebtedness from time to time for a variety of purposes. Although a covenant in the indenture governing the notes will restrict our ability to incur additional secured indebtedness, this covenant is subject to certain significant exceptions. See "Description of Notes—Certain Covenants—Limitation on Secured Debt" and "—Certain Definitions." Since the operating results of many of our businesses are cyclical, we could incur significant amounts of additional indebtedness at the peak of the operating cycle. If new debt is added to the current debt levels, the related risks that we now face could intensify.

The indenture governing the notes and other agreements governing our debt may restrict our ability to engage in certain business activities or to obtain additional financing.

        The agreements governing our debt arrangements, including the indenture governing the notes, contain certain restrictive covenants. These covenants may limit or prohibit our ability to incur more debt; make certain prepayments of debt; pay dividends, redeem stock or make other distributions; issue stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets.

        Our failure to comply with any of our debt covenants, or our failure to make payments of principal or interest on our debt, could result in a default, or trigger cross-default or acceleration provisions, under our debt agreements. An event of default could result in our debt obligations becoming immediately due and payable, cause our creditors to terminate their lending commitments, or force us or one or more of our subsidiaries into bankruptcy or liquidation. Any of the foregoing occurrences could have a material adverse effect on our business, results of operations and financial condition.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes and senior subordinated notes contain numerous covenants, and the agreements governing our Senior Credit Facilities and our A/R Programs contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes and senior subordinated notes, our Senior Credit Facilities and A/R Programs or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors' secured debt.

        The notes are not secured. The borrowings under our Senior Credit Facilities are secured by liens on substantially all of our assets and the assets of the subsidiary guarantors. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets that is effectively senior to the claims of holders of the notes. The guarantees of the notes are unsecured senior obligations of the guarantors, effectively subordinated to secured debt of the guarantors to the extent of the value of the assets securing such indebtedness, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them. As of September 30, 2012, we and the guarantors had approximately $1.6 billion of secured debt outstanding to which the notes and the guarantees are effectively subordinated. In addition, under the indenture governing the notes, we may incur additional secured debt.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of September 30, 2012, our non-guarantor subsidiaries had approximately $661 million of total indebtedness, excluding intercompany subsidiary indebtedness. Under the indenture, if we meet a specified fixed charge coverage ratio, our non-guarantor subsidiaries may incur additional indebtedness, which would be structurally senior to the notes. See "Note 20. Condensed Consolidating Financial Information of Huntsman International LLC (Unaudited)" to the condensed consolidated financial statements (unaudited) included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and incorporated herein by reference for certain financial information about our non-guarantor subsidiaries.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events (which, as defined in our indentures, generally exclude transactions approved by our board of managers), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is restricted by the terms of our Senior Credit Facilities. As such, prior to repurchasing the notes upon a change of control, we would have to either repay outstanding indebtedness under our Senior Credit Facilities or obtain the consent of lenders thereunder. If we do not obtain the required consents or repay our outstanding indebtedness under our Senior Credit Facilities, we would remain effectively prohibited from offering to purchase the notes. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our Senior Credit Facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our Senior Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

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  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

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  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

  and that we or a guarantor

  •
  was insolvent;

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  was rendered insolvent by reason of the issuance of the notes or a guarantee;

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  was engaged or about to engage in a business or transaction for which our remaining assets or those of a guarantor constituted unreasonably small capital; or

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  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

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  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

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  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

You may find it difficult to sell your notes because no public trading market for the notes exists.

        The notes constitute a new class of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will occur or be achieved. Accordingly, investors should not place undue reliance on our forward-looking statements. All forward-looking statements apply only as of the date made. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors" and elsewhere in this prospectus.

        This prospectus includes information with respect to market share, market position, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes in November of 2012, we conveyed the rights contained in an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC no later than August 16, 2013, and to commence and complete this exchange offer within 45 days after the date the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 business days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on January 14, 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the effective date of the registration statement of which this prospectus is a part.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to delay accepting any old notes or to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable in writing or by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

        If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

How to Tender Old Notes for Exchange

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the relevant exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program, or ATOP. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus. Wells Fargo Bank, National Association has been appointed as the exchange agent with responsibility for the tender and exchange of all old notes for new notes.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of DTC for the transmittal on behalf of the holder of a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, the exchange agent must receive, before expiration of the exchange offer, certificates for old notes to which such letter of transmittal relates or timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below.

        With respect to any old notes, letters of transmittal or other documents that must be physically delivered to the exchange agent, such documents must be received by the exchange agent at the exchange agent's address set forth below under the caption "—The Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—The Exchange Agent." If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, in either case, with the holder's signature guaranteed by an eligible institution.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The waiver of any such defect, irregularity or condition of tender as to any particular old note shall apply to all old notes tendered in connection with the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that (i) any new notes to be received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of our Company. A holder that uses the exchange offer to participate in a distribution of the new notes:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes issued in this exchange offer, and a broker-dealer that is not able to make this representation will not be permitted to participate in the exchange offer. The letter of transmittals states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the respective dates such old notes were originally issued. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

DTC Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's electronic ATOP procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

        A holder who holds old notes through Euroclear or Clearstream must comply with the procedures of Euroclear or Clearstream, as applicable, when tendering its old notes.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the exchange agent's address set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. If we waive any condition as to any particular old note, such waiver will apply to all old notes tendered in the exchange offer. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give notice in writing or by public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such notice in writing or by public announcement will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) of the Exchange Act, and will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        As explained above, Wells Fargo Bank, National Association has been appointed as our exchange agent. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517

By regular mail or overnight courier:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
Sixth Street & Marquette Avenue
Minneapolis, MN 55479

By hand delivery before 4:30 p.m.:

Wells Fargo Bank, National Association
Northstar East Building
608 Second Avenue South
12th Floor—Corporate Trust Services
Minneapolis, MN 55402

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-6282
Attn: Bondholder Communications

Confirm by Email:
bondholdercommunications@wellsfargo.com

Confirm by telephone:
(800) 344-5128
Attn: Bondholder Communications

        Delivery of the letter of transmittal to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer or manager in connection with the exchange offer and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with GAAP.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated November 2, 2012 relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        As a condition to participation in the exchange offer, each holder must furnish a written representation that:

  (1)
  it is not an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act;

  (2)
  at the time of the commencement of the exchange offer, it has no arrangement or understanding to participate in a distribution of the new notes in violation of the Securities Act; and

  (3)
  it is acquiring the new notes in the ordinary course of its business

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes.

        Any holder using the exchange offer to participate in a distribution of the new notes (i) may not rely on applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes. The new notes will be exchanged for old notes in like principal amount, and the exchanged old notes will be canceled. As a result, the issuance of new notes in exchange for old notes as contemplated in this prospectus will not result in any change in our indebtedness.

        We used the proceeds from the offering of the old notes and available cash to redeem $400 million in aggregate principal amount of our 5.5% Senior Notes due 2016 and to pay associated accrued interest.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$184	$198	$264	$249	$243	$279	$303
Interest portion of rent expense	24	22	30	28	27	30	32

Total fixed charges	$208	$220	$294	$277	$270	$309	$335

Earnings:
Pretax income (loss) from continuing operations less equity income	607	274	362	160	(243)	(75)	259
Fixed charges	208	220	294	260	270	309	335
Amortization of capitalized interest	3	3	3	3	3	2	1
Less:
Interest capitalized	(3)	(1)	(2)	(1)	(3)	(17)	(17)

Total earnings plus fixed charges	$815	$496	$657	$439	$27	$219	$578

Ratio of earnings to fixed charges	3.9	2.3	2.2	1.6	—	—	1.7
Deficiency of earnings to fixed charges	$—	$—	$—	$—	$243	$90	$—

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of September 30, 2012, as adjusted to give effect to the issuance of the old notes and the use of the net proceeds therefrom and available cash to redeem $400 million outstanding principal amount of our 5.5% Senior Notes due 2016 as described in "Use of Proceeds," excluding the payment of accrued interest in connection therewith.

        The information set forth below should be read in conjunction with our condensed consolidated financial statements (unaudited), "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

Pro Forma as of September 30, 2012
(in millions)
Cash, cash equivalents and restricted cash	$275

Long-term debt (including current portion)(a):
Senior credit facilities:
Term loans(a)	$1,613
Amounts outstanding under A/R Programs	237
Senior notes(b)	163
Senior notes	400
Senior subordinated notes(c)	892
Variable Interest Entities	266
Other	182

Total debt—excluding debt to affiliates	$3,753
Notes payable to affiliates(d)	710

Total debt	$4,463

Members' equity(e)	$1,340

Total capitalization	$5,803

(a)
Term loans include a $243 million term loan B ("Term Loan B") due 2014, a $637 million extended term loan B ("Extended Term Loan B") due 2017, a $342 million extended term loan B—Series 2 ("Extended Term Loan B—Series 2") due 2017, and a $419 million term loan C ("Term Loan C") due 2016 presented at carrying value of $391 million.

(b)
The $200 million aggregate principal amount of senior notes due 2016 is presented at its carrying value of $163 million.

(c)
The $880 million aggregate principal amount of senior subordinated debt is presented at its carrying value of $892 million.

(d)
Includes a note payable to our parent in the amount of $707 million as of September 30, 2012. The intercompany note is unsecured and $100 million is classified as current as of September 30, 2012.

(e)
As adjusted reflects a reduction in income of approximately $77 million related to the payment of estimated fees and the approximate early extinguishment of debt costs as of September 30, 2012 associated with the repurchase of a portion of the 5.5% Senior Notes due 2016.

 SELECTED FINANCIAL AND OPERATING DATA

        The selected historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. The selected financial data as of September 30, 2012 and for the nine-month period ended September 30, 2012 and 2011 has been derived from the condensed consolidated financial statements (unaudited) included elsewhere in this prospectus. The selected financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 has been derived from the audited consolidated financial statements included in this prospectus. The selected financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from our audited consolidated financial statements not included in this prospectus. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our condensed consolidated financial statements (unaudited) and accompanying notes and audited consolidated financial statements and accompanying notes.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2012	2011	2011	2010	2009	2008	2007
Statements of Operations Data:
Revenues	$8,568	$8,589	$11,221	$9,250	$7,665	$10,056	$9,496
Gross profit	1,628	1,465	1,858	1,478	1,095	1,297	1,551
Restructuring, impairment and plant closing costs	52	171	167	29	88	31	29
Operating income	788	476	629	443	41	215	569
Income (loss) from continuing operations	424	169	257	144	(399)	(59)	232
(Loss) income from discontinued operations, net of tax(a)	(7)	(5)	(1)	42	(19)	84	(246)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(b)	1	2	4	(1)	6	14	(7)
Net income (loss)	418	166	260	185	(412)	39	(21)
Net income (loss) attributable to Huntsman International LLC	410	149	253	180	(410)	38	(12)
Other Data:
Depreciation and amortization	$306	$310	$416	$382	$420	$374	$391
Capital expenditures	248	217	330	236	189	418	665
Balance Sheet Data (at period end):
Total assets	$8,925	$8,834	$8,330	$8,307	$7,693	$7,424	$8,095
Total debt	4,390	4,721	4,481	4,685	4,531	4,076	3,574
Total liabilities	7,384	7,588	7,239	7,219	6,846	6,505	6,179

(a)
Income (loss) from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The Australian styrenics business was shut down in the first quarter of 2010. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005. See "Note 17. Discontinued Operations" to our condensed consolidated financial statements (unaudited) and "Note 25. Discontinued Operations" to our audited consolidated financial statements.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Financial and Operating Data." The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." All references to years relate to the calendar year ended December 31 of the particular year.

OVERVIEW

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes and titanium dioxide. We employed approximately 12,000 associates worldwide at September 30, 2012.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we have sold or shutdown substantially all of our former Australian styrenics operations and our North American polymers and base chemicals operations. We report the results from these businesses as discontinued operations. See "Note 25. Discontinued Operations" to our audited consolidated financial statements.

        Growth in our Polyurethanes and Advanced Materials segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, driven largely by Asia, has in recent years resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Demand for most of our performance intermediates has grown in line with GDP growth. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is influenced by construction end markets, maleic anhydride demand can be cyclical.

        Demand in our Textile Effects segment is driven primarily by consumer activity. Consumer spending for goods incorporating our Textile Effects products is impacted significantly by a wide range of economic factors, including personal incomes, housing and energy prices and other highly volatile factors. Accordingly, demand for our Textile Effects products has been volatile and appears likely to remain volatile.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year. During 2012, we expect to benefit from certain ore supply contracts in our Pigments segment that will effectively supply approximately 40% of our ore requirements at prices close to 2011 market levels, which are significantly below current market prices. A majority of these contracts will expire at the end of 2012, with the resulting benefits reflected through most of the first quarter of 2013. These contracts did not materially benefit our Pigments segment during 2011.

        For further information regarding sales price and demand trends, see "Results of Operations—Segment Analysis—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010" and the tables captioned "Year ended December 31, 2011 vs. 2010, Period-Over-Period Increase (Decrease)" and "Fourth Quarter 2011 vs. Third Quarter 2011, Period-Over-Period Increase (Decrease)" below.

OUTLOOK

        During the third quarter of 2012, we experienced increased earnings in all segments other than Pigments compared to the prior year. While the factors we describe below are subject to general economic conditions, we expect continued near term earnings pressure on our Pigments segment due to soft demand and higher raw material costs, though we anticipate that earnings improvements across all of our other segments will offset this pressure. Over time, we expect MDI margins in our Polyurethanes segment to improve as utilization rates tighten. We anticipate that the future benefits from our ongoing restructuring and cost cutting efforts will result in a lower cost structure in 2013.

        The following summarizes trends and key considerations that could impact future performance of our operating segments:

Polyurethanes:

  •
  Improving MDI demand

  •
  Restructuring benefit

  •
  Near term seasonal decrease in MDI demand and PO/MTBE pricing

  •
  Higher raw material costs

Performance Products:

  •
  U.S. Gulf Coast raw material cost advantage

  •
  Planned periodic maintenance in the first quarter of 2013

  •
  Near term seasonal decrease in demand

Advanced Materials:

  •
  Restructuring benefit

  •
  Weak Chinese wind energy market

  •
  Near term seasonal decrease in demand

Textile Effects:

  •
  Reorganization and restructuring benefit

  •
  Near term seasonal decrease in demand

Pigments:

  •
  Near term contribution margin pressure

  •
  Favorable ore contracts expiring at end of 2012

  •
  Near term weak demand

        We expect to spend approximately $425 million to $450 million in 2012 on capital expenditures, largely for growth initiatives and maintenance.

        We expect our long-term effective income tax rate to be approximately 30% to 35%.

RECENT DEVELOPMENT

        On November 13, 2012, we entered into an agreement to form a joint venture with China Petroleum & Chemical Corporation ("Sinopec"). The joint venture, which will involve the construction and operation of a PO/MTBE facility in China, remains subject to certain approvals and permits. Under the joint venture agreement, we will have a 49% interest in the joint venture and Sinopec will hold a 51% interest. Our equity investment is anticipated to be $120 million; however, we expect to receive back a portion of this amount from the joint venture in the form of licensing fees. The timing of these payments depends on various factors, but the payments are intended to be made over the course of the construction period of the plant (expected to be completed by the end of 2014).

RESULTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent Change			Percent Change
	2012	2011		2012	2011
Revenues	$2,741	$2,976	(8)%	$8,568	$8,589	—
Cost of goods sold	2,199	2,481	(11)%	6,940	7,124	(3)%

Gross profit	542	495	9%	1,628	1,465	11%
Operating expenses	255	257	(1)%	788	818	(4)%
Restructuring, impairment and plant closing costs	47	155	(70)%	52	171	(70)%

Operating income	240	83	189%	788	476	66%
Interest expense, net	(59)	(66)	(11)%	(181)	(197)	(8)%
Equity in income of investment in unconsolidated affiliates	2	2	—	5	6	(17)%
Loss on early extinguishment of debt	(1)	(2)	(50)%	(2)	(5)	(60)%
Other income (loss)	1	(1)	NM	2	—	NM

Income from continuing operations before income taxes	183	16	NM	612	280	119%
Income tax expense	(62)	(55)	13%	(188)	(111)	69%

Income (loss) from continuing operations	121	(39)	NM	424	169	151%
(Loss) income from discontinued operations	(1)	10	NM	(7)	(5)	40%
Extraordinary gain on the acquisition of a business, net of tax of nil	1	—	NM	1	2	(50)%

Net income (loss)	121	(29)	NM	418	166	152%
Net income attributable to noncontrolling interests	(4)	(2)	100%	(8)	(17)	(53)%

Net income (loss) attributable to Huntsman International LLC	117	(31)	NM	410	149	175%
Interest expense, net	59	66	(11)%	181	197	(8)%
Income tax expense from continuing operations	62	55	13%	188	111	69%
Income tax expense (benefit) from discontinued operations	—	7	NM	(2)	(1)	100%
Depreciation and amortization	102	107	(5)%	306	310	(1)%

EBITDA(1)	$340	$204	67%	$1,083	$766	41%

Net cash provided by operating activities				$633	$68	831%
Net cash used in investing activities				(396)	(235)	69%
Net cash used in financing activities				(199)	(157)	27%
Other non-GAAP measures:
Adjusted EBITDA(1)	$400	$346	16%	$1,163	$971	20%
Adjusted net income(2)	169	117	44%	491	347	41%
Capital expenditures net of reimbursements(3)				248	214	16%

NM—Not Meaningful

(1)
Our management uses EBITDA and adjusted EBITDA to assess financial performance. EBITDA is defined as net income attributable to Huntsman International LLC, before interest, income taxes, depreciation and amortization. Adjusted EBITDA is computed by eliminating the following from EBITDA: loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; certain legal settlements and related expenses; EBITDA from discontinued operations; acquisition expenses; extraordinary gain on the acquisition of a business; gain on disposition of businesses/assets; and restructuring, impairment, plant closing and transition costs.

  EBITDA and adjusted EBITDA may not necessarily be comparable to other similarly titled measures used by other companies. There are material limitations associated with our use of these measures because they do not reflect overall financial performance, including the effects of interest, income taxes, depreciation and amortization. Our management compensates for the limitations of these measures by using them as a supplement to GAAP results.

  For a reconciliation of EBITDA and adjusted EBITDA to net income attributable to Huntsman International LLC, see the tables below (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss) attributable to Huntsman International LLC	$117	$(31)	$410	$149
Interest expense, net	59	66	181	197
Income tax expense from continuing operations	62	55	188	111
Income tax expense (benefit) from discontinued operations	—	7	(2)	(1)
Depreciation and amortization	102	107	306	310

EBITDA	340	204	1,083	766
Loss on early extinguishment of debt	1	2	2	5
Loss (gain) on initial consolidation of subsidiaries	4	—	4	(12)
Certain legal settlements and related expenses	4	4	5	38
EBITDA from discontinued operations	—	(17)	4	6
Acquisition expenses	1	1	2	5
Extraordinary gain on the acquisition of a business	(1)	—	(1)	(2)
Gain on disposition of businesses/assets	—	(3)	—	(6)
Restructuring, impairment, plant closing and transition costs:
Polyurethanes	32	—	37	—
Advanced Materials	6	24	9	27 o
Textile Effects(a)	12	128	13	133
Pigments	1	2	4	9
Corporate and other	—	1	1	2

Total restructuring, impairment, plant closing and transition costs	51	155	64	171

Adjusted EBITDA	$400	$346	$1,163	$971

(a)
Includes costs associated with the transition of our Textile Effects segment's production from Basel, Switzerland to a tolling facility. These costs were included in cost of sales in the condensed consolidated statements of operations (unaudited).
(2)
Our management also uses adjusted net income to assess financial performance. Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income applicable to Huntsman International LLC: loss on early extinguishment of debt; loss (gain) on initial consolidation of subsidiaries; certain legal settlements and related expenses; discount amortization on settlement financing; loss (income) from discontinued operations; acquisition expenses; gain on disposition of businesses/assets; extraordinary gain on the acquisition of a business; and restructuring, impairment, plant closing and transition costs. The income tax impacts of each aforementioned item was calculated using the statutory rates in the applicable taxing jurisdiction and considering valuation allowances on deferred tax assets in each jurisdiction.

        Adjusted net income is presented solely as supplemental information.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income (loss) attributable to Huntsman International LLC	$117	$(31)	$410	$149
Loss on early extinguishment of debt, net of tax of $(1) each for the three months ended, respectively, and $(1) and $(2) for the nine months ended, respectively	—	1	1	3
Loss (gain) on initial consolidation of subsidiaries, net of tax of nil for each of the three months ended, respectively, and net of tax of nil and $2 for the nine months ended, respectively	4	—	4	(10)
Certain legal settlements and related expenses, net of tax of $(2) and $(1) for the three months ended, respectively, and $(2) and $(14) for the nine months ended, respectively	2	3	3	24
Discount amortization on settlement financing, net of tax of $(3) each for the three months ended, respectively, and $(8) each for the nine months ended, respectively	5	4	15	13
Loss (income) from discontinued operations, net of tax of nil and $7 for the three months ended, respectively, and $(2) and $(1) for the nine months ended, respectively	1	(10)	7	5
Acquisition expenses, net of tax of nil each for the three months ended, respectively, and nil and $(1) for the nine months ended, respectively	1	1	2	4
Extraordinary gain on the acquisition of a business, net of tax of nil	(1)	—	(1)	(2)
Gain on disposition of businesses/assets, net of tax of nil	—	(3)	—	(6)
Restructuring, impairment, plant closing and transition costs, net of tax of $(11) and $(3) for the three months ended, respectively, and $(14) and $(4) for the nine months ended, respectively(a)	40	152	50	167

Adjusted net income	$169	$117	$491	$347

(a)
Includes costs associated with the transition of our Textile Effects segment's production from Basel, Switzerland to a tolling facility. These costs were included in cost of sales in the condensed consolidated statements of operations (unaudited).
(3)
Capital expenditures, net of reimbursements represent cash paid for capital expenditures less reimbursements of capital expenditures from insurance settlements, other legal settlements and contributions from noncontrolling shareholders in consolidated entities. During the nine months ended September 30, 2011, capital expenditures of $217 million were reimbursed in part by $3 million of proceeds from a settlement by Arabian Amines Company of a dispute with its contractors.

Three Months Ended September 30, 2012 Compared with Three Months Ended September 30, 2011

        For the three months ended September 30, 2012, net income attributable to Huntsman International LLC was $117 million on revenues of $2,741 million, compared with net loss attributable to Huntsman International LLC of $31 million on revenues of $2,976 million for the same period of 2011. The increase of $148 million in net income attributable to Huntsman International LLC was the result of the following items:

  •
  Revenues for the three months ended September 30, 2012 decreased by $235 million, or 8%, as compared with the 2011 period. The decrease was due principally to lower average selling prices in our Performance Products, Advanced Materials and Textile Effects segments and lower sales volumes in our Polyurethanes, Performance Products and Pigments segments. See "—Segment Analysis" below.

  •
  Our gross profit for the three months ended September 30, 2012 increased by $47 million, or 9%, as compared with the 2011 period. The increase resulted from higher gross margins in our Polyurethanes, Performance Products and Textile Effects segments, offset in part by lower margins in our remaining segments. See "—Segment Analysis" below.

  •
  Our operating expenses for the three months ended September 30, 2012 decreased by $2 million, or 1%, as compared with the 2011 period. The decrease in operating expenses was primarily due to the impact of foreign currency translation in 2012, offset by a $4 million loss recognized in the third quarter 2012 in connection with our acquisition of the remaining 55% ownership interest in International Polyurethane Investment B.V. in July 2012 and the $4 million gain on the sale of assets at our Grimsby, U.K. plant recognized in the third quarter of 2011.

  •
  Restructuring, impairment and plant closing costs for the three months ended September 30, 2012 decreased to $47 million from $155 million in the 2011 period. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

  •
  Our net interest expense for the three months ended September 30, 2012 decreased by $7 million, or 11%, as compared with the 2011 period. The decrease is due to lower average debt balances.

  •
  Our income tax expense for the three months ended September 30, 2012 increased by $7 million, as compared with the same period in 2011, primarily due to increased pre-tax income. Our tax expense is affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by valuation allowances in certain tax jurisdictions. For further information concerning taxes, see "Note 16. Income Taxes" to our condensed consolidated financial statements (unaudited).

  •
  Loss from discontinued operations, net of tax, for the three months ended September 30, 2012 was $1 million compared to income from discontinued operations, net of tax, of $10 million in the 2011 period. The increase in loss from discontinued operations, net of tax, resulted primarily from the reversal of legal accruals in the 2011 period in connection with product defect litigation. For more information, see "Note 17. Discontinued Operations" to our condensed consolidated financial statements (unaudited).

Segment Analysis

	Three months ended September 30,
			Percent Change Favorable (Unfavorable)
	2012	2011
Revenues
Polyurethanes	$1,244	$1,209	3%
Performance Products	742	846	(12)%
Advanced Materials	328	349	(6)%
Textile Effects	182	173	5%
Pigments	319	455	(30)%
Eliminations	(74)	(56)	(32)%

Total	$2,741	$2,976	(8)%

Segment EBITDA(1)
Polyurethanes	$203	$136	49%
Performance Products	107	97	10%
Advanced Materials	24	2	NM
Textile Effects	(22)	(157)	86%
Pigments	69	161	(57)%
Corporate and other	(41)	(52)	21%

Subtotal	340	187	82%
Discontinued Operations	—	17	NM

Total	$340	$204	67%

(1)
For more information, including reconciliation of segment EBITDA to net income attributable to Huntsman International LLC, see "Note 19. Operating Segment Information" to our condensed consolidated financial statements (unaudited).

	Three months ended September 30, 2012 vs. 2011
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period (Decrease) Increase
Polyurethanes	5%	(5)%	4%	(1)%
Performance Products	(7)%	(4)%	1%	(2)%
Advanced Materials	(11)%	(7)%	1%	11%
Textile Effects	(2)%	(7)%	(1)%	15%
Pigments	7%	(7)%	—	(30)%
Total Company	(1)%	(5)%	—	(2)%

	Three months ended September 30, 2012 vs. June 30, 2012
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period (Decrease) Increase
Polyurethanes	4%	(2)%	1%	(5)%
Performance Products	(2)%	(1)%	(3)%	2%
Advanced Materials	(5)%	(2)%	—	2%
Textile Effects	1%	(2)%	(1)%	(5)%
Pigments	(5)%	(1)%	(1)%	(15)%
Total Company	(1)%	(2)%	(3)%	—

(1)
Excludes revenues and sales volumes primarily from tolling arrangements and the sale of byproducts and raw materials.

Polyurethanes

        The increase in revenues in our Polyurethanes segment for the three months ended September 30, 2012 compared to the same period in 2011 was due to higher average selling prices and improved sales mix partially offset by lower sales volumes and the strength of the U.S. dollar against major European currencies. PO/MTBE average selling prices increased primarily due to favorable market conditions. MDI average selling prices increased in all regions, offset by the strength of the U.S. dollar against major European currencies. PO/MTBE sales volumes decreased, partially offset by an increase in MDI sales volumes primarily as a result of improved demand in the European and Asian regions and in certain markets such as composite wood products and adhesives, coatings and elastomers. The increase in segment EBITDA was primarily due to higher contribution margins and improved sales mix, partially offset by higher restructuring, impairment and plant closing costs. During the three months ended September 30, 2012 and 2011, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $32 million and nil, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Performance Products

        The decrease in revenues in our Performance Products segment for the three months ended September 30, 2012 compared to the same period in 2011 was due to lower average selling prices and lower sales volumes. Average selling prices decreased primarily in response to lower raw material costs and the strength of the U.S. dollar against major international currencies. Sales volumes decreased primarily due to a shift to tolling arrangements. The increase in segment EBITDA was primarily due to higher contribution margins as raw materials costs decreased.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for the three months ended September 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased primarily in response to lower raw material costs, competitive market pressure and the strength of the U.S. dollar against major international currencies. Sales volumes increased primarily due to stronger demand in Europe, the Americas and India while sales volumes in the Asia-Pacific region decreased due to lower demand in the wind energy and electrical engineering markets. The increase in segment EBITDA was primarily due to higher sales volumes, lower restructuring, impairment and plant closing costs and lower selling, general and administrative costs as a result of recent restructuring efforts. During the three months ended September 30, 2012 and 2011, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $6 million and $24 million, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Textile Effects

        The increase in revenues in our Textile Effects segment for the three months ended September 30, 2012 compared to the same period in 2011 was primarily due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased due to increased market share in key markets, notably Asia. Average selling prices decreased primarily due to the strength of the U.S. dollar against major international currencies. The increase in segment EBITDA was primarily due to higher sales volumes, lower restructuring, impairment and plant closing costs and lower manufacturing and selling, general and administrative costs as a result of recent restructuring efforts. During the three months ended September 30, 2012 and 2011, our Textile Effects segment recorded restructuring, impairment and plant closing costs of $8 million and $128 million, respectively, and expenses for the transition of production from Basel, Switzerland to a tolling facility of $4 million and nil, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Pigments

        The decrease in revenues in our Pigments segment for the three months ended September 30, 2012 compared to the same period in 2011 was due to lower sales volumes. Sales volumes decreased primarily due to lower global demand. The increase in local currency average selling prices was offset by the strength of the U.S. dollar against major international currencies. The decrease in segment EBITDA was primarily due to lower sales volumes and higher raw material costs.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, nonoperating income and expense, benzene sales and gains and losses on the disposition of corporate assets. For the three months ended September 30, 2012, EBITDA from Corporate and other increased by $11 million to a loss of $41 million from a loss of $52 million for the same period in 2011. The increase in EBITDA from Corporate and other was primarily the result of a $10 million decrease in LIFO inventory valuation expense ($2 million of income in 2012 compared to $8 million of expense in 2011).

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses. The decrease in loss from discontinued operations, net of tax, resulted primarily from higher legal costs in the 2011 period. See "Note 17. Discontinued Operations" to our condensed consolidated financial statements (unaudited).

Nine Months Ended September 30, 2012 Compared with Nine Months Ended September 30, 2011

        For the nine months ended September 30, 2012, net income attributable to Huntsman International LLC was $410 million on revenues of $8,568 million, compared with net income attributable to Huntsman International LLC of $149 million on revenues of $8,589 million for the same period of 2011. The increase of $261 million in net income attributable to Huntsman International LLC was the result of the following items:

  •
  Revenues for the nine months ended September 30, 2012 decreased by $21 million, or nil, as compared with the 2011 period. The decrease was due principally to lower average selling prices in our Performance Products, Advanced Materials and Textile Effects segments and lower sales volumes in our Performance Products and Pigments segments. See "—Segment Analysis" below.

  •
  Our gross profit for the nine months ended September 30, 2012 increased by $163 million, or 11%, as compared with the 2011 period. The increase resulted from higher gross margins in our Polyurethanes and Pigments segments, offset in part by lower margins in our remaining segments. See "—Segment Analysis" below.

  •
  Our operating expenses for the nine months ended September 30, 2012 decreased by $30 million, or 4%, as compared with the 2011 period. The decrease in operating expenses was primarily due to the impact of foreign currency translation in 2012 and a $33 million decrease in costs related to legal claims in 2012, offset in part by a $4 million loss recognized in the third quarter of 2012 in connection with our acquisition of the remaining 55% ownership interest in International Polyurethane Investment B.V. in July 2012, a $12 million gain on the consolidation of our Sasol-Huntsman joint venture recognized in 2011 and the $4 million gain on sale of assets at our Grimsby, U.K. plant recognized in the third quarter of 2011.

  •
  Restructuring, impairment and plant closing costs for the nine months ended September 30, 2012 decreased to $52 million from $171 million in the 2011 period. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

  •
  Our net interest expense for the nine months ended September 30, 2012 decreased by $16 million, or 8%, as compared with the 2011 period. The decrease is due to lower average debt balances.

  •
  Our income tax expense for the nine months ended September 30, 2012 increased by $77 million, as compared with the same period in 2011, primarily due to increased pre-tax income. Our income tax expense is affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by valuation allowances in certain tax jurisdictions. For further information concerning taxes, see "Note 16. Income Taxes" to our condensed consolidated financial statements (unaudited).

Segment Analysis

	Nine months ended September 30,
			Percent Change Favorable (Unfavorable)
	2012	2011
Revenues
Polyurethanes	$3,735	$3,391	10%
Performance Products	2,319	2,546	(9)%
Advanced Materials	1,014	1,059	(4)%
Textile Effects	562	563	—
Pigments	1,150	1,243	(7)%
Eliminations	(212)	(213)	—

Total	$8,568	$8,589	—

Segment EBITDA(1)
Polyurethanes	$544	$392	39%
Performance Products	282	325	(13)%
Advanced Materials	77	69	12%
Textile Effects	(37)	(175)	79%
Pigments	346	357	(3)%
Corporate and other	(125)	(196)	36%

Subtotal	1,087	772	41%
Discontinued Operations	(4)	(6)	33%

Total	$1,083	$766	41%

(1)
For more information, including reconciliation of segment EBITDA to net income attributable to Huntsman International LLC, see "Note 19. Operating Segment Information" to our condensed consolidated financial statements (unaudited).

	Nine months ended September 30, 2012 vs. 2011
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	4%	(3)%	2%	7%
Performance Products	(5)%	(2)%	—	(2)%
Advanced Materials	(5)%	(5)%	(2)%	8%
Textile Effects	(1)%	(4)%	(1)%	6%
Pigments	22%	(6)%	—	(23)%
Total Company	3%	(4)%	1%	—

(1)
Excludes revenues and sales volumes primarily from tolling arrangements and the sale of byproducts and raw materials.

Polyurethanes

        The increase in revenues in our Polyurethanes segment for the nine months ended September 30, 2012 compared to the same period in 2011 was due to higher sales volumes and higher average selling prices, partially offset by the strength of the U.S. dollar against major European currencies. MDI sales volumes increased as a result of improved demand in all regions and across most major markets.

PO/MTBE sales volumes increased due to strong demand. MDI average selling prices increased in all regions, offset by the strength of the U.S. dollar against major European currencies. PO/MTBE average selling prices increased primarily in response to favorable markets conditions. The increase in segment EBITDA was primarily due to higher margins and higher sales volumes, partially offset by higher restructuring, impairment and plant closing costs. During the nine months ended September 30, 2012 and 2011, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $37 million and nil, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Performance Products

        The decrease in revenues in our Performance Products segment for the nine months ended September 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices and lower sales volumes. Average selling prices decreased across almost all businesses primarily in response to lower raw material costs, softer market conditions and the strength of the U.S. dollar against major international currencies. Sales volumes decreased primarily due to a shift to tolling arrangements. The decrease in segment EBITDA was primarily due to lower sales volumes and higher operating expenses. In addition, in the nine months ended September 30, 2011, we recorded a gain of $12 million in connection with the consolidation of our Sasol-Huntsman joint venture.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for the nine months ended September 30, 2012 compared to the same period in 2011 was primarily due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased in all regions and across all markets in response to lower raw material costs, competitive market pressure and the strength of the U.S. dollar against major international currencies. Sales volumes increased across most regions, primarily due to stronger global demand in our base resins business, while sales volumes in the Asia-Pacific region decreased due to lower demand in the wind energy, electrical engineering and electronics markets. The increase in segment EBITDA was primarily due to lower restructuring, impairment and plant closing costs and lower selling, general and administrative costs as a result of recent restructuring efforts, offset in part by lower margins due in part to the change in sales mix from increased base resin sales volumes. During the nine months ended September 30, 2012 and 2011, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $9 million and $27 million, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Textile Effects

        Revenues in our Textile Effects segment for the nine months ended September 30, 2012 compared to the same period in 2011 were relatively unchanged as higher sales volumes were offset by lower average selling prices. Sales volumes increased due to increased market share in key markets. Average selling prices decreased primarily due to the strength of the U.S. dollar against major international currencies. The increase in segment EBITDA was primarily due to lower restructuring, impairment and plant closing and transition costs and lower manufacturing costs as a result of recent restructuring efforts, partially offset by lower margins. During the nine months ended September 30, 2012 and 2011, our Textile Effects segment recorded restructuring, impairment and plant closing costs of $1 million and $133 million, respectively, and expenses for the transition of production from Basel, Switzerland to a tolling facility of $12 million and nil, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Pigments

        The decrease in revenues in our Pigments segment for the nine months ended September 30, 2012 compared to the same period in 2011 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to lower global demand. Average selling prices increased in all regions of the world primarily as a result of higher raw material costs, partially offset by the strength of the U.S. dollar against major international currencies. The decrease in segment EBITDA was primarily due to lower margins and lower sales volumes. During the nine months ended September 30, 2012 and 2011, our Pigments segment recorded restructuring, impairment and plant closing costs of $4 million and $9 million, respectively. For more information concerning restructuring activities, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, nonoperating income and expense, benzene sales and gains and losses on the disposition of corporate assets. For the nine months ended September 30, 2012, EBITDA from Corporate and other increased by $71 million to a loss of $125 million from a loss of $196 million for the same period in 2011. The increase in EBITDA from Corporate and other was primarily the result of a $41 million decrease in LIFO inventory valuation expense ($14 million of income in 2012 compared to $27 million of expense in 2011), a decrease in legal settlements of $32 million ($2 million in 2012 compared to $34 million in 2011), $9 million of income from benzene sales during the nine months ended September 30, 2012 and a decrease in loss on early extinguishment of debt of $3 million ($2 million of loss in 2012 compared to $5 million of loss in 2011). For more information regarding the loss on early extinguishment of debt, see "Note 7. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our condensed consolidated financial statements (unaudited). The increase in EBITDA was partially offset by an increase in unallocated foreign exchange losses of $8 million ($2 million loss in 2012 compared to $6 million gain in 2011).

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses. The decrease in loss from discontinued operations, net of tax, resulted primarily from higher legal costs in the 2011 period. See "Note 17. Discontinued Operations" to our condensed consolidated financial statements (unaudited).

Results of Operations

				Percent Change
	Year ended December 31,
				2011 vs 2010	2010 vs 2009
	2011	2010	2009
Revenues	$11,221	$9,250	$7,665	21%	21%
Cost of goods sold	9,363	7,772	6,570	20%	18%

Gross profit	1,858	1,478	1,095	26%	35%
Operating expenses	1,062	1,006	966	6%	4%
Restructuring, impairment and plant closing costs	167	29	88	476%	(67)%

Operating income	629	443	41	42%	980%
Interest expense, net	(262)	(248)	(240)	6%	3%
Loss on accounts receivable securitization program	—	—	(23)	—	NM
Equity in income of investment in unconsolidated affiliates	8	24	3	(67)%	700%
Loss on early extinguishment of debt	(7)	(37)	(21)	(81)%	76%
Other income	2	2	—	—	NM

Income (loss) from continuing operations before income taxes	370	184	(240)	101%	NM
Income tax expense	(113)	(40)	(159)	183%	(75)%

Income (loss) from continuing operations	257	144	(399)	78%	NM
(Loss) income from discontinued operations (including gain on disposal of $1 in 2009), net of tax	(1)	42	(19)	NM	NM
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil	4	(1)	6	NM	NM

Net income (loss)	260	185	(412)	41%	NM
Net (income) loss attributable to noncontrolling interests	(7)	(5)	2	40%	NM

Net income (loss) attributable to Huntsman International LLC	253	180	(410)	41%	NM
Interest expense, net	262	248	240	6%	3%
Income tax expense (benefit) from continuing operations	113	40	159	183%	(75)%
Income tax (benefit) expense from discontinued operations	(5)	10	(80)	NM	NM
Depreciation and amortization	416	382	420	9%	(9)%

EBITDA(1)	$1,039	$860	$329	21%	161%

Net cash provided by (used in) operating activities	$432	$(46)	$420	NM	NM
Net cash used in investing activities	(337)	(238)	(212)	42%	12%
Net cash (used in) provided by financing activities	(418)	(78)	619	436%	NM
Other non-GAAP measures:
Adjusted EBITDA(1)	$1,214	$885	$551	37%	61%
Adjusted net income(2)	414	212	(296)	95%	NM
Capital expenditures, net of reimbursements(3)	327	202	189	62%	7%

NM—Not meaningful

(1)
EBITDA is defined as net income (loss) attributable to Huntsman International LLC, before interest, income taxes, depreciation and amortization. We believe that EBITDA supplements an investor's understanding of our financial performance. However, EBITDA should not be considered in isolation or viewed as a substitute for net income attributable to Huntsman International LLC, or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance by reviewing EBITDA as a general indicator of economic performance compared with prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income attributable to Huntsman International LLC, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

Adjusted EBITDA is computed by eliminating the following from EBITDA: loss on early extinguishment of debt; legal settlements; loss on accounts receivable securitization program; EBITDA from discontinued operations; acquisition expenses; gains on the sales of businesses and assets; extraordinary gain (loss) on the acquisition of a business; gain on consolidation of a variable interest entity and restructuring, impairment and plant closing costs (credits).

In prior reports, we excluded unallocated foreign exchange gains or losses in our presentation of adjusted EBITDA. In our current and future presentations of adjusted EBITDA we do not exclude unallocated foreign exchange gains or losses. The amounts for prior periods have been recast to conform to the current presentation. We made this change to more accurately reflect the ongoing cost of operating a global business.

Adjusted EBITDA is presented solely as a supplemental disclosure to EBITDA and reported GAAP measures because we believe that it is indicative of our operating performance and is frequently used as a valuation measure of chemical companies. Our management also uses adjusted EBITDA to evaluate the core operating performance of our segments and business.

In addition to the limitations of EBITDA noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods for the following reasons: certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends; and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted EBITDA should not be construed as an alternative to net income applicable to Huntsman International, as an indicator of performance, or as any other measure determined in accordance with GAAP.

We believe that net income (loss) attributable to Huntsman International, is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and adjusted EBITDA.

	Year ended December 31,
	2011	2010	2009
Net income (loss) attributable to Huntsman International	$253	$180	$(410)
Interest expense, net	262	248	240
Income tax expense from continuing operations	113	40	159
Income tax (benefit) expense from discontinued operations	(5)	10	(80)
Depreciation and amortization	416	382	420

EBITDA	1,039	860	329
Loss on early extinguishment of debt	7	37	21
Legal settlements	46	8	—
Loss on accounts receivable securitization program	—	—	23
EBITDA from discontinued operations	6	(53)	97
Acquisition expenses	5	3	—
Gains on sale of businesses and assets	(40)	—	(1)
Extraordinary (gain) loss on the acquisition of a business	(4)	1	(6)
Gain on consolidation of a variable interest entity	(12)	—	—
Restructuring, impairment and plant closing costs (credits):
Polyurethanes	—	—	2
Performance Products	—	3	—
Advanced Materials	20	(2)	13
Textile Effects	135	15	6
Pigments	10	8	53
Corporate and other	2	5	14

Total restructuring, impairment and plant closing costs	167	29	88

Adjusted EBITDA	$1,214	$885	$551

(2)
Adjusted net income (loss) is computed by eliminating the after-tax amounts related to the following from net income applicable to Huntsman International: (a) loss on early extinguishment of debt; (b) legal settlements; (c) discount amortization of settlement financing; (d) loss (income) from discontinued operations; (e) acquisition expenses; (f) gains on the sale of businesses and assets; (g) extraordinary (gain) loss on the acquisition of a business; (h) gain on consolidation of a variable interest entity; and (i) restructuring, impairment and plant closing costs. The income tax impacts of each adjusting item is calculated using the statutory rates in the applicable taxing jurisdiction and considering valuation allowances on deferred tax assets in each jurisdiction. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.

In prior reports, we excluded unallocated foreign exchange gains or losses in our presentation of adjusted net income (loss). In our current and future presentations of adjusted net income (loss), we do not exclude unallocated foreign exchange gains or losses. The amounts for prior periods have been recast to conform to the current presentation. We made this change to more accurately reflect the ongoing cost of operating a global business.

Adjusted net income (loss) is presented solely as supplemental disclosure to net income applicable to Huntsman International because we believe that this measure is indicative of our operating performance. Adjusted net income (loss) excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods for the following reasons: certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends; and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

	Year ended December 31,
	2011	2010	2009
Net income (loss) attributable to Huntsman International	$253	$180	$(410)
Loss on early extinguishment of debt, net of tax of $(3), $(14) and $(8) in 2011, 2010 and 2009, respectively	4	23	13
Legal settlements, net of tax of $(17), $(3) and nil in 2011, 2010 and 2009, respectively	29	5	—
Discount amortization on settlement financing, net of tax of $(10), $(10) and $(5) in 2011, 2010 and 2009, respectively	18	16	9
Loss (income) from discontinued operations, net of tax of $(5), $10 and $(80) in 2011, 2010 and 2009, respectively	1	(42)	19
Acquisition expenses, net of tax of $(1), $(1) and $1 in 2011, 2010 and 2009, respectively	4	2	1
Gains on sale of businesses and assets, net of tax of $3, nil and nil in 2011, 2010 and 2009, each	(37)	—	(1)
Extraordinary (gain) loss on the acquisition of a business, net of tax of nil for 2011, 2010 and 2009, respectively	(4)	1	(6)
Gain on consolidation of a variable interest entity, net of tax of $2	(10)	—	—
Restructuring, impairment and plant closing costs, net of tax of $(11), $(2) and $(9) in 2011, 2010 and 2009, respectively	156	27	79

Adjusted net income (loss)	$414	$212	$(296)

(3)
Capital expenditures, net of reimbursements represent cash paid for capital expenditures less reimbursements of capital expenditures from insurance settlements, other legal settlements and contributions from noncontrolling shareholders in consolidated entities. During 2011, 2010 and 2009, capital expenditures of $330 million, $236 million and $189 million, respectively, were reimbursed in part by $3 million, $34 million and nil, respectively, from insurance settlement proceeds or other legal settlements.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

        For the year ended December 31, 2011, the net income attributable to Huntsman International LLC was $253 million on revenues of $11,221 million, compared with net income attributable to Huntsman International LLC of $180 million on revenues of $9,250 million for the same period of 2010. The increase of $73 million in net income attributable to Huntsman International LLC was the result of the following items:

  •
  Revenues for 2011 increased by $1,971 million, or 21%, as compared with the 2010 period. The increase was due principally to higher average selling prices in all of our segments and higher sales volumes in all of our segments except Advanced Materials, Textile Effects and Pigments. See "—Segment Analysis" below.

  •
  Our gross profit for 2011 increased by $380 million, or 26%, as compared with the 2010 period. The increase resulted from higher gross margins in all of our segments except Advanced Materials and Textile Effects. See "—Segment Analysis" below.

  •
  Our operating expenses for 2011 increased by $56 million, or 6%, as compared with the 2010 period. Operating expenses increased by $50 million in 2011 due to the impact of translating foreign currency amounts to the U.S. dollar and by $46 million due to higher expenses related to legal settlements, partially offset by a $12 million gain recorded upon consolidation of our Sasol-Huntsman joint venture and a $34 million gain recorded on the sale of our stereolithography resin and Digitalis® machine manufacturing business. For more information on legal settlements, see "Note 19. Commitments and Contingencies—Legal Matters" to our audited consolidated financial statements. For more information on the consolidation of our Sasol-Huntsman joint venture, see "Note 7. Variable Interest Entities" to our audited consolidated financial statements. For more information on the sale of our stereolithography resin and Digitalis® machine manufacturing businesses, see "Note 3. Business Combinations and Dispositions" to our audited consolidated financial statements.

  •
  Restructuring, impairment and plant closing costs for 2011 increased to $167 million from $29 million in the 2010 period. For more information, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Our net interest expense for 2011 increased by $14 million, or 6%, as compared with 2010. In 2010, we benefited from a $12 million reduction in interest expense related to the ineffective portion of a cross currency swap, and interest expense in the 2011 period is also higher due to the consolidation of our Sasol-Huntsman and Arabian Amines Company joint ventures. For more information, see "Note 7. Variable Interest Entities" to our audited consolidated financial statements.

  •
  Equity in income of investment in unconsolidated affiliates for 2011 decreased to $8 million from $24 million in the 2010 period. During 2010, we recorded a nonrecurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in Sasol-Huntsman. For more information, see "Note 6. Investment in Unconsolidated Affiliates" to our audited consolidated financial statements.

  •
  Our loss on early extinguishment of debt for 2011 decreased to $7 million from $37 million in the 2010 period as a result of higher net repayments of indebtedness in 2010 as compared to 2011. For more information see "Note 14. Debt" to our audited consolidated financial statements.

  •
  Our income tax expense increased by $73 million to an expense of $113 million for 2011, as compared with an expense of $40 million for 2010. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Other than pre-tax earnings, our income tax expense for 2011 as compared with 2010 was primarily impacted by the following: 2011 tax benefits associated with the net release of valuation allowances of $22 million as compared to 2010 releases of valuation allowances of $20 million; 2011 tax benefits of $1 million compared to the 2010 tax benefits of $4 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income. For more information, see "Note 18. Income Taxes" to our audited consolidated financial statements included elsewhere in this prospectus.

  •
  Loss from discontinued operations, net of tax, for 2011 was $1 million compared to income from discontinued operations of $42 million in 2010. The decrease in income from discontinued operations resulted principally from a $110 million pretax gain recognized in the second quarter of 2010 in connection with the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant, offset in part by related income taxes, legal and other costs. For more information, see "Note 25. Discontinued Operations" to our audited consolidated financial statements.

  •
  During 2010, we recorded an extraordinary loss on the acquisition of a business, net of tax, of $1 million resulting from the settlement of contingent purchase price consideration related to our 2006 acquisition of Ciba's textile effects business (the "Textile Effects Acquisition"), offset in part by the reimbursement by Ciba of certain costs pursuant to the acquisition agreements. The extraordinary gain in 2011 relates primarily to reimbursement by Ciba of certain costs pursuant to the acquisition agreements. For more information, see "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

Segment Analysis

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	Year ended December 31,
			Percent Change
	2011	2010
Revenues
Polyurethanes	$4,434	$3,605	23%
Performance Products	3,301	2,659	24%
Advanced Materials	1,372	1,244	10%
Textile Effects	737	787	(6)%
Pigments	1,642	1,213	35%
Eliminations	(265)	(258)	3%

Total	$11,221	$9,250	21%

Segment EBITDA
Polyurethanes	$469	$319	47%
Performance Products	385	363	6%
Advanced Materials	125	143	(13)%
Textile Effects	(199)	1	NM
Pigments	501	205	144%
Corporate and other	(236)	(224)	5%

Subtotal	1,045	807	29%
Discontinued Operations	(6)	53	NM

Total	$1,039	$860	21%

	Year ended December 31, 2011 vs. 2010
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	16%	2%	(3)%	8%
Performance Products	20%	2%	(1)%	3%
Advanced Materials	7%	3%	—	—
Textile Effects	—	3%	—	(9)%
Pigments	34%	4%	(1)%	(2)%
Total Company	16%	3%	3%	5%

	Fourth Quarter 2011 vs. Third Quarter 2011
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	(2)%	(2)%	—	(10)%
Performance Products	(1)%	(1)%	(4)%	(5)%
Advanced Materials	(2)%	(3)%	1%	(6)%
Textile Effects	(3)%	(3)%	—	7%
Pigments	7%	(3)%	1%	(17)%
Total Company	(2)%	(2)%	1%	(9)%

(1)
Excludes revenues and sales volumes from tolling arrangements and byproducts.

NM—Not Meaningful

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2011 compared to 2010 was primarily due to higher average selling prices and higher sales volumes. MDI average selling prices increased primarily in response to higher raw material costs, improved demand and the strength of major European currencies against the U.S. dollar. PO/MTBE average selling prices increased primarily in response to higher raw material costs and industry supply constraints in the first half of 2011. MDI sales volumes increased primarily in response to improved demand in the insulation, automotive and composite wood panels sectors. PO/MTBE sales volumes increased compared to 2010 primarily due to a planned maintenance outage at our Port Neches, Texas facility during 2010. The increase in segment EBITDA was primarily due to higher sales volumes and margins, partially offset by higher manufacturing and selling, general and administrative costs. Segment EBITDA in 2010 was also negatively impacted by an estimated $40 million as a result of the planned maintenance outage at our Port Neches, Texas facility.

Performance Products

        The increase in revenues in our Performance Products segment for 2011 compared to 2010 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased across all product groups principally in response to higher raw material costs and the strength of major European currencies against the U.S. dollar. Sales volumes increased mainly due to higher demand for ethyleneamines and EG, offset by lower sales of other amines and European surfactants. In addition, sales volumes increased as a result of our consolidation of the Sasol-Huntsman joint venture and our acquisition of the chemical business of Laffans Petrochemicals Limited (the "Laffans Acquisition"), both in April 2011. The increase in segment EBITDA was primarily due to higher sales volumes and higher margins as selling prices increased faster than raw material prices, partially offset by increased fixed costs. In addition, in 2011, we recorded a gain of $12 million in connection with the consolidation of the Sasol-Huntsman joint venture, and in 2010, we recorded a nonrecurring $18 million credit to appropriately reflect our investment in the Sasol-Huntsman joint venture.

Advanced Materials

        The increase in revenues in our Advanced Materials segment for 2011 compared to 2010 was primarily due to higher average selling prices partially offset by lower sales volumes. Average selling prices increased in all regions and across the entire product portfolio in response to higher raw material costs and the strength of major European currencies against the U.S. dollar. Sales volumes decreased in the Asia-Pacific region, primarily as a result of lower demand in the wind energy market, as well as in Europe and the Americas, while sales volumes increased in India. The decrease in segment EBITDA was primarily due to lower margins, the impact of stronger major European currencies against the U.S. dollar, higher manufacturing and selling, general and administrative costs and higher restructuring, impairment and plant closing costs. During 2011 and 2010, our Advanced Materials segment recorded restructuring, impairment and plant closing charges (credits) of $20 million and $(2) million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Textile Effects

        The decrease in revenues in our Textile Effects segment for 2011 compared to 2010 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased due to weak retail demand and customer manufacturing constraints. Average selling prices increased primarily from the strength of major international currencies against the U.S. dollar. The decrease in segment EBITDA was primarily due to higher restructuring, impairment and plant closing costs, lower sales volumes and the negative foreign currency impact of a stronger Swiss franc against the U.S. dollar on our manufacturing and selling, general and administrative costs. During 2011 and 2010, our Textile Effects segment recorded restructuring, impairment and plant closing charges of $135 and $15 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments

        The increase in revenues in our Pigments segment for 2011 compared to 2010 was due to higher average selling prices partially offset by lower sales volumes. Average selling prices increased in all regions of the world driven principally by higher raw materials costs and stronger overall market demand during the first half of 2011. Sales volumes decreased primarily due to decreased global demand in the last quarter of 2011, particularly in the Asia-Pacific, Africa, Middle East and Latin America regions. The increase in segment EBITDA was primarily due to higher margins, partially offset by higher manufacturing and selling, general and administrative costs.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, nonoperating income and expense and gains and losses on the disposition of corporate assets. For 2011, EBITDA from Corporate and other decreased by $12 million to a loss of $236 million from a loss of $224 million for 2010. The decrease in EBITDA from Corporate and other for 2011 resulted primarily from a $32 million increase in Legal Settlements ($40 million loss in 2011 compared to $8 million loss in 2010), a $4 million increase in LIFO inventory valuation expense ($22 million of expense in 2011 compared to $18 million of expense in 2010), a $5 million loss during 2011 in benzene purchases, raw material purchased to supply our Polyurethanes and Performance Products businesses, and a $10 million decrease in operating income due to the sale of corporate assets to Huntsman Corporation in 2010, and was partially offset by a decrease in loss on early extinguishment of debt of $30 million ($7 million of losses in 2011 compared to $37 million of losses in 2010), an increase in treasury gains of $7 million ($11 million in gains in 2011 compared to $4 million in gains in 2010), a decrease in restructuring costs of $3 million ($2 million in losses in 2011 compared to $5 million in losses in 2010) and an increase in the extraordinary gain on the Textile Effects Acquisition of $5 million ($4 million gain in 2011 compared to $1 million loss in 2010). For more information regarding the loss on early extinguishment of debt, see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements. For more information regarding extraordinary gain associated with the Textile Effects Acquisition, see "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The income (loss) from discontinued

operations represents the operating results, legal costs, partial fire insurance settlement gains and related litigation costs, and restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses. During 2010, we recognized a $110 million pretax gain in connection with the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant, offset in part by related income taxes, legal and other costs. For more information, see "Note 25. Discontinued Operations" to our audited consolidated financial statements.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

        For the year ended December 31, 2010, net income attributable to Huntsman International LLC was $180 million on revenues of $9,250 million, compared with net loss attributable to Huntsman International LLC of $410 million on revenues of $7,665 million for 2009. The increase of $590 million in net income attributable to Huntsman International LLC was the result of the following items:

  •
  Revenues for 2010 increased by $1,585 million, or 21%, as compared with 2009 due principally to higher average selling prices and higher sales volumes in all our segments. See "—Segment Analysis" below.

  •
  Our gross profit for 2010 increased by $383 million, or 35%, as compared with 2009, resulting from higher gross margins in all of our segments except Polyurethanes. See "—Segment Analysis" below.

  •
  Our operating expenses for 2010 increased by $40 million, or 4%, as compared with 2009 due primarily to a $14 million increase in foreign currency transaction losses, $8 million of expenses related to legal settlements, $6 million of additional research and development expenditures, and higher selling, general and administrative expenses.

  •
  Restructuring, impairment and plant closing costs for 2010 decreased to $29 million from $88 million in 2009. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Our net interest expense for 2010 increased by $8 million, or 3%, as compared with 2009, resulting primarily from higher interest expense associated with our A/R Programs, offset by a $12 million reduction in interest expense recognized in 2010 related to the ineffective portion of a cross currency swap. For more information concerning the cross currency swap, see "Note 15. Derivative Instruments and Hedging Activities—Foreign Exchange Rate Risk" to our audited consolidated financial statements. Upon the adoption of new accounting guidance in 2010, transfers of our accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning January 1, 2010. For more information, see "Note 14. Debt" to our audited consolidated financial statements.

  •
  Equity income of investment in unconsolidated affiliates for 2010 increased to $24 million from $3 million in 2009. During 2010, we recorded a non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol- Huntsman joint venture. For more information, see "Note 6. Investment in Unconsolidated Affiliates" to our audited consolidated financial statements.

  •
  For the year ended December 31, 2010, we recorded a loss on early extinguishment of debt of $37 million. For the year ended December 31, 2009, we recorded a loss on early extinguishment of debt of $21 million. For more information see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

  •
  Our income tax expense decreased by $119 million to an expense of $40 million for 2010 as compared with an expense of $159 million for 2009. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Other than pre-tax earnings, our income tax expense for 2010 as compared to 2009 was primarily impacted by the following: 2010 tax benefits associated with the release of valuation allowances of $20 million as compared to the 2009 establishment of valuation allowances of $159 million; and 2010 tax benefits of $4 million compared to the 2009 tax benefit of $39 million related to recognizing a tax benefit for operating losses in certain jurisdictions with valuation allowances and current other comprehensive income. For further information concerning taxes, see "Note 18. Income Taxes" to our audited consolidated financial statements.

  •
  Income from discontinued operations, net of tax, for 2010 was $42 million as compared to a loss of $19 million in 2009. This increase resulted principally from a $110 million pretax gain from the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms, offset in part by related income taxes, legal and other costs and by a $19 million loss from the recognition of cumulative currency translation losses upon the substantial liquidation of our former Australian styrenics business. See "Note 25. Discontinued Operations" to our audited consolidated financial statements.

  •
  During 2010, we recorded an extraordinary loss on the acquisition of a business, net of tax, of $1 million resulting from the settlement of contingent purchase price consideration related to the Textile Effects Acquisition offset in part by the reimbursement by Ciba of certain costs pursuant to the acquisition agreements. During 2009, we recorded an extraordinary gain on the acquisition of a business, net of tax, of $6 million related principally to the reversal of accruals for certain employee termination costs recorded in connection with the Textile Effects Acquisition that were no longer deemed necessary and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements. For more information, see "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Year ended December 31,
			Percent Change
	2010	2009
Revenues
Polyurethanes	$3,605	$3,005	20%
Performance Products	2,659	2,090	27%
Advanced Materials	1,244	1,059	17%
Textile Effects	787	691	14%
Pigments	1,213	960	26%
Eliminations	(258)	(140)	84%

Total	$9,250	$7,665	21%

Segment EBITDA
Polyurethanes	$319	$388	(18)%
Performance Products	363	246	48%
Advanced Materials	143	59	142%
Textile Effects	1	(64)	NM
Pigments	205	(25)	NM
Corporate and other	(224)	(178)	26%

Subtotal	807	426	89%
Discontinued Operations	53	(97)	NM

Total	$860	$329	161%

	Year ended December 31, 2010 vs. 2009
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(1)
Period-Over-Period Increase (Decrease)
Polyurethanes	6%	(1)%	11%	4%
Performance Products	10%	—	(4)%	21%
Advanced Materials	3%	(1)%	4%	11%
Textile Effects	7%	1%	—	6%
Pigments	12%	(2)%	(1)%	17%
Total Company	11%	(1)%	—	11%

(1)
Excludes revenues and sales volumes from tolling arrangements and byproducts.

NM—Not Meaningful

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2010 as compared to 2009 was primarily due to higher average selling prices for MDI products and MTBE and higher MDI product sales volumes. Average selling prices for MDI products and MTBE increased primarily in response to higher raw material costs. MDI products sales volumes were higher as demand in all major markets continued to recover from the worldwide economic downturn. PO/MTBE sales volumes decreased due to the planned 60 day maintenance outage at our Port Neches, Texas PO/MTBE facility in the first quarter of 2010. The decrease in segment EBITDA was primarily due to the estimated $40 million impact of the planned maintenance outage at our Port Neches, Texas facility and lower MTBE margins, offset in part by improvement in MDI sales volumes and margins.

Performance Products

        For 2010, our Performance Products segment revenues increased due to higher sales volumes and higher average selling prices when compared to 2009. Sales volumes increased primarily due to higher demand across almost all product groups and as a result of additional sales of a portion of our ethylene glycol production previously produced under tolling arrangements. Average selling prices increased across almost all product groups principally in response to continued strong market demand and higher raw material costs, partially offset by the strength of the U.S. dollar against major European currencies. The increase in segment EBITDA was primarily due to higher sales volumes and higher margins, partially offset by higher plant expenses and the impact of shut downs during the first quarter of 2010 at our Port Neches, Texas ethylene and ethylene oxide units which resulted in higher costs of approximately $11 million. In addition, during 2010, we recorded a non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol-Huntsman joint venture.

Advanced Materials

        The increase in revenues in our Advanced Materials segment for 2010 compared to 2009 was due to higher sales volumes and higher average selling prices. Sales volumes increased in all markets primarily due to the worldwide economic recovery. Average selling prices increased in our base resins business primarily in response to higher raw material costs, offset in part by lower average selling prices in our specialty components and formulations markets, primarily as a result of changes in our product mix and competitive market pressures. The increase in segment EBITDA was primarily due to higher sales volumes and margins and lower restructuring, impairment and plant closing costs, partially offset by higher manufacturing costs. During 2010 and 2009, our Advanced Materials segment recorded restructuring, impairment and plant closing (credits) charges of $(2) million and $13 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Textile Effects

        The increase in revenues in our Textile Effects segment for 2010 compared to 2009 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to favorable changes in product mix. Sales volumes increased across all business lines due to the economic recovery in all regions of the world. The increase in segment EBITDA was primarily due to higher sales volumes and higher contribution margins, partially offset by higher restructuring, impairment and plant closing costs. During 2010 and 2009, our Textile Effects segment recorded restructuring, impairment and plant closing charges of $15 million and $6 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments

        The increase in revenues in our Pigments segment for 2010 compared to 2009 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily as a result of higher selling prices in all regions of the world. Sales volumes increased primarily due to demand recovery in all regions of the world as a result of the worldwide economic recovery. The increase in segment EBITDA was primarily due to higher sales volumes, higher contribution margins and lower restructuring, impairment and plant closing costs. During 2010 and 2009, our Pigments segment recorded restructuring, impairment and plant closing charges of $8 million and $53 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, extraordinary gain (loss) on the acquisition of a business, loss on accounts receivable securitization program (for periods prior to 2010) and non-operating income and expense. For 2010, EBITDA from Corporate and other items decreased by $46 million to a loss of $224 million from a loss of $178 million for 2009. The decrease in EBITDA from Corporate and other for 2010 resulted primarily from an increase of LIFO inventory valuation expense of $32 million ($18 million of expense in 2010 compared to $14 million of income in 2009), a $13 million decrease in unallocated foreign exchange gains ($3 million in gains in 2010 compared to $16 million in gains in 2009), an increase in loss on early extinguishment of debt of $16 million ($37 million of losses in 2010 compared to $21 million of losses in 2009), and an increase in legal settlements of $8 million. For more information regarding the loss on early extinguishment of debt, see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements. The decrease to EBITDA was partially offset by a $23 million reduction in loss on accounts receivable securitization program. Upon the adoption of new accounting guidance in 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning January 1, 2010. For more information, see "Note 14. Debt—A/R Programs" to our audited consolidated financial statements.

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The results of these former businesses are included in discontinued operations for all periods presented.

        Income from discontinued operations, net of tax, for 2010 was $42 million as compared to a loss of $19 million in 2009. The increase in income from discontinued operations resulted principally from a $110 million pretax gain recognized in the second quarter of 2010 in connection with the final settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms, offset in part by related income taxes, legal and other costs and by a $19 million loss from the recognition of cumulative currency translation losses upon the substantial liquidation of our former Australian styrenics business. See "Note 25. Discontinued Operations" to our audited consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

        The following is a discussion is of our liquidity and capital resources.

Cash Flows for the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

        Net cash provided by operating activities for the nine months ended September 30, 2012 and 2011 was $633 million and $68 million, respectively. The increase in net cash provided by operating activities during the nine months ended September 30, 2012 compared with the same period in 2011 was primarily attributable to an increase in operating income as described in "—Results of Operations" above and to a $228 million favorable variance in operating assets and liabilities for the nine months ended September 30, 2012 as compared with the same period in 2011.

        Net cash used in investing activities for the nine months ended September 30, 2012 and 2011 was $396 million and $235 million, respectively. During the nine months ended September 30, 2012 and 2011, we paid $248 million and $217 million, respectively, for capital expenditures. During the nine months ended September 30, 2012 and 2011, we paid $18 million and $23 million, respectively, for the acquisition of a business. On April 1, 2011, we began consolidating our Sasol-Huntsman joint venture and assumed its cash balance of $28 million. During the nine months ended September 30, 2012 and 2011, we made investments in Louisiana Pigments Company, L.P. of $81 million and $17 million, respectively, and received dividends from Louisiana Pigments Company, L.P. of $51 million and $19 million, respectively. Additionally, the increase in net cash used in investing activities was partially attributable to an unfavorable variance in our receivable from affiliate for the nine months ended September 30, 2012 as compared with the same period in 2011.

        Net cash used in financing activities for the nine months ended September 30, 2012 and 2011 was $199 million and $157 million, respectively. The increase in net cash used in financing activities was primarily due to higher net repayments of debt during the 2012 period as compared to the 2011 period.

Cash Flows for Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

        Net cash provided by (used in) operating activities for 2011 and 2010 was $432 million and $(46) million, respectively. The increase in cash provided by operating activities during 2011 compared to 2010 was primarily attributable to an increase in operating income as described in "—Results of Operations" above and to a $416 million favorable variance in operating assets and liabilities for 2011 as compared with 2010. Upon the adoption of new accounting guidance on January 1, 2010, sales of accounts receivable under our A/R Programs no longer meet the criteria for derecognition and off-balance sheet treatment. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings and were included on our balance sheet. As a result of the adoption of this new guidance, accounts receivable increased by $254 million and a corresponding increase in cash used in operating activities was reflected in the statement of cash flows for 2010.

        Net cash used in investing activities for 2011 and 2010 was $337 million and $238 million, respectively. During 2011 and 2010, we paid $327 million and $202 million, respectively, for capital expenditures, net of reimbursements. During 2011, we paid $34 million, net of cash acquired, for the Laffans Acquisition and the acquisition of an MDI-based polyurethanes systems house in Istanbul, Turkey. On April 1, 2011, we began consolidating the Sasol-Huntsman joint venture and assumed its cash balance of $28 million. During 2011, we sold businesses and assets for $48 million, including the sale of our former stereolithography resin and Digitalis® machine manufacturing businesses for $41 million. During 2011, we received $32 million of dividends from our unconsolidated joint ventures, Louisiana Pigment Company, L.P. and BASF Huntsman Shanghai Isocyanate Investment B.V. and made investments in Louisiana Pigment Company, L.P. of $26 million. During 2010, we received proceeds of $110 million from the settlement of our insurance claims related to the 2006 fire at our former Port

Arthur, Texas facility, $34 million of which was reflected in the statement of cash flows as investing activities.

        Net cash used in financing activities for 2011 and 2010 was $418 million and $78 million, respectively. This increase in net cash used in financing activities was primarily due to higher net repayments of debt in 2010 as compared to 2011, dividends of $79 million paid to parent in 2011 and a $22 million reduction in call premiums paid related to early extinguishment of debt in 2010, offset in part by the on-balance sheet treatment of our A/R Programs in 2010. For more information regarding the call premiums paid, see "Note 14. Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

Cash Flows for Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

        Net cash (used in) provided by operating activities for 2010 and 2009 was $(46) million and $420 million, respectively. The increase in cash used in operating activities was primarily attributable to the 2009 settlement proceeds received in connection with the Texas Bank Litigation Settlement Agreement and by a $1,012 million unfavorable variance in operating assets and liabilities for 2010 as compared with 2009, offset in part by an increase in operating income as described in "—Results of Operations" above. Upon the adoption of new accounting guidance on January 1, 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition and off-balance sheet treatment. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings and are now on balance sheet. As a result of the adoption of this new guidance, accounts receivable increased by $254 million and a corresponding increase in cash used in operating activities was reflected in the statement of cash flows for 2010.

        Net cash used in investing activities for 2010 and 2009 was $238 million and $212 million, respectively. During 2010 and 2009, we paid $202 million and $189 million, respectively, for capital expenditures, net of reimbursements. This increase in net capital expenditures was largely attributable to higher 2010 spending on maintenance and environmental projects, offset in part by $34 million of reimbursed capital expenditures in 2010. During 2010, we received proceeds of $110 million from the settlement of our insurance claims related to the 2006 fire at our former Port Arthur, Texas plant, $34 million of which was reflected in the investing activities section of the statement of cash flows as a reimbursement of capital expenditures. In connection with the consolidation of Arabian Amines Company in the third quarter of 2010, we assumed $14 million of cash. Additionally, the increase in net cash used in investing activities was partially attributable to an unfavorable variance in our receivable from affiliate for 2010 as compared with 2009. For more information, see "Note 6. Investment in Unconsolidated Affiliates" and "Note 7. Variable Interest Entities" to our audited consolidated financial statements. During 2009, we paid $31 million for the acquisition of the Baroda Division of Metrochem Industries Limited.

        Net cash (used in) provided by financing activities for 2010 was $(78) million as compared with $619 million in 2009. This increase in net cash used in financing activities was primarily due to higher net prepayment of debt in 2010 as compared to 2009 and the resulting call premiums paid in association with these prepayments, partially offset by the issuance of new senior subordinated notes and the on balance sheet treatment of our A/R Programs. In addition, in 2009 we issued $600 million aggregate principal amount of 5.5% senior notes due 2016 (the "2016 Senior Notes") and obtained a $500 million term loan ("Term Loan C") in connection with the Texas Bank Litigation Settlement Agreement. For more information, see "Note 14. Debt" to our audited consolidated financial statements.

Changes in Financial Condition

        The following information summarizes our working capital position (dollars in millions):

	September 30, 2012	December 31, 2011	Increase (Decrease)	Percent Change
Cash and cash equivalents	$271	$231	$40	17%
Restricted cash	9	8	1	13%
Accounts receivable, net	1,889	1,677	212	13%
Inventories	1,807	1,539	268	17%
Prepaid expenses	63	46	17	37%
Deferred income taxes	40	40	—	—
Other current assets	234	220	14	6%

Total current assets	4,313	3,761	552	15%

Accounts payable	1,068	926	142	15%
Accrued liabilities	718	694	24	3%
Deferred income taxes	29	29	—	—
Note payable to affiliate	100	100	—	—
Current portion of debt	130	212	(82)	(39)%

Total current liabilities	2,045	1,961	84	4%

Working capital	$2,268	$1,800	$468	26%

        Our working capital increased by $468 million as a result of the net impact of the following significant changes:

  •
  The increase in cash and cash equivalents of $40 million resulted from the matters identified in the condensed consolidated statements of cash flows (unaudited).

  •
  Accounts receivable, net increased by $212 million mainly due to higher sales for the period ended September 30, 2012 as compared to December 31, 2011.

  •
  Inventories increased by $268 million mainly due to higher inventory levels to support increased customer demand.

  •
  The increase in accounts payable of $142 million was primarily due to higher inventory.

  •
  Current portion of debt decreased by $82 million due primarily to the repayment of outstanding indebtedness, a portion of which was classified as current as of December 31, 2011. See "Note 7. Debt—Direct and Subsidiary Debt—Other Debt" to our condensed consolidated financial statements (unaudited).

Debt and Liquidity

Senior Credit Facilities

        As of September 30, 2012, our Senior Credit Facilities consisted of our Revolving Facility, our Term Loan B, our Extended Term Loan B, our Extended Term Loan B—Series 2 and our Term Loan C as follows (dollars in millions):

Facility	Committed Amount	Principal Outstanding		Carrying Value		Interest Rate(2)	Maturity
Revolving Facility	$400	$—	(1)	$—	(1)	USD LIBOR plus 2.50%	2017	(3)
Term Loan B	NA	243		243		USD LIBOR plus 1.50%	2014
Extended Term Loan B	NA	637		637		USD LIBOR plus 2.50%	2017	(3)
Extended Term Loan B—Series 2	NA	342		342		USD LIBOR plus 2.75%	2017	(3)
Term Loan C	NA	419		391		USD LIBOR plus 2.25%	2016

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $19 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of September 30, 2012, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 3%.

(3)
The maturity of the Revolving Facility commitments will accelerate if we do not repay, refinance or have a minimum level of liquidity available to enable us to repay our 2016 Senior Notes, Term Loan B due April 19, 2014 and Term Loan C due June 30, 2016. The maturity of Extended Term Loan B and Extended Term Loan B—Series 2 will accelerate if we do not repay, refinance or have a minimum level of liquidity available to enable us to refinance or repay our 2016 Senior Notes that remain outstanding during the three months prior to the maturity date of such notes.

        Our obligations under the Senior Credit Facilities are guaranteed by our Guarantors, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between certain of our subsidiaries.

        During the nine months ended September 30, 2012, we made the following payments on our Senior Credit Facilities:

  •
  On September 24, 2012, we prepaid $58 million on our Term Loan B.

  •
  On September 7, 2012, we prepaid $3 million on our Term Loan B, $6 million on our Extended Term Loan B, $4 million on our Extended Term Loan B—Series 2, and $4 million on our Term Loan C.

  •
  On April 2, 2012, we paid the annual scheduled repayment of $3 million on our Term Loan B, $7 million on our Extended Term Loan B, and $4 million on our Term Loan C.

        In connection with these debt repayments, we recognized a loss on early extinguishment of debt of approximately $1 million during the nine months ended September 30, 2012.

Amendment to Credit Agreement

        On March 6, 2012, we entered into a seventh amendment to our Senior Credit Facilities. Among other things, the amendment:

  •
  extended the stated termination date of the Revolving Facility commitments from March 9, 2014 to March 20, 2017;

  •
  reduced the applicable interest rate margin on the Revolving Facility commitments by 0.50%;

  •
  set the undrawn commitment fee on the Revolving Facility at 0.50%;

  •
  increased the capacity for the Revolving Facility commitments from $300 million to $400 million;

  •
  extended the stated maturity date of $346 million aggregate principal amount of Term Loan B from April 19, 2014 to April 19, 2017 (now referred to as Extended Term Loan B—Series 2);

  •
  increased the interest rate margin with respect to Extended Term Loan B—Series 2 to LIBOR plus 3.00% (the interest rate margin is subject to a leverage-based step-down, which was achieved based on June 30, 2012 results); and

  •
  set the amortization on the Extended Term Loan B—Series 2 at 1% of the principal amount.

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the nine months ended September 30, 2012 and 2011, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
March 26, 2012	7.50% Senior Subordinated Notes due 2015	€64 (approximately $86)	€65 (approximately $87)	$1
Three months ended September 30, 2011	6.875% Senior Subordinated Notes due 2013	€14 (approximately $19)	€14 (approximately $19)	$—
Three months ended September 30, 2011	7.50% Senior Subordinated Notes due 2013	€12 (approximately $17)	€12 (approximately $17)	$—
July 25, 2011	7.375% Senior Subordinated Notes due 2013	$75	$77	$2
January 18, 2011	7.375% Senior Subordinated Notes due 2015	$100	$102	$3

Other Debt

        During the nine months ended September 30, 2012, HPS repaid $2 million and RMB 120 million (approximately $19 million) on term loans and working capital loans under its secured facilities. As of September 30, 2012, HPS had $10 million and RMB 354 million (approximately $56 million) outstanding under its secured facilities.

        During the nine months ended September 30, 2012, HPS repaid RMB 229 million (approximately $36 million) under its loan facility for working capital loans and discounting of commercial drafts. As of September 30, 2012, HPS had RMB 270 million (approximately $43 million) outstanding, which is classified as current portion of debt on the accompanying condensed consolidated balance sheets (unaudited).

        On March 30, 2012, we repaid the remaining A$26 million (approximately $27 million) outstanding under our Australian Credit Facility, which represents repayment of A$14 million (approximately $15 million) under the revolving facility and A$12 million (approximately $12 million) under the term loan facility.

Note Payable to Huntsman Corporation

        As of September 30, 2012, there was $707 million outstanding under the Intercompany Note owed by us to Huntsman Corporation. The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of both September 30, 2012 and December 31, 2011 on the condensed consolidated balance sheets (unaudited). As of September 30, 2012, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. A/R Program, less ten basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

Compliance with Covenants

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement unless we obtained an appropriate waiver or forbearance (as to which we can provide no assurance). A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable. Furthermore, certain of our material financing arrangements contain cross default and cross acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are subject to the Leverage Covenant which applies only to the Revolving Facility and is tested at the Huntsman International level. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we fail to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain receivable performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

Short-Term and Long-Term Liquidity

        We depend upon our cash, credit facilities, A/R Programs and other debt instruments to provide liquidity for our operations and working capital needs. As of September 30, 2012, we had $874 million of combined cash and unused borrowing capacity, consisting of $280 million in cash and restricted cash, $381 million in availability under our Revolving Facility, and $213 million in availability under our A/R Programs. Our liquidity can be significantly impacted by various factors. The following matters had, or are expected to have, a significant impact on our liquidity:

  •
  Cash invested in our accounts receivable and inventory, net of accounts payable, increased by approximately $242 million for the nine months ended September 30, 2012, as reflected in our condensed consolidated statements of cash flows (unaudited). We expect volatility in our working capital components to continue.

  •
  During 2012, we expect to spend approximately $425 million to $450 million on capital expenditures. We expect to fund this spending with cash provided by operations.

  •
  During the nine months ended September 30, 2012, we made contributions to our pension and postretirement benefit plans of $124 million. During 2012, we expect to contribute an additional amount of approximately $31 million to these plans.

  •
  During the nine months ended September 30, 2012, we redeemed €64 million (approximately $86 million) of our 7.50% senior subordinated notes due 2015, repaid $89 million on our Senior Secured Credit Facility, repaid A$26 million (approximately $27 million) related to the Australian Credit Facility, and repaid $2 million and RMB 349 million (approximately $55 million) associated with our various HPS debt facilities.

  •
  We are also involved in a number of cost reduction programs for which we have established restructuring accruals. As of September 30, 2012, we had $84 million of accrued restructuring costs from continuing operations and we expect to incur and pay additional restructuring and plant closing costs of approximately $20 million. We expect to spend approximately $20 million for capital expenditures related to restructuring programs over the next several years.

    On September 8, 2009, we announced the closure of our styrenics facility located at West Footscray, Australia. We ceased the Australian styrenics operations during the first quarter of 2010. As of September 30, 2012, we had restructuring accruals of $6 million and environmental remediation accruals of $30 million. We can provide no assurance that the eventual environmental remediation costs will not be materially different from our current estimate. The plant closure and environmental remediation costs are expected to be funded as they are incurred over the next several years.

        As of September 30, 2012, we had $130 million classified as current portion of debt which consists of certain scheduled term payments and various short-term facilities including an HPS borrowing facility in China with $43 million outstanding, scheduled amortization payments at our VIEs of $25 million, $24 million related to the annual financing of our insurance premiums, and certain other short term facilities and scheduled amortization payments totaling $38 million. Although we cannot provide assurances, we intend to renew or extend the majority of these short-term facilities in the current period.

        As of September 30, 2012, we had approximately $228 million of cash and cash equivalents, including restricted cash, held by our foreign subsidiaries, including our VIEs. Additionally, we have material intercompany debt obligations owed to us by our non-U.S. subsidiaries. We intend to use cash held in our foreign subsidiaries to fund our local operations. Nevertheless, we could repatriate cash as dividends or as repayments of intercompany debt. If foreign cash were repatriated as dividends, the dividends could be subject to adverse tax consequences. At present, we estimate that we will generate sufficient cash in our U.S. operations, together with the payments of intercompany debt if necessary, to meet our cash needs in the U.S and we do not expect to repatriate material cash to the U.S. as dividends in the near term. Cash held by certain foreign subsidiaries, including our VIEs, may also be subject to legal restrictions, including those arising from the interests of our partners, which could limit the amounts available for repatriation.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2011 are summarized below (dollars in millions):

	2012	2013–2014	2015–2016	After 2016	Total
Long-term debt, including current portion(1)	$212	$1,059	$1,032	$1,639	$3,942
Interest(2)	228	428	346	309	1,311
Operating leases(3)	77	135	95	148	455
Purchase commitments(4)	685	325	163	94	1,267

Total(5)(6)	$1,202	$1,947	$1,636	$2,190	$6,975

(1)
Excludes debt to affiliates.

(2)
Interest calculated using interest rates as of December 31, 2011 and contractual maturity dates assuming no refinancing or extension of debt instruments.

(3)
Future minimum lease payments have not been reduced by minimum sublease rentals of $28 million due in the future under noncancelable subleases.

(4)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2010. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2009 pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(5)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2012	2013–2014	2015–2016	5-Year Average Annual
Pension plans	$142	$266	$274	$89
Other postretirement obligations	12	24	22	11

(6)
The above table does not reflect expected tax payments and unrecognized tax benefits due to the inability to make reasonably reliable estimates of the timing and amount of payments. For additional discussion on unrecognized tax benefits, see "Note 18. Income Taxes" to our audited consolidated financial statements.

Off-Balance Sheet Arrangements

Receivables Securitization

        For a discussion of our former off-balance sheet A/R Programs, see "Note 14. Debt—A/R Programs" to our audited consolidated financial statements. Beginning in 2010, receivables transferred into the A/R Programs no longer met the criteria for derecognition and amounts outstanding are accounted for as secured borrowings.

RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        Our Polyurethanes, Advanced Materials, Textile Effects and Pigments segments are involved in cost reduction programs that are expected to reduce costs in these businesses by approximately $190 million. These cost savings are expected to be achieved through the third quarter of 2013. For further discussion of these plans and the costs involved, see "Note 6. Restructuring, Impairment and Plant Closing Costs" to our condensed consolidated financial statements (unaudited).

LEGAL PROCEEDINGS

        For a discussion of legal proceedings, see "Business—Legal Matters" and "Business—Environmental, Health and Safety Matters—Remediation Liabilities" below and "Note 17. Discontinued Operations—Australian Styrenics Business Shutdown" to our condensed consolidated financial statements (unaudited).

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

        For a discussion of environmental, health and safety matters, see "Business—Environmental, Health and Safety Matters" below.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        For a discussion of recently issued accounting pronouncements, see "Note 2. Recently Issued Accounting Pronouncements" to our condensed consolidated financial statements (unaudited).

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the audited consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our audited consolidated financial statements. Summarized below are our critical accounting policies:

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., The Netherlands, Belgium and Switzerland, but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the audited consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in "Note 17. Employee Benefit Plans" to our audited consolidated financial statements.

        Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee pension and postretirement benefit plan obligations and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(28)	$(420)
—1% decrease	34	486
Expected return on assets
—1% increase	(26)	—
—1% decrease	26	—
Rate of compensation increase
—1% increase	18	103
—1% decrease	(17)	(98)

(1)
Estimated increase (decrease) on 2011 net periodic benefit cost

(2)
Estimated increase (decrease) on December 31, 2011 pension and postretirement liabilities and accumulated other comprehensive (loss) income

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental damage may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see "Note 20. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

Fair Value

        Pursuant to the Texas Bank Litigation Settlement Agreement, on June 22, 2009, we entered into an amendment of our Senior Credit Facilities that provided for Term Loan C with a $500 million principal amount, and we also issued $600 million aggregate principal amount of 2016 Senior Notes. In accordance with accounting guidance regarding fair value measurements, we recorded the Term Loan C and the 2016 Senior Notes in our accounting records at fair values of $439 million and $425 million, respectively, upon initial recognition in June 2009.

        We primarily used the income approach to determine the fair value of these instruments. Fair value represents the present value of estimated future cash flows calculated using interest rates that were available to us for issuance of debt with similar terms, adjusted for differences in remaining maturity using relevant debt yield curves.

        Management used judgment with respect to assumptions used in estimating the fair values of the Term Loan C and the 2016 Senior Notes. The effect of the following changes in certain key assumptions is summarized as follows (dollars in millions):

Assumptions	Balance Sheet Impact(1)
Effective market yield
—1% increase	$(45)
—1% decrease	47

(1)
Estimated increase (decrease) to June 2009 fair values of Term Loan C and 2016 Senior Notes

Goodwill

        We test our goodwill for impairment at least annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill has been assigned to reporting units for purposes of impairment testing. Currently, substantially all of our goodwill balance relates to our Advanced Materials reporting unit.

        Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. The estimated fair values of our reporting units are dependent on several significant assumptions including, among others, market information, operating results, earnings projections and anticipated future cash flows.

        We tested goodwill for impairment at the beginning of the third quarter of 2012 as part of the annual impairment testing procedures and determined that no goodwill impairment existed. Our most recent fair value determination resulted in an amount that exceeded the carrying amount of our Advanced Materials reporting unit by a substantial margin.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions. As of December 31, 2011, we had total valuation allowances of $756 million. Please see "Note 18. Income Taxes" to our audited consolidated financial statements for more information regarding our valuation allowances.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $226 million at December 31, 2011. It is not practicable to determine the unrecognized deferred tax liability on those earnings. We have material inter-company debt obligations owed by our

non-U.S. subsidiaries to the U.S. The Company does not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation and our ability to return cash to the U.S. through payments of inter-company debt owned by our non-U.S. subsidiaries to the U.S. To the extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend we will utilize our inter-company debt. If any earnings were repatriated via dividend, the Company would need to accrue and pay taxes on the distributions.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the audited consolidated financial statements.

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average cost methods for different components of inventory. Market is determined based on net realizable value for finished goods inventories and replacement cost for raw materials and work-in-process inventories. In periods of declines in the selling prices of our finished products, inventory carrying values may exceed the net realizable value upon sale, resulting in a lower of cost or market charge. We evaluate the need for a lower of cost or market adjustment to inventories based on the period-end selling prices of our finished products.

Long-Lived Assets

        The useful lives of our property, plant and equipment are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 33 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. At December 31, 2011, if the estimated useful lives of our property, plant and equipment had either been one year greater or one year less than their recorded lives, then depreciation expense for 2011 would have been approximately $29 million less or $33 million greater, respectively.

        We are required to evaluate the carrying value of our plant assets whenever events indicate that such carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups that are largely independent of the cash flows of other asset groups to their carrying values. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. In connection with our asset evaluation policy, we reviewed all of our long-lived assets for indicators that the carrying value may not be recoverable. With the exception of the long-lived assets at our Textile Effects Basel, Switzerland manufacturing facility, we determined that such indicators did not exist during the year ended December 31, 2011. In connection with the announced plans to significantly restructure the Textile Effects business, we recorded a charge of $53 million for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility in the third quarter of 2011. For further discussion of this impairment charge, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, workforce reductions and other cost savings programs primarily in our Textile Effects, Advanced materials and Pigments segments. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing costs include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for workforce reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information, as necessary. Management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the currently recorded estimate. For further discussion of our restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Variable Interest Entities—Primary Beneficiary

        We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive income (loss).

Interest Rate Risk

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive loss. We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of September 30, 2012, the fair value of the hedge was $3 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded as other comprehensive loss. We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of September 30, 2012, the fair value of the hedge was $3 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        On September 1, 2011, we entered into a $50 million forward interest rate contract that will begin in December 2014 with maturity in April 2017 and a $50 million forward interest rate contract that will begin in January 2015 with maturity in April 2017. These two forward contracts are to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities once our existing interest rate hedges mature. These swaps are designated as a cash flow hedges and the effective portion of the changes in the fair value of the swaps were recorded in other comprehensive income. Both interest rate contracts will pay a fixed 2.5% on the hedge and receive the one-month LIBOR rate once the contracts begin in 2014 and 2015, respectively. As of September 30, 2012, the combined fair value of these two hedges was $4 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        In 2009, Sasol-Huntsman entered into derivative transactions to hedge the variable interest rate associated with its local credit facility. These derivative rate hedges include a floating to fixed interest rate contract providing Sasol-Huntsman with EURIBOR interest payments for a fixed payment of 3.62% and a cap for future periods with a strike price of 3.62%. In connection with the consolidation of Sasol-Huntsman as of April 1, 2011, the interest rate contract is now included in our consolidated results. See "Note 5. Variable Interest Entities" to our condensed consolidated financial statements (unaudited). The notional amount of the hedge as of September 30, 2012 was €47 million (approximately $61 million) and the derivative transactions do not qualify for hedge accounting. As of September 30, 2012, the fair value of this hedge was €2 million (approximately $3 million) and the hedge was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited). For the three months and nine months ended September 30, 2012, we recorded interest expense of less than €1 million (less than $1 million) due to changes in the fair value of the swap.

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 5. Variable Interest Entities" to our condensed consolidated financial statements (unaudited). The notional amount of the swap as of September 30, 2012 was $36 million, and the interest rate contract is not designated as a cash flow hedge. As of September 30, 2012, the fair value of the swap was $6 million and was recorded as other noncurrent liabilities on the condensed consolidated balance sheets (unaudited). For both the three and nine months ended September 30, 2012, we recorded interest expense of less than $1 million due to changes in the fair value of the swap.

        For the years ended December 31, 2011 and 2010, the changes in accumulated other comprehensive (loss) income associated with these cash flow hedging activities was approximately $4 million and $5 million, respectively.

        During 2012, accumulated other comprehensive income (loss) of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

Foreign Exchange Rate Risk

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2011 and 2010, we had approximately $263 million and $183 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay €255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of

8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of September 30, 2012, the fair value of these swaps was $29 million and was recorded in noncurrent assets in our condensed consolidated balance sheets (unaudited). As of and for the three and nine months ended September 30, 2012, the changes in fair value of the realized gains (losses) recorded in the condensed consolidated statements of operations (unaudited) of our other outstanding foreign currency rate hedging contracts and derivatives were not considered significant.

        A significant portion of our intercompany debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of September 30, 2012, we have designated €255 million (approximately $327 million) of euro-denominated debt and cross-currency interest rate swaps as a hedge of our net investments. For the three and nine months ended September 30, 2012, the amount of loss recognized on the hedge of our net investments was $6 million and approximately $1 million, respectively, and was recorded in other comprehensive income (loss). As of September 30, 2012, we had €1,211 million (approximately $1,558 million) in net euro assets.

Commodity Prices Risk

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

BUSINESS

GENERAL

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Jon M. Huntsman founded the predecessor to our Company in 1970 as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of businesses.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at that location is (801) 584-5700.

OVERVIEW

        Our products comprise a broad range of chemicals and formulations which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in "—Item 2. Properties" below, which are located in 30 countries. As of December 31, 2011, we employed approximately 12,000 associates worldwide. Our revenues for the nine months ended September 30, 2012 and 2011 were $8,568 million and $8,589 million, respectively, and for the years ended December 31, 2011, 2010 and 2009 were $11,221 million, $9,250 million and $7,665 million, respectively.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. In a series of transactions beginning in 2006, we sold our North American polymers and base chemicals operations and substantially shutdown all of our Australian styrenics operations. We report the results of these businesses as discontinued operations in our statements of operations. See "Note 25. Discontinued Operations" to our audited consolidated financial statements.

Recent Development

        On November 13, 2012, we entered into an agreement to form a joint venture with Sinopec. The joint venture, which will involve the construction and operation of a PO/MTBE facility in China, remains subject to certain approvals and permits. Under the joint venture agreement, we will have a 49% interest in the joint venture and Sinopec will hold a 51% interest. Our equity investment is anticipated to be $120 million; however, we expect to receive back a portion of this amount from the joint venture in the form of licensing fees. The timing of these payments depends on various factors, but the payments are intended to be made over the course of the construction period of the plant (expected to be completed by the end of 2014).

Our Products

        We produce differentiated organic and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2011 Segment Revenues(1)	2011 Segment EBITDA from Continuing Operations(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items, eliminations and EBITDA from discontinued operations. For a detailed disclosure of our revenues, total assets and EBITDA by segment, see "Note 27. Operating Segment Information" to our audited consolidated financial statements. For a discussion of EBITDA by segment and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."
        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, GE, Haier, Louisiana Pacific, Recticel, Weyerhaeuser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, Chevron, Dow, Henkel, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Reichhold, The Sun Products Corporation, Unilever

Segment	Products	End Markets and Applications	Representative Customers
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	ABB, Akzo, Bodo Moller, Cytec, Freeman, Hexcel, ISOLA, Lianyungang, Omya, PPG, Ribelin, RPM, Sanarrow, Schneider, Sherwin Williams, Siemens, Sinomatech, Speed Fair, Syngenta, Viasystems
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Alok Industries, Aunde, Nice Dyeing, Esquel Group, Fruit of the Loom, Hanesbrands, Y.R.C., Guilford Mills, Polartec, Tencate, Zaber & Zubair
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, Clariant, Jotun, PolyOne, PPG

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI products, PO, polyols, PG and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate 5 primary Polyurethanes manufacturing facilities in the U.S., Europe and China. We also operate 15 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by modifying the MDI molecule through varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are one of three North American producers of PO. We and some of our customers process PO into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliances, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" below.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production and finishing facilities near Shanghai, China. Production at our MDI finishing plant near Shanghai, China operated by HPS, a consolidated joint venture, was commissioned on June 30, 2006. Production at the MNB, aniline and crude MDI plants operated by SLIC, an unconsolidated joint venture, commenced on September 30, 2006. These world-scale facilities strengthen our ability to service our customers in the critical Chinese market and will support the significant demand growth that we believe this region will continue to experience.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized, higher-value flexible foam and coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        With the recent rapid growth of the developing Asian economies, the Asian markets have now become the largest market for MDI.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term, cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. While MTBE has been effectively eliminated in the United States, demand continues to grow in other regions of the world. In 2011 we announced the signing of a license agreement with Chinese chemicals manufacturer Yantai Wanhua Polyurethanes Co., Ltd, for the production of PO and MTBE. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "Risk Factors" above. We continue to sell MTBE for use as a gasoline additive, substantially all of which is sold for use outside the U.S. See "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Sales and Marketing

        Our global sales group markets our polyurethane chemicals to over 3,500 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end use markets which require a more global approach. These key end use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customer's needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana; Rozenburg, The Netherlands; and through our joint ventures in Caojing, China. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana; Wilton, U.K.; and Caojing, China. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI		Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(millions of pounds)										(millions of gallons)
Geismar, Louisiana	990		160		715	(2)	953	(2)
Osnabrück, Germany			26	59
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Caojing, China	265	(1)
Rozenburg, The Netherlands	880		130
Wilton, U.K.					715		953

Total	2,135		316	79	1,430		1,906		525	145	260

(1)
Represents our 50% share of capacity from SLIC, an unconsolidated Chinese joint venture.

(2)
Represents our approximately 78% share of capacity under our consolidated Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which is also used in our Chinese joint venture, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology and know-how developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        We operate polyurethane systems houses in Buenos Aires, Argentina; Deer Park, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; Samutprakarn, Thailand; Osnabrück, Germany; Dammam, Saudi Arabia; Taboã da Serra, Brazil and Istanbul, Turkey.

Joint Ventures

        Rubicon Joint Venture.    Chemtura Corporation is our joint venture partner in Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI, polyol and Maleic Anhydride facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. Rubicon LLC is consolidated in our financial statements.

        Chinese MDI Joint Ventures.    We are involved in two related joint ventures which operate MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, produces MNB, aniline and crude MDI. We effectively own 35% of SLIC and account for our investment under the equity method. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate. These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. The total production capacity of the SLIC facilities is 530 million pounds per year of MDI and the splitting capacity of the HPS facility is 339 million pounds per year of MDI.

        Russian MDI, Coatings and Systems Business.    In 2006, we purchased a 45% interest in International Polyurethane Investments B.V. On July 3, 2012, we completed our acquisition of the remaining 55% ownership interest in International Polyurethane Investment B.V. This company's wholly-owned subsidiary, NMG is a leading polyurethanes producer headquartered in Obninsk, Russia. This consolidated subsidiary manufactures and markets a range of polyurethane systems in adhesives, coatings, elastomers and insulation using our MDI products.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 55%, 33%, 11% and 1%, respectively, of segment raw material costs in 2011. We purchase a large portion of our raw materials under long-term contracts.

Competition

        Our major competitors in the polyurethane chemicals market include BASF, Bayer, Dow, Yantai Wanhua and LyondellBasell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support, including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

        Some of our competitors in the Polyurethanes segment are among the world's largest chemical companies and major integrated petroleum companies. These competitors may have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Performance Products

General

        Our Performance Products segment is organized around three market areas: performance specialties, performance intermediates and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties market tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand, technology substitution and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 8% in the last 10 years due to strong demand in a number of industrial applications, such as epoxy curing agents, oil drilling, agrochemicals, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergency, consumer products and industrial applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of butane fixed bed catalyst used in the manufacture of maleic anhydride. Our licensing group also licenses technology on behalf of our other businesses. We operate 19 Performance Products manufacturing facilities in North America, Europe, Middle East, India, Asia and Australia.

        We have the annual capacity to produce approximately 1.4 billion pounds of more than 200 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, propylene carbonates, ethylene carbonates, and DGA® agent, the second largest producer of ethyleneamines and morpholine and the third-largest North American producer of ethanolamines. We also produce substituted propylamines. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines and carbonates. Our products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K.; Petfurdo, Hungary; Ankleshwar, India; Jurong Island, Singapore; and Jubail Saudi Arabia. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, composites, solvents and catalysts. Our key amines customers include Akzo, Chevron, Dow, Hercules, Afton, Unilever, Monsanto and PPG.

        We have the capacity to produce approximately 2.4 billion pounds of surfactant products annually at our nine facilities located in North America, Europe, India and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. We are a leading European producer of components for powder and liquid laundry detergents and other cleaners. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in personal care applications. We continue to strengthen and diversify our surfactant product offering into formulated specialty surfactant products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, fuels and lubricants, polymers and coatings. We are growing our global agrochemical surfactant technology and product offerings. Our key surfactants customers include Sun Products, L'Oreal, Monsanto, Nufarm, Clorox, Henkel, Colgate, Procter & Gamble and Unilever.

        We are North America's largest producer of LAB, with alkylation capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We also manufacture a higher-molecular-weight alkylate which is used as an additive to lubricants. Our key customers for LAB and specialty alkylates include Colgate, Lubrizol, Henkel, Procter & Gamble, Unilever and Sun Products.

        We believe we are the largest global producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. Maleic anhydride is also used in the production of lubricants, food additives and artificial sweeteners. We have the capacity to produce approximately 583 million pounds annually at our facilities located in Pensacola, Florida; Geismar, Louisiana; and Moers, Germany. We also license our maleic anhydride technology and supply our catalysts to licensees and to worldwide merchant customers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced six generations of our maleic anhydride catalysts and now have a seventh generation catalyst commercially available. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AOC, Chevron Oronite, CCP Composites, Dixie, Lubrizol, Infineum, Reichhold, Tate & Lyle, Cranston Print, Gulf Bayport, and Bartek.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Port Neches, Texas and Botany, Australia.

Products and Markets

        Performance Specialties.    The following table shows the end-market applications for our performance specialties products:

Product Group	Applications
Specialty Amines	liquid soaps, personal care, lubricant and fuel additives, polyurethane foams, fabric softeners, paints and coatings, refinery processing, water treating
Polyetheramines

polyurethane foams and insulation, construction and flooring, paints and coatings, lubricant and fuel additives, adhesives, epoxy composites, agrochemicals, oilfield chemicals, printing inks, pigment dispersion

Ethyleneamines	lubricant and fuel additives, epoxy hardeners, wet strength resins, chelating agents, fungicides
Morpholine/DGA® agent and Gas Treating	hydrocarbon processing, construction chemicals, synthetic rubber, water treating, electronics applications, gas treatment and agriculture
Carbonates	lubricant and fuel additives, agriculture, electronics applications, textile treatment, solar panels
Specialty Surfactants	agricultural herbicides, construction, paper de-inking, lubricants
Specialty Alkylates	lubricant additive

        Our performance specialties products are organized around the following end markets: coatings, polymers and resins; process additives; resources, fuels and lubricants; and agrochemicals. As part of a business reorganization effective January 1, 2012, our performance specialties products will be organized around the following end markets: energy, materials, additives, processing chemicals and agrochemicals.

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, agent, emulsifier, dispersant, detergent, solvent or corrosion inhibiting agent. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling customers to penetrate new markets and substitute for traditional curing materials. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing does not generally fluctuate directly with movements in underlying raw materials.

        Morpholine/DGA® Agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards, solar panels, LCD screens and the production of lithium batteries.

        Performance Intermediates.    The following table sets forth the end markets for our performance intermediates products:

Product Group	End Markets
Surfactants
Alkoxylates	household detergents, industrial cleaners, anti-fog chemicals for glass, asphalt emulsions, shampoos, polymerization additives, de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents, liquid detergents, shampoos, body washes, dishwashing liquids, industrial cleaners, emulsion polymerization, concrete superplasticizers, gypsum wallboard
Esters and Derivatives	shampoo, body wash, textile and leather treatment
Nitrogen Derivatives	bleach thickeners, baby shampoo, fabric conditioners, other personal care products
Formulated Blends	household detergents, textile and leather treatment, personal care products, pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents
Ethanolamines	wood preservatives, herbicides, construction products, gas treatment, metalworking
LAB	consumer detergents, industrial and institutional detergents
EG	polyester fibers and PET bottle resins, antifreeze

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with improved performance characteristics, which affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags raw material price movements.

        Ethanolamines.    Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used as intermediates in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. Growth in this sector has typically been higher than GDP but saw a decline in late 2009 followed by a recovery in demand in 2011.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Three major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel and The Sun Products Corp. We believe that two-thirds of the LAB global capacity lies in the hands of ten producers, with three or four major producers in each of the three regional markets. Although the North American market for LAB is mature, we expect Latin American and other developing countries to grow as detergent demand grows at a faster rate than GDP. Growth in demand for specialty alkylates for use in lubricants is expected to be higher than GDP. We have developed a unique manufacturing capability for a high molecular weight alkylate for this market. With a significant technical barrier to entry, our specialty alkylate capability has allowed us greater diversity in our portfolio and strengthened our competitive position versus LAB-only producers.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets and is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers. DEG is consumed internally for the production of Morpholine/DGA® agent and polyols. TEG is used internally for the production of polyols and is sold into the market for dehydration of natural gas. We continue to optimize our EO and EG operations depending on the fundamental market demand for EG.

        Maleic Anhydride and Licensing.    The following table sets forth the end markets for our maleic anhydride products:

Product Group	End Markets
Maleic anhydride	boat hulls, automotive, construction, lubricant and fuel additives, countertops, agrochemicals, paper, and food additives
Maleic anhydride catalyst and technology licensing	maleic anhydride, BDO and its derivatives, and PBT manufacturers

        Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 48% of North American maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy- efficient, high-percentage-recovery solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology and catalyst.

        Total North American demand for maleic anhydride in 2011 was approximately 608 million pounds. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, demand for this application can be cyclical. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products marketing groups, which have extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        Our performance specialties markets are organized around end use market applications, such as coatings, polymers and resins and agrochemical. In these end uses, our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for ongoing differentiation in our development activities with our customers. Our performance intermediates and maleic anhydride groups organize their marketing efforts around their products and geographic regions served. We also provide extensive pre- and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies.

        In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot be served cost effectively by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce more than seven billion pounds annually of a wide variety of specialty, intermediate and commodity products and formulations at 19 manufacturing locations in North America, Europe, Africa, the Middle East ("EAME"), Asia and Australia. These production capacities are as follows:

	Current capacity
Product Area	North America	EAME		APAC(1)	Total
	(millions of pounds)
Performance Specialties
Amines	706	186	(2)	57	949
Carbonates	77				77
Specialty surfactants	178	106		77	361
Performance Intermediates
EG	890			55	945
EO	1,000			100	1,100
Ethanolamines	400				400
Ethylene	400				400
LAB	400				400
Propylene	300				300
Surfactants	470	1,528		72	2,070
Maleic anhydride	340	243	(3)		583

(1)
Asia-Pacific region including India ("APAC")

(2)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, The Netherlands facility by way of a long-term supply arrangement and 60 million pounds from our consolidated 50/50 joint venture Arabian Amines Company located in Jubail, Saudi Arabia.

(3)
Represents total capacity of a facility owned by Sasol- Huntsman GmbH and Co. KG ("Sasol-Huntsman"), of which we own a 50% equity interest and Sasol owns the remaining 50% interest. We have consolidated the financial results of this entity since April 2011.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation. Through the major restructuring of our surfactant operations, we have significantly improved the competitiveness of our surfactants business.

        Our primary ethylene, propylene, EO, EG and ethanolamines facilities are located in Port Neches, Texas alongside our Polyurethanes' PO/MTBE facility. The Port Neches, Texas facility benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        A number of our facilities are located within large integrated petrochemical manufacturing complexes. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations. These include our LAB facility in Chocolate Bayou, Texas, our maleic anhydride facilities in Pensacola, Florida and Moers, Germany and our Ethyleneamines facility in Freeport, Texas.

Joint Ventures

        Ethyleneamines Joint Venture.    In 2008, we formed Arabian Amines Company, a 50/50 joint venture with the Zamil Group, which has constructed an ethyleneamines manufacturing plant in Jubail, Saudi

Arabia. Production commenced in 2010. The plant has an approximate annual capacity of 60 million pounds. We purchase and sell all of the production from this joint venture. Arabian Amines Company was accounted for under the equity method during its development stage. We began consolidating this joint venture beginning July 1, 2010.

        Maleic Anhydride Joint Venture.    Since the second quarter of 2011, we have consolidated the results of Sasol-Huntsman, our 50/50 maleic anhydride joint venture. This entity operates a manufacturing facility in Moers, Germany with the capacity to produce 243 million pounds of maleic anhydride. The output from the facility is sold in the European region.

Raw Materials

        We have the capacity to use approximately 850 million pounds of ethylene each year produced in part at our Port Neches, Texas facility in the production of EO and ethyleneamines. We consume all of our EO in the manufacture of our EG, surfactants and amines products. We also use internally produced PO and DEG in the manufacture of these products. We have the capacity to produce 400 million pounds of ethylene and 300 million pounds of propylene, depending on feedstocks, at our Port Neches, Texas facility. All of the ethylene is used in the production of EO and substantially all of the propylene is consumed by the PO unit at Port Neches operated by our Polyurethanes business. We purchase or toll the remainder of our ethylene and propylene requirements from third parties.

        In addition to internally produced raw materials, our performance specialties market purchases over 250 compounds in varying quantities, the largest of which includes ethylene dichloride, caustic soda, synthetic alcohols, paraffin, nonyl phenol, ammonia, hydrogen, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In our performance intermediates market, our primary raw materials, in addition to internally produced and third-party sourced EO and ethylene, are synthetic and natural alcohols, paraffin, alpha olefins, benzene and nonyl phenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge, to our facility in Geismar, Louisiana via pipeline and to our Moers, Germany site by railcar. Our maleic anhydride catalyst is toll-manufactured by a third party under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our performance specialties market, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow, Tosoh and Akzo. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price.

        There are numerous global producers of many of our performance intermediates products. Our main competitors include global companies such as Dow, Sasol, BASF, Petresa, Clariant, Shell, Stepan, Croda and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        In our maleic anhydride market, we compete primarily on the basis of price, customer service and plant location. Our competitors include Lanxess, Flint Hills Resources, Bartek, and Ashland. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design, Ineos, BASF, and Polynt. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Advanced Materials

General

        Our Advanced Materials segment is a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products. We focus on formulations and systems that are used to address customer-specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials or in applications where traditional materials do not meet demanding engineering specifications. For example, structural adhesives are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels in the manufacture of aerospace components. Our Advanced Materials segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia, South America and Africa. We sell to more than 3,000 customers in the following end-markets: civil engineering, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, DVD, LNG transport, electrical power transmission and distribution, printed circuit boards, consumer and industrial electronics, wind power generation, automotive, recreational sports equipment, medical appliances.

        During 2011, we implemented a restructuring program to reorganize our Advanced Materials global business structure and to relocate our divisional headquarters to The Woodlands, Texas. In connection with this plan, we recorded net charges of $20 million primarily for workforce reduction. We expect to incur additional restructuring and plant closing charges of approximately $1 million in 2012 related to this program.

        On November 1, 2011, we completed the sale of our stereolithography resin and Digitalis® machine manufacturing businesses to 3D Systems Corporation for $41 million in cash. The stereolithography business had revenues of $7 million in 2010 and its products are used primarily in three-dimensional part building systems. The Digitalis® business is a stereolithography rapid manufacturing system previously under development by our Advanced Materials business.

Products and Markets

        Our product range spans from basic liquid and solid resins, to specialty components like curing agents, matting agents, accelerators, cross-linkers, reactive diluents, thermoplastic polyamides and additives. In addition to these components, which we typically sell to formulators in various industries, we also produce and sell ready to use formulated polymer systems.

        Base Resins and Specialty Component Markets.    Our products are used for the protection of steel and concrete substrates, such as flooring, metal furniture and appliances, buildings, linings for storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships. Epoxy-based surface coatings are among the most widely used industrial coatings due to their structural stability and broad application functionality combined with overall economic efficiency.

        Base resins and specialty components are also used for composite applications. A structural composite is made by combining two or more different materials, such as fibers, resins and other specialty additives, to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents and other advanced chemicals, additives and formulated polymer systems. The four key target markets for our structural composites are aerospace, windmill blades for wind power generation, general industrial and automotive applications, and recreational products (mainly sports equipment such as skis). Structural composites continue to substitute for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability.

        Formulated Systems.    The structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials, such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® branded products are known for their high-performance adhesive capabilities, and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, targeted to three specific end-markets and sold through targeted routes to market:

  •
  General Industrial Bonding.  We sell a broad range of advanced formulated adhesives to a broad base of small-to medium-sized customers, including specialist distributors.

  •
  Industry Specific.  We sell our adhesive products on a global basis into diverse, industry-specific markets, which include the aerospace, wind turbine, LNG transport, filterbonding, solar cell and other industrial applications markets. Our target markets are chosen because we believe it is worthwhile to utilize our direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments.

  •
  Consumer/DIY.  We package and sell consumer adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Vynex, Velcro and Selleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name.

        Our electrical materials are formulated polymer systems, which make up the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments: the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, car electronics and electrical components. The end customers in the electrical insulating materials market encompass the relevant original equipment manufacturer ("OEM") as well as numerous manufacturers of components used in the final products. We also develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. Soldermasks are our most important product line in printed circuit board technologies. Sales are made mainly under the Probimer®, Probimage® and Probelec® trademarks. Our Probimer® trademark is a widely recognized brand name for soldermasks.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force for targeted, technically-oriented distribution to mass general distribution. Our direct sales force focuses on engineering solutions for decision-makers at major customers who purchase significant amounts of product from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct sales activities through dedicated regional sales teams in the Americas, EAMEI, and Asia. Our global customers are covered by key account managers who are familiar with the specific requirements of these clients. The management of long-standing customer relationships, some of which are 20 to 30 years old, is at the heart of the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base.

        For our consumer/DIY range, we have entered into exclusive branding and distribution arrangements with, for example, Selleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We are a global business serving customers in four principal geographic regions: Europe, India, Middle East & Africa, the Americas, and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Bad Saeckingen, Germany	Formulating Facility
Bergkamen, Germany	Synthesis Facility
Chennai, India(1)	Resins and Synthesis Facility
Duxford, U.K.	Formulating Facility
East Lansing, Michigan, U.S.	Formulating Facility
Istanbul, Turkey(2)	Formulating Facility
Los Angeles, California, U.S.	Formulating Facility
McIntosh, Alabama, U.S.	Resins and Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Pamplona, Spain	Resins and Synthesis Facility
Panyu, China(2)(3)	Formulation and Synthesis Facility
Sadat City, Egypt	Formulating Facility
Taboão da Serra, Brazil	Formulating Facility

(1)
76%-owned and consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(2)
Leased land and/or building.

(3)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

        Our facilities in Asia and India are well-positioned to take advantage of the market growth that is expected in these regions.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A and BLR. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

        Additionally, we produce some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. We are the sixth largest producer of BLR in the world. Approximately 50% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold as liquid or solid resin in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a substantial proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate Advanced Materials products.

Competition

        The market in which our Advanced Materials segment operates is highly competitive, and is dependent on significant capital investment, the development of proprietary technology, and maintenance of product research and development. Among our competitors in this market are some of the world's largest chemical companies and major integrated companies that have their own raw material resources.

        Competition in our basic liquid and solid epoxy resins group is primarily driven by price, and is increasingly more global with industry consolidation in the North American and European markets and the emergence of new competitors in Asia. Our major competitors include Dow, Momentive, BASF, Kukdo and NanYa.

        Competition in our specialty components and structural composites product group is primarily driven by product performance, applications expertise and customer certification. Our competitive strengths include our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Major competitors include Air Products, Arizona, Momentive, BASF, Cray Valley, Evonics, DIC, Dow, Mitsui, Sumitomo and NanYa.

        Competition in our formulation product group is primarily based on technology, know-how, applications and formulations expertise, product reliability and performance, process expertise and technical support. This product group covers a wide range of industries and the key competition factors vary by industry. Our competitive strengths result from our focus on defined market needs, our long-standing customer relationships, product reliability and technical performance, provision of high level service and recognition as a quality supplier in our chosen sectors. We operate dedicated technology centers in Basel, Switzerland; The Woodlands, Texas; and Panyu, China in support of our product and technology development. Our major competitors can be summarized as follows:

Formulation Product Group	Competition
Adhesives applications	Henkel/Loctite, ITW, National Starch, Sika, 3M
Electrical insulating materials	Altana, Momentive, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex, Toshiba Chemical
Printed circuit board materials	Coates, Goo, Peters, Taiyo Ink, Tamura
Tooling and modeling solution.	Axson, DSM, Sika

Textile Effects

General

        Our Textile Effects segment is the leading global solutions provider for textile chemicals and dyes in our chosen markets. Our textile solutions enhance the color of finished textiles and improve such performance characteristics as wrinkle resistance and the ability to repel water and stains. Our Textile Effects segment is characterized by the breadth of our product offering, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia and South America. We market multiple products to customers in multiple end-markets, including the following: consumer fashion apparel, sportswear, career and uniform apparel, military, automotive, home textiles and furnishings, carpet and other functional textiles.

        On September 27, 2011, we announced plans to implement a significant restructuring of our Textile Effects business, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects business' long-term global competitiveness. In connection with this plan during 2011, we recorded a charge of

$62 million for workforce reduction and $53 million for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility. We expect to incur additional restructuring and plant closing charges of approximately $25 million through 2014.

Products and Markets

        Textiles generally involve a complex matrix of fibers, effects and functionality, and the resulting products range from fashion apparel to bulletproof vests, home linens to carpet, and upholstery to automotive interiors. Our broad range of dyestuffs and chemicals enhance both the aesthetic appearance of these products and the functionality needed to ensure that they perform in their end-use markets. Since the requirements for these markets vary dramatically, our business strategy focuses on the two major markets—apparel and technical textiles. We work to provide the right balance of products and service to meet the technical challenges in each of these markets.

        The apparel market, which also includes our home interiors products, focuses on products that provide an aesthetic effect and/or improve the processing efficiency within the textile mill. We offer a complete range of colors for cotton, polyester and nylon that cover the range of shades needed for sportswear, intimate apparel, towels, sheeting and casual wear. Our dyes have been developed to ensure that they offer the highest levels of wash fastness currently available in the market. Optical brighteners and other pretreatment products provide "bright white" effects for apparel, towels and sheeting. Pretreatment and dyeing auxiliaries ensure that these fabrics are processed efficiently and effectively—cleaning the fabrics with fewer chemicals, less energy and less water and thereby minimizing the environmental footprint and reducing the processing costs. Silicone softeners may be used to enhance the feel of products.

        Technical textiles include automotive textiles, carpet, military fabrics, mattress ticking and nonwoven and other technical fabrics. Though the product groups may differ in their end-uses, the articles must provide a high-level of functionality and performance in their respective markets. High-lightfast dyes and UV absorbers are used in automotive interiors and outdoor furnishings to provide colors that don't fade when exposed to sunlight and heat. Powerful stain repellent and release technology imparts durable protection for upholstery, military and medical fabrics, without affecting the color, breathability or feel of the fabric. Specialized dyes and prints create unique camouflage patterns for military uniforms, backpacks and tarps that won't fade through wash and wear or during exposure to the elements.

Sales and Marketing

        For our textile effects products, we focus on providing effect competence and process competence to our customers. Effect competence—delivering value-added effects to our customer's products—enables us to capitalize on new and innovative technologies and to assist our customers in their efforts to differentiate themselves from competitors. Process competence—applying know-how and expertise to improve customers' processes—allows us to utilize our technical service to reduce cost and enhance efficiency.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME, the Americas and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Atotonilquillo, Mexico	Textile Dyes and Chemicals Formulations Facility
Baroda, India	Textile Dyes Facility
Basel, Switzerland(1)	Textile Dyes Facility and Technology Center
Bogota, Colombia(1)	Chemicals Formulations Facility
Charlotte, North Carolina, U.S.(1)	Chemicals Formulations Facility
Fraijanes, Guatemala(1)	Chemicals Formulations Facility
Gandaria, Jakarta, Indonesia	Textile Dyes and Chemicals Formulations Facility
Hangzhou, China(1)	Chemicals Formulations Facility
Istanbul, Turkey(1)	Chemicals Formulations Facility
Karachi, Pakistan(1)	Chemicals Formulations Facility
Langweid am Leich, Germany(1)	Chemicals Synthesis Facility
Panyu, China(1)(2)	Chemicals Synthesis Facility and Technology Center
Qingdao, China	Textile Dyes Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Dyes and Chemicals Formulations Facility
Taboão da Serra, Brazil (1)	Chemicals Formulations Facility

(1)
Leased land and/or building.

(2)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

Raw Materials

        The manufacture of textile effects products requires a wide selection of raw materials (approximately 1,100 different chemicals), including amines, fluorochemicals and sulfones. No one raw material represents greater than 3% of our textile effects raw material expenditures. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

Competition

        We are the leading global solutions provider for textile chemicals and dyes in our chosen markets. Competition within the textile chemicals and dyes markets is generally fragmented with few competitors who offer complete solutions for both markets. Our major competitors are Clariant, BASF, Kiri-Dystar and Longsheng. We believe that our competitive strengths include our product offering, which is characterized by its broad range; high quality; significant integration between products and service; reliable technical expertise; long-standing relationships with customers; and strong business infrastructure in Asia. We believe that we have more customer service capability and account management capability than any of our competitors worldwide.

Pigments

General

        We are a global leader in the creation of titanium dioxide solutions. Titanium dioxide is a white inert pigment which provides whiteness, opacity and brightness to thousands of everyday items including paints, plastics, paper, inks, food and personal care products.

        Expertise gained over 75 years combined with a pioneering spirit enable us to help our customers to succeed. We use our expertise in titanium dioxide to create solutions for our customers that can deliver much more than whiteness and opacity including freeing capacity, reducing energy use and enabling infrastructure to last longer. Our TIOXIDE® and DELTIO® brands are made in our seven manufacturing facilities around the globe and service over 1,200 customers in practically all industries and geographic regions. Our global manufacturing footprint allows us to service both the needs of local and global customers, including Ampacet, A. Schulman, Akzo Nobel, BASF, Cabot, Clariant, Jotun, PolyOne and PPG.

        Our Pigments segment is focused on working with customers to create innovative solutions that will help them succeed and improving our competitive position. For example, our award winning range of free flow DELTIO® pigments, helps our customers improve their working environments and reduce energy consumption.

        In addition, we are focused on manufacturing efficiencies. In 2011 we approved the investment of approximately $40 million at our Calais site to build a new magnesium sulfate fertilizer manufacturing operation that will increase the efficiency, sustainability and cost effectiveness of the site. This will be operation in 2013 and we continue to pursue other projects to improve manufacturing costs at each of our facilities.

Products and Markets

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, this varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales reflecting the high exposure to seasonal coatings end use markets. Coating sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. We currently believe that the chloride process accounts for approximately 55% of global production capacity. Most end use applications can use pigments produced by either process, although there are markets that need pigment from a specific manufacturing route i.e. the inks market for sulfate and the automotive coatings market for chloride. Regional markets typically favor products that are available locally.

        Aside from the five major producers which include Huntsman, the titanium dioxide industry currently has a large number of small regional or local producers, especially in China. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks, efficiency improvements and, more recently, new capacity additions in China. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we expect supply additions for the near term in line with historical demand growth.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our global sales and technical services network, enabling us to work closely with our customers. Our focused sales effort and local manufacturing presence have allowed us to achieve leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products and services to higher growth and higher value applications. For example, we believe that our pigments business is well-positioned to benefit from growth sectors where customers needs are complex resulting in less companies having the capability to support them.

        We focus a lot of research and development in the creation of solutions that can help to address the megatrends that we see emerging as evidenced by our DELTIO® pigments range which helps our customers to liberate capacity, reduce energy, improve working environments and reduce waste.

Manufacturing and Operations

        Our pigments business has seven manufacturing sites operating in seven countries with a total capacity of approximately 565,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe.

	Annual Capacity (metric tons)
Site	EAME	North America	APAC	Process
Greatham, U.K.	150,000			Chloride
Calais, France	95,000			Sulfate
Huelva, Spain	80,000			Sulfate
Scarlino, Italy	80,000			Sulfate
Umbogintwini, South Africa	25,000			Sulfate
Lake Charles, Louisiana(1)		75,000		Chloride
Teluk Kalung, Malaysia			60,000	Sulfate

Total	430,000	75,000	60,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company, L.P.

        In 2011 we announced an investment of approximately €30 million (approximately $40 million) to build a new magnesium sulfate fertilizer manufacturing operation at our plant in Calais, France. The new facility will enable the closure of part of our Calais effluent treatment plant, which is expected to increase the efficiency, sustainability and cost effectiveness of the entire Calais site.

Joint Venture

        Louisiana Pigment Company, L.P. is our 50/50 joint venture with Kronos Worldwide. We share production offtake and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company, L.P. is accounted for using the equity method.

Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium bearing ores. Historically we have purchased the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium bearing ores are sourced from Australia, Africa and Canada. Ore accounts for approximately 45% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 30% of our variable manufacturing costs.

        The world market for titanium bearing ores has a small number of large suppliers (Rio Tinto, Iluka and Exxaro) which account for approximately 50% of global supply and from which we purchase approximately 60% of our needs. However, the choice of producers has increased in recent years with a number of emerging suppliers and we have broadened our supply base by purchasing increasing amounts of our ores from these suppliers. The titanium-bearing ores market is in the process of moving from long-term supply contracts with pricing formulas to short-term contracts with market based prices. As a result of this shift we expect to see a significant increase in our ore costs as our existing contracts expire. During 2012, approximately 50% of our ore will be purchased under existing long-term contracts and the remainder under new shorter-term contracts.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based on the basis of price, product quality and service. The major global producers against whom we compete are DuPont, Tronox, Kronos and Cristal, each of which has a global presence and the ability to service all global markets. Some of our competitors may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, the sulphate based titanium dioxide technology used by our Pigments business is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

RESEARCH AND DEVELOPMENT

        For the years ended December 31, 2011, 2010 and 2009, we spent $166 million, $151 million and $145 million, respectively, on research and development.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are located in The Woodlands, Texas; Everberg, Belgium; and Shanghai, China. Other regional development/technical service centers are located in Billingham, England (pigments); Auburn Hills, Michigan (polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China, Deggendorf, Germany and Ternate, Italy (polyurethanes); Melbourne, Australia (surfactants); Port Neches, Texas (process engineering support); Basel, Switzerland and Panyu, China (advanced materials and textile effects) and Mumbai, India (textile effects).

INTELLECTUAL PROPERTY RIGHTS

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 465 unexpired U.S. patents, approximately 155 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 3,625 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 165 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 4,725 foreign counterparts, including both registrations and applications for registration. Some of these registrations and applications include filings under the Madrid system for the international registration of marks and may confer rights in multiple countries. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

        Because of the breadth and nature of our intellectual property rights and our business, we do not believe that any single intellectual property right (other than certain trademarks for which we intend to maintain the applicable registrations) is material to our business. Moreover, we do not believe that the termination of intellectual property rights expected to occur over the next several years, either individually or in the aggregate, will materially adversely affect our business, financial condition or results of operations.

EMPLOYEES

        As of September 30, 2012, we employed approximately 12,000 people in our operations around the world. Approximately 2,000 of these employees are located in the U.S., while approximately 10,000 are located in other countries. We believe our relations with our employees are good.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the nine months ended September 30, 2012 and 2011, our capital expenditures for EHS matters totaled $61 million and $55 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures are indicative of future amounts we may spend related to EHS and other applicable laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. Currently, there are approximately 10 former facilities or third party sites in the U.S. for which we have been notified of potential claims against us for cleanup liabilities, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect these third party claims to have a material impact on our condensed consolidated financial statements (unaudited).

        One of these sites, the North Maybe Canyon Mine site, involves a former phosphorous mine near Soda Springs, Idaho, which is believed to have been operated by a predecessor company to us. In 2004, the U.S. Forest Service ("USFS") notified us that we are a CERCLA potentially responsible party ("PRP") for contaminated surface water issues. In February 2010, we and Wells Cargo (another PRP) agreed to conduct a Remedial Investigation/Feasibility Study (RI/FS) of a portion of the site and are currently engaged in that process. At this time, we are unable to reasonably estimate our potential losses in this matter.

        In addition, under the Resource Conservation and Recovery Act ("RCRA") and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, India, France, Hungary and Italy.

        By letter dated March 7, 2006, our former Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the Environmental Protection Authority Victoria ("EPA Victoria") due to concerns about soil and groundwater contamination emanating from the site. On August 23, 2010, EPA Victoria revoked the second clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period covered by the current clean-up notice, which ends on July 30, 2014. As of September 30, 2012, we had an accrued liability of $30 million related to estimated environmental remediation costs at this site. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $35 million and $36 million for environmental liabilities as of September 30, 2012 and December 31, 2011, respectively. Of these amounts, $10 million and $7 million were classified as accrued liabilities in our condensed consolidated balance sheets (unaudited) as of September 30, 2012 and December 31, 2011, respectively, and $25 million and $29 million were classified as other noncurrent liabilities in our condensed consolidated balance sheets (unaudited) as of September 30, 2012 and December 31, 2011, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years.

REGULATORY DEVELOPMENTS

        On June 1, 2007, the EU regulatory framework for chemicals called "REACH" took effect, designed to be phased in over 11 years. As a REACH-regulated company that manufactures in or imports more than one metric ton per year of a chemical substance into the European Economic Area, we were required to pre-register with the European Chemicals Agency ("ECHA"), such chemical substances and isolated intermediates to take advantage of the 11 year phase-in period. To meet our compliance obligations, a cross-business REACH team was established, through which we were able to fulfill all required pre-registrations and our first phase registrations by the November 30, 2010 deadline.

While we continue our registration efforts to meet the next registration deadline of June 2013, our REACH implementation team is now strategically focused on the authorization phase of the REACH process, directing its efforts to address "Substances of Very High Concern" and evaluating potential business implications. Where warranted, evaluation of substitute chemicals will be an important element of our ongoing manufacturing sustainability efforts. As a chemical manufacturer with global operations, we are also actively monitoring and addressing analogous regulatory regimes being considered or implemented outside of the EU.

        Although the total long-term cost for REACH compliance is unknown at this time, we spent approximately $5 million, $9 million and $3 million in 2011, 2010 and 2009, respectively, to meet the initial REACH requirements. We cannot provide assurance that these recent expenditures are indicative of future amounts that we may be required to spend for REACH compliance.

GREENHOUSE GAS REGULATION

        Although the existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some or all of our operations to be subject to regulatory requirements to reduce emissions of greenhouse gases ("GHG"). Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

PROPERTIES

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and in many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Business Segment	Description of Facility
Salt Lake City, Utah(1)	Corporate and other	Executive Offices
The Woodlands, Texas(1)	Various	Operating Headquarters, Global Technology Center
Geismar, Louisiana(2)	Polyurethanes and Performance Products	MDI, Nitrobenzene(4), Aniline(4), Polyols and Maleic Anhydride Manufacturing Facilities and Polyurethanes Systems House
Rozenburg, The Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Polyurethanes Systems House
Caojing, China	Polyurethanes	MDI Finishing Facilities, Global Technology Center
Caojing, China(3)	Polyurethanes	Precursor MDI Manufacturing Facility
Deer Park, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House, Global Technology Center
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Buenos Aires, Argentina(1)	Polyurethanes	Polyurethane Systems House
Samutprakarn, Thailand(1)	Polyurethanes	Polyurethane Systems House
Istanbul, Turkey	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Obninsk, Russia	Polyurethanes	Polyurethane Systems House
Dammam, Saudi Arabia(4)	Polyurethanes	Polyurethane Systems House
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Research Facility
Everberg, Belgium	Polyurethanes and Performance Products	Polyurethane and Performance Products Regional Headquarters, Global Technology Center
Derry, New Hampshire(1)	Polyurethanes	TPU Research Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility and Polyurethane Systems House
Wilton, U.K.	Polyurethanes	Aniline and Nitrobenzene Manufacturing Facilities
Port Neches, Texas	Polyurethanes and Performance Products	Olefins, EO, EG, Surfactants, Amines and PO Manufacturing Facilities
Conroe, Texas	Performance Products	Amines Manufacturing Facility
Petfurdo, Hungary(1)	Performance Products	Amines Manufacturing Facility
Llanelli, U.K.	Performance Products	Amines Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Jurong Island, Singapore(1)	Performance Products	Amines Manufacturing Facility
Jubail, Saudi Arabia(5)	Performance Products	Amines Manufacturing Facility
Chocolate Bayou, Texas(1)	Performance Products	LAB Manufacturing Facility
Pensacola, Florida(1)	Performance Products	Maleic Anhydride Manufacturing Facility
Moers, Germany(6)	Performance Products	Maleic Anhydride Manufacturing Facility
Dayton, Texas	Performance Products	Surfactant Manufacturing Facility
Botany, Australia	Performance Products	Surfactant/EG Manufacturing Facility
St. Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France(1)	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Ankleshwar, India(1)	Performance Products	Surfactant /Amines Manufacturing Facility
Patrica/Frosinone, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain(1)	Performance Products	Surfactant Manufacturing Facility
Melbourne, Australia	Performance Products	Research Facility
Bergkamen, Germany	Advanced Materials	Synthesis Facility
Monthey, Switzerland	Advanced Materials	Resins and Synthesis Facility
Pamplona, Spain	Advanced Materials	Resins and Synthesis Facility

Location	Business Segment	Description of Facility
McIntosh, Alabama	Advanced Materials	Resins and Synthesis Facility
Chennai, India(7)	Advanced Materials	Resins and Synthesis Facility
Bad Saeckingen, Germany(1)	Advanced Materials	Formulating Facility
Duxford, U.K.	Advanced Materials	Formulating Facility
Sadat City, Egypt	Advanced Materials	Formulating Facility
Taboão da Serra, Brazil	Advanced Materials and Polyurethanes	Formulating Facility and Polyurethane Systems House
Panyu, China(1)(8)	Advanced Materials	Formulating and Synthesis Facility and Technology Center
East Lansing, Michigan	Advanced Materials	Formulating Facility
Istanbul, Turkey(1)	Advanced Materials	Formulating Facility
Los Angeles, California	Advanced Materials	Formulating Facility
Basel, Switzerland(1)	Advanced Materials and Textile Effects	Technology Center, Advanced Materials headquarters and Textile Effects Textile Dyes Facility
Panyu, China(1)(8)	Textile Effects	Chemicals Synthesis Facility and Technology Center
Langweid am Leich, Germany(1)	Textile Effects	Chemicals Synthesis Facility
Charlotte, North Carolina(1)	Textile Effects	Chemicals Formulations Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Effects	Textiles Dyes and Chemicals Formulations Facility
Atotonilquillo, Mexico	Textile Effects	Textile Dyes and Chemicals Formulations Facility
High Point, North Carolina(1)	Textile Effects	Technology Center
Baroda, India	Textile Effects	Textile Dyes and Chemicals Synthesis Facility
Gandaria, Indonesia	Textile Effects	Textile Dyes and Chemicals Formulations Facility
Qingdao, China	Textile Effects	Textile Dyes Facility
Fraijanes, Guatemala(1)	Textile Effects	Chemicals Formulations Facility
Bogota, Colombia(1)	Textile Effects	Chemicals Formulations Facility
Hangzhou, China(1)	Textile Effects	Chemicals Formulations Facility
Istanbul, Turkey(1)	Textile Effects	Chemicals Formulations Facility
Karachi, Pakistan(1)	Textile Effects	Chemicals Formulations Facility
Gateway, Singapore(1)	Textile Effects and Performance Products	Textile Effects Headquarters and Performance Products Regional Headquarters
Greatham, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Calais, France	Pigments	Titanium Dioxide Manufacturing Facility
Huelva, Spain	Pigments	Titanium Dioxide Manufacturing Facility
Scarlino, Italy	Pigments	Titanium Dioxide Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	Titanium Dioxide Manufacturing Facility
Umbogintwini, South Africa	Pigments	Titanium Dioxide Manufacturing Facility
Lake Charles, Louisiana(9)	Pigments	Titanium Dioxide Manufacturing Facility

(1)
Leased land and/or building.

(2)
The Geismar facility is owned as follows: we own 100% of the MDI, polyol and maleic anhydride facilities, and Rubicon LLC, a consolidated manufacturing joint venture with Chemtura Corporation in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon LLC is a separate legal entity that operates both the assets that we own jointly with Chemtura Corporation and our wholly-owned assets at Geismar.

(3)
35% interest in SLIC, our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies.

(4)
51%-owned consolidated manufacturing joint venture with Basic Chemicals Industries Ltd.

(5)
50% interest in Arabian Amines Company, our consolidated manufacturing joint venture with Zamil Group.

(6)
50% interest in Sasol-Huntsman, our consolidated manufacturing joint venture with Sasol.

(7)
76%-owned consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(8)
95%-owned consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(9)
Owned by Louisiana Pigment Company, L.P., our unconsolidated manufacturing joint venture which is owned 50% by us and 50% by Kronos Worldwide.

LEGAL MATTERS

Asbestos Litigation

        We have been named as a premises defendant in a number of asbestos exposure cases, typically claims by nonemployees of exposure to asbestos while at a facility. In the past, these cases typically involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred or what injuries each plaintiff claimed. Rarely do the complaints in these cases state the amount of damages being sought. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant premises, the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eighteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Nine months ended September 30,
	2012	2011
Unresolved at beginning of period	1,080	1,116
Tendered during period	3	10
Resolved during period(1)	2	43
Unresolved at end of period	1,081	1,083

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of September 30, 2012, we had an accrued liability of $10 million relating to these cases and a corresponding receivable of $10 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of September 30, 2012.

        Certain cases in which we are a premises defendant are not subject to indemnification by prior owners or operators. However, we may be entitled to insurance or other recovery in some of these cases. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Nine months ended September 30,
	2012	2011
Unresolved at beginning of period	36	37
Filed during period	8	9
Resolved during period	3	8
Unresolved at end of period	41	38

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $82,000 and $442,000 during the nine months ended September 30, 2012 and 2011, respectively. As of September 30, 2012, we had an accrual of $225,000 relating to these cases and we expect insurance proceeds to offset this cost. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of September 30, 2012.

Antitrust Matters

        We have been named as a defendant in two purported class action civil antitrust suits alleging that we and our co-defendants and other co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The cases were filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland and a consolidated complaint was filed on April 12, 2010. The other defendants named in this matter are E.I. du Pont de Nemours and Company, Kronos Worldwide Inc., Millennium Inorganic Chemicals, Inc. and the National Titanium Dioxide Company Limited (d/b/a Cristal). The court certified the case as a class action on August 28, 2012 although notice to putative class members has not yet been given while we and our co-defendants pursue an appeal of the class certification before the Court of Appeals for the Fourth Circuit. The trial is set to begin September 9, 2013.

        In the antitrust litigation currently pending against us, the plaintiffs generally are seeking injunctive relief, treble damages, costs of suit and attorneys fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts material to us. As alleged damages in these cases have not been specified, and because of the overall complexity of these cases, we are unable to reasonably estimate any possible loss or range of loss with respect to these claims.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our allegedly delivering a different product from that which it had ordered. Our customer claims that it was unaware that the different product had been delivered until after it had been used to manufacture materials which were subsequently sold. Originally, the customer stated that it had been notified of claims of up to an aggregate of €153 million (approximately $191 million) relating to this matter and believed that we may be responsible for all or a portion of these potential claims. Our customer has since resolved some of these claims and the aggregate amount of the current claims is now approximately €113 million (approximately $145 million). Based on the facts currently available to us, we believe that we are insured for any liability we may ultimately have in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs to us. We believe the range of possible loss to our Company in this matter to be between €0 and €113 million and have made no accrual with respect to this matter.

Indemnification Matter

        On July 3, 2012, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (the "Banks") demanded that Huntsman Corporation indemnify them for claims brought by certain MatlinPatterson entities that were formerly our parent's shareholders (the "Plaintiffs") in litigation filed June 19, 2012 in the 9th District Court in Montgomery County, Texas. The Banks assert that they are entitled to indemnification pursuant to the Agreement of Compromise and Settlement between the Banks and our parent, dated June 22, 2009, wherein the Banks and our parent settled claims that we brought relating to the failed merger with Hexion Specialty Chemicals, Inc. ("Hexion"). Plaintiffs claim that the Banks knowingly made materially false representations about the nature of the financing for the acquisition of our parent by Hexion and that they suffered substantial losses to their 19 million shares of our parent's common stock as a result of the Banks' misrepresentations. Plaintiffs are asserting statutory fraud, common law fraud and aiding and abetting statutory fraud and are seeking actual damages, exemplary damages, costs and attorney's fees, pre-judgment and post-judgment interest. Our parent has denied the Banks' demand and continues to monitor the litigation. At this time, we are unable to estimate the amount or range of possible losses with respect to these claims.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

AVAILABLE INFORMATION

        We maintain an internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. We also provide electronic or paper copies of our SEC filings free of charge upon request.

GLOSSARY OF CHEMICAL TERMS

DEG—di-ethylene glycol
BDO—butane diol
DGA® Agent—DIGLYCOLAMINE® agent
EG—ethylene glycol
EO—ethylene oxide
LAB—linear alkyl benzene
LAS—linear alkylbenzene sulfonate
LER—liquid epoxy resins

LNG—liquefied natural gas
MEG—mono-ethylene glycol
MDI—methyl diphenyl diisocyanate
MTBE—methyl tertiary-butyl ether
PG—propylene glycol
PO—propylene oxide
Polyols—a substance containing several hydroxyl groups. A diol, triol and tetrol contain two, three and four hydroxyl groups respectively
TBA—tertiary butyl alcohol
TBHP—tert-butyl hydroperoxide
TDI—toluene diisocyanate
TEG—tri-ethylene glycol
TiO2—titanium dioxide pigment
TPU—thermoplastic polyurethane
UPR—unsaturated polyester resin

MANAGEMENT

        Following is information concerning the Board of Managers of Huntsman International LLC as of December 4, 2012. Given the significant influence of the management of Huntsman Corporation, our parent, on our business, also included below is information concerning the executive officers and Board of Directors of our parent, as of December 4, 2012. Unless the context otherwise requires, references in this management discussion to "we," "us," "our," or "our Company" refer to Huntsman International, together with its subsidiaries.

Board of Managers of Huntsman International LLC

        The Board of Managers of our Company consists of Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and James R. Moore. The members of the Board of Managers of Huntsman International LLC are appointed by our parent as the sole owner of our membership interests and hold office until their successors are duly appointed and qualified. Information with respect to J. Kimo Esplin and James R. Moore is presented below under "—Executive Officers." Information with respect to Jon M. Huntsman and Peter R. Huntsman is presented below under "—Board of Directors of Huntsman Corporation."

Executive Officers

        All of the following executive officers (in addition to Jon M. Huntsman and Peter R. Huntsman, information for each of whom is presented below under "—Board of Directors of Huntsman Corporation") serve at the pleasure of the board of directors of our parent.

        J. Kimo Esplin, age 50, is a Manager of Huntsman International LLC and also serves as Executive Vice President and Chief Financial Officer. Mr. Esplin has served as Chief Financial Officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        James R. Moore, age 68, is a Manager of Huntsman International LLC and also serves as Executive Vice President, General Counsel and Secretary. Prior to his appointment to this position in January 2010, Mr. Moore served as our Vice President and Deputy General Counsel since 2003. Prior to that, Mr. Moore served as Vice President and Chief Environmental Counsel from 2002 to 2003 and Senior Environmental Counsel from 1998 to 2002. From 1989 until joining our Company in 1998, Mr. Moore was a partner at the Seattle law firm of Perkins Coie. Mr. Moore also previously served as a trial attorney with the U.S. Department of Justice, an assistant U.S. Attorney and Regional Counsel, Region 10, of the U.S. Environmental Protection Agency.

        Anthony P. Hankins, age 54, is Division President, Polyurethanes and Chief Executive Officer, Asia-Pacific. Mr. Hankins was appointed to these positions in March 2004 and February 2011, respectively. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia-Pacific for our Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme, age 56, is Division President, Textile Effects. Mr. Hulme was appointed to this position in February 2009. From June 2003 to February 2009, Mr. Hulme served as Division President,

Materials and Effects. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        James H. Huntsman, age 41, is Division President, Advanced Materials. Mr. Huntsman was appointed to this position in July 2011. Prior to that time, Mr. Huntsman served as Vice President of Huntsman Advanced Materials, Americas Region since February 2009. From March 2006 to February 2009, Mr. Huntsman owned and managed a film production company based in Los Angeles, California. Prior to March 2006, he served as the Company's Vice President, U.S. Base Chemicals and Polymers. Mr. Huntsman originally joined the Company in 1990 and has held numerous manufacturing and commercial roles of increasing responsibility within a number of divisions. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Jon M. Huntsman, Jr.

        Stewart A. Monteith, age 56, is Division President, Performance Products. Mr. Monteith was appointed to this position in February 2011. Prior to that time, Mr. Monteith served as Vice President of the Performance Specialties Unit, a position he held since August 2003. He also served as Vice President for Global Markets and Business Development. Mr. Monteith joined Huntsman in 1994. Prior to joining Huntsman, Mr. Monteith held various positions with Texaco Chemical Company and Union Carbide.

        Simon Turner, age 49, is Division President, Pigments. Prior to his appointment to this position in November 2008, Mr. Turner served as Senior Vice President, Pigments since April 2008. From September 2004 to April 2008, Mr. Turner served as Vice President of Global Sales and from July 1999 to September 2004, he held positions including General Manager Co-Products and Director Supply Chain and Shared Services. Prior to joining Huntsman in July 1999, Mr. Turner held various positions with ICI.

        Ronald W. Gerrard, age 53, is Senior Vice President, Environmental, Health & Safety and Manufacturing Excellence. Mr. Gerrard was appointed to this position in June 2009. Prior to this appointment, Mr. Gerrard served as Vice President, Global Operations and Technology in our Polyurethanes business from May 2004 to June 2009. From 1999 to May 2004, Mr. Gerrard served as Vice President, Asia; Business Director, Flexible Foams; and Director, EHS and Engineering, also within our Polyurethanes business. Prior to joining Huntsman in 1999, Mr. Gerrard had worked for ICI and for EVC, a joint venture between ICI and Enichem. Mr. Gerrard is a Chartered Engineer.

        Brian V. Ridd, age 54, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        R. Wade Rogers, age 47, is Senior Vice President, Global Human Resources. Mr. Rogers has held this position since August 2009. From May 2004 to August 2009, Mr. Rogers served as Vice President, Global Human Resources, from October 2003 to May 2004, Mr. Rogers served as Director, Human Resources—Americas and from August 2000 to October 2003, he served as Director, Human Resources for our Polymers and Base Chemicals businesses. From the time he joined Huntsman in 1994 to August 2000, Mr. Rogers served as Area Manager, Human Resources—Jefferson County Operations. Prior to joining Huntsman, Mr. Rogers held a variety of positions with Texaco Chemical Company.

        Russ R. Stolle, age 50, is Senior Vice President and Deputy General Counsel. Mr. Stolle was appointed to this position in January 2010. From October 2006 to January 2010, Mr. Stolle served as our Senior Vice President, Global Public Affairs and Communications, from November 2002 to October 2006, he served as Vice President and Deputy General Counsel, from October 2000 to November 2002 he served as Vice President and Chief Technology Counsel and from April 1994 to

October 2000 he served as Chief Patent and Licensing Counsel. Prior to joining Huntsman in 1994, Mr. Stolle had been an attorney with Texaco Inc. and an associate with the law firm of Baker & Botts.

        Randy W. Wright, age 54, is our Vice President and Controller since February 2012. Mr. Wright previously served as Assistant Controller and Director of Financial Reporting from July 2004 to February 2012. Prior to joining Huntsman in 2004, Mr. Wright held various positions with Georgia-Pacific Corporation, Riverwood International, Johns Manville and PricewaterhouseCoopers. Mr. Wright is a Certified Public Accountant.

        Kevin C. Hardman, age 48, is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche LLP, where he worked for 10 years. Mr. Hardman is a Certified Public Accountant and holds a master's degree in tax accounting.

        John R. Heskett, age 44, is Vice President, Planning and Treasurer. Mr. Heskett has held this position since December 2009. From September 2008 until October 2009, Mr. Heskett served as a Vice President at Boart Longyear Limited, a publicly-listed exploration drilling services and products company. Mr. Heskett previously served as Vice President, Corporate Development and Investor Relations for our Company from August 2004 until September 2008 and was appointed Vice President, Corporate Development in 2002. Mr. Heskett also served as Assistant Treasurer for our Company and several of our subsidiaries. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for a number of years.

        Steven C. Jorgensen, age 44, is Vice President, Accounting Shared Services and Internal Controls Mr. Jorgensen was appointed to this position effective February 17, 2012. Mr. Jorgensen previously served as Vice President, Internal Controls and Internal Audit from May 2007 to February 2012. Mr. Jorgensen joined Huntsman in May 2004 as Director of Internal Controls and in May 2005 was appointed as Director of Internal Audit and Controls. Prior to joining Huntsman, Mr. Jorgensen was Vice President and Audit Manager with General Electric Consumer Finance, and prior to that he was an audit Senior Manager with the accounting firm of Deloitte & Touche LLP. Mr. Jorgensen is a Certified Public Accountant and holds a master's degree in accounting.

        Kurt D. Ogden, age 44, is Vice President, Investor Relations. Prior to his appointment to this position in February 2009, Mr. Ogden served as Director, Corporate Finance since October 2004. Prior to joining Huntsman in 2004, Mr. Ogden held various positions with Hillenbrand Industries, Pliant Corporation and Huntsman Chemical Corporation. Mr. Ogden is a Certified Public Accountant and holds a master's degree in business administration.

        Maria Csiba-Womersley, age 54, is Vice President and Chief Information Officer. Ms. Csiba-Womersley was appointed to this position effective September 2006. Ms. Csiba-Womersley served as Global eBusiness Director from 2004 to 2006 and also served as our Director of Global IT Planning and Security. Previously, Ms. Csiba-Womersley was a Regional Polymer Sales Manager, a Business Director for Polypropylene and Director of Polymer Logistics. Ms. Csiba-Womersley joined Huntsman in 1997.

Board of Directors of Huntsman Corporation

        The size of our parent's Board of Directors (the "Board") is currently set at ten, divided into three classes serving staggered terms, with one class being elected each year to serve a three year term. Presented below is information with respect to all directors of our parent. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business. This information is current as of December 4, 2012. The following discussion of the Board relates to our parent, Huntsman Corporation. References in this discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation.

Jon M. Huntsman	Jon M. Huntsman, age 75, is the Executive Chairman of the Board of Directors of our Company. Prior to his appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of Directors of our Company, a position he had held since our Company was formed. Mr. Huntsman also serves on our Litigation Committee. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of our Company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute. We believe that Mr. Huntsman's vital role in the founding and history of our Company, extensive experience in the chemical industry and proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman, our Division President, Advanced Materials, James H. Huntsman, and our director, Jon M. Huntsman, Jr.

Dr. Patrick T. Harker

Dr. Harker, age 54, has served as one of our directors since March 2010. Dr. Harker serves as Chairman of our Governance Committee and as a member of the Audit Committee. Dr. Harker was recently appointed to the Board of the Federal Reserve Bank of Philadelphia in January 2012 as a Class B director. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. From 2000 to 2010, Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc., a public utility holding company. We believe that Dr. Harker's significant experience leading highly-respected educational and business institutions, along with his board experience and background in engineering and applied science, support the conclusion that he should serve as one of our directors.

Dr. Mary C. Beckerle

Dr. Beckerle, age 58, has served as one of our directors since May 2011. She serves as a member of our Governance Committee. Dr. Beckerle is an internationally recognized scientist who has served on numerous scientific boards and committees, including the Advisory Committee to the Director of the U.S. National Institutes of Health and the Scientific Management Board of the National Center for Biological Sciences in India. Dr. Beckerle is a Distinguished Professor of Biology in the College of Science at the University of Utah, which she joined in 1986. Since 2006, Dr. Beckerle has served as Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah. Dr. Beckerle served as President of the American Society for Cell Biology in 2006, held a Guggenheim Fellowship at the Curie Institute in Paris, and is an elected Fellow of the American Academy of Arts and Sciences. We believe that Dr. Beckerle's scientific expertise and international experience, as well as her extensive leadership and management credentials support the conclusion that she should serve as one of our directors.

Peter R. Huntsman

Peter R. Huntsman, age 49, is President, Chief Executive Officer and a Director of our Company. Mr. Huntsman also serves on our Litigation Committee. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company. We believe that Mr. Huntsman's important role in the history and management of our Company and its affiliates and his leadership and business skills, including his current position as our Chief Executive Officer, support our conclusion that he should serve as one of our directors. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, and the brother of our Division President, Advanced Materials, James H. Huntsman, and our director, Jon M. Huntsman, Jr.

Wayne A. Reaud

Mr. Reaud, age 65, has served as one of our directors since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and he serves as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America. We believe that Mr. Reaud's legal expertise and extensive experience with complex and high-profile litigation and his commitment to service support the conclusion that he should serve as one of our directors.

Alvin V. Shoemaker

Mr. Shoemaker, age 74, has served as one of our directors since March 2005. Mr. Shoemaker serves as a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also currently serves as a director of Wynn Resorts Limited. We believe that Mr. Shoemaker's extensive board and executive-level management experience and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

Nolan D. Archibald

Mr. Archibald, age 69, has served as one of our directors since March 2005 and he is currently our Vice Chairman and Lead Independent Director. Mr. Archibald is also Chairman of the Compensation Committee. Mr. Archibald has served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, since March 2010. He served as President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation. We believe that Mr. Archibald's extensive board and executive-level management experience, and proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

M. Anthony Burns

Mr. Burns, age 70, has served as one of our directors since March 2010. He is Chairman of the Audit Committee and a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. Mr. Burns also currently serves as a director of Pfizer Inc. He is a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida. We believe that Mr. Burns' long tenure as Chief Executive Officer of Ryder System, a major public company, his valuable leadership and management insights, his financial expertise and his service on (and in some cases chairmanship of) audit and other committees of public companies, support the conclusion that he should serve as one of our directors.

Jon M. Huntsman, Jr.

Jon M. Huntsman, Jr., age 52, has served as one of our directors since February 2012. Mr. Huntsman was most recently a candidate for the Republican nomination for the President of the United States. From 2009 to 2011, he served as U.S. Ambassador to China and he served as Governor of the State of Utah from 2005 to 2009. Mr. Huntsman's public service also includes appointments as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative and Deputy Assistant Secretary of Commerce for Asia. Mr. Huntsman currently serves as Chairman of the Huntsman Cancer Foundation. He also serves as a director of Ford Motor Company and Caterpillar Inc. Mr. Huntsman originally joined our Company in 1983 and served in numerous capacities, including Vice Chairman, until his resignation in 2005. We believe that Mr. Huntsman's international and diplomatic experience and his previous experience in our Huntsman businesses support the conclusion that he should serve as one of our directors. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our Division President, Advanced Materials, James H. Huntsman

Sir Robert J. Margetts

Sir Robert, age 66, has served as one of our directors since August 2010. He currently serves as Deputy Chairman of OJSC Uralkali, a publicly traded potash fertilizer producer, and on the boards of a number of privately held companies. Sir Robert previously served as a director of Anglo American PLC from 1998 to 2010, Chairman of Legal & General Group PLC from 2000 until 2010 and Chairman of BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board. We believe that Sir Robert's extensive executive board and executive-level management experience in Europe and his more than 40 years experience in the chemicals industry support the conclusion that he should serve as one of our directors.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion and analysis is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this Compensation Discussion and Analysis to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Named Executive Officers

        The following Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2011. We refer to these individuals as "named executive officers." Our named executive officers for 2011 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Anthony P. Hankins, Chief Executive Officer, Asia Pacific and Division President, Polyurethanes, and Simon Turner, Division President, Pigments.

Executive Summary

        As described in more detail throughout this Compensation Discussion and Analysis, the Company's executive compensation program is designed primarily to "pay for performance" based on an allocation among long-term and short-term components. We strive to establish a proper balance of risks in achieving goals designed to further our business objectives and create stockholder value. We believe our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.

        For 2011, the Company delivered strong operating and financial performance. The Compensation Committee believes these results were achieved both as a result of favorable market conditions and the leadership, vision and hard work of our executive team. The 2011 results include:

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  revenues improved 21% from 2010 ($11,221 million in 2011 compared to $9,250 million in 2010);

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  adjusted EBITDA improved 39% from 2010 ($1,214 million in 2011 compared to $875 million in 2010); and

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  adjusted diluted income per share improved 104% from 2010 ($1.69 per diluted share compared to $0.83 per diluted shared for 2010.

        This performance exceeded beginning of the year external estimates and occurred at a time of considerable economic uncertainty given the slow pace and volatility of the economic recovery. In light of the strong performance of the Company during 2011 and the link to performance in our executive compensation arrangements, the Compensation Committee believes that the balanced compensation programs that were in place during 2011 operated as the Compensation Committee intended when it designed and implemented the programs, specifically:

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  Base salary—designed to be a fixed portion of total compensation and established at or near the median level of base pay for our peer group for most of our named executive officers;

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  Annual cash performance awards—payment is determined by the Compensation Committee based on performance against predetermined performance criteria; and

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  Equity-based compensation—awards were granted in 2011 at specified dollar values for each named executive officer, with a mix of restricted stock and stock options with values based on the grant date fair value of such awards.

        At the 2011 Annual Meeting, we held our first stockholder advisory vote, or "say-on-pay" proposal, to approve the compensation paid to our named executive officers in 2010. At that meeting, 97% of the total votes cast on the "say-on-pay" proposal were voted in favor of the proposal. In determining executive compensation for 2012, the Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and considered the overall stockholder support that our "say-on-pay" proposal received. For 2012, the Compensation Committee continued to apply the same compensation principles and philosophy, while making adjustments where necessary to further incentivize performance and align our executive officers' interests with those of our stockholders. We will continue to consider the outcome of our "say-on-pay" vote results when determining future compensation practices and pay levels for our named executive officers.

        At the 2011 Annual Meeting, an advisory vote was also held on the frequency of the "say-on-pay" proposal. As recommended by the Board, stockholders expressed their preference for an annual advisory vote on executive compensation, and we have implemented that recommendation.

        Although we evaluate our compensation programs on an annual basis, our compensation practices have remained substantially the same for several years. However, the Compensation Committee did make certain changes to our equity-based compensation program for 2011. In 2009 and 2010, we granted a greater proportion of restricted stock than stock options compared to prior years' grants. In 2011, we again changed the ratio to provide a greater proportion of stock options to restricted stock than in 2009 and 2010 in order to make a larger portion of total compensation dependent on the performance of our common stock.

        In this Compensation, Discussion and Analysis, we refer to our EBITDA, adjusted EBITDA and adjusted diluted income per share, which are non-GAAP financial measures. A presentation and reconciliation to the most directly comparable GAAP financial measures is contained on pages 59-64 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 16, 2012.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is that performance should have a significant impact on compensation and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual performance goals and the long-term performance of our Company. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to maintain an executive compensation program that is structured to provide a total compensation package that, at expected levels of performance, is at or near the 50th percentile for our executive officers when compared to executives holding comparable positions or having similar qualifications in other similarly situated companies in our peer group, as discussed below. This is done because the Compensation Committee believes that it is necessary to retain key executives who may otherwise be incentivized to leave our Company if a significant pay disparity existed between us and our competitors. Actual compensation may be above or below targets based on the performance of our Company and the individual, with the opportunity to achieve greater compensation, at or near the 75th percentile, based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance and that our executive officers are awarded for superior performance.

        Our compensation philosophy is supported and accompanied by the following compensation governance provisions:

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  the opportunity for our stockholders to cast an advisory vote to approve the compensation of our named executive officers;

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  the establishment and maintenance of an independent Compensation Committee;

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  the adoption and maintenance of stock ownership guidelines for officers and directors; and

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  the prohibition on executive officers engaging in short-term, hedging or speculative transactions involving shares of our common stock.

Elements of Executive Compensation

        The key elements of direct compensation for the executive officers are base salary, cash performance awards and equity-based compensation. This mixture of pay elements represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives and is the result of our historical pay practices, management recommendations and Compensation Committee determinations. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. Our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans and certain perquisites. The Compensation Committee considers each of the key elements and the indirect elements when evaluating the overall compensation program design.

        A detailed discussion of the specific elements of compensation awarded to our named executive officers for 2011 is set forth below in "Compensation Discussion and Analysis—2011 Executive Compensation."

        Annual Base Salary.    Management makes recommendations to the Compensation Committee regarding the annual base salary of each of the executive officers, other than the Executive Chairman and the Chief Executive Officer, and establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace. For the Executive Chairman and the Chief Executive Officer, management and the compensation consultant provide the Compensation Committee information from which the Compensation Committee makes determinations regarding their annual base salaries.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        Annual Incentive Program.    Our annual incentive program enables executive officers and other key employees to earn an annual cash performance award based on strong performance against predetermined criteria. The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of the year. Furthermore, as part of the annual cash performance award process, the Compensation Committee undertakes a subjective evaluation of each executive officer's performance and success in areas it believes to be significant to us as a whole or to a particular business unit or function. For 2012, the Compensation Committee determined to make certain changes to the annual cash performance award evaluation process for the Executive Chairman. The Executive Chairman's 2012 cash performance award will be based 50% on financial components, consisting of adjusted EBITDA and net operating cash flow, and 50% on strategic components established by the Compensation Committee.

        Long-Term Equity-Based Compensation.    Our long-term equity-based compensation awards are designed to align our executive team's interests with the interests of our stockholders by tying a significant portion of total compensation to the performance of our common stock. The Compensation Committee believes that grants of long-term equity-based awards to executive officers encourage them to remain with and devote their best efforts to our Company and enhance our ability to attract and retain the services of executives essential for our growth and profitability.

        We provide executives with long-term equity-based compensation through the Huntsman Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), which was most recently approved by our stockholders on November 4, 2009. The Stock Incentive Plan permits the granting of a variety of stock and stock-based awards. The awards are granted according to a pre-determined schedule developed by management and the Compensation Committee and approved by the Compensation Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter.

        In determining the allocation of awards each year, the Compensation Committee assesses the risk profile of our long-term equity-based award practices and determines whether the appropriate level of risk is accounted for in the mix of restricted stock and stock option awards granted and makes changes as appropriate. We believe that this mix of restricted stock and stock options supports our strategic objectives and we have used this mix to obtain the benefit of each of these types of awards. Restricted stock provides value that continues to exist and creates an ongoing retention benefit during times in which our stock price is depressed, including times of general economic downturns similar to the one recently experienced, whereas stock options provide the opportunity for employees to achieve a higher value and thus create additional motivation for employees to strive for superior performance. We provide phantom shares in lieu of restricted stock in foreign jurisdictions where tax treatment is more favorable for the recipient with respect to this type of award. Other than awards granted to the Executive Chairman, we granted equity awards in 2009 and 2010 with values of 70% in restricted stock and 30% in stock options based on the grant date fair value of such awards. In 2011, we granted equity awards with values of 50% in restricted stock or phantoms shares and 50% in stock options based on the grant date fair value of such awards in order to make a larger portion of total compensation dependent on the performance of our common stock.

        Special Project Bonuses.    From time to time, our Chief Executive Officer and our Senior Vice President, Global Human Resources may make recommendations to the Compensation Committee to award special project bonuses in order to reward successful completion of strategic objectives. These project bonuses are customarily related to special initiatives.

        Health and Welfare Benefits.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below in the narratives following the "—Pension Benefits in Fiscal 2011" and "—Nonqualified Deferred Compensation in Fiscal 2011" tables provide an explanation of the major features of our retirement and savings plans. Executive officers participate in our qualified retirement and savings plans on the same basis as other employees. We provide defined benefit pension plans, including the Huntsman Defined Benefit Pension Plan (a tax qualified defined benefit pension plan) and the Huntsman Supplemental Executive Retirement Plan (a non-qualified supplemental pension plan for executives who exceed the qualified plan limitations). Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. In addition, we provide the Huntsman Pension Scheme to our U.K. employees in the Polyurethanes segment, such as Mr. Hankins. We provide the Tioxide Pension Fund to our U.K. employees in the Pigments segment, such as Mr. Turner, who is also a participant in the non-qualified supplemental Huntsman Global Pension Scheme.

        We also provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). In addition, officers in the U.K are eligible for the Huntsman UK Pension Plan.

        Perquisites.    We provide additional compensation to our Chief Executive Officer and other named executive officers in the form of perquisites for the convenience of executives in meeting the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether, and to what extent, it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our Company for perquisites.

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  Foreign Assignment Policy—We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization and international living or hardship allowances when deemed appropriate. Of our named executive officers, only Mr. Hankins participates in the expatriation program.

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  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of our aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, the Executive Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on company business, the Compensation Committee may permit the Executive Chairman of the Board and the Chief Executive Officer to have personal use of Company aircraft without cost subject to its availability. The Compensation Committee may limit such use in any given calendar year to a specified number of hours. For 2011, such use by our Executive Chairman was limited to 150 flight hours and such use by the Chief Executive Officer was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from personal use of our Company aircraft.

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  Company Car—We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this Company provided transportation.

        Employment Agreements.    We do not generally enter into employment agreements with our executive officers. However, in accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and a cash performance award, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Executive Severance Plan.    For executive officers who do not have employment agreements with our Company, we provide payments and benefits upon an event of severance or change of control through the Huntsman Executive Severance Plan (the "Executive Severance Plan"). We established the Executive Severance Plan to remain competitive with other companies against whom we compete for executive talent, which commonly have employment agreements with their executives that provide for severance payments and benefits. As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is found below under the heading "Potential Payments upon Termination or Change of Control."

Annual Review of Executive Compensation

        The Compensation Committee, management and an external compensation consultant each play a key role in the annual review, evaluation and approval of our executive compensation programs as further described below.

        Compensation Committee.    The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and implementation of policies and plans covering our executive officers. In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

        The Compensation Committee reviews different components of compensation at different meetings during the year. Each time a component is reviewed, the Compensation Committee considers input from management and the external compensation consultant. After these consultations, the Compensation Committee considers each executive's performance including through reports from other members of senior management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. The Compensation Committee considers all of the information provided to them to arrive at individual compensation decisions.

        In addition, the Compensation Committee and all other independent members of the Board conduct an annual review and approval of each element of the annual compensation of the Executive

Chairman and the Chief Executive Officer. This review includes an evaluation of performance, corporate goals and objectives relevant to compensation, and compensation under various circumstances, including upon retirement or a change in control. In connection with this review, the Compensation Committee receives advice from the external compensation consultant.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' and employees' behavior consistent with strategic objectives. Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of data and the effects of adjustments and modifications to compensation programs. Our Chief Financial Officer and our General Counsel also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs.

        Under the direction of the Compensation Committee and in coordination with the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of the officer's historical pay and career development, individual and corporate performance, competitive practices and trends and various compensation issues. Based on the results of this review, management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman. Our Chief Executive Officer also provides the Compensation Committee with his evaluation of performance of each executive officer other than our Executive Chairman during the prior year for their consideration.

        Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of the programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee. In 2011, the Committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive and director compensation and corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services.

        Services performed by Meridian for the Compensation Committee during 2011 included evaluation of levels of executive and director compensation as compared to general market compensation data and peer companies' compensation data, evaluation of proposed compensation programs or changes to existing programs, provision of information on current executive compensation trends, and updates regarding applicable legislative and governance activity.

        Compensation Peer Analysis.    As an important consideration in determining the appropriate amount for each element of the executive officers' total compensation (base salary, cash performance awards and long-term equity-based compensation), the Compensation Committee considers the compensation paid for similar positions at other companies within a peer group of companies, which we refer to as our peer group. The peer group is comprised of companies against whom we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. For example, the median revenue for our peer group in 2010 was $9.9 billion and our Company's 2010 revenue was $9.3 billion. The peer group data supplied by the compensation consultant to the Compensation Committee is not adjusted based on any of these factors. The list of companies that comprise the peer group was initially developed in 2005 and was subsequently modified based on suggestions from the compensation consultant and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation in the composition of this group may take place from year to year based on an analysis provided by the compensation consultant that is reviewed for appropriateness by the Compensation Committee; however, no changes were made to our peer group in 2010 or 2011. Our peer group for purposes of 2011 compensation decisions is comprised of the following eleven companies:

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  3M Company

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  Air Products and Chemicals Incorporated

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  Avery Dennison Corporation

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  Dow Chemical Company

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  EI du Pont de Nemours and Company

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  Eastman Chemical Company

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  Monsanto Chemical Company

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  OM Group Incorporated

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  PPG Industries Incorporated

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  Praxair Incorporated

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  Sherwin-Williams Company

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the competitiveness of our executive compensation with the broader market of chemical and general industrial companies. These data are generally provided by the compensation consultant and are the product of published survey sources representing compensation amounts for similar positions at general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation. The Compensation Committee also uses data from these broad market surveys when comparable data is unavailable or limited within our peer group. This is the case for the Executive Chairman, and we use broad market surveys for comparative information in determining his compensation.

2011 Executive Compensation

        Mix of Compensation.    For 2011, the Compensation Committee set the mix of base salary, cash performance awards and equity-based compensation as a percentage of total potential direct compensation for each of the named executive officers as reflected in the following table.

	Percent of Potential Total Direct Compensation
Officer	Base Salary	Annual Incentive Program	Long-Term Equity-Based Awards
Jon M. Huntsman	15%	61%	24%
Peter R. Huntsman	20%	26%	54%
J. Kimo Esplin	30%	52%	18%
Anthony P. Hankins	36%	42%	22%
Simon Turner	30%	52%	18%

        The mixture of pay elements described above represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, management recommendations and Compensation Committee determinations. In determining this mix of compensation for our named executive officers, the Compensation Committee considers how best to compensate the officer based on the Company's strategic objectives that are most closely associated with the officer's role. Accordingly, Jon M. Huntsman's compensation is based in large part on the overall performance of the Company. In addition, we have traditionally granted Jon M. Huntsman less proportional equity due to his substantial ownership stake in the Company. Peter R. Huntsman's compensation is weighted toward long-term equity-based awards as his role is to implement and oversee the long-term strategy of the Company. In 2011, the Compensation Committee determined to increase the target and maximum payouts available to our Chief Executive Officer under our annual incentive program as detailed below. The Compensation Committee made this change to bring his total compensation within the median range of compensation for comparable chief executives within our peer group. For other officers, we put a greater emphasis on annual cash compensation because of their direct ability to influence our financial and operational performance objectives on an annual basis.

        Annual Base Salary.    As part of its annual review cycle, in 2011 the Compensation Committee reviewed the annual base salary of each of our executive officers. The following table provides the base salary determinations for our named executive officers in fiscal years 2010 and 2011 and the percentage increase in their 2011 base salary from 2010:

	Base Salary
			Percentage Increase From 2010 to 2011
Officer	2010	2011
Jon M. Huntsman	$1,200,000	$1,200,000	0%
Peter R. Huntsman	$1,500,000	$1,500,000	0%
J. Kimo Esplin(1)	$504,200	$575,000	14.0%
Anthony P. Hankins(1)	$537,600	$750,000	39.5%
Simon Turner(1)(2)	$369,521	$438,796	18.7%

(1)
Salary increases in 2011 took effect as of April 1, 2011.

(2)
Mr. Turner's base salary is based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011. March 1, 2011 was an internal date used to estimate pro forma elements of compensation in 2011—a date in March is generally set for these purposes each year.

        In determining the base salary for each named executive officer in 2011, the Compensation Committee reviewed benchmark levels of compensation data for comparable executive officers within our peer group. We increased the salaries for each of Messrs. Esplin, Hankins and Turner to bring them closer to the median salaries for comparable positions within our peer group. Mr. Hankins had a greater proportional increase due to his promotion as Chief Executive Officer, Asia Pacific, a position he holds in addition to his role as Division President, Polyurethanes.

        Annual Incentive Program.    Our annual incentive compensation program for 2011 provided for target cash performance awards of 125% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible cash performance awards set at 250% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. The Chief Executive Officer previously had a target and maximum incentive awards of 100% and 200% of base salary, respectively. The target and maximum cash performance award amounts were set to align within the total compensation median range of those amounts for comparable executive positions within our peer group. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. In 2011, the Executive Chairman was eligible for a cash performance award of up to $5 million, the specific amount to be determined in the discretion of the Compensation Committee at year-end. The Executive Chairman has a higher proportion of his total potential compensation from cash performance awards than from long-term equity-based compensation in part due to his existing substantial ownership stake in the Company.

        The following table summarizes the cash performance award targets, performance components and corresponding weightings for each of our named executive officers for 2011 cash performance awards .

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	n/a	$5,000,000	Compensation Committee discretion	100%
Peter R. Huntsman	$1,875,000	$3,750,000	Corporate adjusted EBITDA	60%
			Debt reduction, corporate net operating cash flow and compliance	20%
			Individual performance	20%
J. Kimo Esplin	$345,000	$690,000	Corporate adjusted EBITDA	50%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Anthony P. Hankins	$450,000	$900,000	Corporate adjusted EBITDA	20%
			Polyurethanes adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Simon Turner	$263,278	$526,555	Corporate adjusted EBITDA	20%
			Pigments Adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%

        The Compensation Committee selected these performance measures for use in the annual incentive program because of their importance to our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the referenced performance components and for their individual performance. The Compensation Committee uses different weightings for each named executive officer in order to align annual incentives with the performance components most within the particular officer's control. For our Chief Executive Officer for 2011, compliance, net operating cash flow and debt reduction together comprised 20% of the total cash performance award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. Each of the performance measures is described in greater detail below.

        Adjusted EBITDA and Net Operating Cash Flow. The Compensation Committee used corporate and divisional adjusted EBITDA targets because both the Compensation Committee and our Company believe that adjusted EBITDA is the primary measure by which our stockholders measure the financial performance of our Company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of cash performance awards is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release. However, at the time the Compensation Committee determined the corporate adjusted EBITDA target for 2011, our Company excluded unallocated foreign exchange gains or losses in our presentation of adjusted EBITDA and therefore achievement of adjusted EBITDA targets were measured with those items excluded. Currently, our Company does not exclude this item from adjusted EBITDA.

        Adjusted EBITDA was calculated by eliminating the following from EBITDA: unallocated foreign exchange losses; loss on early extinguishment of debt; legal settlements; loss on accounts receivable securitization program; EBITDA from discontinued operations; acquisition expenses; expenses (income) associated with the terminated merger and related litigation; gains on the sales of businesses and assets; extraordinary gain (loss) on the acquisition of a business; gain on consolidation of a variable interest entity; and restructuring, impairment and plant closing costs (credits).

        Beyond corporate and divisional adjusted EBITDA, the Compensation Committee also identified corporate net operating cash flow as an important objective for 2011 consistent with the Company's strategic goals for debt reduction and improved liquidity. Achievement of the corporate net operating cash flows target constituted 20% of the possible cash performance award for all named executive officers other than the Executive Chairman and the Chief Executive Officer.

        For 2011, the Compensation Committee established threshold, target and maximum performance goals for each of the following performance measures to be achieved by our Company and its divisions:

	2011 (in millions)
Performance Criteria	Threshold Goal (75% of target)	Target Goal (100% of target)	Maximum Goal (120% of target)
Corporate adjusted EBITDA	$865	$1,153	$1,383
Corporate net operating cash flow	$270	$360	$432
Polyurethanes adjusted EBITDA	$326	$435	$522
Pigments adjusted EBITDA	$206	$275	$330

        At achievement of 75% or less of the applicable target goal for these components, we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for these components for achievement of percentages of target goal between 75% to 100% and 100% to 120% based on a linear progression between these points. In addition, if we achieve corporate adjusted EBITDA of less than 85% of the target goal, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of target, then payment of incentive awards for any other component of the award is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum threshold be met to receive a cash performance award both aligns executives' interests with that of stockholders and prevents excessive cash performance award payments in times when our financial performance fails to meet our expectations.

        The 2011 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For example, the Compensation Committee set the corporate adjusted EBITDA target for 2011 at 132% of 2010 achievement. Divisional adjusted EBITDA targets were also set higher in 2011 than in 2010.

        For 2011, actual performance and performance as a percentage of targets were as follows:

Performance Criteria	2011 Performance (in millions)	Percentage of target
Corporate adjusted EBITDA	$1,203	104%
Corporate net operating cash flow	$294	82%
Polyurethanes adjusted EBITDA	$476	110%
Pigments adjusted EBITDA	$508	185%

        Compliance. The compliance component of the annual incentive program encompassed three discrete performance measures: (i) compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX") and corporate policies, (ii) environmental performance objectives and (iii) injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' cash performance award to performance in these critical areas because it believes that this practice discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company.

        In 2011, achievement of the SOX and corporate policies objective constituted 6.7% of the total incentive award for all named executive officers other than our Chief Executive Officer. For 2011, the Compensation Committee established this compliance target as the fulfillment of all required training on corporate policies, the absence of any material weakness in our Company's 404 audit as determined by the independent audit firm Deloitte & Touche and the achievement of process safety management targets. As required training on corporate policies was completed, no material weakness in Company's 404 audit was identified and the other objectives were achieved, this objective was achieved at or above target by all named executive officers.

        In addition, each named executive officer other than our Chief Executive Officer also had 6.7% of his annual incentive compensation eligibility tied to environmental performance objectives and 6.7% tied to injury reduction objectives (collectively referred to as "EH&S objectives"). The Company EH&S objectives were achieved at or above target in three of the past five years. For Mr. Esplin, these EH&S objectives related to the performance of our entire company and were determined by the Compensation Committee to be achieved below target on the environmental performance objectives and at target on the corporate recordable safety achievement for 2011. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes segment. Mr. Hankins was determined to be above target for both the environmental performance objectives and the safety objectives for 2011. Mr. Turner's EH&S objectives were focused on the Pigments segment and he was below the payout threshold on the safety objectives and above target for the environmental performance objectives.

        For our Chief Executive Officer for 2011, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. The Compensation Committee considered the EH&S objectives related to the performance of our entire company and recognized our Chief Executive Officer's contribution to our compliance programs and our record year performance in the case of corporate recordable safety achievement. Therefore, the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for this portion of his annual incentive award. Our Chief Executive Officer also received the full amount available for the individual performance component of his cash performance award based on his contributions to the success of our Company and his role in our operations where he fulfills many of the duties of a chief operating officer.

        Based on the results discussed above for 2011, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	177%
J. Kimo Esplin	59%
Anthony P. Hankins	60%
Simon Turner	100%

        For the Executive Chairman, the Compensation Committee primarily considered company performance in determining the amount of the cash performance award to be paid. The Committee also reviewed areas not easily measurable by objective standards, including his unique role and long tenure with our Company. The company relies on the Executive Chairman's extensive experience and expertise in the chemical industry and the value of his name and continued involvement in our Company. The Compensation Committee determined to award the Executive Chairman a cash performance award of 93% of his potential cash performance award in consideration of our strong performance and his successful leadership and strategic contributions in 2011.

        Long-Term Equity-Based Compensation.    In determining the types and amounts of equity-based awards to grant to each executive officer in 2011, the Compensation Committee considered the value of the equity award made to each named executive officer in 2010, taking into account any expansion of duties and job responsibilities. The Compensation Committee also reviewed analyses provided by the compensation consultant of the types and amounts of awards paid for similar positions at companies in our peer group and other chemical and general industrial companies. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. For 2011, grants were targeted at levels intended to represent an estimated potential value that, when combined with base salary and cash performance awards, would be near the peer group median value for total direct compensation (which includes base salary, cash performance awards and long-term equity-based compensation).

        The value of the awards approved by the Compensation Committee was then converted to a number of shares based on the grant date fair value of the respective award on the date of grant. The awards approved for the Chief Executive Officer and other named executive officers for 2011 were as follows:

Officer	Stock Options	Restricted Stock	Total Shares(1)
Jon M. Huntsman	0	113,701	113,701
Peter R. Huntsman	216,920	113,701	330,621
J. Kimo Esplin	54,230	28,425	82,655
Anthony P. Hankins	54,230	28,425	82,655
Simon Turner	46,231	24,233	70,464

(1)
Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2011" below.

        Special Project Bonuses.    In 2008, our Pigments segment implemented an internal project aimed at aggressively improving performance and achieving strategic objectives. As head of the Pigments segment, Mr. Turner successfully achieved these objectives and delivered improvements in revenues and costs relative to competitors. Mr. Turner's potential bonus was capped at his 2010 salary and the Compensation Committee awarded Mr. Turner the full amount to be paid over two years, £113,350 in each of 2011 and 2012. The bonus paid in 2012 was for Mr. Turner's 2011 services. None of the other named executive officers received a special project bonus for services performed in 2011.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our Company's compensation program has been appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of our Company and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of criteria other than Company profit to determine an executive's cash performance award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our Company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of our Company's stock. In addition, we intend to implement a claw back policy once SEC regulations are final to discourage risk-taking that focuses excessively on short-term financial performance. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Equity Ownership Policy

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our directors and executive officers. The Guidelines were amended and restated in 2010 to include directors and to adjust the Guidelines to account for the market price of our common stock and in 2012 to provide for annual adjustment of the required ownership level due to changes in annual retainer or base salary and stock price. The purpose of the Guidelines is to more closely align our directors' and executives' interests with our stockholders' and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require current directors and executive officers to achieve and maintain share ownership levels of our stock equal to five times base salary for the Chief Executive Officer, two times base salary for all other executive officers and three times annual retainer for directors. The stock ownership requirement is based on the participant's base salary or annual retainer (as the case may be) and the closing stock price on January 15 of each calendar year, and typically changes from year to year as a result of changes in annual retainer or base salary. Shares that count toward satisfaction of the ownership requirement under the Guidelines include:

  •
  shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  shares held in trust or under a similar arrangement for the economic benefit of the participant;

  •
  restricted stock issued as part of a participant's long-term compensation, whether or not vested; and

  •
  shares, acquired upon option exercise, that the participant continues to hold.

        During any year in which a participant's guideline is not met, he or she is required to retain at least 50% of net shares delivered through our Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by a participant prior to application of the Guidelines to such participant are not subject to the retention restriction. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of November 15, 2012, all of the named executive officers and directors were in compliance with the Guidelines.

Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions for all employees and related persons preventing such persons from engaging in short-term, hedging or speculative transactions in our Company's securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, persons subject to the policy must exercise caution when holding securities in a margin account where such securities may be pledged as collateral.

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 Compensation-Stock Compensation ("FASB ASC Topic 718") (formerly Statement of Financial Accounting Standards No. 123R).

        The financial reporting and income tax consequences to our Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other three most highly compensated senior executive officers (other than our Chief Executive Officer and Chief Financial Officer), unless the compensation is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context requires otherwise, references in this executive compensation discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2011, 2010 and 2009 by our named executive officers. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation(4)	Change in pension value & nonqualified deferred compensation earnings(5)	All other compensation(6)	Total
Jon M. Huntsman	2011	$1,200,000	$4,650,000	$2,000,000	$0	$0	$510,083	$381,594	$8,741,677
Exec Chairman	2010	$1,200,000	$3,000,000	$1,000,000	$0	$0	$352,041	$286,582	$5,838,623
of the Board	2009	$1,008,333	$1,800,000	$0	$0	$0	$115,550	$182,664	$3,106,547
Peter R. Huntsman	2011	$1,500,000	$0	$2,000,000	$2,000,000	$2,655,200	$1,544,518	$465,892	$10,165,610
President, CEO &	2010	$1,500,000	$0	$2,450,000	$1,050,000	$3,000,000	$1,115,375	$493,053	$9,608,428
Director	2009	$1,464,500	$2,064,500	$1,036,000	$196,000	$2,400,000	$938,285	$132,308	$8,231,593
J. Kimo Esplin	2011	$557,300	$0	$500,000	$500,000	$340,600	$285,523	$106,120	$2,289,543
Executive VP and	2010	$504,200	$0	$525,000	$225,000	$401,100	$232,134	$153,177	$2,040,611
CFO	2009	$489,500	$470,700	$490,000	$210,000	$446,500	$189,227	$55,698	$2,351,625
Anthony P. Hankins(7)	2011	$696,000	$0	$500,000	$500,000	$450,000	$2,629,244	$276,276	$5,051,520
CEO Asia Pacific	2010	$537,600	$0	$525,000	$225,000	$314,200	$1,016,074	$348,185	$2,966,059
and Division	2009	$521,900	$501,800	$385,000	$165,000	$455,200	$0	$298,969	$2,327,869
President,
Polyurethanes
Simon Turner(8)	2011	$421,477	$184,761	$426,250	$426,250	$440,100	$333,236	$129,612	$2,361,686
Division President,
Pigments

(1)
For more information regarding the amount that was earned by Jon M. Huntsman in 2011 and paid during the first quarter of 2012, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2011 Executive Compensation—Annual Incentive Program." For 2011, the Compensation Committee awarded Mr. Turner a discretionary bonus of £113,350 paid in 2012 in connection with an internal project related to our Pigments segment aimed at improving performance and achieving strategic objectives. Please see "Compensation Discussion and Analysis—2011 Executive Compensation." The amounts reported for Mr. Turner are based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(2)
This column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our audited consolidated financial statements. These amounts reflect the fair value of the restricted stock awards on the date of grant and may not correspond to the actual value that will be recognized by the named executive officers.

(3)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our audited consolidated financial statements.

(4)
This column reflects the cash performance awards that were earned for 2011 and paid during the first quarter of 2012, which are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2011 Executive Compensation—Annual Incentive Program."

(5)
This column reflects the amount of any change in pension value in 2011 for each of the named executive officers. See "—Pension Benefits in Fiscal 2011" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation during 2011. See "—Nonqualified Deferred Compensation in Fiscal 2011" for additional information.

(6)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our Company when the total cost of those perquisites and personal benefits exceeds $10,000 in the aggregate for a named executive officer. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table for 2011. Amounts in the table were either paid directly by us or were reimbursed by us to the named executive officers.

						Company Contribution
Name	Personal Use Auto	Personal Use Aircraft	Air Travel Allowance	Foreign Assignment	Loan Balance	401(k) Plan	Supp Savings Plan	Money Purchase Pension	SEMPP	UK DC Pension	Tax Gross-up	Total
Jon M. Huntsman(a)	$8,604	$372,990	—	—	—	—	—	—	—	—	—	$381,594
Peter R. Huntsman(b)	$642	$91,942	—	—	—	$4,900	$3,350	$19,600	$340,400	—	$5,058	$465,892
J. Kimo Esplin(c)	$7,230	—	$2,000	—	—	$4,900	$14,268	$19,600	$57,072	—	$1,050	$106,120
Anthony P. Hankins(d)	—	—	—	$103,420	—	$4,900	$13,804	$19,600	$61,288	—	$73,264	$276,276
Simon Turner(e)	$15,573	—	—	—	$8,693	—	—	—	—	$96,940	$8,406	$129,612

(a)
The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 102.8 personal flight hours used by Jon M. Huntsman during 2011. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(b)
The Company cost for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 27 personal flight hours used by Peter R. Huntsman during 2011. During 2011, we contributed $343,750 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Peter R. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $5,058 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(c)
During 2011, we contributed $71,340 to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,050 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits, and see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011—Air Travel Allowance" for additional information regarding air travel allowance benefits.

(d)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2011 that included $51,204 in housing allowances and costs and $52,216 for perquisites such as membership dues reimbursement and international location allowance. During 2011, we contributed $75,092 in the aggregate to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,105 to gross-up Medicare taxes associated with our contributions to these plans. In addition, we incurred $72,159 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment.

(e)
During 2011, we contributed $96,940 in the aggregate to the Huntsman UK Pension Plan on Mr. Turner's behalf and have included this in our Pension Benefits Table below. Associated with the nonqualified Huntsman Global Pension Plan, we incurred $8,406 to gross-up taxes associated with our contributions to this plan. Mr. Turner's compensation is based on an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(7)
The change in pension value in 2009 for Mr. Hankins was ($757,218), but is shown as zero in the Summary Compensation Table in accordance with applicable rules of the SEC. For reporting purposes, the 2011 pension value for Mr. Hankins' has been converted using an exchange rate of 1 GBP to 1.63 USD being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

(8)
For reporting purposes, the 2011 pension value for Mr. Turner has been converted using an exchange rate of 1 GBP to 1.63 USD, being the exchange rate as of March 1, 2011 (which is the internal date used to estimate pro forma elements of compensation).

Grants of Plan-Based Awards in Fiscal 2011

        The following table provides information about non-equity cash performance awards granted through our annual incentive program and equity awards granted through our Stock Incentive Plan to the named executive officers in 2011. The date of action indicates the date equity award values were approved by our Compensation Committee.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
	Grant Date				All Other Stock-Based Awards(2)	All Other Option Awards(3)
Name		Threshold	Target	Max
		($)	($)	($)	(#)	(#)	($/Sh)	($)
Jon M. Huntsman	02/02/11	—	—	—	113,701	—	—	$2,000,000
Peter R. Huntsman	02/02/11	$0	$1,875,000	$3,750,000	—	—	—	—
	02/02/11	—	—	—	113,701	—	—	$2,000,000
	02/02/11	—	—	—	—	216,920	$17.59	$2,000,000
J. Kimo Esplin	02/02/11	$0	$345,000	$690,000	—	—	—	—
	02/02/11	—	—	—	28,425	—	—	$500,000
	02/02/11	—	—	—	—	54,230	$17.59	$500,000
Anthony P. Hankins	02/02/11	$0	$450,000	$900,000	—	—	—	—
	02/02/11	—	—	—	28,425	—	—	$500,000
	02/02/11	—	—	—	—	54,230	$17.59	$500,000
Simon Turner	02/02/11	$0	$263,278	$526,555	—	—	—	—
	02/02/11	—	—	—	24,233	—	—	$426,250
	02/02/11	—	—	—	—	46,231	$17.59	$426,250

(1)
This column shows cash performance awards granted to our named executive officers under our annual incentive program for 2011. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—2011 Executive Compensation—Annual Incentive Program" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares granted under the Stock Incentive Plan to the named executive officers in 2011. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and each restricted share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Stock Incentive Plan to the named executive officers in 2011. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2011."

  Foreign Assignment

        Consistent with the Company's foreign assignment policy, Mr. Hankins receives payments in connection with his foreign assignment to work in the United States. For more information regarding Mr. Hankins' letter agreement with the Company, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements" above.

  Air Travel Allowance.

        Pursuant to our Business Expense and Travel Policy, we offer all employees the opportunity to receive an air travel allowance to encourage cost savings for the Company. When an employee is authorized to fly business class but chooses to fly coach class, the Company pays the employee an amount equal to half the difference between the lowest roundtrip business class ticket and the fair paid up to a maximum of $2,000.

  Annual Cash Performance Incentive Awards

        For the named executive officers (other than Jon M. Huntsman who was eligible for a maximum award of $5 million), our annual incentive program for 2011 provided for target cash performance awards of 125% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 250% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The performance measures were selected for use in the annual incentive program because of their importance to our operations. See "—2011 Executive Compensation—Annual Incentive Program" for more information regarding the applicable performance measures. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance. Jon M. Huntsman's annual incentive award was based entirely on the discretion of the Compensation Committee.

        Based on the results for 2011, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	177%
J. Kimo Esplin	59%
Anthony P. Hankins	60%
Simon Turner	100%

        The dollar amounts actually paid to the named executive officers as cash performance awards for 2011 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, except that the $4.65 million cash performance award paid to Jon M. Huntsman for 2011 is reported in the Bonus column.

  Equity Awards under the Stock Incentive Plan

        For executive officers, other than Jon M. Huntsman, we grant awards of restricted stock and stock options. Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date. See "—Potential Payments upon Termination or Change in Control" for the treatment of equity awards in certain termination scenarios and upon the occurrence of a change in control.

  Explanation of Amount of Salary and Cash Performance Awards in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers in 2011 were base salary, cash performance awards and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. The mix of these elements during 2011 for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—2011 Executive Compensation."

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2011, which was $10.00.

		Option Awards(1)
						Stock Awards(2)
		Securities Underlying Unexercised Options
						Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested(3)
	Date of Award			Exercise Price	Expiration Date
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Jon M. Huntsman(4)	02/02/11	—	—	—	—	113,701	$1,137,010
	02/23/10	—	—	—	—	49,382	$493,820
Peter R. Huntsman(5)	02/02/11	0	216,920	$17.59	02/02/21	113,701	$1,137,010
	02/23/10	50,072	100,143	$13.50	02/23/20	120,987	$1,209,870
	03/02/09	266,667	133,333	$2.59	03/02/19	133,333	$1,333,330
	02/20/07	464,785	0	$20.66	02/20/17	—	—
	03/01/06	374,618	0	$20.50	03/01/16	—	—
	02/10/05	454,950	0	$23.00	02/10/15	—	—
J. Kimo Esplin(6)	02/02/11	0	54,230	$17.59	02/02/21	28,425	$284,250
	02/23/10	10,730	21,459	$13.50	02/23/20	25,926	$259,260
	03/02/09	285,714	142,857	$2.59	03/02/19	63,063	$630,630
	02/20/07	110,663	0	$20.66	02/20/17	—	—
	03/01/06	93,655	0	$20.50	03/01/16	—	—
	02/10/05	157,483	0	$23.00	02/10/15	—	—
Anthony P. Hankins(7)	02/02/11	0	54,230	$17.59	02/02/21	28,425	$284,250
	02/23/10	10,730	21,459	$13.50	02/23/20	25,926	$259,260
	03/02/09	114,490	112,245	$2.59	03/02/19	49,550	$495,500
	02/20/07	66,398	0	$20.66	02/20/17	—	—
	03/01/06	56,193	0	$20.50	03/01/16	—	—
	02/10/05	157,483	0	$23.00	02/10/15	—	—
Simon Turner(8)	02/02/11	0	46,231	$17.59	02/02/21	24,233	$242,330
	02/23/10	7,153	14,306	$13.50	02/23/20	17,284	$172,840
	03/02/09	76,530	76,531	$2.59	03/02/19	33,784	$337,840
	02/20/07	22,133	0	$20.66	02/20/17	—	—
	03/01/06	18,731	0	$20.50	03/01/16	—	—
	02/10/05	13,998	0	$23.00	02/10/15	—	—

(1)
Option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of each respective grant date. Outstanding option awards granted on February 10, 2005, March 1, 2006, and February 20, 2007 are 100% vested. No option awards were granted in 2008. Outstanding option awards granted on March 2, 2009 are 66.67% vested and vest as to 100% on March 2, 2012. Outstanding option awards granted February 23, 2010 are 33.33% vested and vest as to 66.67% on February 23, 2012, and 100% on February 23, 2013. Outstanding option awards granted on February 2, 2011 vest 33.33% on February 2, 2012, 66.67% on February 2, 2013, and as to 100% on February 2, 2014.

(2)
Restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above. Restricted stock awards granted on February 2, 2011 vest 33.33% on February 2, 2012, 66.67% on February 2, 2013, and 100% on February 2, 2014.

(3)
The market value of unvested stock reported in this column is calculated by multiplying $10.00, the closing market price of our stock at the end of 2011, by the number of unvested restricted shares as of December 31, 2011 for each grant listed above.

(4)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009. On February 23, 2010, we granted Jon M. Huntsman 74,074 shares of restricted stock. On February 2, 2011, we granted Jon M. Huntsman 113,701 shares of restricted stock.

(5)
On February 26, 2008, we granted Peter R. Huntsman 135,274 shares of restricted stock. On March 2, 2009, we granted Peter R. Huntsman 400,000 options at an exercise price of $2.59, and 400,000 shares of restricted stock. On February 23, 2010, we granted Peter R. Huntsman 150,215 options at an exercise price of $13.50, and 181,481 shares of restricted stock. On February 2, 2011, we granted Peter R. Huntsman 216,920 options at an exercise price of $17.59, and 113,701 shares of restricted stock.

(6)
On February 26, 2008, we granted Mr. Esplin 32,209 shares of restricted stock. On March 2, 2009, we granted Mr. Esplin 428,571 options at an exercise price of $2.59, and 189,189 shares of restricted stock. On February 23, 2010, we granted Mr. Esplin 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Esplin 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock.

(7)
On February 26, 2008, we granted Mr. Hankins 19,325 shares of restricted stock. On March 2, 2009, we granted Mr. Hankins 336,735 options at an exercise price of $2.59, and 148,649 shares of restricted stock. On February 23, 2010, we granted Mr. Hankins 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Hankins 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock.

(8)
On February 26, 2008, we granted Mr. Turner 6,442 shares of restricted stock. On March 2, 2009, we granted Mr. Turner 229,592 options at an exercise price of $2.59, and 101,351 shares of restricted stock. On February 23, 2010, we granted Mr. Turner 21,459 options at an exercise price of $13.50, and 25,926 shares of restricted stock. On February 2, 2011, we granted Mr. Turner 46,231 options at an exercise price of $17.59, and 24,233 shares of restricted stock.

Option Exercises and Stock Vested During Fiscal 2011

        The following table presents information regarding the exercise of stock options by named executive officers during 2011, and on the vesting during 2011 of restricted stock awards previously granted to the named executive officers.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Jon M. Huntsman	—	—	24,692	$415,319
Peter R. Huntsman	—	—	238,918	$4,100,516
J. Kimo Esplin	—	—	86,762	$1,488,549
Anthony P. Hankins	110,000	$1,988,548	68,954	$1,180,964
Simon Turner	—	—	44,572	$762,106

(1)
The following tabular disclosure provides information regarding the value realized for options exercised.

					Options Exercised
	Grant Date	Exercise Date	Price on Grant Date	Price on Exercise Date
Name					(#)	Value Realized
Anthony P. Hankins	03/02/09	05/09/11	$2.59	$20.669	110,000	$1,988,548
(2)
All named executive officers receive restricted stock awards. The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Jon M. Huntsman	02/23/10	02/23/11	$16.82	24,692	$415,319	8,013	$134,779	16,679	$280,541

				24,692	$415,319	8,013	$134,779	16,679	$280,541
Peter R. Huntsman	02/23/10	02/23/11	$16.82	60,494	$1,017,509	16,105	$270,886	44,389	$746,623
	02/26/08	02/26/11	$17.72	45,091	$799,013	16,436	$291,246	28,655	$507,767
	03/02/09	03/02/11	$17.13	133,333	$2,283,994	48,600	$832,518	84,733	$1,451,476

				238,918	$4,100,516	81,141	$1,394,650	157,777	$2,705,866
J. Kimo Esplin	02/23/10	02/23/11	$16.82	12,963	$218,038	4,188	$70,442	8,775	$147,596
	02/26/08	02/26/11	$17.72	10,736	$190,242	3,378	$59,858	7,358	$130,384
	03/02/09	03/02/11	$17.13	63,063	$1,080,269	22,692	$388,714	40,371	$691,555

				86,762	$1,488,549	30,258	$519,014	56,504	$969,535
Anthony P. Hankins	02/23/10	02/23/11	$16.82	12,963	$218,038	3,560	$59,879	9,403	$158,158
	02/26/08	02/26/11	$17.72	6,442	$114,152	1,704	$30,195	4,738	$83,957
	03/02/09	03/02/11	$17.13	49,549	$848,774	14,163	$242,612	35,386	$606,162

				68,954	$1,180,964	19,427	$332,686	49,527	$848,277
Simon Turner	02/23/10	02/23/11	$16.82	8,642	$145,358	4,408	$74,143	4,234	$71,216
	02/26/08	02/26/11	$17.72	2,147	$38,045	1,095	$19,403	1,052	$18,641
	03/02/09	03/02/11	$17.13	33,783	$578,703	17,230	$295,150	16,553	$283,553

				44,572	$762,106	22,733	$388,696	21,839	$373,410

Pension Benefits in Fiscal 2011

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the narrative following the table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2011 for the named executive officer under each plan based upon the assumptions described below.

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Defined Benefit Pension Plan	34.167	$87,797	$2,497
	Supplemental Executive Retirement Plan		$889,877	$3,137,512
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	28.417	$580,600	$0
	Supplemental Executive Retirement Plan		$6,955,600	$0
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	17.417	$353,445	$0
	Supplemental Executive Retirement Plan		$1,076,157	$0
Anthony P. Hankins	Huntsman Pension Scheme (U.K.)	32.225	$6,370,318	$0
Simon Turner(3)	Tioxide Pension Fund	21.833	$606,512	$0
	Huntsman Global Pension Scheme		$529,018	$0

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our audited consolidated financial statements.

(2)
The actuarial present value of the accumulated benefits is determined using the same pension plan measurement date as used for financial reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our audited consolidated financial statements. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman and Esplin, and a normal retirement age of 62 was used for Messrs. Hankins and Turner. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon M. Huntsman's benefits are payable immediately.

(3)
Total contributions into Mr. Turner's defined contribution Huntsman UK Pension Plan for 2011 were $96,940 including $12,644 of contributions which were made by Mr. Turner under the salary sacrifice facility.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Huntsman Pension Plan in 2011.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Supplemental Executive Retirement Plan in 2011. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus cash performance award, and (2) the benefit determined using base salary plus cash performance award as limited by federal regulations.

        Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in 2011 in the Huntsman Pension Plan and the Supplemental Executive Retirement Plan described in "Compensation Discussion and Analysis" above. The Supplemental Executive Retirement Plan provides defined benefit retirement benefits that would otherwise have been available under the Huntsman Pension Plan but for statutory limitations applicable to tax-qualified plans. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and cash performance award as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans $245,000 for 2011. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The 2011 pay credits for the Huntsman Defined Benefit Pension Plan are $29,400 for Jon M. Huntsman, $25,725 for Peter R. Huntsman, and $22,050 for Mr. Esplin. The 2011 pay credits for the Supplemental Executive Retirement Plan are $474,600, $446,775, and $64,206 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The 2011 interest credits for the Huntsman Defined Benefit Pension Plan are $2,885 for Jon M. Huntsman, and $24,609, and $14,722 for Messrs. Peter R. Huntsman, and Esplin, respectively. The 2011 interest credits for the Supplemental Executive Retirement Plan are $21,339, $288,213, and $44,963 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including named executive officers Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Defined Benefit Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Supplemental Executive Retirement account in connection with his prior retirement from the Company in 2001. Jon M. Huntsman continued to serve as Chairman of the Board from that time until 2009, when we entered into a new employment arrangement with him whereby he serves as our Executive Chairman.

        "Disability" under the Huntsman Pension Plan provides that for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of the Company's long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme for U.K. associates in the Polyurethanes segment. Mr. Turner participates in the Huntsman UK Pension Plan (a defined contribution pension plan) with trailing participation in the nonqualified Huntsman Global Pension Scheme and the qualified Tioxide Pension Fund for all U.K. associates in the Pigments segment. The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $18,338 (£11,250), plus 1.83% of final pensionable compensation above $18,338 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme in the U.K. is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2011, Mr. Hankins had approximately 31 years of service in the U.K., and is fully vested in these benefits.

        Mr. Turner is a member of the Huntsman UK Pension Plan, which is a defined contribution pension arrangement for U.K. associates in the Pigments segment. The defined contribution plan provides a 3-for-1 matching formula whereby an associate can receive a Company contribution of up to 15% of pay if the associate contributes 5% of pay. For five years following implementation of this plan, associates receive an additional Company contribution through transition credits. During 2011, the Company contributed 23% of pensionable salaries for all associates in the Plan. Mr. Turner also has a defined benefit pension arrangement through the tax-qualified Tioxide Pension Fund for service in the Company prior to January 1, 2011. The Tioxide Pension Fund was a traditional defined benefit pension plan that provided benefit accruals based on final average earnings, with a typical accrual rate of 1/70th and a normal retirement age of 62. Defined benefit pension arrangements for the Tioxide Pension Fund were closed for Pigments associates on December 31, 2010, and arrangements were shifted to participation in the defined contribution Huntsman UK Pension Plan, on January 1, 2011. For as long as associates remain in the Company, they retain a link between future pensionable salary growth and accrued service to the date of closure. The Huntsman Global Pension Scheme is a non-registered defined benefit pension plan designed to restore benefits that cannot be provided in a registered plan due to pension or tax regulations or due to international assignments. Mr. Turner had approximately 22 years of service in the U.K., and is fully vested in benefits from these defined contribution and benefit plans.

Nonqualified Deferred Compensation in Fiscal 2011

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2011 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers based in the United States participate in these plans with the exception of Simon Turner who is based in the U.K. and Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2011.

Name	Executive Contributions(1)	Huntsman Contributions(2)		Aggregate Earnings(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Jon M. Huntsman	$0	$0		$0	$0	$0
Peter R. Huntsman	$0	$343,750	(5)	$36,265	$0	$2,314,275	(6)
J. Kimo Esplin	$135,950	$71,340	(7)	$57,084	$0	$2,103,687	(8)
Anthony P Hankins	$20,907	$75,092	(9)	$53,638	$0	$1,299,812	(10)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2011 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table for 2011 set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for Messrs. Esplin and Hankins were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Mr. Esplin, $73,425 in 2009, and Mr. Hankins, $10,438 in 2009.

(5)
This amount includes a contribution of $3,350 to the Supplemental Savings Plan and a contribution of $340,400 to the SEMPP.

(6)
This amount includes $52,714 from our Supplemental Savings Plan and $2,261,561 from our SEMPP.

(7)
This amount includes a contribution of $14,268 to the Supplemental Savings Plan and a contribution of $57,072 to the SEMPP.

(8)
This amount includes $1,605,585 from our Supplemental Savings Plan and $498,102 from our SEMPP.

(9)
This amount includes a contribution of $13,804 to the Supplemental Savings Plan and a contribution of $61,288 to the SEMPP.

(10)
This amount includes $1,006,458 from our Supplemental Savings Plan and $293,354 from our SEMPP.

        We provide executive officers based in the United States the opportunity to participate in up to four defined contribution savings plans: the 401(k) Plan; the Supplemental Savings Plan; the MPP; and the SEMPP. With the exception of Jon M. Huntsman and Mr. Turner who is based in the U.K., our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive cash performance awards are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS").

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive cash performance awards. The Supplemental Savings Plan also provides benefits for participants in the form of Company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004. The Company continues to make annual contributions to existing MPP participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2011," except that a "Disability" must also constitute a disability for purposes of Section 409A. Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our non-qualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported under "—Nonqualified Deferred Compensation in Fiscal 2011" are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2011. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2011 Performance
American Beacon Large Cap Value Institutional	AADEX	(2.34)%
American Beacon Small Cap Value Institutional	AVFIX	(4.05)%
American Century Inflation Adjusted Bond Institutional	AIANX	13.18%
American Century Real Estate Institutional	REAIX	11.81%
Dimensional Emerging Markets Value Portfolio	DFEVX	(25.62)%
Fidelity Freedom Fund Income	FFFAX	2.12%
Fidelity Freedom Fund 2010	FFFCX	(0.19)%
Fidelity Freedom Fund 2020	FFFDX	(1.24)%
Fidelity Freedom Fund 2030	FFFEX	(3.09)%
Fidelity Freedom Fund 2040	FFFFX	(4.64)%
Fidelity Freedom Fund 2050	FFFHX	(5.50)%
Fidelity International Discovery Fund	FIGRX	(15.11)%
Fidelity Low Priced Stock	FLPSX	0.06%
First Eagle Overseas Class A	SGOVX	(5.60)%
Janus Venture I	JVTIX	2.32%
Morgan Stanly Institutional Fund Trust Mid Cap Growth P	MACGX	(7.11)%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	(7.56)%
PIMCO Developing Local Markets Institutional	PLMIX	(4.95)%
PIMCO Total Return Institutional	PTTRX	4.16%
T Rowe Price New America Growth	PRWAX	(0.41)%
Vanguard Institutional Index Institutional	VINIX	2.09%
Vanguard Retirement Savings Trust II	N/A	3.15%
Vanguard Select Value	VASVX	0.85%
Vanguard Small Cap Index Signal	VSISX	(2.68)%

Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers; the executives instead will be entitled to potential severance benefits under our Executive Severance Plan.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee, which is permitted at its sole discretion). Pursuant to our Executive Severance Plan, each of our named executive officers will be entitled to receive a single lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for two years following termination, and outplacement services for a period of one year.

        As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. Mr. Hankins is entitled to 12 months notice and 175% of his annual base pay upon termination as is the case with all U.K. associates in our Polyurethanes segment. Accordingly, his potential severance payment is 33 times base monthly salary upon termination. Mr. Turner is entitled to 175% of his annual base pay, but not a 12 months notice feature upon termination as is the case with all U.K. associates in our Pigments segment. Accordingly, his potential severance payment would be 21 times base monthly salary upon termination. By comparison, the Executive Severance Plan provides for a more lucrative severance arrangement for Mr. Turner whereby he would receive a payment equal to two times his annual base salary, or 24 times base monthly salary, in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason."

        Under the Executive Severance Plan, if a participant's employment is terminated without Reasonable Cause or the participant terminates employment for Good Reason, we will provide the participant with severance benefits in the form of a cash payment, healthcare in the form of a cash payment and outplacement services. A participant will not be entitled to these benefits, however, upon the participant's reemployment with an employer in our controlled group within the thirty day period immediately following the participant's termination of employment, upon the participant's refusal to sign a waiver and release of claims in our favor if we request such a waiver and release, or if the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change. While "disability" and "retirement" are not defined terms under the Executive Severance Plan, as part of its administrative functions as the administrator of the plan, our Compensation Committee has the authority to determine the existence or either of these scenarios for the executives.

        The amount of the cash payment under the Executive Severance Plan for each of our named executive officers will be equal to two times his base compensation at termination. Healthcare coverage continuation is addressed through a lump-sum payment intended to address the departing executive's monthly healthcare premiums for a period equivalent to 24 months. Outplacement services will be provided for a period of 12 months following termination.

        Equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        If there is a Change of Control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee could benefit all participants in the Stock Incentive Plan, including the named executive officers.

        Pursuant to our Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

        Historically, based on information provided by our compensation consultant, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2011, the Compensation Committee kept severance at this same level, as information provided by the compensation consultant indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        As described in "Compensation Discussion and Analysis—Annual Review of Executive Compensation," information regarding potential payments to be made under termination scenarios was included in the tally sheets provided to the Compensation Committee. While this information was available to the Compensation Committee when it reviewed other components of compensation for 2011, it did not have a material effect on decisions regarding these other compensation components.

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2011, and thus includes amounts earned through such time. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2011 of $10.00. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2011" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2011" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,400,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,630,830
Benefit Plans
Huntsman Pension Plan(3)	$87,419	$87,419	$87,419	$87,419	$0
Supplemental Executive Retirement Plan(3)	$922,719	$922,719	$922,719	$922,719	$0
Health & Welfare(4)	$0	$0	$0	$21,394	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $1,630,830. Mr. Huntsman had no option-based awards as of December 31, 2011.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$3,000,000	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$4,668,208
Benefit Plans
Huntsman Pension Plan(3)	$542,508	$542,508	$542,508	$542,508	$0
Supplemental Executive Retirement Plan(3)	$6,499,250	$6,499,250	$6,499,250	$6,499,250	$0
Health & Welfare(4)	$0	$0	$0	$21,394	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $3,680,210, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $987,998.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,008,400	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$2,232,710
Benefit Plans
Huntsman Pension Plan(3)	$331,203	$331,203	$331,203	$331,203	$0
Supplemental Executive Retirement Plan(3)	$1,008,434	$1,008,434	$1,008,434	$1,008,434	$0
Health & Welfare(4)	$0	$0	$0	$18,009	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,174,140, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $1,058,570.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2011" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2011 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,969,154	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,870,745
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$418,016	$506,686	$367,347	$418,016	$0
Outplacement Services(4)	$0	$0	$0	$9,000	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.63. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $1,039,010, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $831,735.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 54 at which time it would be actuarially reduced to $273,103.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Simon Turner

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	$0	$0	$0	$877,592	$0
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,320,105
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$92,147	$62,568	$46,074	$92,147	$0
Outplacement Services(4)	$0	$0	$0	$9,000	$0

(1)
This amount is equal to twice Mr. Turner's annual salary as set forth in our Executive Severance Plan. This amount applies a GBP to USD exchange rate of 1.63, and is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2011. An acceleration of Mr. Turner's unvested shares of restricted stock would have an estimated value of $753,010, and an acceleration of Mr. Turner's unvested options would have an estimated value of $567,095.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $75,929.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Turner might utilize these services, we expect the Company cost would be $9,000.

DIRECTOR COMPENSATION

        The following discussion of director compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this director compensation discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

        Annual compensation for our non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation paid to our non-employee directors consists of an annual retainer as well as a supplemental retainer for the chairs and members of Board committees. Stock-based equity compensation for fiscal 2011 consisted of awards granted under our Stock Incentive Plan of stock or stock units at the election of each director. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, serve as directors of the Company but are not included in this table since they were also employees of the Company during 2011. Messrs. Jon M. Huntsman and Peter R. Huntsman do not receive any additional compensation for their services as directors of our Company; thus, their total compensation is shown in the Summary Compensation Table.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our Company but, for independent directors, should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews our director compensation practices and compares them to the practices of companies in our peer group as well as against the practices of public company boards generally to ensure they are in line with typical market practices.

        Non-employee directors receive an annualized cash retainer of $120,000 paid in quarterly installments and an annual stock-based award with a value of approximately $120,000 on the grant date. In addition, each member of the Audit Committee receives an additional annual cash retainer of $20,000 and each member of the Compensation, Governance and Litigation committees received an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee receives an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each receive annual cash retainers of $20,000, in each case, in addition to the retainers received for being members of these committees. Directors receive pro rata amounts of the above fees for partial year service.

        Beginning in 2009, annual stock-based awards to our non-employee directors were vested in full on the grant date, while in prior years annual stock-based awards vested in three equal annual installments beginning on the first anniversary of the grant date.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

        The total 2011 compensation for our non-employee directors is shown in the following table:

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Nolan D. Archibald	$183,375	$120,000	$303,375
Mary C. Beckerle(4)	$86,775	$90,000	$176,775
M. Anthony Burns	$176,675	$120,000	$296,675
Marsha J. Evans(5)	$43,225	$120,000	$163,225
Patrick T. Harker	$156,700	$120,000	$276,700
H. William Lichtenberger(6)	$73,150	$120,000	$193,150
Robert J. Margetts	$120,000	$120,000	$240,000
Wayne A. Reaud	$160,000	$120,000	$280,000
Alvin V. Shoemaker	$150,000	$120,000	$270,000

(1)
Jon M. Huntsman, Jr. has served as one of our directors since February 2012 and thus received no compensation as a non-employee director in 2011.

(2)
This column includes the following annual retainer and committee membership and chairmanship fees:

Director	Annual Retainer	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee		Lead Independent Director
Nolan D. Archibald	$120,000	—		$30,000	*	—		—		$33,375
Mary C. Beckerle	$80,000	—		—		$6,775		—		—
M. Anthony Burns	$120,000	$50,000	*	—		$6,675		—		—
Marsha J. Evans	$39,900	—		—		$3,325		—		—
Patrick T. Harker	$120,000	$13,350		—		$23,350	*	—		—
H. William Lichtenberger	$39,900	$6,650		—		$9,975		—		$16,625
Robert J. Margetts	$120,000	—		—		—		—		—
Wayne A. Reaud	$120,000	—		$10,000		—		$30,000	*	—
Alvin V. Shoemaker	$120,000	$20,000		$10,000		—		—		—

*
Includes fee for service as committee chair
(3)
This column represents the aggregate grant date fair value of stock awards or stock unit awards granted in 2011. See "Note 22. Stock-Based Compensation Plan" to our audited consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards. The stock awards granted on February 2, 2011 and May 5, 2011, August 9, 2010, February 2, 2010 and May 5, 2010 were fully vested on the day of grant; stock and stock unit awards granted prior to 2009 and those granted on September 21, 2010 were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. Stock awards granted on September 21, 2010 vest in full in the event the director is no longer serving on the Board before the award is fully vested and such director was not removed for cause. The following table sets forth information regarding the stock-based equity compensation awards made to our non-employee directors during fiscal 2011:

	Granted 02/2/11 $17.59 per share		Granted 05/5/11 $19.97 per share		Aggregate 2011 Grants
Director	(#)	($)	(#)	($)	(#)	($)
Nolan D. Archibald	6,822	$120,000	—	—	6,822	$120,000
Mary C. Beckerle	—	—	4,507	$90,000	4,507	$90,000
M. Anthony Burns	6,822	$120,000	—	—	6,822	$120,000
Marsha J. Evans	6,822	$120,000	—	—	6,822	$120,000
Patrick T. Harker	6,822	$120,000	—	—	6,822	$120,000
H. William Lichtenberger	6,822	$120,000	—	—	6,822	$120,000
Robert J. Margetts	6,822	$120,000	—	—	6,822	$120,000
Wayne A. Reaud	6,822	$120,000	—	—	6,822	$120,000
Alvin V. Shoemaker	6,822	$120,000	—	—	6,822	$120,000
  As of December 31, 2011, the aggregate number of unvested stock awards and vested stock option awards outstanding for each non-employee director was: 15,590 and 50,000 respectively for Mr. Archibald and 0 and 50,000 respectively for Messrs. Reaud and Shoemaker.

(4)
Dr. Beckerle has served as one of our non-employee directors since May 2011.

(5)
Ms. Evans departed service as one of our non-employee directors in May 2011.

(6)
Mr. Lichtenberger departed service as one of our non-employee directors in May 2011.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our parent, Huntsman Corporation, owns all of our outstanding membership interests. The following discussion of security ownership relates to our parent, Huntsman Corporation. Because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries.

        The following table presents information regarding beneficial ownership of our common stock as of November 15, 2012 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of November 15, 2012. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners:
Huntsman Family Holdings Company LLC	16,947,282	7.1%
The Huntsman Foundation	21,782,000	9.1%
Directors and named executive officers:
Jon M. Huntsman(3)	39,261,368	16.4%
Nolan D. Archibald(4)	153,449	*
Mary C. Beckerle(5)	14,574	*
M. Anthony Burns	26,333	*
Patrick T. Harker(6)	26,333	*
Jon M. Huntsman, Jr.	10,393	*
Peter R. Huntsman(7)	7,207,915	3.0%
Robert J. Margetts(8)	22,669	*
Wayne A. Reaud(9)	1,532,550	*
Alvin V. Shoemaker(10)	171,404	*
J. Kimo Esplin(11)	1,250,492	*
Anthony P. Hankins(12)	840,998	*
Simon Turner(13)	329,731	*
All directors and executive officers as a group (20 persons)(3)(7)(14)	53,507,940	22.32%

*
Less than 1%

(1)
The address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 239,744,238 shares of common stock outstanding on November 15, 2012.

(3)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (a) 16,947,282 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in such company, (b) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (c) the 21,782,000 shares which he contributed to The Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation.

(4)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of November 15, 2012, and 32,638 vested stock units, the shares underlying which will be deliverable upon termination of service.

(5)
Includes 10,067 vested stock units, the shares underlying which will be deliverable upon termination of service.

(6)
Includes 10,067 vested stock units, the shares underlying which will be deliverable upon termination of service.

(7)
Includes options to purchase 1,866,803 shares of common stock that are exercisable within 60 days of November 15, 2012. Also includes 191,000 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Uniform Gifts to Minors Act custodian for six of Peter R. Huntsman's children and 843,657 shares of which Peter R. Huntsman may be deemed to be the beneficial owner that are held by his spouse as Utah Uniform Transfers to Minors Act custodian for each of Peter R. Huntsman's eight children. Peter R. Huntsman expressly disclaims beneficial ownership of any such shares held by his spouse.

(8)
Includes 22,669 vested stock units, the shares underlying which will be deliverable upon termination of service.

(9)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of November 15, 2012, and 103,450 vested stock units, the shares underlying which will be deliverable upon termination of service.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of November 15, 2012, and 90,106 vested stock units, the shares underlying which will be deliverable upon termination of service.

(11)
Includes options to purchase 829,908 shares of common stock that are exercisable within 60 days of November 15, 2012.

(12)
Includes options to purchase 546,345 shares of common stock that are exercisable within 60 days of November 15, 2012.

(13)
Includes options to purchase 237,640 shares of common stock that are exercisable within 60 days of November 15, 2012.

(14)
Includes options to purchase a total of 5,477,603 shares of common stock that are exercisable within 60 days of November 15, 2012, and a total 268,997 vested stock units, the shares underlying which will be delivered to the applicable holder upon termination of service.

CORPORATE GOVERNANCE

        The following discussion of corporate governance relates to our parent, Huntsman Corporation. Huntsman International is a wholly-owned subsidiary of Huntsman Corporation and as a result it does not have common interests listed on an exchange. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we have included the following discussion of the corporate governance of our parent. Unless the context otherwise requires, references in this corporate governance discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Board Independence

        It is important to our Company for investors to have confidence that the individuals serving as independent directors on the Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company. To assist it in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our Company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our Company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  The (1) director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) director is a current employee of such a firm; (3) director has an immediate family member who is a current employee of such a firm and who personally works on our Company's audit; or (4) director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to our Company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our Company, senior management and independent registered accounting firm have been made available to the Governance Committee.

        In conducting its independence review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions." In addition, with respect to Mr. Reaud, the Governance Committee considered Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation and an annual retainer paid to Mr. Reaud's former law firm, Reaud, Morgan & Quinn, of $200,000 for legal services. The Governance Committee also considered Dr. Beckerle's position as CEO of the Huntsman Cancer Institute, or the Institute. They took into account the fact that Jon M. Huntsman has no ownership of the Institute, which is part of the University of Utah, a public institution owned by the State of Utah. The Governance Committee further considered that beginning a number of years ago, the Huntsman Cancer Foundation, a 501(c)(3) charity whose purpose is to help fund the Institute, has made stipend payments of $100,000 annually to the CEO of the Institute. They took into account that Jon M. Huntsman is only one of four trustees of the Huntsman Cancer Foundation, and that our Company has no financial relationship with either the Huntsman Cancer Foundation or the Institute other than purchasing a table for $10,000 at an annual fundraiser for the Institute.

        On the basis of its review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Messrs. Archibald, Burns, Reaud, Shoemaker and Drs. Beckerle and Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise, in full, the membership of the three standing Board committees discussed below.

        Jon M. Huntsman is not considered to be an independent director because he is employed by our Company and is the father of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Peter R. Huntsman is not considered to be an independent director because he is employed by our Company and is the son of Jon M. Huntsman, our Executive Chairman, and the brother of James H. Huntsman, our Division President, Advanced Materials. Jon M. Huntsman, Jr. is not considered to be an independent director because he is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Sir Robert is not considered to be an independent director because he was an employee of our Company within the last three years. We expect that Sir Robert will be considered independent in August of 2013.

Board Meetings

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During 2011, the Board met nine times, the non-management directors met in executive session four times and the independent directors met in executive session four times. During 2011, each director attended at least 75% of the aggregate of:

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  the total number of meetings of the Board (held during the period for which such person has been a director); and

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  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our Company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to also serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our Company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Archibald, who also serves as Lead Independent Director.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Mr. Archibald, who serves as Vice Chairman of the Board and Lead Independent Director, has been designated as the presiding director at these sessions.

        We believe that the appropriate Board leadership structure for our Company may vary, depending on the circumstances facing the Board and our Company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee and the change of Jon M. Huntsman's role from Chairman to Executive Chairman in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses our Company's present needs and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        The Board is responsible for overseeing our Company's management of risk. The Board strives to effectively oversee our Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of the stockholders. The Board understands that its focus on effective risk oversight is critical to setting our Company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company's risk philosophy by having discussions with management to establish a mutual understanding of our Company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our Company's most significant risk exposures. The Board expects frequent updates from management about our Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management our Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our Company's risk assessment and risk management policies. Our Compensation Committee helps the Board to identify our Company's exposure to any risks potentially created by our compensation programs and practices. Our Governance Committee oversees risks relating to our Company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our Litigation Committee assesses risk from litigation and areas of legal exposure to which our Company is or could be subject and makes recommendations to the Board regarding those matters. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our Company's long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.

        We believe that the oversight function of the Board and its committees combined with its active dialogue with management about effective risk management provides our Company with the appropriate framework to help ensure effective risk oversight.

Board Committees

        The Board currently has, and appoints the members of, independent Audit, Compensation, and Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of the charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The independent committees are currently structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	Patrick T. Harker (Chair)
Patrick T. Harker	Wayne A. Reaud	Mary C. Beckerle
Alvin V. Shoemaker	Alvin V. Shoemaker	M. Anthony Burns

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

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  the integrity of our financial statements;

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  our independent registered public accounting firm's qualifications and independence;

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  the performance of our internal audit function and independent registered public accounting firm; and

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  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

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  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

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  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

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  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

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  The member is otherwise an affiliated person of our Company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise.

        The Board has determined that each member of the Audit Committee is independent as that term is defined by the listing standards of the NYSE and Rule 10A-3 promulgated under the Exchange Act and satisfies the additional independence criteria adopted by the Board and described above. The Board has also determined that Mr. Burns, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. For information regarding Mr. Burns' business experience, see "Proposal 1—Election of Directors—Nominees and Existing Directors" in our Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders, as filed with the SEC on March 23, 2012. No member of the Audit Committee serves on more than two other public company audit committees.

        The Audit Committee held six meetings in 2011.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        Under its charter, the stated purposes of the Compensation Committee are to:

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  review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

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  carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing;

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  review and approve compensation for our corporate and executive officers and their family members that are employees, and review and recommend compensation for our directors; and

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  perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met five times during 2011, and all five of these meetings included an executive session. Our Chief Executive Officer attended four Compensation Committee meetings in 2011. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that our corporate governance system performs well. The duties of the Governance Committee include:

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  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines,

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  monitoring director independence;

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  managing the Board's annual evaluation process;

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  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

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  identifying, screening and recommending qualified director candidates;

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  periodically reassessing the adequacy of the Board's size;

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  overseeing succession planning for our Chief Executive Officer; and

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  overseeing our corporate compliance program.

        The Governance Committee held six meetings in 2011.

        Litigation Committee.    In addition to the independent committees described above, the Board also has a Litigation Committee. The Litigation Committee assists the Board by reviewing and assessing current and potential litigation and areas of legal exposure in which our Company is or could be involved and making recommendations to the Board regarding legal matters. The members of the

Litigation Committee are Wayne A. Reaud, who serves as the committee's Chair, Jon M. Huntsman and Peter R. Huntsman. The Litigation Committee generally meets quarterly in connection with our regularly scheduled Board meetings.

Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board must meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our Company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our Company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our Company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee also welcomes stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our Company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. For additional information about stockholder nominations, including nominations for the 2013 Annual Meeting of Stockholders, see "Stockholder Proposals and Director Nominations for the 2013 Annual Meeting" in our Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders, as filed with the SEC on March 23, 2012.

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. The procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines provide for the following:

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  membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

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  each regularly scheduled Board meeting will include an executive session of the non-management directors;

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  the independent directors will meet in executive session at least once annually;

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  the Board and its committees each conduct an annual self-evaluation;

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  non-management directors are not permitted to serve as a director for more than three other public companies;

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  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

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  directors are expected to attend all meetings of the Board and of the committees of which they are members;

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  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday;

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  directors are required to offer their resignation upon a change in their principal occupation;

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  directors should function consistent with the highest level of professional ethics and integrity; and

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  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Among other matters, this code of ethics is designed to promote:

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  honest and ethical conduct;

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  avoidance of conflicts of interest;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

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  compliance with applicable governmental laws and regulations and stock exchange rules;

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  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

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  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but is not required. In 2012, all of the directors attended the 2012 Annual Meeting of Stockholders in person.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

        The following discussion of certain relationships and transactions with related persons relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references in this discussion to "we," "us," "our," or "our Company" refer to Huntsman Corporation, together with its subsidiaries.

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our Company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved our lease payments for the Salt Lake City office building, described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the adoption of the policy described above.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Jon M. Huntsman is the Executive Chairman and the father of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. In 2011, this arrangement was extended for an additional 10 year period. In connection with this extension, monthly sublease payments from Airstar to Jstar were reduced from approximately $200,000 to approximately $119,000 and an aggregate of $14.3 million is payable through the end of the current 10 year lease term. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third-party pays $2.0 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which typically has been at least fair market value for the number of flight hours used by such third-party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

  Consulting Agreement

        Effective May 1, 2012, we entered into a Consulting Agreement with Jon M. Huntsman, Jr., one of our directors and the former governor of Utah and U.S. Ambassador to Singapore and China. Pursuant to the Consulting Agreement, Jon M. Huntsman, Jr. agrees to provide strategic advice to senior management of the Company on political, economic and business matters, particularly in connection with markets and opportunities in Asia; participate from time to time in negotiations and discussions with business leaders and dignitaries; assist in marketing our products and participate in such other meetings or discussions as may be requested by senior management of the Company upon reasonable notice. In exchange for these services, we pay Jon M. Huntsman, Jr. $27,500 per month through the term of the Consulting Agreement, which ends on December 31, 2013. Jon M. Huntsman, Jr. is the son of our Executive Chairman, Jon M. Huntsman and the brother of our Chief Executive Officer, Peter R. Huntsman, and Division President, Advanced Materials, James Huntsman.

  Salt Lake City Office Building

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. Jon M. (the Executive Chairman) and Karen H. Huntsman are the parents of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10.1 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $1.5 million to the Huntsman Foundation. During 2011, we made payments of $1,525,964 to the Huntsman Foundation under the lease. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

  Other Transactions with the Huntsman Family

        James H. Huntsman is the Division President of our Advanced Materials business, a position he was appointed to in May 2011. He is the son of the Executive Chairman, Jon M. Huntsman, the brother of the Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Jon M. Huntsman, Jr. During 2011, James Huntsman was paid a salary of $400,000 and earned a cash performance award of $169,000. In February 2011, he was granted 9,490 option awards with an exercise price of $17.59, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 4,974 restricted stock awards in February 2011 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. In connection with his promotion to Division President, Advanced Materials, he was awarded an additional equity grant in August 2011 whereby he was granted 12,279 option awards with an exercise price of $11.21, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. He was also granted 5,575 restricted stock awards in August 2011 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. All amounts paid to James Huntsman for 2011 were approved by the Compensation Committee, which reviews and approves, for corporate and executive officers and their family members that are employees, all annual and other compensation arrangements and components.

        For 2012, it is anticipated that James Huntsman will be paid a salary of $412,000 and may earn a cash performance award of up to 60% of his 2012 salary. The final amounts will be determined by the Compensation Committee in 2012 and 2013.

        Prior to March 3, 2009, David S. Parkin, a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman and Jon M. Huntsman, Jr., was employed by our Company. In 2009, Mr. Parkin received salary of $46,738 and bonus of $49,100. In addition, Mr. Parkin received other compensation of $685,319, consisting of the following: On February 20, 2009, 2,663 of Mr. Parkin's restricted stock awards vested at a value of $2.30 per share for total earnings of $6,125. Upon vesting, we withheld 870 shares to satisfy our tax withholding obligations of $2,001 and issued the net number of 1,793 shares, having a market value of $4,124. On February 26, 2009, 3,221 of Mr. Parkin's restricted stock awards vested at a value of $2.33 per share for total earnings of $7,505. Upon vesting, we withheld 1,052 shares to satisfy our tax withholding obligations of $2,451 and issued the net number of 2,169 shares, having a market value of $5,054. On March 1, 2009, 3,023 of Mr. Parkin's restricted stock awards vested at a value of $2.64 per share for a total earning of $7,981. Upon vesting, we withheld 987 shares to satisfy our tax withholding obligations of $2,606 and issued the net number of 2,036 shares, having a market value of $5,375. Additional compensation included $3,792 for health and welfare and $5,837 for dividends accrued on restricted stock awards. In connection with Mr. Parkin's departure and in accordance with our Executive Severance Plan, we paid a severance in the amount of $411,150 representing a payment equal to one-and-one-half times his annual salary. In addition, we paid $216,212 from our nonqualified benefit plans including $132,698 from the Supplemental Executive Retirement Plan, $67,316 from the SEMPP, and $16,199 from the Supplemental Savings Plan. We also paid Mr. Parkin $26,717 for earned but unused vacation.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and other stockholders pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Division President, Advanced Materials, James H. Huntsman, are affiliates of Huntsman Family Holdings. In addition, Peter R. Huntsman, our Chief Executive Officer, and J. Kimo Esplin, our Chief Financial Officer, are parties to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

Consulting Agreement with Jon M. Huntsman

        On April 28, 2009, our parent and Jon M. Huntsman mutually terminated an agreement our parent had entered into with Mr. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provided consulting services to us at our request. Pursuant to this agreement, Mr. Huntsman provided advice and other business consulting services regarding our products, customers, commercial and development strategies, financial affairs and administrative matters based upon his experience and knowledge of our business, the industry and the markets within which we compete. Mr. Huntsman's services were utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, Mr. Huntsman received $950,000 annually for his services. Following the agreement's termination, we re-established an employment relationship with Mr. Huntsman.

RBF Port Neches LLC

        Effective as of August 6, 2007, we entered into several related agreements with RBF Port Neches LLC, a company formed to develop and manufacture biodiesel ("RBF"). We believe that a subsidiary of MatlinPatterson indirectly owned approximately 47% of the equity interests in RBF on a fully diluted basis. MatlinPatterson was part of a group that owned more than five percent of our outstanding stock until September 2009, when they liquidated their position.

        Pursuant to the agreements, we agreed to lease to RBF two parcels of land of approximately 12.8 acres and 17 acres, in each case located adjacent to our Port Neches, Texas facilities, for an initial term of 15 years, and continuing year to year thereafter unless terminated by either party upon three years' prior notice. The leases require annual lease payments of approximately $65,000 for the 12.8 acre parcel and $85,000 for the 17 acre parcel.

        RBF designed, constructed and owned the biodiesel facility, which was designed to be capable of manufacturing up to approximately 180 million gallons of biodiesel annually. We owned all ancillary facilities necessary to deliver certain utilities and raw materials to the biodiesel facility. Under the agreements, RBF maintained responsibility for its order processing and product transportation, and we agreed to provide some of the manufacturing and operating services RBF requires. We agreed to provide certain utilities to the facility and agreed to manufacture biodiesel at the facility on a "cost-plus" basis. We also agreed to supply methanol and caustic soda to the facility to the extent we continued to use and have available these raw materials at our adjacent plant. RBF was responsible for procuring and supplying all other raw materials required. In addition, RBF granted us a continuing right of first refusal (except under certain circumstances) to purchase all of the glycerin produced as a by-product at the facility.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, "Huntsman International" refers only to Huntsman International LLC, a wholly owned Subsidiary of Huntsman Corporation, and not to any of its Subsidiaries. Additionally, "guarantors" refers to our Subsidiaries who will initially guarantee the notes as described below and any other Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old notes were, and the new notes will be, issued under an indenture dated November 19, 2012 among our Company, the guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The indenture provides for the issuance of $400.0 million in aggregate principal amount of old notes. The indenture also provides for unlimited additional issuances of notes (including the new notes to be issued in exchange for the old notes), which we refer to in this description as the "additional notes." All additional notes will be identical to the old notes and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders. There can be no assurances, however, that any additional notes subsequently issued under the indenture will be treated as fungible with the old notes for United States federal income tax purposes.

        The following description is a summary of the material provisions of the indenture dated November 19, 2012 and the exchange and registration rights agreement dated November 19, 2012, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety. The outstanding old notes that you currently hold and the new notes that will be issued upon exchange of the old notes that you hold will be identical in all material respects, except that the new notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the outstanding old notes that you currently hold and the new notes to be issued upon exchange of your old notes. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the exchange and registration rights agreement with respect to the $400 million of old notes sold pursuant to a purchase agreement dated November 2, 2012 were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated November 19, 2012. You may read and copy these exhibits and any reports, statements or other information that we and our parent have filed with the SEC, at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings.

        The registered holder of a note will be treated as its owner for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

  The Notes

        The notes are:

  •
  general unsecured senior obligations of Huntsman International;

  •
  equal in right of payment to all existing and future senior indebtedness of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's Subsidiaries that are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  senior in right of payment to all existing and future subordinated indebtedness of Huntsman International (including Huntsman International's outstanding 8.625% Senior Subordinated Notes due 2020 and 8.625% Senior Subordinated Notes due 2021, which we refer to as the "Existing Subordinated Notes"); and

  •
  unconditionally guaranteed by the guarantors on a senior basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim with respect to any collateral securing the debt owed to them.

  The Guarantees

        As of the date of this prospectus, Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia LLC, Huntsman Chemical Purchasing Corporation, Huntsman Enterprises, Inc., Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Financial LLC, Huntsman International Fuels LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide LLC, Huntsman Purchasing, Ltd., Polymer Materials Inc., Tioxide Americas (Holdings) LLC, Tioxide Americas LLC and Tioxide Group, are our only Subsidiaries that will guarantee Huntsman International's obligations under the notes and the indenture. Other Subsidiaries may become guarantors after the Issue Date as provided in the indenture. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes are:

  •
  general unsecured senior obligations of the guarantors;

  •
  equal in right of payment to all existing and future senior indebtedness of the guarantors; and

  •
  senior in right of payment to all existing and future subordinated indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of September 30, 2012, as adjusted for the offering of the old notes and the application of the proceeds thereof, Huntsman International LLC and the guarantors would have had approximately $2.9 billion of outstanding senior indebtedness (excluding intercompany subsidiary indebtedness but including the note payable to our parent), of which approximately $1.6 billion would have been secured. Further and not included above, our non-guarantor Subsidiaries had approximately $661.0 million of indebtedness (excluding intercompany subsidiary indebtedness) outstanding on September 30, 2012. See "Note 20. Condensed Consolidating Financial Information" to our condensed consolidated financial statements (unaudited) for certain financial information about our non-guarantor Subsidiaries.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International;

  (ii)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its capital stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International;

  (iii)
  such guarantor ceases to be a borrower or other obligor with respect to any other indebtedness of Huntsman International;

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture.

Principal, Maturity and Interest of Notes

        The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on November 15, 2020, at the principal amount, plus accrued and unpaid interest and special interest, if any, to, but not including, the maturity date.

        Interest on the notes will accrue at the rate of 4.875% per annum. Interest on the notes is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2013. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding May 1 and November 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        Prior to the date that is 90 days prior to the scheduled maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        At any time on or after the date that is 90 days prior to the final maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes on a pro rata basis, unless another method is required by law or stock exchange requirement or the procedures of DTC.

        No notes of $2,000 or less may be redeemed in part. Notices of redemption will be sent by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption will state:

  •
  the redemption date; the redemption price and the amount of accrued interest and additional interest, if any, to be paid;

  •
  the paragraph of the notes pursuant to which the notes are being redeemed;

  •
  the name and address of the paying agent;

  •
  that notes called for redemption must be surrendered to the paying agent to collect the redemption price;

  •
  that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes or portions of them called for redemption will cease to accrue on and after the redemption date;

  •
  that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes;

  •
  that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and

  •
  whether the redemption is conditioned on any events and what such conditions are.

        Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in the discretion of Huntsman International, the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

        Upon surrender of a physical note to be redeemed in part, Huntsman International will issue a new note in a principal amount equal to and in exchange for the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Change of Control

        Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require Huntsman International to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control Repurchase Event, Huntsman International will mail a notice (a "Change of Control Offer") to each holder of notes with a copy to the trustee stating:

  (1)
  that a Change of Control Repurchase Event has occurred and that such holder has the right to require Huntsman International to repurchase such holder's notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

  (3)
  the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions that a holder must follow in order to have its notes purchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, Huntsman International will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        Notes repurchased by Huntsman International pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of Huntsman International. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws, rules or regulations conflict with any provision of this covenant, we will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between Huntsman International and the initial purchasers. We have no present intention to engage in a transaction that would constitute a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a

Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

        The occurrence of events that would constitute a Change of Control may also constitute an event of default under or require repurchase of our currently outstanding indebtedness. Future indebtedness of Huntsman International or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes could cause a default under such credit facility, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to the Notes—We may not have the ability to repurchase notes upon a change of control as required by the indenture."

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Huntsman International and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all" under New York law, which governs the indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Huntsman International and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

        The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

Certain Covenants

        As of the Issue Date, all the Subsidiaries of Huntsman International were "Restricted Subsidiaries" other than Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective subsidiaries. However, under certain circumstances we are permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture.

        Limitation on Secured Debt.    The indenture provides that neither Huntsman International nor any of its Restricted Subsidiaries will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a "mortgage") on or upon any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together, at Huntsman International's option, with any other indebtedness created, issued, assumed or guaranteed by Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at Huntsman International's option, prior to) such indebtedness for so long as such indebtedness is so secured. This restriction will not apply to indebtedness secured by any of the following:

  (1)
  mortgages on any property acquired, leased, constructed or improved by Huntsman International or any of its Restricted Subsidiaries after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

  (2)
  mortgages on any property existing at the time Huntsman International or any Restricted Subsidiary acquires any of the same;

  (3)
  mortgages on property of a Person existing at the time Huntsman International or any Restricted Subsidiary merges or consolidates with such Person or at the time Huntsman International or any Restricted Subsidiary acquires all or substantially all of the properties of such Person;

  (4)
  mortgages to secure indebtedness of any Restricted Subsidiary of Huntsman International to Huntsman International or another Restricted Subsidiary;

  (5)
  mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

  (6)
  mortgages to secure indebtedness, together with all other indebtedness incurred under this clause (6) not to exceed, at the time of incurrence and after application of the proceeds therefrom, an aggregate amount equal to $2.75 billion;

  (7)
  extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; provided that the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus the amount of all fees, expenses and accrued interest payable in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness that was subject to the mortgage so extended, renewed or replaced;

  (8)
  mortgages on accounts receivables and related assets of Huntsman International and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

  (9)
  Permitted Liens.

        Notwithstanding the restrictions described above, Huntsman International and its Restricted Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such indebtedness secured by mortgages that would otherwise be subject to such restriction (other than any indebtedness secured by mortgages permitted as described in clauses (1) through (9) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the first sentence of the second paragraph of the covenant described below under the caption "—Limitation on Subsidiary Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Subsidiary Debt.    Huntsman International will not permit any of its Restricted Subsidiaries that is not a guarantor to create, assume, incur, issue or guarantee any indebtedness for borrowed money (any such indebtedness of a non-guarantor Subsidiary, "Non-Guarantor Subsidiary Debt"), unless such Restricted Subsidiary guarantees the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

        The foregoing restriction will not apply to Non-Guarantor Subsidiary Debt constituting:

  (1)
  indebtedness of a Person existing at the time such Person is merged into or consolidated with Huntsman International or any of its Restricted Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of Huntsman International that is assumed by any Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (2)
  indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (3)
  indebtedness owed to Huntsman International or any of its Restricted Subsidiaries;

  (4)
  indebtedness of any Restricted Subsidiary of Huntsman International secured by mortgages on assets of such Restricted Subsidiary permitted under any of clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt";

  (5)
  indebtedness outstanding on the Issue Date or any extension, renewal, replacement or refunding of any indebtedness existing on the Issue Date or referred to in clauses (1), (2), (3) or (4) (other than any indebtedness under the Existing Senior Notes or the Existing Subordinated Notes, the refinancing of which may not be incurred or guaranteed pursuant to this clause (5) by any Restricted Subsidiary that is not a guarantor of the notes); provided that the principal amount of the indebtedness incurred pursuant to this clause (5) shall not exceed the principal amount of the original indebtedness plus all premiums, fees and expenses (including accrued interest) payable in connection with any such extension, renewal, replacement or refunding;

  (6)
  indebtedness in respect of a Qualified Securitization Transaction; and

  (7)
  indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of indebtedness incurred under this clause (7), when aggregated with the principal amount of all other indebtedness then outstanding and incurred pursuant to this clause (7), does not, as of any date of incurrence, exceed the greater of (a) $200.0 million or (b) 2.5% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Notwithstanding the restrictions described above, Huntsman International and any of its Restricted Subsidiaries may create, incur, issue, assume or guarantee Non-Guarantor Subsidiary Debt, without guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt that would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all indebtedness secured by mortgages (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions that are permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Sale and Lease-Back Transactions.    The indenture provides that neither Huntsman International nor any of its Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any of their Principal Properties unless:

  (1)
  Huntsman International or such Subsidiary would be entitled under the provisions described in clauses (1) through (9) in the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt" to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

  (2)
  Huntsman International or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Principal Property sold in such Sale and Lease-Back Transaction within 365 days after the consummation thereof to make non-mandatory prepayments on long- term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility or other assets that are used or useful in their business; or

  (3)
  the Attributable Debt of Huntsman International and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (1) or (2) of this sentence), plus the aggregate principal amount (without duplication) of (a) indebtedness secured by mortgages then outstanding (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") that do not equally and ratably secure the notes (or secure notes on a basis that is prior to other indebtedness secured thereby) and (b) Non-Guarantor Subsidiary Debt (not including any such Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the second paragraph of the covenant described above under the caption "—Limitation on Subsidiary Debt"), would not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (3).

        Merger, Consolidation and Sale of Assets.    The indenture provides that Huntsman International may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets if:

  (1)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture and assumes all of Huntsman International's obligations under the registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of Huntsman International or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by Huntsman International or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

        If, upon any such consolidation or merger, or upon any such lease, sale or transfer of property and assets, any Principal Property owned immediately prior to the transaction, would thereupon become subject to a mortgage securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage, security interest, pledge or mortgage permitted pursuant to clauses (1) through (9) of the first sentence of the second paragraph of the covenant described above under the caption "—Certain Covenants—Limitation on Secured Debt" above), Huntsman International or such Restricted Subsidiary will, prior to such consolidation, merger, lease, sale or transfer, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together, at Huntsman International's option, with any other indebtedness of, or guaranteed by, Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) equally and ratably with (or, at Huntsman International's option, prior to) the indebtedness secured by such mortgage for so long as such indebtedness is so secured.

        The indenture further provides that any guarantor may consolidate or merge with or into any other Person, or sell, lease or transfer all or substantially all of the properties or assets of such guarantor if:

  (1)
  the Person formed by such consolidation or into which such guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such guarantor is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which such guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such guarantor, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture and assumes all of such guarantor's obligations under the registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of such guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by such guarantor or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

Subject to certain limitations described in the indenture, the successor guarantor (if other than such guarantor) will succeed to, and be substituted for, such guarantor under the indenture and such guarantor's obligations in respect of the notes, and such guarantor will automatically be released and discharged from its obligations under the indenture and such guarantor's obligations in respect of the notes.

        In addition, notwithstanding the foregoing, Huntsman International or any guarantor may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, Huntsman International or any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing Huntsman International or such guarantor in another jurisdiction.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the trustee and to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

Notwithstanding the foregoing, Huntsman International will not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph will be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        If Huntsman International has designated as an Unrestricted Subsidiary any of its Subsidiaries that would constitute a significant subsidiary within the meaning of Regulation S-X under the Exchange Act, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Narrative Analysis of Results of Operations or Management's Discussion and Analysis of Financial Condition and Results of Operations, as applicable, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Huntsman International.

        In the event that any direct or indirect parent company of Huntsman International is or becomes a guarantor of the notes, the indenture permits Huntsman International to satisfy its obligations in this covenant with respect to financial information relating to Huntsman International by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  (3)
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 90 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under the covenant described under "—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the occurrence of any default under any agreement governing indebtedness of Huntsman International or any of its Significant Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such indebtedness and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $100.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  (5)
  certain events of bankruptcy affecting Huntsman International; or

  (6)
  the failure of any guarantee of the notes by any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the guarantors denies its liability under its guarantee and such default continues for 10 days.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if Huntsman International has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the trustee shall have received an officers' certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the outstanding notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any officer obtaining knowledge of any Default or Event of Default, and will provide a certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2)
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3)
  the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  (2)
  in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

  (3)
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1));

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its Subsidiaries is a party or by which Huntsman International or any of its Subsidiaries is bound;

  (6)
  Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  (7)
  Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  Huntsman International shall have delivered to the trustee an opinion of counsel to the effect that either (i) Huntsman International has assigned all its ownership interest in the trust funds to the trustee or (ii) the trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

  (1)
  either

  (a)
  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

  (3)
  Huntsman International has, upon its request for written acknowledgment of such satisfaction and discharge of the indenture, delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        As described under "Certain United States Federal Income Tax Consequences," a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indenture, the notes or the guarantees may:

  (1)
  reduce the amount of such notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  (3)
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase (other than by amending the provisions described above under the caption "Change of Control"), or reduce the redemption or repurchase price for such notes;

  (4)
  make such notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive Defaults or Events of Default;

  (6)
  after a Change of Control Repurchase Event has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control Repurchase Event; or

  (7)
  release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes affected thereby.

        Without the consent of any holders of notes, Huntsman International, the guarantors and the trustee also may amend or supplement the indenture or the notes or the guarantees to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any Person as a guarantor of the notes or secure the notes or the guarantees;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (7)
  to conform the indenture or the notes to the descriptions thereof set forth in this "Description of New Notes," to the extent that the trustee has received an officers' certificate stating that such text constitutes an unintended conflict with the corresponding provision in this "Description of New Notes."

Governing Law

        The indenture provides that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The indenture and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.50%.

        "Applicable Premium" means in connection with the optional redemption of any note, the greater of:

  (1)
  1.00% of the then outstanding principal amount of the note; and

  (2)
  the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date; over (b) the outstanding principal amount of the note.

        "Asset Acquisition" means:

  (1)
  an investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other Person pursuant to which such Person becomes a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or is merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International; or

  (2)
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any Person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person.

        "Attributable Debt" means, in the context of a Sale and Lease-Back Transaction, the amount that Huntsman International determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee's obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee's obligations under the lease.

        "Bank Product Obligations" means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Huntsman International and its Restricted Subsidiaries, taken as a whole, to any Person; or

  (2)
  Huntsman International becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any other group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Huntsman Corporation, other than by virtue of the imposition of a holding company, or the reincorporation of Huntsman Corporation in another jurisdiction, so long as the beneficial owners of the voting stock of Huntsman Corporation immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

For the avoidance of doubt, transactions among Huntsman International and its Subsidiaries will not constitute a Change of Control.

        "Change of Control Offer" has the meaning assigned to such term under "—Change of Control."

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Comparable Treasury Issue" means the United States Treasury Security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of comparable market data)) most nearly equal to the remaining maturity of the note being redeemed; provided that, if such period is less than one year, the United States Treasury Security with a constant maturity of one year will be used.

        "Consolidated Net Tangible Assets" means, with respect to any Person, as of any date, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP based upon the most recent internal financial statements available as of such date; provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the transaction for which Consolidated Net Tangible Assets is being calculated, then Consolidated Net Tangible Assets will be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Senior Notes" means the $600.0 million in aggregate principal amount of the 5.5% Senior Notes due 2016 of Huntsman International.

        "Existing Subordinated Notes" means the $530.0 million in aggregate principal amount of the 8.625% Senior Subordinated Notes due 2021 of Huntsman International and the $350.0 million in aggregate principal amount of 8.625% Senior Subordinated Notes due 2020 of Huntsman International.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $100.0 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and (ii) in all other cases, by an authorized officer of Huntsman International and delivered to the trustee in an officers' certificate.

        "Foreign Subsidiary" means any Subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Issue Date" means the date on which notes are first issued under the indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Permitted Liens" means each of the following:

  (1)
  mortgages in favor of Huntsman International or any of the guarantors;

  (2)
  mortgages to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including mortgages to secure letters of credit issued to assure payment of such obligations);

  (3)
  mortgages representing any interest or title of a lessor under any Capitalized Lease Obligations; provided that such mortgages do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligations;

  (4)
  mortgages for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (5)
  mortgages on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

  (6)
  filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

  (7)
  bankers' liens, rights of setoff, liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (8)
  mortgages on cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of indebtedness;

  (9)
  mortgages on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  mortgages securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (11)
  leases or subleases granted to others not interfering in any material respect with the business of Huntsman International or any of Huntsman International's Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by the indenture; and

  (12)
  mortgages securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Principal Property" means, as of any date, any property, plant and equipment comprising a manufacturing facility owned by Huntsman International or any of its Restricted Subsidiaries; provided that Huntsman International may exclude (and subsequently include in whole or in part, at its option)

from "Principal Property" any such facilities with an aggregate fair market value not in excess of 5.0% of Consolidated Net Tangible Assets of Huntsman International, determined as of the date of such exclusion.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its Subsidiaries pursuant to which Huntsman International or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

  (1)
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its Subsidiaries) and

  (2)
  any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        "Rating Agency" means each of (i) S&P and Moody's or (ii) if either S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Huntsman International, which will be substituted for S&P or Moody's or both, as the case may be.

        "Ratings Event" means (1) to the extent the notes were rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period (as defined below), and the ratings of such notes are downgraded by one or both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the "Relevant Period") such that the rating of the notes by both of the Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the notes) or (2) to the extent the notes were not rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period, the notes continue to be rated at a level below an Investment Grade Rating by both of the Rating Agencies at the end of the Relevant Period.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person that owns one or more Principal Properties and that, at the time of determination, is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Lease-Back Transaction" means the leasing by Huntsman International or any of its Restricted Subsidiaries of any asset, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among Huntsman International and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by Huntsman International or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

        "SEC" means the Securities and Exchange Commission.

        "Securitization Entity" means a wholly owned Subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another Person in which Huntsman International or any Subsidiary of Huntsman International makes an investment and to which Huntsman International or any Subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  (1)
  no portion of the indebtedness or any other obligations (contingent or otherwise) of which

    •
    is guaranteed by Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness)) pursuant to Standard Securitization Undertakings,

    •
    is recourse to or obligates Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

    •
    subjects any property or asset of Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any Subsidiary of Huntsman International,

  (2)
  with which neither Huntsman International nor any Subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman International nor any Subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to be so designated as of the Issue Date.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any Subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subsidiary" means with respect to any Person, (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available of such date, prepared in accordance with GAAP.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective Subsidiaries shall each be Unrestricted Subsidiaries on the date of the indenture without further action. The board of managers of Huntsman International may, after the Issue Date, designate any Subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such Subsidiary does not own any Capital Stock of, or does not own or hold any mortgage on any property of, Huntsman International or any other Subsidiary of Huntsman International that is not a Subsidiary of the Subsidiary to be so designated; and

  •
  each Subsidiary to be designated as an Unrestricted Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money under which the creditor has direct recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries (other than obligations in respect of representations and warranties, indemnities and performance and completion guaranties and similar contingent liabilities).

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

Book-Entry; Delivery and Form

        Notes sold in reliance on Rule 144A will initially be represented by permanent global notes in fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the trustee as a custodian for DTC and registered in the name of a nominee of such depositary.

        Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by global notes in fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the trustee as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary. Prior to expiration of the

"distribution compliance period" (as defined in Regulation S) and, a beneficial interest in the Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the trustee of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note whether before, on or after such time, only upon receipt by the trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

        Any beneficial interest in a Regulation S Global Note or a Restricted Global Note (each a "Global Note") that is transferred to a person who takes delivery in the form of an interest in a Restricted Global Note or a Regulation S Global Note, respectively, will, upon transfer, cease to be an interest in the type of Global Note previously held and become an interest in the other type of Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Note for as long as it remains such an interest.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

        Payments of the principal of, premium (if any), and interest (including additional interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither us nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated notes shall be issued in exchange for beneficial interests in the Global Notes only (i) following an Event of Default, at the request of DTC or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

Exchange Offer; Registration Rights

        We and the initial purchasers of the old notes entered into an exchange and registration rights agreement on November 19, 2012, pursuant to which we agreed that we would, at our expense and for the benefit of the holders of the old notes, use our reasonable best efforts to:

  (1)
  file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will be registered under the Securities Act and will not contains terms with respect to registration rights or special-interest payments);

  (2)
  cause the registration statement to become effective with the SEC within 270 days after the issuance of the old notes; and

  (3)
  consummate the exchange offer within 45 days after the effective date of the registration statement.

        Promptly after the registration statement is declared effective, we have agreed to commence the exchange offer. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes validly tendered and not withdrawn before the expiration of the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        If on or before the date of consummation of the exchange offer, we are not permitted to effect an exchange offer because of any change in law or in currently prevailing interpretations of the staff of the SEC, then we will, in lieu of effecting registration of new notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as the notes are no longer required to be registered as provided in the registration rights agreement.

        We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  the registration statement has not become effective within 270 days after the issuance of the notes (or, if applicable, the Shelf Registration Statement has not become effective within the required time period);

  (2)
  the exchange offer has not been consummated within 45 days after the effective date of the registration statement; or

  (3)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) and (2), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.125% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.125% during each subsequent 90-day period, up to a maximum of 0.50%. Our obligation to pay additional interest shall cease when the registration default is cured or the notes are no longer required to be registered as provided in the registration rights agreement.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be available upon request.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        There have been no changes in our independent accountants, Deloitte & Touche LLP, or disagreements with them on matters of accounting or financial disclosure at any time during the two most recent fiscal years or any subsequent interim period.

 LEGAL MATTERS

        Certain legal matters as to the enforceability of the obligations of Huntsman International LLC under the notes and the enforceability of the obligations of the guarantors under the related guarantees will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the enforceability of the guarantee of the notes by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC, and Huntsman Propylene Oxide LLC will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the enforceability of the notes by Tioxide Americas LLC will be passed upon for Tioxide Americas LLC by Walkers, Cayman Islands. Certain legal matters as to the enforceability of the guarantee of the notes by Tioxide Group will be passed upon for Tioxide Group by Dickinson Dees LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of Huntsman International LLC as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to the adoption of new accounting guidance which changed our method of accounting for transfers of accounts receivable under our accounts receivable securitization programs, effective January 1, 2010). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-185252) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        We and our parent file annual, quarterly and current reports and other information with the SEC. You may read and copy reports and other information that we or our parent file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings. See "Description of New Notes—Certain Covenants—Reports to Holders" for information about the reports and other information that we are required to furnish to holders of notes and how those obligations may be satisfied.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents(a)	$271	$231
Restricted cash(a)	9	8
Accounts and notes receivable (net of allowance for doubtful accounts of $46, each), ($592 and $659 pledged as collateral, respectively)(a)	1,626	1,529
Accounts receivable from affiliates	263	148
Inventories(a)	1,807	1,539
Prepaid expenses	63	46
Deferred income taxes	40	40
Other current assets(a)	234	220

Total current assets	4,313	3,761
Property, plant and equipment, net(a)	3,531	3,510
Investment in unconsolidated affiliates	223	202
Intangible assets, net(a)	75	93
Goodwill	107	114
Deferred income taxes	190	163
Notes receivable from affiliates	2	5
Other noncurrent assets(a)	484	482

Total assets	$8,925	$8,330

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable(a)	$1,017	$862
Accounts payable to affiliates	51	64
Accrued liabilities(a)	718	694
Deferred income taxes	29	29
Note payable to affiliate	100	100
Current portion of debt(a)	130	212

Total current liabilities	2,045	1,961
Long-term debt(a)	3,550	3,730
Notes payable to affiliates	610	439
Deferred income taxes	272	106
Other noncurrent liabilities(a)	907	1,003

Total liabilities	7,384	7,239
Commitments and contingencies (Notes 13 and 14)
Equity
Huntsman International LLC members' equity:
Members' equity, 2,728 units issued and outstanding	3,103	3,081
Accumulated deficit	(1,155)	(1,493)
Accumulated other comprehensive loss	(531)	(611)

Total Huntsman International LLC members' equity	1,417	977
Noncontrolling interests in subsidiaries	124	114

Total equity	1,541	1,091

Total liabilities and equity	$8,925	$8,330

(a)
At September 30, 2012 and December 31, 2011, respectively, $31 and $44 of cash and cash equivalents, $9 and $2 of restricted cash, $40 and $29 of accounts and notes receivable (net), $42 and $47 of inventories, $1 each of other current assets, $382 and $403 of property, plant and equipment (net), $20 and $23 of intangible assets (net), $27 and $21 of other noncurrent assets, $63 and $55 of accounts payable, $25 and $21 of accrued liabilities, $25 and $16 of current portion of debt, $241 and $264 of long-term debt, and $72 and $111 of other noncurrent liabilities from consolidated variable interest entities are included in the respective balance sheet captions above. See "Note 5. Variable Interest Entities."

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Trade sales, services and fees, net	$2,691	$2,923	$8,406	$8,445
Related party sales	50	53	162	144

Total revenues	2,741	2,976	8,568	8,589
Cost of goods sold	2,199	2,481	6,940	7,124

Gross profit	542	495	1,628	1,465
Operating expenses:
Selling, general and administrative	220	216	669	688
Research and development	35	42	112	123
Other operating (income) expense	—	(1)	7	7
Restructuring, impairment and plant closing costs	47	155	52	171

Total expenses	302	412	840	989

Operating income	240	83	788	476
Interest expense, net	(59)	(66)	(181)	(197)
Equity in income of investment in unconsolidated affiliates	2	2	5	6
Loss on early extinguishment of debt	(1)	(2)	(2)	(5)
Other income (expense)	1	(1)	2	—

Income from continuing operations before income taxes	183	16	612	280
Income tax expense	(62)	(55)	(188)	(111)

Income (loss) from continuing operations	121	(39)	424	169
(Loss) income from discontinued operations, net of tax	(1)	10	(7)	(5)

Income (loss) before extraordinary gain	120	(29)	417	164
Extraordinary gain on the acquisition of a business, net of tax of nil	1	—	1	2

Net income (loss)	121	(29)	418	166
Net income attributable to noncontrolling interests	(4)	(2)	(8)	(17)

Net income (loss) attributable to Huntsman International LLC	$117	$(31)	$410	$149

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

(Dollars in Millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income (loss)	$121	$(29)	$418	$166
Other comprehensive income (loss), net of tax:
Foreign currency translations adjustments	94	(118)	25	30
Pension and other postretirement benefits adjustments	15	(77)	58	(66)
Other, net	—	1	(1)	1

Other comprehensive income (loss)	109	(194)	82	(35)

Comprehensive income (loss)	230	(223)	500	131
Comprehensive income attributable to noncontrolling interests	(6)	(2)	(10)	(18)

Comprehensive income (loss) attributable to Huntsman International LLC	$224	$(225)	$490	$113

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Nine months ended September 30,
	2012	2011
Operating Activities:
Net income	$418	$166
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on the consolidation of a variable interest entity	—	(12)
Loss on the consolidation of a business	4	—
Equity in income of investment in unconsolidated affiliates	(5)	(6)
Depreciation and amortization	306	310
Loss (gain) on disposal of businesses/assets, net	2	(5)
Loss on early extinguishment of debt	2	5
Noncash interest expense	36	38
Noncash restructuring and impairment charges	10	53
Deferred income taxes	127	47
Noncash loss (gain) on foreign currency transactions	9	(15)
Noncash compensation	20	17
Other, net	5	(1)
Changes in operating assets and liabilities:
Accounts and notes receivable	(102)	(314)
Inventories	(252)	(273)
Prepaid expenses	(17)	(14)
Other current assets	(14)	(150)
Other noncurrent assets	(8)	20
Accounts payable	112	72
Accrued liabilities	45	122
Other noncurrent liabilities	(65)	8

Net cash provided by operating activities	633	68

Investing Activities:
Capital expenditures	(248)	(217)
Proceeds from settlements treated as reimbursement of capital expenditures	—	3
Cash assumed in connection with the initial consolidation of a variable interest entity	—	28
Cash paid for acquisition of a business	(18)	(23)
Proceeds from sale of business/assets	—	7
Increase in receivable from affiliate	(97)	(35)
Investment in unconsolidated affiliates	(84)	(17)
Cash received from unconsolidated affiliates	51	19
Increase in restricted cash	(2)	—
Other, net	2	—

Net cash used in investing activities	(396)	(235)

(Continued)

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)

(Dollars in Millions)

	Nine months ended September 30,
	2012	2011
Financing Activities:
Net repayments under revolving loan facilities	$(16)	$—
Net borrowings on overdraft facilities	2	10
Repayments of short-term debt	(40)	(151)
Borrowings on short-term debt	—	126
Repayments of long-term debt	(242)	(287)
Proceeds from issuance of long-term debt	3	89
Proceeds from notes payable to affiliate	172	105
Repayments of notes payable	(33)	(24)
Borrowings on notes payable	34	35
Debt issuance costs paid	(4)	(7)
Call premiums related to early extinguishment of debt	(2)	(5)
Dividends paid to noncontrolling interest	—	(5)
Dividends paid to parent	(72)	(56)
Excess tax benefit related to stock-based compensation	4	10
Other, net	(5)	3

Net cash used in financing activities	(199)	(157)

Effect of exchange rate changes on cash	2	(3)

Increase (decrease) in cash and cash equivalents	40	(327)
Cash and cash equivalents at beginning of period	231	561

Cash and cash equivalents at end of period	$271	$234

Supplemental cash flow information:
Cash paid for interest	$177	$179
Cash paid for income taxes	70	34

        During the nine months ended September 30, 2012 and 2011, the amount of capital expenditures in accounts payable decreased by $1 million and $12 million, respectively. During the nine months ended September 30, 2012 and 2011, Huntsman Corporation contributed $20 million and $17 million related to stock-based compensation, respectively.

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(Dollars in Millions)

	Huntsman International LLC Members
	Members' equity
			Accumulated deficit	Accumulated other comprehensive (loss) income	Noncontrolling interests in subsidiaries	Total equity
	Units	Amount
Balance, January 1, 2012	2,728	$3,081	$(1,493)	$(611)	$114	$1,091
Net income	—	—	410	—	8	418
Other comprehensive income	—	—	—	80	2	82
Contribution from parent	—	20	—	—	—	20
Dividends paid to parent	—	—	(72)	—	—	(72)
Acquisition of a business	—	(2)	—	—	—	(2)
Excess tax benefit related to stock-based compensation	—	4	—	—	—	4

Balance, September 30, 2012	2,728	$3,103	$(1,155)	$(531)	$124	$1,541

Balance, January 1, 2011	2,728	$3,049	$(1,667)	$(354)	$60	$1,088
Net income	—	—	149	—	17	166
Dividends paid to noncontrolling interest	—	—	—	—	(5)	(5)
Other comprehensive (loss) income	—	—	—	(36)	1	(35)
Consolidation of a variable interest entity	—	—	—	—	61	61
Contribution from parent	—	17	—	—	—	17
Dividends paid to parent	—	—	(56)	—	—	(56)
Excess tax benefit related to stock-based compensation	—	10	—	—	—	10

Balance, September 30, 2011	2,728	$3,076	$(1,574)	$(390)	$134	$1,246

See accompanying notes to condensed consolidated financial statements (unaudited).

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

CERTAIN DEFINITIONS

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in these notes as our "parent." Unless the context otherwise requires, references in these financial statements to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "Sasol-Huntsman" refers to Sasol-Huntsman GmbH and Co. KG (our consolidated joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany); and "HCCA" refers to Huntsman Chemical Company Australia Pty Limited (our 100% owned subsidiary).

        Each capitalized term used without definition in these notes to condensed consolidated financial statements (unaudited) has the meaning specified in the prospectus with which these notes to condensed consolidated financial statements (unaudited) are included. In these financial statements, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products.

INTERIM FINANCIAL STATEMENTS

        Our interim condensed consolidated financial statements (unaudited) were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP" or "U.S. GAAP") and in management's opinion reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations, comprehensive income, financial position and cash flows for the periods presented. Results for interim periods are not necessarily indicative of those to be expected for the full year. These condensed consolidated financial statements (unaudited) should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus for the year ended December 31, 2011 for our Company.

DESCRIPTION OF BUSINESS

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes and titanium dioxide.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

1. GENERAL (Continued)

COMPANY

        Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

PRINCIPLES OF CONSOLIDATION

        Our condensed consolidated financial statements (unaudited) include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ACCOUNTING PRONOUNCEMENTS ADOPTED DURING 2012

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, providing a consistent definition of fair value between U.S. GAAP and International Financial Reporting Standards ("IFRSs") as well as developing common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs. The amendments in this ASU were effective prospectively for interim and annual periods beginning after December 15, 2011. We adopted the amendments of this ASU effective January 1, 2012, and the initial adoption of the amendments in this ASU did not have a significant impact on our condensed consolidated financial statements (unaudited).

        In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, requiring entities to present net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate, but consecutive, statements of net income and other comprehensive income. The option to present components of other comprehensive income as part of the statement of equity is eliminated. The amendments do not change the option to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income components. The amendments in this ASU were effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted this ASU effective January 1, 2012 and have presented our consolidated net income and consolidated comprehensive income in two separate, but consecutive, statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

        In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in this ASU is intended to reduce complexity and costs of the annual goodwill impairment test by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that a reporting unit's fair value is less than its carrying value. The amendments in this ASU were effective prospectively for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the amendments in this ASU effective January 1, 2012, and the initial adoption of the amendments in this ASU did not have a significant impact on our condensed consolidated financial statements (unaudited).

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION IN FUTURE PERIODS

        In July 2012, the FASB issued ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The guidance in this ASU is intended to reduce complexity and costs of the annual impairment tests for indefinite-lived intangible assets by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that an asset's fair value is less than its carrying value. The amendments in this ASU are effective for annual and interim indefinite-lived intangible assets impairment tests performed for fiscal years beginning after September 15, 2012 with early adoption permitted. We do not expect the adoption of the amendments in this ASU to have a significant impact on our condensed consolidated financial statements (unaudited).

3. BUSINESS COMBINATIONS

RUSSIAN MDI, COATINGS AND SYSTEMS ACQUISITION

        On July 3, 2012, we completed our acquisition of the remaining 55% ownership interest in International Polyurethane Investment B.V. (the "Russian Systems House Acquisition"). This company's wholly owned subsidiary, Huntsman NMG Zao, is a leading supplier of polyurethane systems to the adhesives, coatings and footwear markets in Russia, Ukraine and Belarus and is headquartered in Obninsk, Russia. The acquisition cost was approximately €13 million (approximately $16 million). The acquired business was integrated into our Polyurethanes segment. Transaction costs charged to expense related to this acquisition were not significant. The fair value of our existing 45% ownership interest immediately prior to the acquisition was $13 million, valued by applying the income approach. Key assumptions include a discount rate of 17% and a terminal growth rate of 4%. In connection with this transaction, we recorded a noncash pretax loss of approximately $4 million in other operating (income) expense on the consolidation of this investment. The long-term debt of approximately $7 million that was assumed as part of this transaction was repaid shortly after the acquisition date.

        We have accounted for the Russian Systems House Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. BUSINESS COMBINATIONS (Continued)

preliminary allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Fair value of original 45% ownership interest acquired in 2007	$13
Acquisition cost of 55% ownership interest acquired in 2012	16

Total fair value of net assets acquired	$29

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$2
Inventories	9
Other current assets	1
Property, plant and equipment	31
Accounts payable	(4)
Accrued liabilities	(1)
Deferred income taxes	(2)
Long-term debt	(7)

Total fair value of net assets acquired	$29

        The acquisition cost allocation is preliminary pending final determination of the fair value of assets acquired and liabilities assumed, including final valuation of working capital, property, plant and equipment, intangible assets and the determination of related deferred taxes. For purposes of this preliminary allocation of fair value, we have assigned any excess of the acquisition cost over historical carrying values to property, plant and equipment and no amounts have been allocated to goodwill. It is possible that changes to this preliminary allocation could occur.

        International Polyurethane Investment B.V. had revenues and earnings of $16 million and $3 million, respectively, for the period from the date of acquisition to September 30, 2012. If this acquisition were to have occurred on January 1, 2011, there would have been no significant impact to the combined earnings attributable to our Company and the following estimated pro forma revenues attributable to our Company would have been reported (dollars in millions):

	Pro Forma
		Nine months ended September 30,
	Three months ended September 30, 2011
		2012	2011
Revenues	$2,987	$8,601	$8,614

EMA ACQUISITION

        On December 30, 2011, we completed the acquisition of EMA Kimya Sistemleri Sanayi ve Ticaret A.S. (the "EMA Acquisition"), an MDI-based polyurethanes systems house in Istanbul, Turkey for approximately $11 million, net of cash acquired and including the repayment of assumed debt. The acquired business was integrated into our Polyurethanes segment. We have accounted for the EMA Acquisition using the acquisition method and transaction costs charged to expense associated with this acquisition were not significant. For purposes of a preliminary allocation of the acquisition cost to

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. BUSINESS COMBINATIONS (Continued)

assets acquired and liabilities assumed, we have assigned the excess of the acquisition cost over historical carrying values of $7 million to property, plant and equipment. At December 31, 2011, the excess of the acquisition cost over historical carrying values had been assigned as goodwill. This preliminary purchase price allocation is likely to change once we complete the analysis of the fair value of tangible and intangible assets acquired and liabilities assumed during the fourth quarter of 2012. Net sales for the three and nine months ended September 30, 2011 related to the business acquired were approximately $7 million and $19 million, respectively. Net losses for the three and nine months ended September 30, 2011 related to the business acquired were approximately $(1) million and $(3) million, respectively.

LAFFANS ACQUISITION

        On April 2, 2011, we completed the acquisition of the chemical business of Laffans Petrochemicals Limited, an amines and surfactants manufacturer located in Ankleshwar, India (the "Laffans Acquisition") at a cost of approximately $23 million. The acquired business has been integrated into our Performance Products segment. Transaction costs charged to expense related to this acquisition were not significant.

        We have accounted for the Laffans Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Acquisition cost	$23

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$9
Inventories	2
Other current assets	2
Property, plant and equipment	12
Intangibles	3
Accounts payable	(3)
Accrued liabilities	(1)
Other noncurrent liabilities	(1)

Total fair value of net assets acquired	$23

        If this acquisition were to have occurred on January 1, 2011, the following estimated pro forma revenues and net income attributable to Huntsman International would have been reported (dollars in millions):

Pro Forma Nine months ended September 30, 2011
Revenues	$8,603
Net income attributable to Huntsman International	150

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out ("LIFO"), first-in first-out, and average costs methods for different components of inventory. Inventories consisted of the following (dollars in millions):

	September 30, 2012	December 31, 2011
Raw materials and supplies	$471	$374
Work in progress	96	92
Finished goods	1,314	1,162

Total	1,881	1,628
LIFO reserves	(74)	(89)

Net	$1,807	$1,539

        For September 30, 2012 and December 31, 2011, approximately 10% and 12%, respectively, of inventories were recorded using the LIFO cost method.

        In the normal course of operations we, at times, exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net nonmonetary open exchange positions are valued at cost. The amounts included in inventory under nonmonetary open exchange agreements receivable by us as of September 30, 2012 and December 31, 2011 were $12 million and $3 million, respectively. Other open exchanges are settled in cash and result in a net deferred profit margin. The amount payable under these open exchange agreements as of September 30, 2012 and December 31, 2011 was $2 million and nil, respectively.

5. VARIABLE INTEREST ENTITIES

        We evaluate our investments and transactions to identify variable interest entities ("VIEs") for which we are the primary beneficiary. We hold a variable interest in the following four joint ventures for which we are the primary beneficiary:

  •
  Rubicon LLC manufactures products for our Polyurethanes and Performance Products segments. The joint venture is structured such that the total equity investment at risk is not sufficient to permit it to finance its activities without additional financial support. Under the Rubicon LLC operating agreement, we are entitled to a majority of the output, absorb a majority of the operating costs and provide a majority of the additional funding.

  •
  Pacific Iron Products Sdn Bhd manufactures products for our Pigments segment. In this joint venture, we supply all the raw materials through a fixed cost supply agreement, operate the manufacturing facility and market the products. Under the fixed cost supply agreement, we are exposed to the risks related to the fluctuation of raw material prices.

  •
  Arabian Amines Company manufactures ethyleneamines products for our Performance Products segment. Prior to July 1, 2010, this joint venture was accounted for under the equity method. In July 2010, Arabian Amines Company exited the development stage, which triggered its reconsideration as a VIE. As required in the Arabian Amines Company operating agreement,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. VARIABLE INTEREST ENTITIES (Continued)

    we purchase all of its production and sell it to our customers. Substantially all of the joint venture's activities are conducted on our behalf.

  •
  Sasol-Huntsman is our joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany. This joint venture manufactures products for our Performance Products segment. Prior to April 1, 2011, we accounted for Sasol-Huntsman using the equity method. In April 2011, an expansion at this facility began production, which triggered the reconsideration of this joint venture as a VIE. The joint venture uses our technology and expertise, and we bear a disproportionate amount of risk of loss due to a related-party loan to Sasol-Huntsman for which we bear the default risk. As a result, we concluded that we were the primary beneficiary and began consolidating Sasol-Huntsman beginning April 1, 2011.

        Creditors of these VIEs have no recourse to our general credit, except in the event that we offer guarantees of specified indebtedness. As the primary beneficiary, the joint ventures' assets, liabilities and results of operations are included in our condensed consolidated financial statements (unaudited).

        The following table summarizes the carrying amount of our variable interest entities' assets and liabilities included in our condensed consolidated balance sheets (unaudited), before intercompany eliminations (dollars in millions):

	September 30, 2012	December 31, 2011
Current assets	$166	$140
Property, plant and equipment, net	382	403
Other noncurrent assets	58	61
Deferred income taxes	45	45
Intangible assets	20	23
Goodwill	15	15

Total assets	$686	$687

Current liabilities	$187	$145
Long-term debt	245	269
Deferred income taxes	9	9
Other noncurrent liabilities	72	110

Total liabilities	$513	$533

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. VARIABLE INTEREST ENTITIES (Continued)

        The following table summarizes the fair value of Sasol-Huntsman's assets and liabilities recorded upon initial consolidation in our condensed consolidated balance sheets (unaudited), before intercompany eliminations (dollars in millions):

April 1, 2011
Current assets	$61
Property, plant and equipment, net	155
Intangible assets	16
Goodwill	17

Total assets	$249

Current liabilities	$23
Long-term debt	93
Deferred income taxes	8
Other noncurrent liabilities	7

Total liabilities	$131

        Goodwill of $17 million was recognized upon consolidation of Sasol-Huntsman, of which approximately $12 million is deductible for income tax purposes. The total amount recorded as goodwill decreased by approximately $2 million from the date of consolidation to December 31, 2011 due to a change in the foreign currency exchange rate. The net change to goodwill in response to changes in the foreign currency exchange rates from December 31, 2011 to September 30, 2012 was nil. All intangible assets other than goodwill are being amortized over an average useful life of 18 years.

        If consolidation of Sasol-Huntsman had occurred on January 1, 2011, the approximate pro forma revenues attributable to our Company would have been $8,618 million for the nine months ended September 30, 2011. There would have been no impact to the combined earnings attributable to us, excluding a one-time noncash gain of approximately $12 million recognized upon consolidation included in other operating expense in the condensed consolidated statements of operations (unaudited). Upon consolidation, we also recognized a one-time noncash income tax expense of approximately $2 million. The fair value of the noncontrolling interest was estimated to be $61 million at April 1, 2011. The noncontrolling interest was valued at 50% of the fair value of the net assets as of April 1, 2011, as dictated by the ownership interest percentages, adjusted for certain tax consequences only applicable to one parent.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        As of September 30, 2012 and December 31, 2011, accrued restructuring costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2012	$73	$—	$11	$8	$92
2012 charges for 2007 and prior initiatives	2	—	—	—	2
2012 charges for 2009 initiatives	1	—	—	4	5
2012 charges for 2010 initiatives	—	—	—	1	1
2012 charges for 2011 initiatives	4	1	—	4	9
2012 charges for 2012 initiatives	33	—	—	6	39
Reversal of reserves no longer required	(13)	—	—	(1)	(14)
2012 payments for 2007 and prior initiatives	(1)	—	(1)	(1)	(3)
2012 payments for 2009 initiatives	(2)	—	—	(4)	(6)
2012 payments for 2010 initiatives	(2)	—	(1)	—	(3)
2012 payments for 2011 initiatives	(19)	(1)	—	(4)	(24)
2012 payments for 2012 initiatives	(4)	—	—	(5)	(9)
Foreign currency effect on liability balance	1	—	—	—	1

Accrued liabilities as of September 30, 2012	$73	$—	$9	$8	$90

(1)
The total workforce reduction reserves of $73 million relate to the termination of 581 positions, of which 544 positions had not been terminated as of September 30, 2012.

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	September 30, 2012	December 31, 2011
2007 initiatives and prior	$2	$2
2009 initiatives	7	11
2010 initiatives	9	16
2011 initiatives	42	63
2012 initiatives	30	—

Total	$90	$92

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments	Discontinued Operations	Corporate and Other	Total
Accrued liabilities as of January 1, 2012	$—	$1	$12	$69	$3	$6	$1	$92
2012 charges for 2007 and prior initiatives	—	—	—	2	—	—	—	2
2012 charges for 2009 initiatives	—	—	1	—	4	—	—	5
2012 charges for 2010 initiatives	—	—	—	—	—	—	1	1
2012 charges for 2011 initiatives	—	—	3	6	—	—	—	9
2012 charges for 2012 initiatives	37	—	2	—	—	—	—	39
Reversal of reserves no longer required	—	—	—	(14)	—	—	—	(14)
2012 payments for 2007 and prior initiatives	—	—	—	(2)	(1)	—	—	(3)
2012 payments for 2009 initiatives	—	—	(1)	—	(5)	—	—	(6)
2012 payments for 2010 initiatives	—	(1)	—	(1)	—	—	(1)	(3)
2012 payments for 2011 initiatives	—	—	(12)	(12)	—	—	—	(24)
2012 payments for 2012 initiatives	(7)	—	(2)	—	—	—	—	(9)
Foreign currency effect on liability balance	—	—	—	1	1	—	(1)	1

Accrued liabilities as of September 30, 2012	$30	$—	$3	$49	$2	$6	$—	$90

Current portion of restructuring reserves	$18	$—	$2	$28	$2	$6	$—	$56
Long-term portion of restructuring reserve	12	—	1	21	—	—	—	34
Estimated additional future charges for current restructuring projects
Estimated additional charges within one year	1	—	—	15	—	—	—	16
Estimated additional charges beyond one year	—	—	—	4	—	—	—	4

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to cash and noncash restructuring charges for the three and nine months ended September 30, 2012 and 2011 by initiative are provided below (dollars in millions):

	Three months ended September 30, 2012	Nine months ended September 30, 2012
Cash charges:
2012 charges for 2007 and prior initiatives	$—	$2
2012 charges for 2009 initiatives	1	5
2012 charges for 2010 initiatives	—	1
2012 charges for 2011 initiatives	5	9
2012 charges for 2012 initiatives	33	39
Reversal of reserves no longer required	(1)	(14)
Noncash charges	9	10

Total 2012 Restructuring, Impairment and Plant Closing Costs	$47	$52

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Cash charges:
2011 charges for 2007 and prior initiatives	$—	$2
2011 charges for 2009 initiatives	2	5
2011 charges for 2010 initiatives	2	5
2011 charges for 2011 initiatives	99	110
Reversal of reserves no longer required	(1)	(4)
Noncash charges	53	53

Total 2011 Restructuring, Impairment and Plant Closing Costs	$155	$171

2012 RESTRUCTURING ACTIVITIES

        During the nine months ended September 30, 2012, our Polyurethanes segment implemented a restructuring program to reduce annualized fixed costs by approximately $75 million by the third quarter of 2013. In connection with this program, we recorded restructuring expenses of $37 million during the nine months ended September 30, 2012 primarily for workforce reductions. We expect to incur additional charges of approximately $1 million relating to this program through September 2013.

        During the nine months ended September 30, 2012, our Advanced Materials segment recorded charges of $6 million primarily related to the reorganization of our global business structure, the relocation of our divisional headquarters from Basel, Switzerland to The Woodlands, Texas and a redesign of our planning process focused on inventory reduction. In connection with the restructuring in Switzerland, we recorded a $3 million noncash charge related to a pension settlement loss.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        On September 27, 2011, we announced plans to implement a significant restructuring of our Textile Effects segment, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects segment's long-term global competitiveness. In connection with this plan, during the nine months ended September 30, 2012, we recorded charges of $5 million and a $2 million noncash charge for asset impairments and a $5 million noncash charge for a pension settlement loss. We expect to incur additional restructuring and plant closing charges, excluding site exit costs, of approximately $19 million through December 31, 2014. In addition, during the nine months ended September 30, 2012, our Textile Effects segment recorded charges of $3 million primarily related to the closure of our St. Fons, France facility and a global transfer pricing initiative. Also during the nine months ended September 30, 2012, we reversed $14 million of reserves that were no longer required for workforce reductions at our production facility in Langweid, Germany, the consolidation of manufacturing activities and processes at our site in Basel, Switzerland and closure of our production facilities in Basel, Switzerland.

        During the nine months ended September 30, 2012, our Pigments segment recorded charges of $4 million related to the closure of our Grimsby, U.K. plant.

7. DEBT

        Outstanding debt consisted of the following (dollars in millions):

	September 30, 2012	December 31, 2011
Senior Credit Facilities:
Term loans	$1,613	$1,696
Amounts outstanding under A/R programs	237	237
Senior notes	490	472
Senior subordinated notes	892	976
HPS (China) debt	109	167
Variable interest entities	266	281
Other	73	113

Total debt—excluding debt to affiliates	$3,680	$3,942

Total current portion of debt	$130	$212
Long-term portion	3,550	3,730

Total debt—excluding debt to affiliates	$3,680	$3,942

Total debt—excluding debt to affiliates	$3,680	$3,942
Notes payable to affiliates-current	100	100
Notes payable to affiliates-noncurrent	610	439

Total debt	$4,390	$4,481

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. DEBT (Continued)

Senior Credit Facilities

        As of September 30, 2012, our senior credit facilities ("Senior Credit Facilities") consisted of our revolving credit facility ("Revolving Facility"), our term loan B facility ("Term Loan B"), our extended term loan B facility ("Extended Term Loan B"), our extended term loan B facility—Series 2 ("Extended Term Loan B—Series 2") and our term loan C facility ("Term Loan C") as follows (dollars in millions):

Facility	Committed Amount	Principal Outstanding		Carrying Value		Interest Rate(2)	Maturity
Revolving Facility	$400	$—	(1)	$—	(1)	USD LIBOR plus 2.50%	2017	(3)
Term Loan B	NA	243		243		USD LIBOR plus 1.50%	2014
Extended Term Loan B	NA	637		637		USD LIBOR plus 2.50%	2017	(3)
Extended Term Loan B—Series 2	NA	342		342		USD LIBOR plus 2.75%	2017	(3)
Term Loan C	NA	419		391		USD LIBOR plus 2.25%	2016

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $19 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of September 30, 2012, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 3%.

(3)
The maturity of the Revolving Facility commitments will accelerate if we do not repay, refinance or have a minimum level of liquidity available to enable us to repay our 5.50% senior notes due 2016, Term Loan B due April 19, 2014 and Term Loan C due June 30, 2016. The maturity of Extended Term Loan B and Extended Term Loan B—Series 2 will accelerate if we do not repay, refinance or have a minimum level of liquidity available to enable us to refinance or repay our 5.50% senior notes due 2016 that remain outstanding during the three months prior to the maturity date of such notes.

        Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries ("Guarantors"), which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between certain of our subsidiaries.

        During the nine months ended September 30, 2012, we made the following payments on our Senior Credit Facilities:

  •
  On September 24, 2012, we prepaid $58 million on our Term Loan B.

  •
  On September 7, 2012, we prepaid $3 million on our Term Loan B, $6 million on our Extended Term Loan B, $4 million on our Extended Term Loan B—Series 2, and $4 million on our Term Loan C.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. DEBT (Continued)

  •
  On April 2, 2012, we paid the annual scheduled repayment of $3 million on our Term Loan B, $7 million on our Extended Term Loan B, and $4 million on our Term Loan C.

        In connection with these debt repayments, we recognized a loss on early extinguishment of debt of approximately $1 million during the nine months ended September 30, 2012.

Amendment to Credit Agreement

        On March 6, 2012, we entered into a seventh amendment to its Senior Credit Facilities. Among other things, the amendment:

  •
  extended the stated termination date of the Revolving Facility commitments from March 9, 2014 to March 20, 2017;

  •
  reduced the applicable interest rate margin on the Revolving Facility commitments by 0.50%;

  •
  set the undrawn commitment fee on the Revolving Facility at 0.50%;

  •
  increased the capacity for the Revolving Facility commitments from $300 million to $400 million;

  •
  extended the stated maturity date of $346 million aggregate principal amount of Term Loan B from April 19, 2014 to April 19, 2017 (now referred to as Extended Term Loan B—Series 2);

  •
  increased the interest rate margin with respect to Extended Term Loan B—Series 2 to LIBOR plus 3.00% (the interest rate margin is subject to a leverage-based step-down, which was achieved based on June 30, 2012 results); and

  •
  set the amortization on the Extended Term Loan B—Series 2 at 1% of the principal amount.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. DEBT (Continued)

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the nine months ended September 30, 2012 and 2011, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
March 26, 2012	7.50% Senior Subordinated Notes due 2015	€ 64 (approximately $86)	€ 65 (approximately $87)	$1
Three months ended September 30, 2011	6.875% Senior Subordinated Notes due 2013	€ 14 (approximately $19)	€ 14 (approximately $19)	$—
Three months ended September 30, 2011	7.50% Senior Subordinated Notes due 2013	€ 12 (approximately $17)	€ 12 (approximately $17)	$—
July 25, 2011	7.375% Senior Subordinated Notes due 2013	$ 75	$ 77	$2
January 18, 2011	7.375% Senior Subordinated Notes due 2015	$100	$102	$3

Other Debt

        During the nine months ended September 30, 2012, HPS repaid $2 million and RMB 120 million (approximately $19 million) on term loans and working capital loans under its secured facilities. As of September 30, 2012, HPS had $10 million and RMB 354 million (approximately $56 million) outstanding under its secured facilities.

        During the nine months ended September 30, 2012, HPS repaid RMB 229 million (approximately $36 million) under its loan facility for working capital loans and discounting of commercial drafts. As of September 30, 2012, HPS had RMB 270 million (approximately $43 million) outstanding, which is classified as current portion of debt on the accompanying condensed consolidated balance sheets (unaudited).

        On March 30, 2012, we repaid the remaining A$26 million (approximately $27 million) outstanding under our Australian subsidiary's credit facility (the "Australian Credit Facility"), which represents repayment of A$14 million (approximately $15 million) under the revolving facility and A$12 million (approximately $12 million) under the term loan facility.

Note Payable to Huntsman Corporation

        As of September 30, 2012, there was $707 million outstanding under the intercompany note owed by us to Huntsman Corporation (the "Intercompany Note"). The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of both September 30, 2012 and December 31, 2011 on the condensed consolidated balance sheets (unaudited). As of September 30,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. DEBT (Continued)

2012, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. accounts receivable securitization program ("U.S. A/R Program"), less ten basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

COMPLIANCE WITH COVENANTS

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our U.S. A/R Program and our European accounts receivable securitization program (the "EU A/R Program" and collectively with the U.S. A/R Program the "A/R Programs") and our notes.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement unless we obtained an appropriate waiver or forbearance (as to which we can provide no assurance). A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable. Furthermore, certain of our material financing arrangements contain cross default and cross acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are subject to a single financial covenant (the "Leverage Covenant") which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we failed to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain receivable performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures.

        All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive loss, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. To the extent applicable, we perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive loss.

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various foreign currencies. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multi-currency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our foreign currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of September 30, 2012, we had approximately $199 million in notional amount (in U.S. dollar equivalents) outstanding in forward foreign currency contracts.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of September 30, 2012, the fair value of the hedge was $3 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of September 30, 2012, the fair value of the hedge was $3 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        On September 1, 2011, we entered into a $50 million forward interest rate contract that will begin in December 2014 with maturity in April 2017 and a $50 million forward interest rate contract that will begin in January 2015 with maturity in April 2017. These two forward contracts are to hedge the

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities once our existing interest rate hedges mature. These swaps are designated as cash flow hedges and the effective portion of the changes in the fair value of the swaps were recorded in other comprehensive income (loss). Both interest rate contracts will pay a fixed 2.5% on the hedge and receive the one-month LIBOR rate once the contracts begin in 2014 and 2015, respectively. As of September 30, 2012, the combined fair value of these two hedges was $4 million and was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited).

        In 2009, Sasol-Huntsman entered into derivative transactions to hedge the variable interest rate associated with its local credit facility. These hedges include a floating to fixed interest rate contract providing Sasol-Huntsman with EURIBOR interest payments for a fixed payment of 3.62% and a cap for future periods with a strike price of 3.62%. In connection with the consolidation of Sasol-Huntsman as of April 1, 2011, the interest rate contract is now included in our consolidated results. See "Note 5. Variable Interest Entities." The notional amount of the hedge as of September 30, 2012 was €47 million (approximately $61 million) and the derivative transactions do not qualify for hedge accounting. As of September 30, 2012, the fair value of this hedge was €2 million (approximately $3 million) and the hedge was recorded in other noncurrent liabilities on the condensed consolidated balance sheets (unaudited). For the three months and nine months ended September 30, 2012, we recorded interest expense of less than €1 million (less than $1 million) due to changes in the fair value of the swap.

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 5. Variable Interest Entities." The notional amount of the swap as of September 30, 2012 was $36 million, and the interest rate contract is not designated as a cash flow hedge. As of September 30, 2012, the fair value of the swap was $6 million and was recorded as other noncurrent liabilities on the condensed consolidated balance sheets (unaudited). For both the three and nine months ended September 30, 2012, we recorded interest expense of less than $1 million due to changes in the fair value of the swap.

        In conjunction with the issuance of the 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we paid $350 million to these counterparties and received €255 million from these counterparties and at maturity on March 15, 2015 we are required to pay €255 million and will receive $350 million. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). These swaps are designated as a hedge of net investment for financial reporting purposes. As of September 30, 2012, the fair value of these swaps was $29 million and was recorded in noncurrent assets in our condensed consolidated balance sheets (unaudited).

        As of and for the three and nine months ended September 30, 2012, the changes in fair value of the realized gains (losses) recorded in the condensed consolidated statements of operations (unaudited) of our other outstanding foreign currency rate hedging contracts and derivatives were not considered significant.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        A significant portion of our intercompany debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income (loss). From time to time, we review such designation of intercompany loans.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of September 30, 2012, we have designated €255 million (approximately $327 million) of euro-denominated debt and cross-currency interest rate swaps as a hedge of our net investments. For the three and nine months ended September 30, 2012, the amount of loss recognized on the hedge of our net investments was $6 million and approximately $1 million, respectively, and was recorded in other comprehensive income (loss). As of September 30, 2012, we had €1,211 million (approximately $1,558 million) in net euro assets.

9. FAIR VALUE

        The fair values of financial instruments were as follows (dollars in millions):

	September 30, 2012		December 31, 2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Non-qualified employee benefit plan investments	$14	$14	$12	$12
Cross-currency interest rate contracts	29	29	27	27
Interest rate contracts	(19)	(19)	(17)	(17)
Long-term debt (including current portion)	(3,680)	(3,941)	(3,942)	(4,061)

        The carrying amounts reported in our condensed consolidated balance sheets (unaudited) of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is obtained through market observable pricing using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market (Level 1).

        The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2012 and December 31, 2011. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements (unaudited) since September 30, 2012, and current estimates of fair value may differ significantly from the amounts presented herein.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. FAIR VALUE (Continued)

        The following assets and liabilities are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	September 30, 2012	Quoted prices in active markets for identical assets (Level 1)(3)	Significant other observable inputs (Level 2)(3)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale equity securities:
Equity mutual funds	$14	$14	$—	$—
Derivatives:
Cross-currency interest rate contracts(1)	29	—	29	—

Total assets	$43	$14	$29	$—

Liabilities:
Derivatives:
Interest rate contracts(2)	$(19)	$—	$(19)	$—

		Fair Value Amounts Using
Description	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)(3)	Significant other observable inputs (Level 2)(3)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale equity securities:
Equity mutual funds	$12	$12	$—	$—
Derivatives:
Cross-currency interest rate contracts(1)	27	—	—	27

Total assets	$39	$12	$—	$27

Liabilities:
Derivatives:
Interest rate contracts(2)	$(17)	$—	$(17)	$—

(1)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates, exchange rates, and yield curves at stated intervals. There were no material changes to the valuation methods or assumptions used to determine the fair value during the current period.

(2)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates and yield curves at stated intervals. There were no material changes to the valuation methods or assumptions used to determine the fair value during the current period.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. FAIR VALUE (Continued)

(3)
There were no transfers between Levels 1 and 2 within the fair value hierarchy for the nine months ended September 30, 2012 and the year ended December 31, 2011.

        The following table shows a reconciliation of beginning and ending balances for instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions):

	Three months ended September 30, 2012	Nine months ended September 30, 2012
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-Currency Interest Rate Contracts	Cross-Currency Interest Rate Contracts
Beginning balance	$—	$27
Transfers into Level 3	—	—
Transfer out of Level 3(1)	—	(27)
Total gains (losses):
Included in earnings	—	—
Included in other comprehensive income (loss)	—	—
Purchases, sales, issuances and settlements	—	—

Ending balance, September 30, 2012	$—	$—

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at September 30, 2012	$—	$—

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-Currency Interest Rate Contracts	Cross-Currency Interest Rate Contracts
Beginning balance	$(5)	$19
Transfers into or out of Level 3	—	—
Total (losses) gains:
Included in earnings	—	—
Included in other comprehensive income (loss)	24	—
Purchases, sales, issuances and settlements	—	—

Ending balance, September 30, 2011	$19	$19

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at September 30, 2011	$—	$—

(1)
We are party to cross-currency interest rate contracts that are measured at fair value in our financial statements (unaudited). These instruments have historically been categorized by us as Level 3 within the fair value hierarchy due to an unobservable input associated with the credit valuation adjustment, which we deemed to be a significant input to the overall measurement of fair

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. FAIR VALUE (Continued)

  value at inception. During the nine months ended September 30, 2012, this credit valuation adjustment has ceased to be a significant input to the entire fair value measurement of these instruments. The remaining inputs which are significant to the fair value measurement of these instruments represent observable market inputs that are inputs other than quoted prices (Level 2 inputs).

          Our policy is to recognize transfers between levels within the fair value hierarchy as of the beginning of the reporting period. Due to the change in significance of the credit valuation adjustment to the entire fair value measurement of these instruments, effective January 1, 2012, we have categorized our cross-currency interest rate contracts as Level 2 within the fair value hierarchy.

          Gains and losses (realized and unrealized) included in earnings for instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are reported in interest expense and other comprehensive income (loss) as follows (dollars in millions):

	Three months ended September 30, 2012		Nine months ended September 30, 2012
	Interest expense	Other comprehensive income (loss)	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$—	$—	$—	$—
Changes in unrealized gains relating to assets still held at September 30, 2012	—	—	—	—

	Three months ended September 30, 2011		Nine months ended September 30, 2011
	Interest expense	Other comprehensive income (loss)	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$—	$—	$—	$—
Changes in unrealized losses relating to assets still held at September 30, 2011	—	24	—	—

          We also have assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include property, plant and equipment and those associated with acquired businesses, including goodwill and intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the three and nine months ended September 30, 2012 and 2011, we had no impairments related to these assets.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. EMPLOYEE BENEFIT PLANS

        Components of the net periodic benefit costs for the three and nine months ended September 30, 2012 and 2011 were as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Three months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
Service cost	$12	$18	$1	$—
Interest cost	36	39	2	2
Expected return on assets	(45)	(47)	—	—
Amortization of prior service cost	(2)	(2)	(1)	(1)
Amortization of actuarial loss	13	9	—	1
Settlement loss	8	—	—	—

Net periodic benefit cost	$22	$17	$2	$2

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Nine months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Service cost	$43	$51	$3	$2
Interest cost	109	116	5	6
Expected return on assets	(136)	(141)	—	—
Amortization of prior service cost	(6)	(5)	(2)	(2)
Amortization of actuarial loss	37	26	1	1
Settlement loss	8	—	—	—

Net periodic benefit cost	$55	$47	$7	$7

        During the first quarter of 2012, certain U.K. pension plans were closed to new entrants. For existing participants, benefits will only grow as a result of increases in pay. Defined contribution plans were established to replace these pension plans for future benefit accruals. This change did not have a significant impact on our pension liability.

        During 2012, the pension plan formula one of our U.S. subsidiaries was converted from an average pay design to a cash balance plan design. The existing defined contribution plan match was enhanced to offset this reduction in benefits. In connection with this plan change, we reduced our pension liability by approximately $23 million with a corresponding offset to other comprehensive income (loss) during the nine months ended September 30, 2012.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. EMPLOYEE BENEFIT PLANS (Continued)

        During the nine months ended September 30, 2012 and 2011, we made contributions to our pension and other postretirement benefit plans of $124 million and $132 million, respectively. During the remainder of 2012, we expect to contribute an additional amount of $31 million to these plans.

        In connection with employee terminations in Switzerland related to restructuring programs, we recorded a noncash pension settlement loss of $8 million in the third quarter of 2012.

11. [RESERVED]

12. OTHER COMPREHENSIVE INCOME (LOSS)

        The components of other comprehensive income (loss) were as follows (dollars in millions):

			Other comprehensive income (loss)
	Accumulated other comprehensive loss
			Three months ended		Nine months ended
	September 30, 2012	December 31, 2011	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Foreign currency translation adjustments, net of tax of $10 and $11 as of September 30, 2012 and December 31, 2011, respectively	$242	$217	$94	$(118)	$25	$30
Pension and other postretirement benefit adjustments, net of tax of $140 and $156 as of September 30, 2012 and December 31, 2011, respectively	(787)	(845)	15	(77)	58	(66)
Other comprehensive income (loss) of unconsolidated affiliates	7	8	—	3	(1)	3
Other, net	(3)	(3)	—	(2)	—	(2)

Total	(541)	(623)	109	(194)	82	(35)
Amounts attributable to noncontrolling interests	10	12	(2)	—	(2)	(1)

Amounts attributable to Huntsman International	$(531)	$(611)	$107	$(194)	$80	$(36)

        Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

13. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

Asbestos Litigation

        We have been named as a premises defendant in a number of asbestos exposure cases, typically claims by nonemployees of exposure to asbestos while at a facility. In the past, these cases typically involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged

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13. COMMITMENTS AND CONTINGENCIES (Continued)

injuries occurred or what injuries each plaintiff claimed. Rarely do the complaints in these cases state the amount of damages being sought. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant premises, the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eighteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Nine months ended September 30,
	2012	2011
Unresolved at beginning of period	1,080	1,116
Tendered during period	3	10
Resolved during period(1)	2	43
Unresolved at end of period	1,081	1,083

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of September 30, 2012, we had an accrued liability of $10 million relating to these cases and a corresponding receivable of $10 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of September 30, 2012.

        Certain cases in which we are a premises defendant are not subject to indemnification by prior owners or operators. However, we may be entitled to insurance or other recovery in some of these

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13. COMMITMENTS AND CONTINGENCIES (Continued)

cases. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Nine months ended September 30,
	2012	2011
Unresolved at beginning of period	36	37
Filed during period	8	9
Resolved during period	3	8
Unresolved at end of period	41	38

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $82,000 and $442,000 during the nine months ended September 30, 2012 and 2011, respectively. As of September 30, 2012, we had an accrual of $225,000 relating to these cases and we expect insurance proceeds to offset this cost. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of September 30, 2012.

Antitrust Matters

        We were named as a defendant in civil class action antitrust suits alleging that between 1999 and 2004 we conspired with Bayer, BASF, Dow and Lyondell to fix the prices of MDI, TDI, polyether polyols, and related systems ("polyether polyol products") sold in the U.S. in violation of the federal Sherman Act. These cases are consolidated as the "Polyether Polyols" cases in multidistrict litigation pending in the U.S. District Court for the District of Kansas.

        In addition, we and the other Polyether Polyols defendants were named as defendants in three civil antitrust suits brought by certain direct purchasers of polyether polyol products that opted out of the class certified in the Kansas multidistrict litigation. The relevant time frame for these cases is 1994 to 2004 and they are referred to as the "direct action cases." The class action and the direct action cases were consolidated in the Kansas court for the purposes of discovery and other pretrial matters.

        In the second quarter of 2011, we settled the class action and were dismissed as a defendant. On December 29, 2011, we entered into a settlement agreement with the direct action plaintiffs for an amount immaterial to our financial statements and were dismissed from those cases on December 30, 2011.

        Two similar civil antitrust class action cases were filed May 5 and 17, 2006 in the Superior Court of Justice, Ontario Canada and Superior Court, Province of Quebec, District of Quebec, on behalf of purported classes of Canadian direct and indirect purchasers of MDI, TDI and polyether polyols. On April 11, 2012, we reached agreement to resolve these cases for an amount immaterial to our

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13. COMMITMENTS AND CONTINGENCIES (Continued)

condensed consolidated financial statements (unaudited). On July 27, 2012, the Canadian courts approved the settlement, and the settlement has since been paid.

        A purported class action case filed February 15, 2005 by purchasers in California of products containing rubber and urethane chemicals and pending in Superior Court of California, County of San Francisco is stayed pending resolution of the Kansas multidistrict litigation. The plaintiffs in this matter make similar claims against the defendants as the class plaintiffs in the Kansas multidistrict litigation. While we have previously disclosed this matter because it is related to the Polyether Polyols cases, we do not believe this matter by itself will have a material impact on our condensed consolidated financial statements (unaudited).

        We have been named as a defendant in two purported class action civil antitrust suits alleging that we and our co-defendants and other co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The cases were filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland and a consolidated complaint was filed on April 12, 2010. The other defendants named in this matter are E.I. du Pont de Nemours and Company, Kronos Worldwide Inc., Millennium Inorganic Chemicals, Inc. and the National Titanium Dioxide Company Limited (d/b/a Cristal). The court certified the case as a class action on August 28, 2012 although notice to putative class members has not yet been given while we and our co-defendants pursue an appeal of the class certification before the Court of Appeals for the Fourth Circuit. The trial is set to begin September 9, 2013.

        In all of the antitrust litigation currently pending against us, the plaintiffs generally are seeking injunctive relief, treble damages, costs of suit and attorneys fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts material to us. As alleged damages in these cases have not been specified, and because of the overall complexity of these cases, we are unable to reasonably estimate any possible loss or range of loss with respect to these claims.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our allegedly delivering a different product from that which it had ordered. Our customer claims that it was unaware that the different product had been delivered until after it had been used to manufacture materials which were subsequently sold. Originally, the customer stated that it had been notified of claims of up to an aggregate of €153 million (approximately $191 million) relating to this matter and believed that we may be responsible for all or a portion of these potential claims. Our customer has since resolved some of these claims and the aggregate amount of the current claims is now approximately €113 million (approximately $145 million). Based on the facts currently available to us, we believe that we are insured for any liability we may ultimately have in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs to us. We believe the range of possible loss to our Company in this matter to be between €0 and €113 million and have made no accrual with respect to this matter.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

Indemnification Matter

        On July 3, 2012, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (the "Banks") demanded that Huntsman Corporation indemnify them for claims brought by certain MatlinPatterson entities that were formerly our parent's shareholders (the "Plaintiffs") in litigation filed June 19, 2012 in the 9th District Court in Montgomery County, Texas. The Banks assert that they are entitled to indemnification pursuant to the Agreement of Compromise and Settlement between the Banks and our parent, dated June 22, 2009, wherein the Banks and our parent settled claims that we brought relating to the failed merger with Hexion Specialty Chemicals, Inc. ("Hexion"). Plaintiffs claim that the Banks knowingly made materially false representations about the nature of the financing for the acquisition of our parent by Hexion and that they suffered substantial losses to their 19 million shares of our parent's common stock as a result of the Banks' misrepresentations. Plaintiffs are asserting statutory fraud, common law fraud and aiding and abetting statutory fraud and are seeking actual damages, exemplary damages, costs and attorney's fees, pre-judgment and post-judgment interest. Our parent has denied the Banks' demand and continues to monitor the litigation. At this time, we are unable to estimate the amount or range of possible losses with respect to these claims.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

14. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

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14. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the nine months ended September 30, 2012 and 2011, our capital expenditures for EHS matters totaled $61 million and $55 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures are indicative of future amounts we may spend related to EHS and other applicable laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. Currently, there are approximately 10 former facilities or third party sites in the U.S. for which we have been notified of potential claims against us for cleanup liabilities, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect these third party claims to have a material impact on our condensed consolidated financial statements (unaudited).

        One of these sites, the North Maybe Canyon Mine site, involves a former phosphorous mine near Soda Springs, Idaho, which is believed to have been operated by a predecessor company to us. In 2004, the U.S. Forest Service ("USFS") notified us that we are a CERCLA potentially responsible party ("PRP") for contaminated surface water issues. In February 2010, we and Wells Cargo (another PRP) agreed to conduct a Remedial Investigation/Feasibility Study (RI/FS) of a portion of the site and are

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14. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

currently engaged in that process. At this time, we are unable to reasonably estimate our potential losses in this matter.

        In addition, under the Resource Conservation and Recovery Act ("RCRA") and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, India, France, Hungary and Italy.

        By letter dated March 7, 2006, our former Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the Environmental Protection Authority Victoria ("EPA Victoria") due to concerns about soil and groundwater contamination emanating from the site. On August 23, 2010, EPA Victoria revoked the second clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period covered by the current clean-up notice, which ends on July 30, 2014. As of September 30, 2012, we had an accrued liability of $30 million related to estimated environmental remediation costs at this site. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $35 million and $36 million for environmental liabilities as of September 30, 2012 and December 31, 2011, respectively. Of these amounts, $10 million and $7 million were classified as accrued liabilities in our condensed consolidated balance sheets (unaudited) as of September 30, 2012 and December 31, 2011, respectively, and $25 million and $29 million were classified as other noncurrent liabilities in our condensed consolidated balance sheets (unaudited) as of September 30, 2012 and December 31, 2011, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years.

REGULATORY DEVELOPMENTS

        On June 1, 2007, the EU regulatory framework for chemicals called "REACH" took effect, designed to be phased in over 11 years. As a REACH-regulated company that manufactures in or imports more than one metric ton per year of a chemical substance into the European Economic Area, we were required to pre-register with the European Chemicals Agency ("ECHA"), such chemical substances and isolated intermediates to take advantage of the 11 year phase-in period. To meet our

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14. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

compliance obligations, a cross-business REACH team was established, through which we were able to fulfill all required pre-registrations and our first phase registrations by the November 30, 2010 deadline. While we continue our registration efforts to meet the next registration deadline of June 2013, our REACH implementation team is now strategically focused on the authorization phase of the REACH process, directing its efforts to address "Substances of Very High Concern" and evaluating potential business implications. Where warranted, evaluation of substitute chemicals will be an important element of our ongoing manufacturing sustainability efforts. As a chemical manufacturer with global operations, we are also actively monitoring and addressing analogous regulatory regimes being considered or implemented outside of the EU.

        Although the total long-term cost for REACH compliance is unknown at this time, we spent approximately $5 million, $9 million and $3 million in 2011, 2010 and 2009, respectively, to meet the initial REACH requirements. We cannot provide assurance that these recent expenditures are indicative of future amounts that we may be required to spend for REACH compliance.

GREENHOUSE GAS REGULATION

        Although the existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some or all of our operations to be subject to regulatory requirements to reduce emissions of greenhouse gases ("GHGs"). Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

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15. STOCK-BASED COMPENSATION PLANS

        Under our parent's Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), a plan approved by the Huntsman Corporation stockholders, our parent may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of September 30, 2012, our parent was authorized to grant up to 32.6 million shares under the Stock Incentive Plan. As of September 30, 2012, our parent had 8 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our parent's common stock on the date the option award is granted. Stock-based awards generally vest over a three-year period.

        The compensation cost from continuing operations under the Stock Incentive Plan for our Company was as follows (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Compensation costs	$6	$2	$20	$17

        The total income tax benefit recognized in the statements of operations for stock-based compensation arrangements was $6 million and $5 million for the nine months ended September 30, 2012 and 2011, respectively.

STOCK OPTIONS

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our parent's common stock through the grant date. The expected term of options granted was estimated based on the contractual term of the instruments and employees' expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve at the time of grant. The assumptions noted below represent the weighted average of the assumptions utilized for stock options granted during the periods.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Dividend yield	NA	3.6%	3.0%	2.3%
Expected volatility	NA	65.0%	65.3%	65.6%
Risk-free interest rate	NA	1.8%	1.3%	2.8%
Expected life of stock options granted during the period	NA	6.6 years	6.6 years	6.6 years

        During the three months ended September 30, 2012, no stock options were granted.

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15. STOCK-BASED COMPENSATION PLANS (Continued)

        A summary of stock option activity under the Stock Incentive Plan as of September 30, 2012 and changes during the nine months then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2012	10,345	$13.83
Granted	1,363	13.41
Exercised	(661)	3.25
Forfeited	(251)	19.76

Outstanding at September 30, 2012	10,796	14.29	5.6	$41

Exercisable at September 30, 2012	8,643	14.27	4.8	38

        The weighted-average grant-date fair value of stock options granted during the nine months ended September 30, 2012 was $6.36 per option. As of September 30, 2012, there was $11 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.6 years.

        The total intrinsic value of stock options exercised during the nine months ended September 30, 2012 and 2011 was $7 million and $19 million, respectively.

NONVESTED SHARES

        Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award

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15. STOCK-BASED COMPENSATION PLANS (Continued)

because it can be settled in either stock or cash. A summary of the status of our nonvested shares as of September 30, 2012 and changes during the nine months then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2012	2,287		$9.92	1,100	$9.42
Granted	934		13.41	383	13.41
Vested	(1,395)	(1)	7.07	(760)	6.53
Forfeited	(27)		15.26	(63)	15.32

Nonvested at September 30, 2012	1,799		13.86	660	14.51

(1)
As of September 30, 2012, a total of 516,338 restricted stock units were vested, of which 72,161 vested during the nine months ended September 30, 2012. These shares have not been reflected as vested shares in this table because in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment.

        As of September 30, 2012, there was $21 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.2 years. The value of share awards that vested during the nine months ended September 30, 2012 and 2011 was $21 million and $23 million, respectively.

16. INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the applicable period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions. During the nine months ended September 30, 2012, on a discrete basis, we changed our judgment about certain valuation allowances, primarily related to operations of our Textile Effects segment, resulting in a net $1 million benefit for changes in valuation allowance related to certain net deferred assets in Guatemala, Indonesia, and China. In addition, due to changes in certain intercompany operations, we

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

16. INCOME TAXES (Continued)

increased our estimated future taxable income in Luxembourg and released valuation allowances of $12 million and $8 million on certain net deferred assets during the nine months ended September 30, 2012 and 2011, respectively.

        During the nine months ended September 30, 2012, we recorded a net increase in unrecognized tax benefits with a corresponding income tax expense of $4 million, and during the nine months ended September 30, 2011, we recorded no net change in unrecognized tax benefits.

        During the nine months ended September 30, 2012, we were granted a tax holiday for the period from January 1, 2012 through December 31, 2016 with respect to certain income from Pigments products manufactured in Malaysia. We are required to make certain investments in order to enjoy the benefits of the tax holiday and we intend to make these investments. During the nine months ended September 30, 2012, we recorded a discrete benefit of $3 million from de-recognition of a net deferred tax liability that will reverse during the holiday period. The amount of tax benefit to be realized from the tax holiday is directly dependent on the amount of future pre-tax income generated. We expect that the effects of the tax holiday will not be material to our provision for income taxes.

        During the nine months ended September 30, 2012, we recorded approximately $12 million of tax benefits on the approximately $50 million of restructuring, impairment and plant closing costs attributable to the significant restructuring of our Polyurethanes and Textile Effects segments. During the nine months ended September 30, 2011, we recorded approximately $2 million of tax benefits on the approximately $160 million of restructuring, impairment and plant closing costs attributable to the significant restructuring of our Textile Effects and Advanced Materials segments. The majority of these 2011 restructuring expenses relate to operations in Switzerland where we have a full valuation allowance on our net deferred tax assets.

        Excluding the tax effects resulting from the net valuation allowance changes and restructuring costs, the net unrecognized tax benefit items and the Malaysia tax holiday discussed above, we recorded income tax expense of $212 million and $121 million for the nine months ended September 30, 2012 and 2011, respectively. Our tax expense is affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions.

17. DISCONTINUED OPERATIONS

AUSTRALIAN STYRENICS BUSINESS SHUTDOWN

        During the first quarter of 2010, we ceased operation of our former Australian styrenics business. The following results of operations of our former Australian styrenics business have been presented as

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

17. DISCONTINUED OPERATIONS (Continued)

discontinued operations in the condensed consolidated statements of operations (unaudited) (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$10	$10	$28	$28
Costs and expenses, net of credits	(11)	7	(37)	(34)

Operating (loss) income	(1)	17	(9)	(6)
Income tax (expense) benefit	—	(7)	2	1

(Loss) income from discontinued operations, net of tax	$(1)	$10	$(7)	$(5)

        In 2006, product defect actions were filed against our subsidiary, HCCA, in Australian courts relating to the sale and supply of vinyl ester resins that were used in the manufacture of fiberglass swimming pools. HCCA ceased manufacturing these specific resin formulations by 2004 and sold the business that manufactured and sold these resins in 2007.

        During the first quarter of 2011, HCCA increased its estimate of probable loss related to these claims and recorded a liability for the full estimated value of the claims and a corresponding receivable relating to our indemnity protection with a net charge to discontinued operations for any potential shortfall in insurance coverage. Following mediation held in August 2011, HCCA and its insurers reached an agreement with two claimants to settle their claims for amounts within our insurance coverage after our self-insured retention was satisfied. Accordingly, during the third quarter of 2011, HCCA reduced its estimate of probable loss proportionately and reversed a portion of the liability related to this matter. The settlements were paid in the fourth quarter of 2011.

18. [RESERVED]

19. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated chemical products. We have reported our operations through five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. We have organized our business and derived our operating segments around differences in product lines.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

19. OPERATING SEGMENT INFORMATION (Continued)

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
Advanced Materials	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives and tooling resin formulations
Textile Effects	textile chemicals and dyes
Pigments	titanium dioxide

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

19. OPERATING SEGMENT INFORMATION (Continued)

Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
Polyurethanes	$1,244	$1,209	$3,735	$3,391
Performance Products	742	846	2,319	2,546
Advanced Materials	328	349	1,014	1,059
Textile Effects	182	173	562	563
Pigments	319	455	1,150	1,243
Eliminations	(74)	(56)	(212)	(213)

Total	$2,741	$2,976	$8,568	$8,589

Segment EBITDA(1)
Polyurethanes	$203	$136	$544	$392
Performance Products	107	97	282	325
Advanced Materials	24	2	77	69
Textile Effects	(22)	(157)	(37)	(175)
Pigments	69	161	346	357
Corporate and other(2)	(41)	(52)	(125)	(196)

Subtotal	340	187	1,087	772
Discontinued Operations(3)	—	17	(4)	(6)

Total	340	204	1,083	766
Interest expense, net	(59)	(66)	(181)	(197)
Income tax expense—continuing operations	(62)	(55)	(188)	(111)
Income tax (expense) benefit—discontinued operations	—	(7)	2	1
Depreciation and amortization	(102)	(107)	(306)	(310)

Net income (loss) attributable to Huntsman International	$117	$(31)	$410	$149

(1)
Segment EBITDA is defined as net income (loss) attributable to Huntsman International before interest, income tax, depreciation and amortization, and certain Corporate and other items.

(2)
Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, non-operating income and expense, benzene sales and gains and losses on the disposition of corporate assets.

(3)
The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our former polymers, base chemicals and Australian styrenics businesses are included in discontinued operations for all periods presented. For more information, see "Note 17. Discontinued Operations."

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

        The following condensed consolidating financial statements (unaudited) present, in separate columns, financial information for the following: Huntsman International (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the nonguarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of September 30, 2012 and December 31, 2011 and for the three and nine months ended September 30, 2012 and 2011. There are no contractual restrictions limiting transfers of cash from the guarantors to our Company. Each of the guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2012
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$4	$3	$264	$—	$271
Restricted cash	—	—	9	—	9
Accounts and notes receivable, net	34	146	1,446	—	1,626
Accounts receivable from affiliates	1,621	3,933	119	(5,410)	263
Inventories	91	312	1,411	(7)	1,807
Prepaid expenses	9	11	61	(18)	63
Deferred income taxes	6	—	49	(15)	40
Other current assets	218	4	230	(218)	234

Total current assets	1,983	4,409	3,589	(5,668)	4,313
Property, plant and equipment, net	375	859	2,297	—	3,531
Investment in unconsolidated affiliates	5,875	1,670	134	(7,456)	223
Intangible assets, net	30	2	47	(4)	75
Goodwill	(16)	82	41	—	107
Deferred income taxes	66	—	189	(65)	190
Notes receivable from affiliates	20	928	2	(948)	2
Other noncurrent assets	84	133	267	—	484

Total assets	$8,417	$8,083	$6,566	$(14,141)	$8,925

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$55	$251	$711	$—	$1,017
Accounts payable to affiliates	2,955	1,119	1,386	(5,409)	51
Accrued liabilities	91	353	509	(235)	718
Deferred income taxes	—	39	7	(17)	29
Note payable to affiliate	100	—	—	—	100
Current portion of debt	24	—	106	—	130

Total current liabilities	3,225	1,762	2,719	(5,661)	2,045
Long-term debt	2,995	—	555	—	3,550
Notes payable to affiliates	607	—	952	(949)	610
Deferred income taxes	—	144	94	34	272
Other noncurrent liabilities	173	152	582	—	907

Total liabilities	7,000	2,058	4,902	(6,576)	7,384
Equity
Huntsman International LLC members' equity:
Members' equity	3,103	4,732	2,349	(7,081)	3,103
Accumulated deficit	(1,155)	(289)	(295)	584	(1,155)
Accumulated other comprehensive (loss) income	(531)	1,582	(471)	(1,111)	(531)

Total Huntsman International LLC members' equity	1,417	6,025	1,583	(7,608)	1,417
Noncontrolling interests in subsidiaries	—	—	81	43	124

Total equity	1,417	6,025	1,664	(7,565)	1,541

Total liabilities and equity	$8,417	$8,083	$6,566	$(14,141)	$8,925

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$4	$—	$227	$—	$231
Restricted cash	—	—	8	—	8
Accounts and notes receivable, net	13	151	1,365	—	1,529
Accounts receivable from affiliates	1,105	3,041	93	(4,091)	148
Inventories	105	271	1,167	(4)	1,539
Prepaid expenses	9	7	43	(13)	46
Deferred income taxes	6	—	49	(15)	40
Other current assets	90	9	222	(101)	220

Total current assets	1,332	3,479	3,174	(4,224)	3,761
Property, plant and equipment, net	393	868	2,247	2	3,510
Investment in unconsolidated affiliates	5,286	1,460	147	(6,691)	202
Intangible assets, net	42	2	52	(3)	93
Goodwill	(16)	82	48	—	114
Deferred income taxes	154	—	191	(182)	163
Notes receivable from affiliates	20	920	5	(940)	5
Other noncurrent assets	81	137	264	—	482

Total assets	$7,292	$6,948	$6,128	$(12,038)	$8,330

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53	$205	$604	$—	$862
Accounts payable to affiliates	2,244	822	1,089	(4,091)	64
Accrued liabilities	117	204	487	(114)	694
Deferred income taxes	—	39	7	(17)	29
Note payable to affiliate	100	—	—	—	100
Current portion of debt	33	—	179	—	212

Total current liabilities	2,547	1,270	2,366	(4,222)	1,961
Long-term debt	3,128	—	602	—	3,730
Notes payable to affiliates	435	—	944	(940)	439
Deferred income taxes	9	79	98	(80)	106
Other noncurrent liabilities	196	163	644	—	1,003

Total liabilities	6,315	1,512	4,654	(5,242)	7,239
Equity
Huntsman International LLC members' equity:
Members' equity	3,081	4,754	2,343	(7,097)	3,081
Accumulated deficit	(1,493)	(820)	(396)	1,216	(1,493)
Accumulated other comprehensive (loss) income	(611)	1,502	(546)	(956)	(611)

Total Huntsman International LLC members' equity	977	5,436	1,401	(6,837)	977
Noncontrolling interests in subsidiaries	—	—	73	41	114

Total equity	977	5,436	1,474	(6,796)	1,091

Total liabilities and equity	$7,292	$6,948	$6,128	$(12,038)	$8,330

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2012
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$240	$838	$1,613	$—	$2,691
Related party sales	187	92	306	(535)	50

Total revenues	427	930	1,919	(535)	2,741
Cost of goods sold	362	689	1,706	(558)	2,199

Gross profit	65	241	213	23	542
Selling, general and administrative	43	25	152	—	220
Research and development	10	9	16	—	35
Other operating (income) expense	(1)	(5)	4	2	—
Restructuring, impairment and plant closing costs (credits)	1	(1)	47	—	47

Operating income (loss)	12	213	(6)	21	240
Interest (expense) income, net	(52)	10	(17)	—	(59)
Equity in income (loss) of investment in affiliates and subsidiaries	146	(20)	3	(127)	2
Loss on early extinguishment of debt	(1)	—	—	—	(1)
Other income	—	21	1	(21)	1

Income (loss) from continuing operations before income taxes	105	224	(19)	(127)	183
Income tax benefit (expense)	11	(80)	7	—	(62)

Income (loss) from continuing operations	116	144	(12)	(127)	121
Income (loss) from discontinued operations, net of tax	1	—	(2)	—	(1)

Income (loss) before extraordinary gain	117	144	(14)	(127)	120
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	1	—	1

Net income (loss)	117	144	(13)	(127)	121
Net loss (income) attributable to noncontrolling interests	—	1	(6)	1	(4)

Net income (loss) attributable to Huntsman International LLC	$117	$145	$(19)	$(126)	$117

Net income (loss)	$117	$144	$(13)	$(127)	$121
Other comprehensive income	107	61	87	(146)	109
Comprehensive income (loss) attributable to noncontrolling interests	—	1	(8)	1	(6)

Comprehensive income attributable to Huntsman International LLC	$224	$206	$66	$(272)	$224

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$247	$870	$1,803	$3	$2,923
Related party sales	161	117	299	(524)	53

Total revenues	408	987	2,102	(521)	2,976
Cost of goods sold	360	821	1,827	(527)	2,481

Gross profit	48	166	275	6	495
Selling, general and administrative	35	20	161	—	216
Research and development	13	9	20	—	42
Other operating (income) expense	(2)	15	(14)	—	(1)
Restructuring, impairment and plant closing costs	—	—	155	—	155

Operating income (loss)	2	122	(47)	6	83
Interest (expense) income, net	(54)	11	(23)	—	(66)
Equity in income (loss) of investment in affiliates and subsidiaries	19	(73)	2	54	2
Loss on early extinguishment of debt	(2)	—	—	—	(2)
Other expense	—	—	—	(1)	(1)

(Loss) income from continuing operations before income taxes	(35)	60	(68)	59	16
Income tax benefit (expense)	11	(46)	(20)	—	(55)

(Loss) income from continuing operations	(24)	14	(88)	59	(39)
(Loss) income from discontinued operations, net of tax	(7)	(1)	18	—	10

Net (loss) income	(31)	13	(70)	59	(29)
Net income attributable to noncontrolling interests	—	(1)	(1)	—	(2)

Net (loss) income attributable to Huntsman International LLC	$(31)	$12	$(71)	$59	$(31)

Net (loss) income	$(31)	$13	$(70)	$59	$(29)
Other comprehensive loss	(194)	(167)	(184)	351	(194)
Comprehensive income attributable to noncontrolling interests	—	—	(2)	—	(2)

Comprehensive loss attributable to Huntsman International LLC	$(225)	$(154)	$(256)	$410	$(225)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2012
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$718	$2,654	$5,034	$—	$8,406
Related party sales	536	346	884	(1,604)	162

Total revenues	1,254	3,000	5,918	(1,604)	8,568
Cost of goods sold	1,071	2,300	5,170	(1,601)	6,940

Gross profit	183	700	748	(3)	1,628
Selling, general and administrative	142	76	451	—	669
Research and development	32	27	53	—	112
Other operating (income) expense	(4)	2	7	2	7
Restructuring, impairment and plant closing costs	2	—	50	—	52

Operating income	11	595	187	(5)	788
Interest (expense) income, net	(155)	31	(57)	—	(181)
Equity in income of investment in affiliates and subsidiaries	531	102	6	(634)	5
Loss on early extinguishment of debt	(2)	—	—	—	(2)
Other (expense) income	(22)	21	2	1	2

Income from continuing operations before income taxes	363	749	138	(638)	612
Income tax benefit (expense)	44	(214)	(18)	—	(188)

Income from continuing operations	407	535	120	(638)	424
Income (loss) from discontinued operations, net of tax	3	—	(10)	—	(7)

Income before extraordinary gain	410	535	110	(638)	417
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	1	—	1

Net income	410	535	111	(638)	418
Net income attributable to noncontrolling interests	—	—	(11)	3	(8)

Net income attributable to Huntsman International LLC	$410	$535	$100	$(635)	$410

Net income	$410	$535	$111	$(638)	$418
Other comprehensive income	80	80	72	(150)	82
Comprehensive income attributable to noncontrolling interests	—	—	(10)	—	(10)

Comprehensive income attributable to Huntsman International LLC	$490	$615	$173	$(788)	$490

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$682	$2,534	$5,229	$—	$8,445
Related party sales	353	400	868	(1,477)	144

Total revenues	1,035	2,934	6,097	(1,477)	8,589
Cost of goods sold	901	2,403	5,283	(1,463)	7,124

Gross profit	134	531	814	(14)	1,465
Selling, general and administrative	119	77	492	—	688
Research and development	37	25	61	—	123
Other operating expense (income)	31	(23)	(1)	—	7
Restructuring, impairment and plant closing costs	—	—	171	—	171

Operating (loss) income	(53)	452	91	(14)	476
Interest (expense) income, net	(164)	32	(65)	—	(197)
Equity in income (loss) of investment in affiliates and subsidiaries	300	(12)	7	(289)	6
Loss on early extinguishment of debt	(5)	—	—	—	(5)
Other expense	(16)	—	—	16	—

Income from continuing operations before income taxes	62	472	33	(287)	280
Income tax benefit (expense)	87	(166)	(32)	—	(111)

Income from continuing operations	149	306	1	(287)	169
Loss from discontinued operations, net of tax	—	(1)	(4)	—	(5)

Income (loss) before extraordinary gain	149	305	(3)	(287)	164
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	2	—	2

Net income (loss)	149	305	(1)	(287)	166
Net income attributable to noncontrolling interests	—	(2)	(9)	(6)	(17)

Net income (loss) attributable to Huntsman International LLC	$149	$303	$(10)	$(293)	$149

Net income (loss)	$149	$305	$(1)	$(287)	$166
Other comprehensive (loss) income	(36)	141	(77)	(63)	(35)
Comprehensive income attributable to noncontrolling interests	—	(1)	(11)	(6)	(18)

Comprehensive income (loss) attributable to Huntsman International LLC	$113	$445	$(89)	$(356)	$113

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2012
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$161	124	$349	$(1)	$633

Investing activities:
Capital expenditures	(14)	(55)	(179)	—	(248)
Cash paid for acquisition of a business	—	—	(17)	(1)	(18)
Increase in receivable from affiliate	(97)	—	—	—	(97)
Investment in affiliate	23	(11)	—	(12)	—
Investment in unconsolidated affiliate	(3)	(81)	—	—	(84)
Cash received from unconsolidated affiliates	—	51	—	—	51
Increase in restricted cash	—	—	(2)	—	(2)
Other, net	—	—	2	—	2

Net cash used in investing activities	(91)	(96)	(196)	(13)	(396)

Financing activities:
Net repayments under revolving loan facilities	—	—	(16)	—	(16)
Net borrowings on overdraft facilities	—	—	2	—	2
Repayments of short-term debt	—	—	(40)	—	(40)
Repayments of long-term debt	(175)	—	(67)	—	(242)
Proceeds from issuance of long-term debt	—	—	3	—	3
Proceeds from notes payable to affiliate	172	—	—	—	172
Repayments of notes payable	(24)	—	(9)	—	(33)
Borrowings on notes payable	33	—	1	—	34
Debt issuance costs paid	(4)	—	—	—	(4)
Call premiums related to early extinguishment of debt	(2)	—	—	—	(2)
Contribution from parent	—	11	11	(22)	—
Distribution to parent	—	(35)	—	35	—
Dividends paid to parent	(72)	(1)	(1)	2	(72)
Excess tax benefit related to stock-based compensation	4	—	—	—	4
Other, net	(2)	—	(2)	(1)	(5)

Net cash used in financing activities	(70)	(25)	(118)	14	(199)
Effect of exchange rate changes on cash	—	—	2	—	2

Increase in cash and cash equivalents	—	3	37	—	40
Cash and cash equivalents at beginning of period	4	—	227	—	231

Cash and cash equivalents at end of period	$4	3	$264	$—	$271

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by (used in) operating activities	$128	$69	$(125)	$(4)	$68

Investing activities:
Capital expenditures	(15)	(41)	(161)	—	(217)
Proceeds from settlements treated as reimbursement of capital expenditures	—	—	3	—	3
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	28	—	28
Cash paid for acquisition of a business	—	—	(23)	—	(23)
Proceeds from sale of business/assets	—	—	7	—	7
Increase in receivable from affiliate	(35)	—	—	—	(35)
Investment in affiliate	(138)	(4)	—	142	—
Investment in unconsolidated affiliate	—	(17)	—	—	(17)
Cash received from unconsolidated affiliates	—	19	—	—	19
Other, net	1	—	(4)	3	—

Net cash used in investing activities	(187)	(43)	(150)	145	(235)
Financing activities:
Net borrowings on overdraft facilities	—	—	10	—	10
Repayments of short-term debt	—	—	(151)	—	(151)
Borrowings on short-term debt	—	—	126	—	126
Repayments of long-term debt	(212)	—	(75)	—	(287)
Proceeds from issuance of long-term debt	—	—	89	—	89
Proceeds from notes payable to affiliate	105	—	—	—	105
Repayments of notes payable	(23)	—	(1)	—	(24)
Borrowings on notes payable	33	—	2	—	35
Debt issuance costs paid	(7)	—	—	—	(7)
Call premiums related to early extinguishment of debt	(5)	—	—	—	(5)
Contribution from parent	—	(32)	174	(142)	—
Dividends paid to noncontrolling interest	—	—	(5)	—	(5)
Dividends paid to parent	(56)	(1)	—	1	(56)
Excess tax benefit related to stock-based compensation	10	—	—	—	10
Other, net	—	—	3	—	3

Net cash (used in) provided by financing activities	(155)	(33)	172	(141)	(157)
Effect of exchange rate changes on cash	—	—	(3)	—	(3)

Decrease in cash and cash equivalents	(214)	(7)	(106)	—	(327)
Cash and cash equivalents at beginning of period	220	9	332	—	561

Cash and cash equivalents at end of period	$6	$2	$226	$—	$234

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

21. SUBSEQUENT EVENTS

        On October 31, 2012, we prepaid $50 million of our Term Loan B.

        On November 2, 2012, we announced our intention to issue approximately $300 million of Senior Notes due 2020. We expect to use the net proceeds from this offering, together with existing cash, to redeem a portion of our existing Senior Notes due 2016. In connection with this offering, we expect to record a loss on early extinguishment of debt of approximately $55 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of
Huntsman International LLC and subsidiaries

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows for each of the three years ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Notes 2, 14 and 16 to the consolidated financial statements, the Company adopted new accounting guidance which changed its method of accounting for transfers of accounts receivable under the Company's accounts receivable securitization programs, effective January 1, 2010.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 16, 2012

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents(a)	$231	$561
Restricted cash(a)	8	7
Accounts and notes receivable (net of allowance for doubtful accounts of $46 and $52, respectively), ($659 and $589 pledged as collateral, respectively)(a)	1,529	1,413
Accounts receivable from affiliates	148	100
Inventories(a)	1,539	1,396
Prepaid expenses	46	45
Deferred income taxes	40	40
Other current assets(a)	220	160

Total current assets	3,761	3,722
Property, plant and equipment, net(a)	3,510	3,469
Investment in unconsolidated affiliates	202	234
Intangible assets, net(a)	93	107
Goodwill	114	94
Deferred income taxes	163	179
Notes receivable from affiliates	5	7
Other noncurrent assets(a)	482	495

Total assets	$8,330	$8,307

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable(a)	$862	$840
Accounts payable to affiliates	64	59
Accrued liabilities(a)	694	626
Deferred income taxes	29	63
Note payable to affiliate	100	100
Current portion of debt(a)	212	519

Total current liabilities	1,961	2,207
Long-term debt(a)	3,730	3,627
Notes payable to affiliates	439	439
Deferred income taxes	106	94
Other noncurrent liabilities(a)	1,003	852

Total liabilities	7,239	7,219
Commitments and contingencies (Notes 19 and 20)
Equity
Huntsman International LLC members' equity:
Members' equity, 2,728 units issued and outstanding	3,081	3,049
Accumulated deficit	(1,493)	(1,667)
Accumulated other comprehensive loss	(611)	(354)

Total Huntsman International LLC members' equity	977	1,028
Noncontrolling interests in subsidiaries	114	60

Total equity	1,091	1,088

Total liabilities and equity	$8,330	$8,307

(a)
At December 31, 2011 and 2010, respectively, $44 and $7 of cash and cash equivalents, $2 and nil of restricted cash, $29 and $8 of accounts and notes receivable (net), $47 and $45 of inventories, $1 and $2 of other current assets, $403 and $275 of property, plant and equipment (net), $23 and $7 of intangible assets (net), $21 and $18 of other noncurrent assets, $55 and $56 of accounts payable, $21 and $16 of accrued liabilities, $16 and $15 of current portion of debt, $264 and $185 of long-term debt, and $111 and $109 of other noncurrent liabilities from consolidated variable interest entities are included in the respective Balance Sheet captions above. See "Note 7. Variable Interest Entities."

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME

(Dollars in Millions)

	Year ended December 31,
	2011	2010	2009
Revenues:
Trade sales, services and fees, net	$11,041	$9,049	$7,569
Related party sales	180	201	96

Total revenues	11,221	9,250	7,665
Cost of goods sold	9,363	7,772	6,570

Gross profit	1,858	1,478	1,095
Operating expenses:
Selling, general and administrative	916	855	839
Research and development	166	151	145
Other operating income	(20)	—	(18)
Restructuring, impairment and plant closing costs	167	29	88

Total expenses	1,229	1,035	1,054

Operating income	629	443	41
Interest expense, net	(262)	(248)	(240)
Loss on accounts receivable securitization program	—	—	(23)
Equity in income of investment in unconsolidated affiliates	8	24	3
Loss on early extinguishment of debt	(7)	(37)	(21)
Other income	2	2	—

Income (loss) from continuing operations before income taxes	370	184	(240)
Income tax expense	(113)	(40)	(159)

Income (loss) from continuing operations	257	144	(399)
(Loss) income from discontinued operations, (including gain on disposal of $1 in 2009), net of tax	(1)	42	(19)

Income (loss) before extraordinary gain (loss)	256	186	(418)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil	4	(1)	6

Net income (loss)	260	185	(412)
Net (income) loss attributable to noncontrolling interests	(7)	(5)	2

Net income (loss) attributable to Huntsman International LLC	$253	$180	$(410)

Net income (loss)	$260	$185	$(412)
Other comprehensive (loss) income	(262)	(7)	207

Comprehensive (loss) income	(2)	178	(205)
Comprehensive (income) loss attributable to noncontrolling interests	(2)	(4)	1

Comprehensive (loss) income attributable to Huntsman International LLC	$(4)	$174	$(204)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Millions)

	Huntsman International LLC Members
	Members' equity
			Accumulated deficit	Accumulated other comprehensive (loss) income	Noncontrolling interests in subsidiaries	Total equity
	Units	Amount
Balance, January 1, 2009	2,728	$2,865	$(1,414)	$(554)	$22	$919
Net loss	—	—	(410)	—	(2)	(412)
Other comprehensive income	—	—	—	206	1	207
Contribution from parent, net of distributions	—	156	—	—	—	156
Dividends paid to parent	—	—	(23)	—	—	(23)

Balance, December 31, 2009	2,728	3,021	(1,847)	(348)	21	847
Net income	—	—	180	—	5	185
Other comprehensive loss	—	—	—	(6)	(1)	(7)
Consolidation of a variable interest entity	—	—	—	—	35	35
Contribution from parent	—	24	—	—	—	24
Excess tax benefit related to stock-based compensation	—	4	—	—	—	4

Balance, December 31, 2010	2,728	3,049	(1,667)	(354)	60	1,088
Net income	—	—	253	—	7	260
Dividend paid to noncontrolling interest	—	—	—	—	(9)	(9)
Dividends paid to parent	—	—	(79)	—	—	(79)
Other comprehensive loss	—	—	—	(257)	(5)	(262)
Consolidation of a variable interest entity	—	—	—	—	61	61
Contribution from parent	—	22	—	—	—	22
Excess tax benefit related to stock-based compensation	—	10	—	—	—	10

Balance, December 31, 2011	2,728	$3,081	$(1,493)	$(611)	$114	$1,091

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2011	2010	2009
Operating Activities:
Net income (loss)	$260	$185	$(412)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary (gain) loss on the acquisition of a business, net of tax	(4)	1	(6)
Gain on the consolidation of a variable interest entity	(12)	—	—
Equity in income of investment in unconsolidated affiliates	(8)	(24)	(3)
Dividends received from unconsolidated affiliates	—	—	11
Depreciation and amortization	416	382	420
Provision for (gains) losses on accounts receivable	(4)	6	9
(Gain) loss on disposal of businesses/assets, net	(38)	8	(2)
Loss on early extinguishment of debt	7	37	21
Noncash interest expense	51	40	39
Deferred income taxes	40	45	68
Noncash impairment charge	60	2	13
Noncash (gain) loss on foreign currency transactions	(32)	22	(26)
Noncash compensation	22	24	16
Portion of insurance settlement representing cash provided by investing activities	—	(34)	—
Other, net	(1)	1	1
Changes in operating assets and liabilities:
Accounts and notes receivable	(121)	(183)	(88)
Accounts receivable from A/R Programs	—	(254)	—
Inventories	(161)	(207)	351
Prepaid expenses	(4)	(2)	5
Other current assets	(87)	(1)	(6)
Other noncurrent assets	2	(102)	(32)
Accounts payable	13	97	4
Accrued liabilities	108	(32)	5
Other noncurrent liabilities	(75)	(57)	32

Net cash provided by (used in) operating activities	432	(46)	420

Investing Activities:
Capital expenditures	(330)	(236)	(189)
Proceeds from settlements treated as reimbursement of capital expenditures	3	34	—
Acquisition of businesses, net of cash acquired and post-closing adjustments	(34)	—	(31)
Cash assumed in connection with the initial consolidation of a variable interest entity	28	14	—
Proceeds from sale of businesses/assets	48	2	5
Decrease (increase) in receivable from affiliate	(57)	(57)	(7)
Investment in unconsolidated affiliates	(26)	(27)	(15)
Cash received from unconsolidated affiliates	32	31	22
Other, net	(1)	1	3

Net cash used in investing activities	(337)	(238)	(212)

(continued)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in Millions)

	Year ended December 31,
	2011	2010	2009
Financing Activities:
Net repayments under revolving loan facilities	$(2)	$(6)	$(14)
Revolving loan facility from A/R Programs	—	254	—
Net borrowings (repayments) on overdraft facilities	9	(2)	(12)
Repayments of short-term debt	(187)	(175)	(13)
Borrowings on short-term debt	162	212	—
Repayments of long-term debt	(408)	(1,207)	(542)
Proceeds from issuance of long-term debt	98	923	880
Repayments of notes payable to affiliate	(105)	(125)	(403)
Proceeds from notes payable to affiliate	105	110	529
Repayments of notes payable	(34)	(53)	(63)
Borrowings on notes payable	35	46	64
Debt issuance costs paid	(7)	(29)	(5)
Call premiums related to early extinguishment of debt	(6)	(28)	(14)
Contribution from parent	—	—	236
Dividends paid to parent	(79)	—	(23)
Dividends paid to noncontrolling interest	(9)	—	—
Excess tax benefit related to stock-based compensation	10	4	—
Other, net	—	(2)	(1)

Net cash (used in) provided by financing activities	(418)	(78)	619

Effect of exchange rate changes on cash	(7)	4	5

(Decrease) increase in cash and cash equivalents	(330)	(358)	832
Cash and cash equivalents at beginning of period	561	919	87

Cash and cash equivalents at end of period	$231	$561	$919

Supplemental cash flow information:
Cash paid for interest	$205	$194	$221
Cash paid for income taxes	44	32	27

        During 2011, 2010 and 2009, the amount of capital expenditures in accounts payable increased (decreased) by $16, $14 and $(13), respectively. During the years ended 2011, 2010 and 2009, our parent contributed $22, $24 and $16, respectively to stock based compensation.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

DEFINITIONS

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in these notes as our "parent." Unless the context otherwise requires, references in these financial statements to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); and "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies).

        Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the prospectus with which these notes to consolidated financial statements are included. In these financial statements, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products.

DESCRIPTION OF BUSINESS

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes and titanium dioxide.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics operations and our North American polymers and base chemicals operations. We report the results of these businesses as discontinued operations. See "Note 25. Discontinued Operations."

COMPANY

        Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOWANCE FOR DOUBTFUL TRADE RECEIVABLES

        An allowance for doubtful trade receivables is estimated based on a combination of write-off history, aging analysis and any specific, known troubled accounts.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASSET RETIREMENT OBLIGATIONS

        We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See "Note 12. Asset Retirement Obligations."

CARRYING VALUE OF LONG-LIVED ASSETS

        We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 11. Restructuring, Impairment and Plant Closing Costs."

CASH AND CASH EQUIVALENTS

        We consider cash in checking accounts and cash in short-term highly liquid investments with remaining maturities of three months or less at the date of purchase, to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

COST OF GOODS SOLD

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead (including depreciation), production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

DERIVATIVES AND HEDGING ACTIVITIES

        All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive (loss) income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income, to the extent effective. The effectiveness of a cash flow hedging relationship is established at the inception of the hedge, and after inception we perform effectiveness assessments at least every three months. A derivative

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

designated as a cash flow hedge is determined to be effective if the change in value of the hedge divided by the change in value of the hedged item is within a range of 80% to 125%. Hedge ineffectiveness in a cash flow hedge occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the cumulative change in the expected future cash flows on the hedged transaction. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and incurred and are expensed or capitalized as appropriate. See "Note 20. Environmental, Health and Safety Matters."

FINANCIAL INSTRUMENTS

        The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market.

FOREIGN CURRENCY TRANSLATION

        The accounts of our operating subsidiaries outside of the U.S., unless they are operating in highly inflationary economic environments, consider the functional currency to be the currency of the economic environment in which they operate. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive (loss) income.

        If a subsidiary operates in an economic environment that is considered to be highly inflationary (100% cumulative inflation over a three-year period), the U.S. dollar is considered to be the functional currency and gains and losses from remeasurement to the U.S. dollar from the local currency are included in the statement of operations. Where a subsidiary's operations are effectively run, managed, financed and contracted in U.S. dollars, such as certain finance subsidiaries outside of the U.S., the U.S. dollar is considered to be the functional currency.

        Foreign currency transaction gains and losses are recorded in other operating (income) expense in the consolidated statements of operations and were net (losses) gains of $(3) million, $(2) million and $13 million for the years ended December 31, 2011, 2010 and 2009, respectively.

INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

        We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make many assumptions and judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and assumptions to measure the amount of the tax benefits to recognize based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

INTANGIBLE ASSETS AND GOODWILL

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When the fair value is less than the carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. Goodwill has been assigned to reporting units for purposes of impairment testing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average costs methods for different components of inventory.

INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Investments in companies in which we exercise significant influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

LEGAL COSTS

        We expense legal costs, including those legal costs incurred in connection with a loss contingency, as incurred.

OTHER NONCURRENT ASSETS

        Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10 - 33 years
Plant and equipment	3 - 25 years
Furniture, fixtures and leasehold improvements	5 - 20 years

        Interest expense capitalized as part of plant and equipment was $2 million, $1 million and $3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECLASSIFICATIONS

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation. Beginning in 2011, we reclassified bank accepted drafts in China with maturities greater than 90 days from receipt from accounts receivable to other current assets. The amount of bank accepted drafts reclassified from accounts receivable to other current assets at December 31, 2010 was $51 million.

RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred.

REVENUE RECOGNITION

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

SECURITIZATION OF ACCOUNTS RECEIVABLE

        Under our A/R Programs, we grant an undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. This undivided interest serves as security for the issuance of debt. The A/R Programs provide for financing through a conduit program (in both U.S. dollars and euros). Receivables transferred under the A/R Programs qualified as sales through December 31, 2009. Upon adoption of new accounting guidance on January 1, 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings beginning in 2010. See "Note 14. Debt—A/R Programs."

STOCK-BASED COMPENSATION

        We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. See "Note 22. Stock-Based Compensation Plan."

SUBSEQUENT EVENTS

        We have evaluated material subsequent events through the date these financial statements were issued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ACCOUNTING PRONOUNCEMENTS ADOPTED DURING 2011

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force. This ASU provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. The amendments in this ASU replace the term "fair value" in the revenue allocation guidance with "selling price" to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant and establish a selling price hierarchy for determining the selling price of a deliverable. The amendments in this ASU will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, and significantly expand the required disclosures related to multiple-deliverable revenue arrangements. The amendments in this ASU were effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. The initial adoption of this statement did not have a significant impact on our consolidated financial statements.

        In December 2010, the FASB Emerging Issues Task Force issued ASU No. 2010-29, Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations, which requires public entities that present comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred at the beginning of the comparable prior annual reporting period only. The amendments in this ASU also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this ASU are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We complied with the disclosure requirements of this standard in connection with our April 2, 2011 Laffans Acquisition and in connection with our April 1, 2011 consolidation of the Sasol-Huntsman joint venture. See "Note 3. Business Combinations and Dispositions" and "Note 7. Variable Interest Entities."

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION IN FUTURE PERIODS

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, providing a consistent definition of fair value between U.S. GAAP and International Financial Reporting Standards ("IFRSs") as well as developing common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

IFRSs. The amendments in this ASU are to be applied prospectively and will be effective during interim and annual periods beginning after December 15, 2011. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, requiring entities to present net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate, but consecutive, statements of net income and other comprehensive income. The option to present components of other comprehensive income as part of the statement of equity is eliminated. The amendments do not change the option to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income components. The amendments in this ASU should be applied retrospectively and will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in this ASU is intended to reduce complexity and costs of the annual goodwill impairment test by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that a reporting unit's fair value is less than its carrying value. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, provided that the entity has not yet issued its financial statements for the period that includes its annual test date. We did not early adopt the provisions of this ASU for our annual impairment test on July 1 and do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

3. BUSINESS COMBINATIONS AND DISPOSITIONS

EMA ACQUISITION

        On December 30, 2011, we completed the acquisition of EMA Kimya Sistemleri Sanayi ve Ticaret A.S. (the "EMA Acquisition"), an MDI-based polyurethanes systems house in Istanbul, Turkey for approximately $11 million, net of cash acquired and including the repayment of assumed debt. We have accounted for the EMA Acquisition using the acquisition method and transaction costs charged to expense associated with this acquisition were not significant. For purposes of a preliminary allocation of the acquisition cost to assets acquired and liabilities assumed, we have assigned the excess of the acquisition cost over historical carrying values of $7 million to goodwill. This preliminary purchase price allocation is likely to change once we analyze the fair value of tangible and intangible assets acquired and liabilities assumed. Net sales for the years ended December 31, 2011 and 2010 related to the business acquired were approximately $23 million and $17 million, respectively, and net loss associated with this business was $3 million and nil, respectively, for the same periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS AND DISPOSITIONS (Continued)

SALE OF STEREOLITHOGRAPHY RESIN AND DIGITALIS® MACHINE MANUFACTURING BUSINESSES

        On November 1, 2011, our Advanced Materials division completed the sale of its stereolithography resin and Digitalis® machine manufacturing businesses to 3D Systems Corporation for $41 million in cash. The stereolithography business had revenues of approximately $7 million in 2010 and its products are used primarily in three-dimensional part building systems. The Digitalis® business is a stereolithography rapid manufacturing system previously under development by Huntsman. In connection with this sale, we recognized a pre-tax gain in the fourth quarter of 2011 of $34 million which was reflected in other operating income on the accompanying consolidated statements of operations and comprehensive income (loss). We also derecognized $2 million of goodwill that was allocated to these businesses.

LAFFANS ACQUISITION

        On April 2, 2011, we completed the acquisition of the chemical business of Laffans Petrochemicals Limited, an amines and surfactants manufacturer located in Ankleshwar, India at an acquisition cost of approximately $23 million. The acquired business has been integrated into our Performance Products segment. Transaction costs charged to expense related to this acquisition were not significant.

        We have accounted for the Laffans Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The preliminary allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Acquisition cost	$23

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$10
Inventories	2
Other current assets	2
Property, plant and equipment	14
Accounts payable	(3)
Accrued liabilities	(1)
Other noncurrent liabilities	(1)

Total fair value of net assets acquired	$23

        The acquisition cost allocation is preliminary pending final determination of the fair value of assets acquired and liabilities assumed, including final valuation of property, plant and equipment, intangible assets and the determination of related deferred taxes. For purposes of this preliminary allocation of fair value, we have assigned any excess of the acquisition cost over historical carrying values to property, plant and equipment and no amounts have been allocated to goodwill. It is possible that changes to this allocation could occur.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS AND DISPOSITIONS (Continued)

        If this acquisition were to have occurred on January 1, 2010 the following estimated pro forma revenues and net income attributable to Huntsman International would have been reported (dollars in millions):

	Pro Forma
	Year ended (unaudited)
	2011	2010
Revenues	$11,235	$9,301
Net income attributable to Huntsman International	254	181

TEXTILE EFFECTS ACQUISITION

        On June 30, 2006, we acquired Ciba's textile effects business and accounted for the Textile Effects Acquisition using the purchase method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed and we determined the excess of fair value of net assets over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the purchase price, the valuation of the long-lived assets acquired was reduced to zero. Accordingly, no basis was assigned to property, plant and equipment or any other non-current nonfinancial assets and the remaining excess was recorded as an extraordinary gain, net of taxes (which were not applicable because the gain was recorded in purchase accounting). During 2011, 2010 and 2009, we recorded an additional extraordinary gain (loss) on the acquisition of $4 million, $(1) million and $6 million, respectively, related to settlement of contingent purchase price consideration, the reversal of accruals for certain restructuring and employee termination costs recorded in connection with the Textile Effects Acquisition and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements.

4. INVENTORIES

        Inventories consisted of the following (dollars in millions):

	December 31,
	2011	2010
Raw materials and supplies	$374	$321
Work in progress	92	99
Finished goods	1,162	1,043

Total	1,628	1,463
LIFO reserves	(89)	(67)

Net	$1,539	$1,396

        As of both December 31, 2011 and 2010, approximately 12% of inventories were recorded using the LIFO cost method.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVENTORIES (Continued)

        In the normal course of operations we, at times, exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net non-monetary open exchange positions are valued at cost. The amounts included in inventory under non-monetary open exchange agreements receivable by us for both December 31, 2011 and 2010 were $3 million. Other open exchanges are settled in cash and result in a net deferred profit margin. The amounts under these open exchange agreements for both December 31, 2011 and 2010 were nil.

5. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2011	2010
Land	$148	$148
Buildings	629	624
Plant and equipment	6,058	5,781
Construction in progress	330	255

Total	7,165	6,808
Less accumulated depreciation	(3,655)	(3,339)

Net	$3,510	$3,469

        Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $374 million, $340 million and $371 million, respectively, of which nil, $1 million and $2 million related to discontinued operations in 2011, 2010 and 2009, respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $2 million and $15 million at December 31, 2011 and 2010, respectively, and related amounts included in accumulated depreciation were $1 million and $15 million at December 31, 2011 and 2010, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2011	2010
Equity Method:
Sasol-Huntsman GmbH and Co. KG (50%)(1)	$—	$44
Louisiana Pigment Company, L.P. (50%)	90	98
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	79	65
International Polyurethanes Investments B.V. (45%)	17	16
Jurong Ningwu New Materials Development Co., Ltd. (30%)	10	5
Others	1	1

Total equity method investments	197	229
Cost Method:
International Diol Company (4.35%)	5	5

Total investments	$202	$234

(1)
We began consolidating Sasol-Huntsman as of April 1, 2011. See "Note 7. Variable Interest Entities."

(2)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

        Summarized applicable financial information of Sasol-Huntsman as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 is presented below (dollars in millions):

	2011		2010	2009
Current assets	$—		$55
Noncurrent assets	—		123
Current liabilities	—		22
Noncurrent liabilities	—		83
Revenues	40	(1)	108	$68
Gross profit	7	(1)	14	9
Net income	(2)	(1)	10	3

(1)
Represents activity for the period from January 1, 2011 to the date of consolidation on April 1, 2011.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES (Continued)

        Summarized applicable financial information of our other unconsolidated affiliates as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 is presented below (dollars in millions):

	2011	2010	2009
Assets	$621	$722
Liabilities	285	306
Revenues	954	936	$593
Net income	22	10	3

        In 2008, we and our joint venture partner, the Zamil Group, formed Arabian Amines Company, our ethyleneamines manufacturing joint venture in Jubail, Saudi Arabia. Arabian Amines Company's funding requirements have been satisfied through a combination of debt and equity, with the equity already provided on a 50/50 basis by us and the Zamil Group. Trial production commenced in the second quarter of 2010, and from July 2010, Arabian Amines Company generated significant revenues from the sale of product. The plant has an approximate annual capacity of 60 million pounds. We purchase and sell all of the production from this joint venture. Arabian Amines Company was accounted for under the equity method during its development stage; we began consolidating this joint venture beginning July 1, 2010. For more information, see "Note 7. Variable Interest Entities."

        During 2010, we recorded an immaterial non-recurring $18 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol-Huntsman joint venture. This credit represented a cumulative correction of an error that was also individually immaterial in each year since our initial investment in the joint venture in 1997. In connection with the expansion of the maleic anhydride capacity at our Sasol-Huntsman joint venture, a VIE reconsideration event occurred in the second quarter of 2011 when the plant expansion began production. As a result of our assessment, we concluded that the joint venture is a VIE and that we are the primary beneficiary. Accordingly, we began consolidating this joint venture during the second quarter of 2011. For more information see "Note 7. Variable Interest Entities."

7. VARIABLE INTEREST ENTITIES

        We evaluate our investments and transactions to identify VIEs for which we are the primary beneficiary. We hold a variable interest in the following four joint ventures for which we are the primary beneficiary:

  •
  Rubicon LLC manufactures products for our Polyurethanes segment. The structure of the joint venture is such that the total equity investment at risk is not sufficient to permit the joint venture to finance its activities without additional financial support. By virtue of the operating agreement with this joint venture, we purchase a majority of the output, absorb a majority of the operating costs and provide a majority of the additional funding.

  •
  Pacific Iron Products Sdn Bhd ("Pacific Iron Products") manufactures products for our Pigments segment. In this joint venture we supply all the raw materials through a fixed cost supply contract, operate the manufacturing facility and market the products of the joint venture to third party customers. Through a fixed price raw materials supply contract with the joint venture we are exposed to the risk related to the fluctuation of raw material pricing.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

  •
  Arabian Amines Company manufactures products for our Performance Products segment. Prior to July 1, 2010, this joint venture was in the development stage and the total equity investment at risk was sufficient for the joint venture to finance its activities without additional support. Therefore, Arabian Amines Company was accounted for under the equity method. In July 2010, Arabian Amines Company exited the development stage, which triggered the reconsideration of Arabian Amines Company as a VIE. As required in the operating agreement governing this joint venture, we purchase all of Arabian Amines Company's production and sell it to our customers. Substantially all of the joint venture's activities are conducted on our behalf. Accordingly, we concluded that we were the primary beneficiary and began consolidating Arabian Amines Company beginning July 1, 2010.

  •
  Sasol-Huntsman is our 50/50 joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany. This joint venture manufactures products for our Performance Products segment. Prior to April 1, 2011, we accounted for Sasol-Huntsman using the equity method. In April 2011, an expansion at this facility began production, which triggered the reconsideration of this joint venture as a VIE. The joint venture uses our technology and expertise, and we bear a disproportionate amount of risk of loss due to a related-party loan to Sasol-Huntsman for which we bear the default risk. As a result, we concluded that we were the primary beneficiary and began consolidating Sasol-Huntsman beginning April 1, 2011.

        Creditors of these entities have no recourse to our general credit, except in the event that we offer guarantees of specified indebtedness. As the primary beneficiary of these variable interest entities at December 31, 2011, the joint ventures' assets, liabilities and results of operations are included in our consolidated financial statements.

        The following table summarizes the carrying amount of Rubicon LLC, Pacific Iron Products and Arabian Amines Company's assets and liabilities included in our consolidated balance sheet, before intercompany eliminations, as of December 31, 2011 and 2010 (dollars in millions):

	December 31,
	2011	2010
Current assets	$86	$90
Property, plant and equipment, net	262	275
Other noncurrent assets	61	56
Deferred income taxes	45	40
Intangible assets	6	7

Total assets	$460	$468

Current liabilities	$115	$111
Long-term debt	182	188
Deferred income taxes	1	—
Other noncurrent liabilities	108	109

Total liabilities	$406	$408

        In April 2011, Arabian Amines Company settled a dispute with its third party contractors and received an amount totaling $11 million. Of this $11 million settlement, $8 million was related to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

damages incurred due to the delayed initial acceptance of the plant. This amount was recorded as other operating (income) expense in the consolidated statements of operations and comprehensive (loss) income and included in the cash flows from operating activities in the consolidated statements of cash flows. The remaining $3 million of the settlement was received for the reimbursement of capital expenditures for work left unfinished by the third party contractors. This amount was included in cash flows from investing activities in the consolidated statements of cash flows.

        The following table summarizes the fair value of Sasol-Huntsman's assets and liabilities as of April 1, 2011 recorded upon initial consolidation in our consolidated balance sheet and the carrying amounts of such assets and liabilities as of December 31, 2011, before intercompany eliminations (dollars in millions):

	December 31, 2011	April 1, 2011
Current assets	$54	$61
Property, plant and equipment, net	141	155
Intangible assets	17	16
Goodwill	15	17

Total assets	$227	$249

Current liabilities	$30	$23
Long-term debt	87	93
Deferred income taxes	8	8
Other noncurrent liabilities	2	7

Total liabilities	$127	$131

        Goodwill of $17 million was recognized upon consolidation of Sasol-Huntsman, of which approximately $12 million is deductible for income tax purposes. The total amount of goodwill changed approximately $2 million from the date of consolidation to December 31, 2011, due to a change in the foreign currency exchange rate. All other intangible assets are being amortized over an average useful life of 18 years.

        Sasol-Huntsman had revenues and earnings of $116 million and $7 million, respectively, for the period from the date of consolidation to December 31, 2011. If this consolidation had occurred on January 1, 2010, the approximate pro forma revenues attributable to our Company would have been $11,259 million and $9,337 million for 2011 and 2010, respectively. There would have been no impact to the combined earnings attributable to us excluding a one-time noncash gain of approximately $12 million recognized upon consolidation included in other operating income in the consolidated statements of operations and comprehensive (loss) income. Upon consolidation we also recognized a one-time noncash income tax expense of approximately $2 million. The fair value of the noncontrolling interest was estimated to be $61 million at April 1, 2011. The noncontrolling interest was valued at 50% of the fair value of the net assets as of April 1, 2011, as dictated by the ownership interest percentages, adjusted for certain tax consequences only applicable to one parent.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2011			December 31, 2010
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$363	$307	$56	$363	$286	$77
Licenses and other agreements	39	14	25	25	12	13
Non-compete agreements	2	2	—	2	2	—
Other intangibles	48	36	12	77	60	17

Total	$452	$359	$93	$467	$360	$107

        Amortization expense was $30 million, $30 million and $35 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Our estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31
2012	$24
2013	20
2014	13
2015	5
2016	4

9. OTHER NONCURRENT ASSETS

        Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2011	2010
Pension assets	$100	$75
Debt issuance costs	31	33
Capitalized turnaround costs	141	164
Spare parts inventory	89	81
Catalyst assets	23	21
Deposits	31	55
Other	67	66

Total	$482	$495

        Amortization expense of catalyst assets for the years ended December 31, 2011, 2010 and 2009 was $12 million, $12 million and $14 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. ACCRUED LIABILITIES

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2011	2010
Payroll and related costs	$158	$166
Interest	49	40
Volume and rebate accruals	91	86
Income taxes	46	33
Taxes other than income taxes	61	77
Restructuring and plant closing costs	91	47
Environmental accruals	7	13
Pension liabilities	12	11
Other postretirement benefits	12	12
Self-insured casualty loss reserves	13	17
Deferred revenue	28	5
Legal reserve	15	—
Other miscellaneous accruals	111	119

Total	$694	$626

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        As of December 31, 2011, 2010 and 2009, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non- cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2009	$68	$2	$2	$3	$75
Adjustment to Textile Effects opening balance sheet liabilities	(5)	—	—	—	(5)
2009 charges for 2006 initiatives	—	1	—	—	1
2009 charges for 2008 initiatives	5	—	—	—	5
2009 charges for 2009 initiatives	56	8	—	14	78
Reversal of reserves no longer required	(8)	—	—	—	(8)
2009 payments for 2005 and prior initiatives	(5)	—	—	—	(5)
2009 payments for 2006 initiatives	(28)	(1)	—	—	(29)
2009 payments for 2008 initiatives	(17)	—	—	—	(17)
2009 payments for 2009 initiatives	(32)	(8)	—	(12)	(52)
Net activity of discontinued operations	26	—	—	8	34
Foreign currency effect on reserve balance	—	—	—	(2)	(2)

Accrued liabilities as of December 31, 2009	60	2	2	11	75
2010 charges for 2005 and prior initiatives	1	—	—	—	1
2010 charges for 2008 initiatives	1	—	—	—	1
2010 charges for 2009 initiatives	4	—	—	5	9
2010 charges for 2010 initiatives	22	—	—	1	23
Reversal of reserves no longer required	(6)	—	(1)	—	(7)
2010 payments for 2005 and prior initiatives	(1)	(1)	—	—	(2)
2010 payments for 2006 initiatives	(3)	—	—	—	(3)
2010 payments for 2008 initiatives	(7)	—	—	—	(7)
2010 payments for 2009 initiatives	(11)	—	—	(5)	(16)
2010 payments for 2010 initiatives	(1)	—	—	(2)	(3)
Net activity of discontinued operations	(26)	—	—	—	(26)
Foreign currency effect on liability balance	3	—	—	1	4

Accrued liabilities as of December 31, 2010	36	1	1	11	49
2011 charges for 2006 and prior initiatives	1	—	—	—	1
2011 charges for 2009 initiatives	1	—	—	6	7
2011 charges for 2010 initiatives	2	2	10	1	15
2011 charges for 2011 initiatives	87	—	1	1	89
Reversal of reserves no longer required	(5)	—	—	—	(5)
2011 payments for 2006 and prior initiatives	(1)	—	(1)	(1)	(3)
2011 payments for 2008 initiatives	(2)	—	—	—	(2)
2011 payments for 2009 initiatives	(6)	—	—	(6)	(12)
2011 payments for 2010 initiatives	(17)	(3)	—	(1)	(21)
2011 payments for 2011 initiatives	(13)	—	—	(1)	(14)
Net activity of discontinued operations	—	—	—	(2)	(2)
Foreign currency effect on liability balance	(10)	—	—	—	(10)

Accrued liabilities as of December 31, 2011	$73	$—	$11	$8	$92

(1)
The total workforce reduction reserves of $73 million relate to the termination of 699 positions, of which 650 positions had not been terminated as of December 31, 2011.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

(2)
Accrued liabilities remaining at December 31, 2011 and 2010 by year of initiatives were as follows (dollars in millions):

	December 31,
	2011	2010
2006 initiatives and prior	$2	$4
2008 initiatives	—	1
2009 initiatives	11	20
2010 initiatives	16	24
2011 initiatives	63	—

Total	$92	$49

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments	Discontinued Operations	Corporate & Other	Total
Accrued liabilities as of January 1, 2009	$3	$1	$1	$63	$7	$—	$—	$75
Adjustment to Textile Effects opening balance sheet liabilities	—	—	—	(5)	—	—	—	(5)
2009 charges for 2006 initiatives	—	—	—	1	—	—	—	1
2009 charges for 2008 initiatives	1	—	—	2	2	—	—	5
2009 charges for 2009 initiatives	—	—	12	10	45	—	11	78
Reversal of reserves no longer required	—	—	—	(7)	(1)	—	—	(8)
2009 payments for 2005 and prior initiatives	(2)	(1)	—	—	(2)	—	—	(5)
2009 payments for 2006 initiatives	—	—	—	(29)	—	—	—	(29)
2009 payments for 2008 initiatives	—	—	—	(13)	(4)	—	—	(17)
2009 payments for 2009 initiatives	—	—	(6)	(4)	(35)	—	(7)	(52)
Net activity of discontinued operations	—	—	—	—	—	34	—	34
Foreign currency effect on liability balance	—	—	—	(1)	(1)	—	—	(2)

Accrued liabilities as of December 31, 2009	2	—	7	17	11	34	4	75
2010 charges for 2005 initiatives	—	—	—	—	1	—	—	1
2010 charges for 2008 initiatives	—	—	—	1	—	—	—	1
2010 charges for 2009 initiatives	—	—	1	—	8	—	—	9
2010 charges for 2010 initiatives	—	2	—	15	—	—	6	23
Reversal of reserves no longer required	—	—	(3)	(1)	(2)	—	(1)	(7)
2010 payments for 2005 initiatives	(1)	—	—	—	(1)	—	—	(2)
2010 payments for 2006 initiatives	—	—	—	(3)	—	—	—	(3)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments	Discontinued Operations	Corporate & Other	Total
2010 payments for 2008 initiatives	(1)	—	—	(5)	(1)	—	—	(7)
2010 payments for 2009 initiatives	—	—	(3)	(2)	(8)	—	(3)	(16)
2010 payments for 2010 initiatives	—	(1)	—	—	—	—	(2)	(3)
Net activity of discontinued operations	—	—	—	—	—	(26)	—	(26)
Foreign currency effect on liability balance	—	—	—	3	—	—	1	4

Accrued liabilities as of December 31, 2010	—	1	2	25	8	8	5	49
2011 charges for 2006 and prior initiatives	—	—	—	1	—	—	—	1
2011 charges for 2009 Initiatives	—	—	—	—	7	—	—	7
2011 charges for 2010 Initiatives	—	—	—	13	—	—	2	15
2011 charges for 2011 Initiatives	—	—	21	65	3	—	—	89
Reversal of reserves no longer required	—	—	(1)	(4)	—	—	—	(5)
2011 payments for 2006 and prior initiatives	—	—	—	(2)	(1)	—	—	(3)
2011 payments for 2008 Initiatives	—	—	—	(1)	(1)	—	—	(2)
2011 payments for 2009 Initiatives	—	—	(1)	—	(11)	—	—	(12)
2011 payments for 2010 Initiatives	—	—	—	(15)	—	—	(6)	(21)
2011 payments for 2011 Initiatives	—	—	(7)	(5)	(2)	—	—	(14)
Net activity of discontinued operations	—	—	—	—	—	(2)	—	(2)
Foreign currency effect on liability balance	—	—	(2)	(8)	—	—	—	(10)

Accrued liabilities as of December 31, 2011	$—	$1	$12	$69	$3	$6	$1	$92

Current portion of restructuring reserves	$—	$1	$11	$69	$3	$6	$1	$91
Long-term portion of restructuring reserve	—	—	1	—	—	—	—	1
Estimated additional future charges for current restructuring projects
Estimated additional charges within one year	$—	$—	$1	$10	$6	$—	$—	$17
Estimated additional charges beyond one year	—	—	—	15	—	—	—	15

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to cash and non-cash restructuring charges for the years ended December 31, 2011, 2010 and 2009 by initiative are provided below (dollars in millions):

Cash charges:
2011 charges for 2006 and prior initiatives	$1
2011 charges for 2009 initiatives	7
2011 charges for 2010 initiatives	15
2011 charges for 2011 initiatives	89
Reversal of reserves no longer required	(5)
Non-cash charges	60

Total 2011 Restructuring, Impairment and Plant Closing Costs	$167

Cash charges:
2010 charges for 2005 and prior initiatives	$1
2010 charges for 2008 initiatives	1
2010 charges for 2009 initiatives	9
2010 charges for 2010 initiatives	23
Reversal of reserves no longer required	(7)
Non-cash charges	2

Total 2010 Restructuring, Impairment and Plant Closing Costs	$29

Cash charges:
2009 charges for 2006 initiatives	$1
2009 charges for 2008 initiatives	5
2009 charges for 2009 initiatives	78
Reversal of reserves no longer required	(8)
Non-cash charges	12

Total 2009 Restructuring, Impairment and Plant Closing Costs	$88

2011 RESTRUCTURING ACTIVITIES

        As of December 31, 2011, our Advanced Materials segment restructuring reserve consisted of $12 million related to workforce reductions in connection with a reorganization of its global structure and relocation of its divisional headquarters from Basel, Switzerland to The Woodlands, Texas. During 2011, our Advanced Materials segment recorded net charges of $20 million primarily related this activity. We expect to incur additional charges of $1 million through December 31, 2012 related to the relocation of our divisional headquarters from Basel, Switzerland to The Woodlands, Texas.

        On September 27, 2011, we announced plans to implement a significant restructuring of our Textile Effects segment, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects segment's long-term global competitiveness. In connection with this plan during 2011, we recorded a charge of $62 million for workforce reduction, a pension curtailment gain of $38 million and $53 million for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility. For purposes of calculating the impairment charge, the fair value of the Basel, Switzerland manufacturing facility was based on the discounted cash flows of that facility. We expect to incur additional restructuring and

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

plant closing charges of approximately $25 million through 2014. As of December 31, 2011, our Textile Effects segment restructuring reserve consisted of $69 million of which $2 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $2 million related to workforce reductions at our production facility in Langweid, Germany, $2 million related to the simplification of the commercial organization and optimization of our distribution network, $15 million related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland, $47 million related to the closure of our production facilities and business support offices in Basel, Switzerland and $1 million related to the consolidation of our North Carolina sites.

        In addition, during 2011, our Textile Effects segment recorded charges of $22 million of which $5 million related to simplification of the commercial organization and optimization of our distribution network, $12 million related to non-workforce reductions incurred for the consolidation of our Switzerland manufacturing facilities, and $4 million related to the consolidation of our North Carolina sites. We reversed charges of $4 million which were no longer required for workforce reductions at our production facility in Langweid, Germany and the consolidation of manufacturing activities and processes at our site in Basel, Switzerland.

        As of December 31, 2011, our Pigments segment restructuring reserve consisted of $3 million primarily related to workforce reductions at our Huelva, Spain and Scarlino, Italy plants. During 2011, our Pigments segment recorded charges of $10 million of which $7 million related to the closure of our Grimsby, U.K. plant and $3 million related to workforce reductions at our Umbogintwini, South Africa plant. We expect to incur additional charges of $6 million through December 31, 2013, primarily related to the closure of our Grimsby, U.K. plant and workforce reductions at Scarlino, Italy.

        The restructuring reserve related to discontinued operations as of December 31, 2011 of $6 million was associated with the closure of our Australian styrenics business. For more information, see "Note 25. Discontinued Operations—Australian Styrenics Business Shutdown."

        As of December 31, 2011, our Corporate and other segment restructuring reserve consisted of $1 million primarily related to a reorganization and regional consolidation of our transactional accounting activities. During 2011, we recorded charges of $2 million in Corporate and other primarily related to workforce reductions in connection with this project.

2010 RESTRUCTURING ACTIVITIES

        As of December 31, 2010, our Performance Products segment restructuring reserve consisted of $1 million related to workforce reductions in connection with a new Performance Products organizational structure. During 2010, we recorded charges of $2 million related to workforce reductions in connection with this project.

        As of December 31, 2010, our Advanced Materials segment restructuring reserve consisted of $2 million related to workforce reductions in connection with a reorganization designed to implement a regional management structure. During 2010, we recorded net reversals of $2 million primarily related to workforce reductions in connection to this project.

        As of December 31, 2010, our Textile Effects segment restructuring reserve consisted of $25 million of which $2 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $1 million related to the streamlining of the textile effects business into two global strategic business units as announced during the fourth quarter of 2008, $3 million related to workforce

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

reductions at our production facility in Langweid, Germany, and $19 million related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland. During 2010, our Textile Effects segment recorded net charges of $15 million primarily related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland.

        As of December 31, 2010, our Pigments segment restructuring reserve consisted of $8 million primarily related to workforce reductions at our Huelva, Spain and Scarlino, Italy plants. During 2010, our Pigments segment recorded net charges of $7 million primarily related to the closure of our Grimsby, U.K. plant. We expect to incur additional charges of $8 million through December 31, 2012, primarily related to the closure of our Grimsby, U.K. plant.

        The restructuring reserve related to discontinued operations as of December 31, 2010 of $8 million was associated with the closure of our Australian styrenics business. For more information, see "Note 25. Discontinued Operations—Australian Styrenics Business Shutdown."

        As of December 31, 2010, our Corporate and other segment restructuring reserve consisted of $5 million primarily related to a reorganization and regional consolidation of our transactional accounting and purchasing activities. During 2010, we recorded net charges of $5 million in Corporate and other primarily related to workforce reductions in connection with these projects.

2009 RESTRUCTURING ACTIVITIES

        As of December 31, 2009, our Polyurethanes segment restructuring reserve consisted of $2 million related to restructuring initiatives at our Rozenburg, The Netherlands site (as announced in 2003).

        As of December 31, 2009, our Advanced Materials segment restructuring reserve consisted of $7 million related to workforce reductions in connection with a reorganization designed to implement a regional management structure. During 2009, we recorded charges of $12 million related to this reorganization project.

        As of December 31, 2009, our Textile Effects segment restructuring reserve consisted of $17 million, of which $5 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $5 million related to the streamlining of the textile effects business into two global strategic business units as announced during the fourth quarter of 2008, and $7 million related to workforce reductions at our production facility in Langweid, Germany. During 2009, we recorded charges of $13 million primarily related to workforce reductions at our Germany production facility. We also reversed accruals of $7 million primarily related to the streamlining of the textile effects business and $5 million related to certain employee termination costs recorded in connection with the Textile Effects Acquisition.

        As of December 31, 2009, our Pigments segment restructuring reserve consisted of $11 million primarily related to workforce reductions at our Huelva, Spain plant. During 2009, we recorded charges of $47 million, of which $29 million primarily related to the closure of our Grimsby plant and $18 million primarily related to workforce reductions at our Huelva, Spain plant. Of the $29 million of charges at our Grimsby plant, $14 million related to contract terminations, $7 million related to workforce reductions and $8 million related to decommissioning. We also recorded non-cash charges of $4 million primarily related to a provision against engineering spare parts at our Grimsby plant.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        As of December 31, 2009, the restructuring reserve associated with discontinued operations of $34 million related to the closure of our former styrenics business in West Footscray, Australia. During 2009, we recorded charges of $63 million in discontinued operations related to the closure of this business, of which $25 million related to workforce reductions, $30 million related to estimated environmental remediation costs and $8 million related to contract termination costs.

        As of December 31, 2009, our Corporate and other segment restructuring reserve consisted of $4 million related to our 2009 fixed cost reduction project announced in the first quarter of 2009. During 2009, we recorded charges of $11 million and non-cash charges of $3 million in Corporate and other related to other aspects of our 2009 fixed cost reduction project.

12. ASSET RETIREMENT OBLIGATIONS

        Asset retirement obligations consist primarily of landfill capping, closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. For each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

        The following table describes changes to our asset retirement obligation liabilities, all of which were recorded in other noncurrent liabilities on the accompanying balance sheets (dollars in millions):

	December 31,
	2011	2010
Asset retirement obligation at beginning of year	$24	$21
Accretion expense	2	1
Liabilities incurred	—	1
Liabilities assumed in connection with the consolidation of a variable interest entity	2	—
Liabilities settled	(1)	—
Foreign currency effect on reserve balance	(1)	1

Asset retirement obligation at end of year	$26	$24

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2011	2010
Pension liabilities	$689	$538
Other postretirement benefits	122	124
Environmental accruals	29	35
Restructuring and plant closing costs	1	2
Asset retirement obligations	26	24
Employee benefit accrual	22	23
Legal reserve	22	13
Other	92	93

Total	$1,003	$852

14. DEBT

        Outstanding debt of consolidated entities consisted of the following (dollars in millions):

	December 31,
	2011	2010
Senior Credit Facilities:
Term loans	$1,696	$1,688
Amounts outstanding under A/R programs	237	238
Senior notes	472	452
Subordinated notes	976	1,279
HPS (China) debt	167	188
Variable interest entities	281	200
Other	113	101

Total debt—excluding debt to affiliates	$3,942	$4,146

Total current portion of debt	$212	$519
Long-term portion	3,730	3,627

Total debt—excluding debt to affiliates	$3,942	$4,146

Total debt—excluding debt to affiliates	$3,942	$4,146
Notes payable to affiliates-current	100	100
Notes payable to affiliates-noncurrent	439	439

Total debt	$4,481	$4,685

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

Senior Credit Facilities

        As of December 31, 2011, our Senior Credit Facilities consisted of our Revolving Facility, our Term Loan B, our Term Loan C and our Extended Term Loan B as follows (dollars in millions):

Facility	Committed Amount	Principal Outstanding	Carrying Value		Interest Rate(2)	Maturity
Revolving Facility	$300	$—	$—	(1)	USD LIBOR plus 3.00%	2014	(3)
Term Loan B	NA	$652	$652		USD LIBOR plus 1.50%	2014	(3)
Term Loan C	NA	$427	$394		USD LIBOR plus 2.25%	2016	(3)
Extended Term Loan B	NA	$650	$650		USD LIBOR plus 2.50%	2017	(3)

(1)
We had no borrowings outstanding under our Revolving Facility; we had approximately $20 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(2)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of December 31, 2011, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 2%.

(3)
The maturity of the Extended Term Loan B will accelerate if we do not repay, refinance or have a minimum level of liquidity available to enable us to refinance or repay our outstanding 5.50% senior notes due 2016 at least three months prior to the maturity date of such notes.

        Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between certain of our subsidiaries.

        On March 7, 2011, we entered into a sixth amendment to our credit agreement. The amendment, among other things, extended $650 million of aggregate principal of Term Loan B to a stated maturity of April 2017. As noted in the table above, after the amendment, as of December 31, 2011, we have $652 million outstanding on Term Loan B with maturity of April 2014 and $650 million outstanding on Extended Term Loan B with a maturity of April 2017. The amendment increased the interest rate margin with respect to Extended Term Loan B by 1.0%. Extended Term Loan B will amortize in an amount equal to 1.0% of the principal amount, payable annually commencing on March 31, 2012. The amendment also grants our Company the right to request an extension of the remaining principal balance of Term Loan B to the stated maturity date of Extended Term Loan B.

        During 2010, we took the following actions with respect to our Senior Credit Facilities:

  •
  On March 9, we entered into the Fifth Amendment to the Credit Agreement which replaced certain agent banks, extended the stated maturity of the Revolving Facility and amended certain other terms.

  •
  On April 26, we prepaid $124 million on Term Loan B and $40 million on Term Loan C with cash accumulated in prior periods. We incurred a loss on early extinguishment of debt of $5 million.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

  •
  On June 22, we prepaid $83 million on Term Loan B and $27 million on Term Loan C with proceeds from the final settlement of insurance claims. We incurred a loss on early extinguishment of debt of $2 million.

  •
  We paid the annual scheduled repayment of $16 million on Term Loan B and $5 million on Term Loan C.

A/R Programs

        Our A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. We retain the servicing rights and a retained interest in the securitized receivables. Information regarding the A/R Programs was as follows (monetary amounts in millions):

December 31, 2011
Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)(3)
U.S. A/R Program	April 2014	$250	$90(4)	Applicable Rate plus 1.50% - 1.65%
EU A/R Program	April 2014	€225 (approximately $291)	€114 (approximately $147)	Applicable Rate plus 2.0%

December 31, 2010
Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)(3)
U.S. A/R Program	October 2012	$125	$27.5	USD LIBOR rate plus 3.75%
U.S. A/R Program	October 2011	$125	$27.5	CP rate plus 3.50%
EU A/R Program	October 2011	€225 (approximately $297)	€139 (approximately $183)	GBP LIBOR rate, USD LIBOR rate or EURIBOR rate plus 3.75%

(1)
The amount of actual availability under the A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Each interest rate is defined in the applicable agreements. In addition, the U.S. SPE and the EU SPE are obligated to pay unused commitment fees to the lenders based on the amount of each lender's commitment.

(3)
Applicable rate for the U.S. A/R Program is defined by the lender as either USD LIBOR or CP rate. Applicable rate for the EU A/R Program is either GBP LIBOR, USD LIBOR or EURIBOR.

(4)
As of December 31, 2011 we had approximately $4 million (U.S. dollar equivalents) of letters of credit issued and outstanding under our U.S. A/R Program.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

        On April 15, 2011, we entered into an amendment to the EU A/R Program. This amendment, among other things, extended the scheduled commitment termination date of the program to April 2014, added an additional lender to the program and reduced the applicable margin on borrowings to 2.0%.

        On April 18, 2011, we entered into an amendment to the U.S. A/R Program. This amendment, among other things, extended the scheduled commitment termination date of the program to April 2014, added an additional lender to the program and reduced the applicable margin on borrowings to a range of 1.50% to 1.65%.

        Receivables transferred under the A/R Programs qualified as sales through December 31, 2009. Upon adoption of new accounting guidance in 2010, transfers of accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, the amounts outstanding under our A/R Programs are accounted for as secured borrowings as of January 1, 2010. During 2009, we recorded a loss on the off-balance sheet accounts receivable securitization program of $23 million.

        As of December 31, 2011 and December 31, 2010, $633 million and $552 million respectively, of accounts receivable were pledged as collateral under the A/R Programs.

Notes

        As of December 31, 2011, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate		Amount Outstanding
Senior Notes	June 2016	5.500	%(1)	$600 ($472 carrying value)
Senior Subordinated Notes	March 2021	8.625%		$530 ($543 carrying value)
Senior Subordinated Notes	March 2020	8.625%		$350
Senior Subordinated Notes	January 2015	7.500%		€64 (approximately $83)

(1)
The effective interest rate at issuance was 11.73%.

        Our notes are governed by indentures which impose certain limitations on our Company, including among other things limitations on the incurrence of debt, distributions, certain restricted payments, asset sales, and affiliate transactions. The notes are unsecured obligations and are guaranteed by certain subsidiaries named as guarantors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the years ended December 31, 2011 and 2010, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
Three months ended December 31, 2011	6.875% Senior Subordinated Notes due 2013	€70 (approximately $94)	€71 (approximately $96)	$2
Three months ended September 30, 2011	6.875% Senior Subordinated Notes due 2013	€14 (approximately $19)	€14 (approximately $19)	$—
Three months ended September 30, 2011	7.5% Senior Subordinated Notes due 2015	€12 (approximately $17)	€12 (approximately $17)	$—
July 25, 2011	7.375% Senior Subordinated Notes due 2015	$75	$77	$2
January 18, 2011	7.375% Senior Subordinated Notes due 2015	$100	$102	$3
November 29, 2010	7.875% Senior Subordinated Notes due 2014	$88	$92	$3
November 26, 2010	7.875% Senior Subordinated Notes due 2014	$100	$104	$4
October 12, 2010	7.875% Senior Subordinated Notes due 2014	$159	$165	$7
September 27, 2010	6.875% Senior Subordinated Notes due 2013	€132 (approximately $177)	€137 (approximately $183)	$7
March 17, 2010	6.875% Senior Subordinated Notes due 2013	€184 (approximately $253)	€189 (approximately $259)	$7
March 17, 2010	7.50% Senior Subordinated Notes due 2015	€59 (approximately $81)	€59 (approximately $81)	$2

        For the year ended December 31, 2011, we recorded a loss on early extinguishment of debt of $7 million. For the year ended December 31, 2010, in connection with redemptions described in the table above, we recorded a loss on early extinguishment of debt of $30 million. As noted in "—Senior Credit Facilities" above, we recognized a $7 million loss on early extinguishment of debt in 2010 on the

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

prepayment of $274 million of Term Loans. For the year ended December 31, 2009, we recorded a loss on early extinguishment of debt of $21 million each.

Variable Interest Entity Debt

        On April 1, 2011, we began consolidating Sasol-Huntsman which was previously accounted for under the equity method. See "Note 7. Variable Interest Entities." Sasol-Huntsman has a facility agreement for a €77 million (approximately $100 million) term loan facility and a €5 million (approximately $6 million) revolving facility. As of December 31, 2011, Sasol-Huntsman had no borrowings under the revolving facility and had €73 million (approximately $95 million) outstanding under the term loan facility. The facility will be repaid over semiannual installments, with the final repayment scheduled for December 2018. Obligations under the facility agreement are secured by, among other things, first priority right on the property, plant and equipment of Sasol-Huntsman.

        As of December 31, 2011, Arabian Amines Company had $186 million outstanding under its loan commitments and debt financing arrangements which consisted of the following:

  •
  An SIDF Facility with SAR 482 million (approximately $129 million) outstanding. Repayment of the loan is to be made in semiannual installments that are scheduled to begin in 2012, with final maturity in 2018. The loan is secured by a mortgage over the fixed assets of the project and is 100% guaranteed by the Zamil Group, our 50% joint venture partner.

  •
  A multipurpose Islamic term facility with $57 million outstanding. This facility is scheduled to be repaid in semiannual installments, with final maturity in 2022.

Other Debt

        During the year ended December 31, 2011, HPS repaid $4 million and RMB 151 million (approximately $24 million) of term loans and working capital loans under its secured facilities. In addition, during the year ended December 31, 2011, HPS refinanced RMB 38 million (approximately $6 million) in working capital loans and borrowed an additional RMB 145 million (approximately $23 million) in working capital loans with maturity in 2014. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and approximately 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2011, HPS had $12 million and RMB 474 million (approximately $75 million) term loan and working capital borrowings under these secured facilities. As of December 31, 2011, the interest rate was approximately 1% for U.S. dollar borrowings and 6% for RMB borrowings.

        As of December 31, 2011, HPS also had RMB 499 million (approximately $79 million) outstanding under a loan facility for working capital loans and discounting commercial drafts with recourse, which is classified as current portion of debt on the accompanying consolidated balance sheets. Interest is calculated using a Peoples Bank of China rate plus the applicable margin. The all-in rate as of December 31, 2011 was approximately 6%.

        As of December 31, 2011, our Australian subsidiary has A$26 million (approximately $26 million) outstanding under its credit facility. The credit facility is comprised of a revolving facility with A$14 million (approximately $14 million) outstanding and a term facility with A$12 million (approximately $12 million) outstanding. On September 1, 2011, our Australian subsidiary entered into an amendment with the lender to modify certain terms of the credit facility.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

        During the third quarter of 2011, we incurred other debt related to the financing of our insurance premiums in connection with our annual renewal in July 2011. As of December 31, 2011, the outstanding amount of financed insurance premiums was $15 million, all of which was classified as current portion of debt on the accompanying consolidated balance sheets.

Note Payable to Huntsman Corporation

        As of December 31, 2011, Huntsman Corporation had loaned $535 million to us under an existing promissory note. The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2011 on the accompanying consolidated balance sheets. As of December 31, 2011, under the terms of the Intercompany Note, we promised to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

COMPLIANCE WITH COVENANTS

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement if not waived or amended. A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable.

        Furthermore, certain of our material financing arrangements contain cross default and cross acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are subject to the Leverage Covenant which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we failed to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we failed to comply with the Leverage Covenant at a time when we had uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtained a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DEBT (Continued)

would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

        The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2011 are as follows (dollars in millions):

Year ending December 31
2012	$212
2013	86
2014	973
2015	135
2016	897
Thereafter	1,639

$3,942

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive (loss) income.

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

comprehensive loss. We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2011 and 2010, the fair value of the hedge was $(3) million and $(2) million, respectively, and was recorded in other noncurrent liabilities.

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded as other comprehensive loss. We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of December 31, 2011 and 2010, the fair value of the hedge was $(3) million and $(2) million, respectively, and was recorded in other noncurrent liabilities.

        On September 1, 2011, we entered into a $50 million forward interest rate contract that will begin in December 2014 with maturity in April 2017 and a $50 million forward interest rate contract that will begin in January 2015 with maturity in April 2017. These two forward contracts are to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities once our existing interest rate hedges mature. These swaps are designated as a cash flow hedges and the effective portion of the changes in the fair value of the swaps were recorded in other comprehensive income. Both interest rate contracts will pay a fixed 2.5% on the hedge and receive the one-month LIBOR rate once the contracts begin in 2014 and 2015, respectively. As of December 31, 2011, the combined fair value of these two hedges was $(1) million and was recorded in other noncurrent liabilities on the accompanying condensed consolidated balance sheets.

        In 2009, Sasol-Huntsman entered into derivative transactions to hedge the variable interest rate associated with its local credit facility. These derivative rate hedges include a floating to fixed interest rate contract providing Sasol-Huntsman with EURIBOR interest payments for a fixed payment of 3.62% and a cap for future periods with a strike price of 3.62%. In connection with the consolidation of Sasol-Huntsman as of April 1, 2011, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities." The notional amount of the hedge as of December 31, 2011 was €51 million (approximately $66 million) and the derivative transactions do not qualify for hedge accounting. As of December 31, 2011, the fair value of this hedge was €(3) million (approximately $3 million) and was recorded in other noncurrent liabilities on the accompanying consolidated balance sheets. For 2011 we recorded interest expense of €2 million (approximately $2 million) due to changes in the fair value of the swap.

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities." The notional amount of the swap as of December 31, 2011 was $38 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2011 and 2010, the fair value of the swap was $(6) million and $(5) million, respectively, and was recorded as other noncurrent liabilities on the accompanying consolidated balance sheets. For 2011 and 2010, we recorded additional (reduction of) interest expense of $1 million and $(1) million, respectively, due to changes in fair value of the swap.

        For the years ended December 31, 2011 and 2010, the changes in accumulated other comprehensive (loss) income associated with these cash flow hedging activities was approximately $4 million and $5 million, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        During 2012, accumulated other comprehensive (loss) income of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2011 and 2010, we had approximately $263 million and $183 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay €255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of December 31, 2011 and 2010, the fair value of this swap was $27 million and $19 million, respectively, and was recorded as noncurrent assets in our consolidated balance sheet. For 2011 and 2010, we recorded the effective portion of the changes in the fair value of $8 million and $7 million, respectively, in other comprehensive income, and we recorded the ineffective portion of nil and $12 million, respectively, as a reduction to interest expense. On July 15, 2010, we changed the method of assessing the effectiveness of this hedge from the spot method to the forward method, which we believe will reduce the ineffective portion and lower volatility in interest expense in future periods.

        A portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

intercompany loans that are designated as permanent loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt and derivative instruments to determine the appropriate amounts designated as hedges. As of December 31, 2011, we have designated approximately €319 million (approximately $412 million) of euro-denominated debt and cross-currency interest rate contracts as a hedge of our net investment. For the years ended December 31, 2011, 2010 and 2009, the amount of gain (loss) recognized on the hedge of our net investment was $5 million, $34 million and $(5) million, respectively, and was recorded in other comprehensive (loss) income. As of December 31, 2011, we had approximately €1,162 million (approximately $1,503 million) in net euro assets.

COMMODITY PRICES RISK

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

16. FAIR VALUE

        The fair values of our financial instruments were as follows (dollars in millions):

	December 31,
	2011		2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Non-qualified employee benefit plan investments	$12	$12	$11	$11
Cross-currency interest rate contacts	27	27	19	19
Interest rate contracts	(17)	(17)	(9)	(9)
Long-term debt (including current portion)	(3,942)	(4,061)	(4,146)	(4,371)

        The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of nonqualified employee benefit plan investments is estimated using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2011 and 2010. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2011, and current estimates of fair value may differ significantly from the amounts presented herein.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

        The following assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$12	$12	$—	$—
Derivatives:
Cross-currency interest rate contract(1)	27	—	—	27

Total assets	$39	$12	$—	$27

Liabilities:
Derivatives:
Interest rate contracts(2)	$(17)	$—	$(17)	$—

		Fair Value Amounts Using
Description	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$11	$11	$—	$—
Derivatives:
Cross-currency interest rate contract(1)	19	—	—	19

Total assets	$30	$11	$—	$19

Liabilities:
Derivatives:
Interest rate contracts(2)	$(9)	$—	$(9)	$—

(1)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates, exchange rates, and yield curves at stated intervals.

(2)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates and yield curves at stated intervals.

        During the year ended December 31, 2011, no changes were made to the valuation techniques used to measure fair value.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

        The following table shows a reconciliation of beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-currency interest rate contracts	Total
Beginning balance, January 1, 2011	$19	$19
Total gains (losses):
Included in earnings	—	—
Included in other comprehensive income (loss)	8	8
Purchases, issuances and settlements	—	—

Ending balance, December 31, 2011	$27	$27

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2011	$—	$—

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Realized interest in securitized receivables	Cross-currency interest rate contracts	Total
Beginning balance, January 1, 2010	$262	$—	$262
Total gains (losses):
Included in earnings	—	12	12
Included in other comprehensive income (loss)	—	7	7
Purchases, issuances and settlements(1)	(262)	—	(262)

Ending balance, December 31, 2010	$—	$19	$19

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2010	$—	$12	$12

(1)
Upon adoption of ASU 2009-16, transfers of our accounts receivable under our A/R Programs no longer met the criteria for derecognition. Accordingly, beginning January 1, 2010, the amounts outstanding under the A/R Programs were accounted for as secured borrowings and the retained interest in securitized receivables was no longer relevant.

        Gains (realized and unrealized) included in earnings for 2011 and 2010 are reported in interest expense and other comprehensive income (loss) as follows (dollars in millions):

2011	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$—	$—
Changes in unrealized gains relating to assets still held at December 31, 2011	$—	$8

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. FAIR VALUE (Continued)

2010	Interest expense	Other comprehensive income (loss)
Total net gains included in earnings	$12	$—
Changes in unrealized gains relating to assets still held at December 31, 2010	$12	$7

17. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        During the fourth quarter of 2010, our Tioxide U.K. pension plan was closed to new entrants. For existing participants, benefits will only grow as a result of increases in pay. A defined contribution plan was established to replace the Tioxide U.K. pension plan for future benefit accruals.

        We also sponsor unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        Our postretirement benefit plans provide a fully insured Medicare Part D plan including prescription drug benefits affected by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). We cannot determine whether the medical benefits provided by our postretirement benefit plans are actuarially equivalent to those provided by the Act. We do not collect a subsidy and our net periodic postretirement benefits cost, and related benefit obligation, do not reflect an amount associated with the subsidy.

        On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. On March 30, 2010, President Obama signed into law a reconciliation measure, the Health Care and Education Reconciliation Act of 2010. The passage of this legislation has resulted in comprehensive reform of health care in the U.S. We do not believe that this will have a significant impact on our financial position.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The following table sets forth the funded status of the plans for us and the amounts recognized in the consolidated balance sheets at December 31, 2011 and 2010 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2011		2010		2011		2010
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$761	$2,255	$705	$2,152	$129	$7	$127	$8
Service cost	23	44	21	44	3	—	3	—
Interest cost	44	110	40	102	7	1	7	—
Participant contributions	—	14	—	13	5	—	4	—
Plan amendments	—	(1)	—	—	—	—	—	—
Foreign currency exchange rate changes	—	(13)	—	(23)	—	(1)	—	—
Settlements/transfers	—	(20)	—	(10)	—	—	—	—
Curtailments	—	(38)	—	—	—	—	—	—
Special termination benefits	—	8	—	—	—	—	—	—
Actuarial loss	47	83	34	64	1	—	5	—
Benefits paid	(41)	(111)	(39)	(87)	(17)	(1)	(17)	(1)

Benefit obligation at end of year	$834	$2,331	$761	$2,255	$128	$6	$129	$7

Change in plan assets
Fair value of plan assets at beginning of year	$517	$2,025	$461	$1,880	$—	$—	$—	$—
Actual return on plan assets	(7)	43	61	163	—	—	—	—
Foreign currency exchange rate changes	—	(10)	—	(15)	—	—	—	—
Participant contributions	—	14	—	13	5	—	4	—
Other	—	(1)	—	2	—	—	—	—
Company contributions	69	86	34	79	12	1	13	1
Settlements/transfers	—	(20)	—	(10)	—	—	—	—
Benefits paid	(41)	(111)	(39)	(87)	(17)	(1)	(17)	(1)

Fair value of plan assets at end of year	$538	$2,026	$517	$2,025	$—	$—	$—	$—

Funded status
Fair value of plan assets	$538	$2,026	$517	$2,025	$—	$—	$—	$—
Benefit obligation	834	2,331	761	2,255	128	6	129	7

Accrued benefit cost	$(296)	$(305)	$(244)	$(230)	$(128)	$(6)	$(129)	$(7)

Amounts recognized in balance sheet
Noncurrent asset	$—	$100	$—	$75	$—	$—	$—	$—
Current liability	(6)	(6)	(5)	(6)	(12)	—	(12)	—
Noncurrent liability	(290)	(399)	(239)	(299)	(116)	(6)	(117)	(7)

	$(296)	$(305)	$(244)	$(230)	$(128)	$(6)	$(129)	$(7)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2011		2010		2011		2010
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss (income)
Net actuarial loss	$368	$636	$284	$513	$25	$1	$26	$1
Prior service cost	(22)	2	(27)	2	(10)	—	(13)	—
Transition obligation	1	—	1	—	—	—	—	—

	$347	$638	$258	$515	$15	$1	$13	$1

        The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$21	$28	$2	$—
Prior service cost	(5)	(2)	(3)	—

Total	$16	$26	$(1)	$—

        Components of net periodic benefit costs for the years ended December 31, 2011, 2010 and 2009 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2011	2010	2009	2011	2010	2009
Service cost	$23	$21	$20	$44	$44	$43
Interest cost	44	40	41	110	102	102
Expected return on plan assets	(47)	(42)	(41)	(140)	(121)	(104)
Amortization of transition obligation	—	—	—	—	—	1
Amortization of prior service cost	(4)	(5)	(5)	(2)	(1)	(1)
Amortization of actuarial loss	16	11	7	21	19	33
Settlement loss	—	—	2	—	—	—
Special termination benefits	—	—	—	8	—	2

Net periodic benefit cost	$32	$25	$24	$41	$43	$76

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2011	2010	2009	2011	2010	2009
Service cost	$3	$3	$3	$—	$—	$3
Interest cost	7	7	8	1	—	—
Amortization of prior service cost	(3)	(3)	(4)	—	—	—
Amortization of actuarial loss	2	1	1	—	—	—

Net periodic benefit cost	$9	$8	$8	$1	$—	$3

        The amounts recognized in net periodic benefit cost and other comprehensive loss (income) as of December 31, 2011, 2010 and 2009 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2011	2010	2009	2011	2010	2009
Current year actuarial loss (gain)	$101	$16	$(7)	$182	$20	$(124)
Amortization of actuarial gain	(16)	(11)	(7)	(21)	(19)	(33)
Current year prior service (credit) cost	—	—	—	(2)	—	1
Amortization of prior service cost	4	4	5	2	1	1
Amortization of transition asset	—	—	—	—	—	(1)
Curtailment effects	—	—	—	(38)	—	(12)
Settlements	—	—	(2)	—	—	—

Total recognized in other comprehensive loss (income)	89	9	(11)	123	2	(168)
Net periodic benefit cost	32	25	24	41	43	76

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$121	$34	$13	$164	$45	$(92)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2011	2010	2009	2011	2010	2009
Current year actuarial loss (gain)	$1	$5	$(14)	$—	$—	$—
Amortization of actuarial gain	(1)	(2)	(1)	—	—	—
Current year prior service credit	—	—	(5)	—	—	—
Amortization of prior service cost	2	3	4	—	—	—

Total recognized in other comprehensive loss (income)	2	6	(16)	—	—	—
Net periodic benefit cost	9	8	8	1	—	3

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$11	$14	$(8)	$1	$—	$3

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2011	2010	2009	2011	2010	2009
Projected benefit obligation
Discount rate	5.30%	5.70%	5.90%	4.39%	4.69%	4.94%
Rate of compensation increase	3.88%	3.88%	3.88%	3.44%	3.38%	3.23%
Net periodic pension cost
Discount rate	5.70%	5.90%	6.47%	4.69%	4.94%	5.04%
Rate of compensation increase	3.88%	3.88%	3.77%	3.38%	3.23%	3.21%
Expected return on plan assets	8.19%	8.20%	8.25%	6.62%	6.65%	6.62%

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2011	2010	2009	2011	2010	2009
Projected benefit obligation
Discount rate	5.09%	5.46%	5.59%	6.09%	6.69%	7.47%
Net periodic pension cost
Discount rate	5.46%	5.59%	6.39%	6.69%	7.47%	7.60%

        In both 2011 and 2010, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 7.5% decreasing to 5% after 2016. Assumed health care cost trend rates can have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent point change in assumed health care cost trend rates would have the following effects (dollars in millions):

	Increase	Decrease
Asset category
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	4	(4)

        The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2011 and 2010 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2011	2010	2011	2010
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$834	$761	$1,897	$1,797
Fair value of plan assets	538	517	1,492	1,493

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2011 and 2010 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2011	2010	2011	2010
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$834	$761	$1,618	$745
Accumulated benefit obligation	789	712	1,500	684
Fair value of plan assets	538	517	1,251	514

        Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2012 expected employer contributions
To plan trusts	$72	$11	$70	$1
Expected benefit payments
2012	58	11	97	1
2013	59	11	91	1
2014	50	11	93	1
2015	50	11	99	1
2016	53	11	101	1
2017 - 2021	302	50	546	2

        Our investment strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations. Additionally, our investment strategy is to achieve returns on plan assets, subject to a prudent level of portfolio risk. Plan assets are invested in a broad range of investments. These investments are diversified in terms of domestic and international equities, both growth and value funds, including small, mid and large capitalization equities; short-term and long-term debt securities; real estate; and cash and cash equivalents. The investments are further diversified within each asset category. The portfolio diversification provides protection against a single investment or asset category having a disproportionate impact on the aggregate performance of the plan assets.

        Our pension plan assets are managed by outside investment managers. The investment managers value our plan assets using quoted market prices, other observable inputs or unobservable inputs. For certain assets, the investment managers obtain third party appraisals at least annually, which use valuation techniques and inputs specific to the applicable property, market, or geographic location.

        We have established target allocations for each asset category. Our pension plan assets are periodically rebalanced based upon our target allocations.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of plan assets for the pension plans was $2.6 billion and $2.5 billion at December 31, 2011 and 2010, respectively. The following plan assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Asset category	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$294	$166	$128	$—
Fixed income	170	106	64	—
Real estate/other	72	45	—	27
Cash	2	2	—	—

Total U.S. pension plan assets	$538	$319	$192	$27

Non-U.S. pension plans:
Equities	$771	$361	$410	$—
Fixed income	923	304	619	—
Real estate/other	316	1	281	34
Cash	16	16	—	—

Total non-U.S. pension plan assets	$2,026	$682	$1,310	$34

		Fair Value Amounts Using
Asset category	December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$295	$174	$121	$—
Fixed income	155	97	57	1
Real estate/other	64	45	—	19
Cash	3	3	—	—

Total U.S. pension plan assets	$517	$319	$178	$20

Non-U.S. pension plans:
Equities	$868	$440	$428	$—
Fixed income	891	244	647	—
Real estate/other	248	2	213	33
Cash	18	18	—	—

Total non-U.S. pension plan assets	$2,025	$704	$1,288	$33

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

        The following table reconciles the beginning and ending balances of plan assets measured at fair value using unobservable inputs (Level 3) (dollars in millions):

	Real Estate/Other
Fair Value Measurements of Plan Assets Using Significant Unobservable Inputs (Level 3)	Year ended December 31, 2011	Year ended December 31, 2010
Balance at beginning of period	$52	$33
Return on pension plan assets	(1)	3
Purchases, sales and settlements	10	16

Balance at end of period	$61	$52

	Fixed Income
Fair Value Measurements of Plan Assets Using Significant Unobservable Inputs (Level 3)	Year ended December 31, 2011	Year ended December 31, 2010
Balance at beginning of period	$1	$—
Return on pension plan assets	—	—
Purchases, sales and settlements	(1)	1

Balance at end of period	$—	$1

        Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long term rate of return on the pension assets is estimated to be between 6.62% and 8.25%. The asset allocation for our pension plans at December 31, 2011 and 2010 and the target allocation for 2012, by asset category are as follows:

Asset category	Target Allocation 2012	Allocation at December 31, 2011	Allocation at December 31, 2010
U.S. pension plans:
Equities	54%	55%	57%
Fixed income	33%	32%	30%
Real estate/other	13%	13%	12%
Cash	—	—	1%

Total U.S. pension plans	100%	100%	100%

Non-U.S. pension plans:
Equities	39%	38%	43%
Fixed income	45%	46%	44%
Real estate/other	15%	15%	12%
Cash	1%	1%	1%

Total non-U.S. pension plans	100%	100%	100%

        Equity securities in our pension plans did not include any equity securities of our parent or our affiliates at the end of 2011.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

DEFINED CONTRIBUTION PLANS

        We have a money purchase pension plan covering substantially all of our domestic employees who were hired prior to January 1, 2004. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        We also have a salary deferral plan covering substantially all U.S. employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        Along with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with the Company.

        Our total combined expense for the above defined contribution plans for the years ended December 31, 2011, 2010 and 2009 was $14 million, $14 million and $12 million, respectively.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Huntsman Supplemental Savings Plan ("Huntsman SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The Huntsman SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986.

        The Huntsman Supplemental Executive Retirement Plan (the "SERP") is an unfunded non-qualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan.

        Assets of these plans are included in other noncurrent assets and as of December 31, 2011 and 2010 were $12 million and $11 million, respectively. During each of the years ended December 31, 2011, 2010 and 2009, we expensed a total of $1 million, $1 million and nil, respectively, as contributions to the Huntsman SSP and the SERP.

STOCK-BASED INCENTIVE PLAN

        In connection with our parent's initial public offering of common and preferred stock on February 16, 2005, our parent adopted the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. As of December 31, 2011 our parent was authorized to grant up to of 32.6 million shares under the Stock Incentive Plan. See "Note 22. Stock-Based Compensation Plan."

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. EMPLOYEE BENEFIT PLANS (Continued)

INTERNATIONAL PLANS

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

18. INCOME TAXES

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Income tax expense (benefit):
U.S.
Current	$7	$(23)	$67
Deferred	69	45	(13)
Non-U.S.
Current	63	41	17
Deferred	(26)	(23)	88

Total	$113	$40	$159

        The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our provision (benefit) for income taxes (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Income (loss) from continuing operations before income taxes	$370	$184	$(240)

Expected tax expense (benefit) at U.S. statutory rate of 35%	$130	$64	$(84)
Change resulting from:
State tax expense (benefit) net of federal benefit	7	(4)	(1)
Non-U.S. tax rate differentials	6	(16)	46
Effects of non-U.S. operations	8	29	(4)
Tax authority dispute resolutions	(4)	(21)	(6)
Tax benefit of losses with valuation allowances as a result of other comprehensive income	(1)	(4)	(39)
Change in valuation allowance	(19)	(22)	230
Other, net	(14)	14	17

Total income tax expense	$113	$40	$159

        On September 8, 2009, we announced the closure of our Australia Styrenics operations. U.S. tax law, under our relevant facts, provides for a deduction on investments that are "worthless" for U.S. tax purposes. Therefore, during 2011, 2010, and 2009, we recorded tax benefits of $2 million, $28 million

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

and $74 million, respectively, in discontinued operations related to the closure of and the cumulative U.S. investments in our Australia Styrenics business.

        Included in the 2011, 2010 and 2009 non-U.S. deferred tax expense is $1 million, $4 million and $38 million, respectively, of income tax benefit for losses from continuing operations for certain jurisdictions with valuation allowances to the extent income was recorded in other comprehensive income. An offsetting income tax expense was recognized in accumulated other comprehensive income.

        The components of income (loss) from continuing operations before income taxes were as follows (dollars in millions):

	Year ended December 31,
	2011	2010	2009
U.S.	$255	$38	$92
Non-U.S.	115	146	(332)

Total	$370	$184	$(240)

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,
	2011	2010
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$895	$970
Pension and other employee compensation	254	216
Property, plant and equipment	77	97
Intangible assets	35	50
Foreign tax credits	82	75
Other, net	140	116

Total	$1,483	$1,524

Deferred income tax liabilities:
Property, plant and equipment	$(515)	$(520)
Pension and other employee compensation	(25)	(19)
Other, net	(107)	(110)

Total	$(647)	$(649)

Net deferred tax asset before valuation allowance	$836	$875
Valuation allowance	(768)	(813)

Net deferred tax asset	$68	$62

Current deferred tax asset	$40	$40
Current deferred tax liability	(29)	(63)
Non-current deferred tax asset	163	179
Non-current deferred tax liability	(106)	(94)

Net deferred tax asset	$68	$62

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        We have net operating loss carryforwards ("NOLs") of $2,743 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $1,172 million have a limited life (of which $1,064 million are subject to a valuation allowance) and none are scheduled to expire in 2012. We had $68 million of NOLs expire unused in 2011, substantially all of which were in Switzerland and had been subject to a full valuation allowance.

        Included in the $2,743 million of non-U.S. NOLs is $977 million attributable to our Luxembourg entities. As of December 31, 2011, there is a valuation allowance of $268 million against these net tax-effected NOLs of $281 million. Due to the uncertainty surrounding the realization of the benefits of these losses, we have reduced substantially all of the related deferred tax asset with a valuation allowance.

        Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future.

        During 2011, we released valuation allowances of $27 million on a portion of our net deferred tax assets in France, Spain, Singapore, Australia and Luxembourg, and we established valuation allowances of $5 million on certain net deferred tax assets in China and Thailand.

        Recent profitability in our Pigments business has led to sufficient positive evidence to release a portion of the valuation allowances in France and Spain, in amounts of $10 million and $2 million, respectively. Continued and sustained profitability in the Pigments business could result in additional valuation allowances being released in the future. The valuation allowance in Singapore of $2 million was released primarily as a result of a cumulative history of operating profits. Additional partial valuation allowance releases were recognized in Australia of $5 million and Luxembourg of $8 million, and these will continue to be periodically adjusted with any significant changes in estimated future taxable income, all within the current plans for the future tax structure of these jurisdictions.

        Cumulative losses and the restructuring of our Textile Effects business resulted in the determination that it is more likely than not that the deferred tax assets of the Textile Effects businesses in China of $4 million and Thailand of $1 million would not be realized. Continued sustained losses in the Textile Effects business could result in the future establishment of additional valuation allowances in other jurisdictions.

        During 2010, we released valuation allowances of $20 million on certain net deferred tax assets, principally in Australia (as a result of discontinuing the unprofitable portion of the business operations in that country) and Luxembourg (as a result of restructuring our internal treasury activities such that a portion of the deferred tax assets is more likely than not to be realized). During 2009, we established valuation allowances of $149 million on certain net deferred tax assets, principally in the U.K., primarily as a result of a cumulative history of operating losses.

        Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions and result in additional valuation allowances in future periods.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

        The following is a summary of changes in the valuation allowance (dollars in millions):

	2011	2010	2009
Valuation allowance as of January 1	$813	$861	$681
Valuation allowance as of December 31	768	813	861

Net decrease (increase)	45	48	(180)
Foreign currency movements	(30)	1	14
Increase (decrease) to deferred tax assets with an offsetting (decrease) increase to valuation allowances	4	(27)	(64)

Change in valuation allowance per rate reconciliation	$19	$22	$(230)

Components of change in valuation allowance affecting tax expense:
Pre-tax (losses) income in jurisdictions with valuation allowances resulting in no tax expense or benefit	$(3)	$2	$(75)
Releases of valuation allowances in various jurisdictions	27	20	4
Establishments of valuation allowances in various jurisdictions	(5)	—	(159)

Change in valuation allowance per rate reconciliation	$19	$22	$(230)

        The following is a reconciliation of our unrecognized tax benefits (dollars in millions):

	2011	2010
Unrecognized tax benefits as of January 1	$43	$74
Gross increases and decreases—tax positions taken during a prior period	(3)	(27)
Gross increases and decreases—tax positions taken during the current period	3	4
Reductions resulting from the lapse of statutes of limitation	(4)	(10)
Foreign currency movements	—	2

Unrecognized tax benefits as of December 31	$39	$43

        As of December 31, 2011 and 2010, the amount of unrecognized tax benefits which, if recognized, would affect the effective tax rate is $31 million and $32 million, respectively.

        In accordance with our accounting policy, we continue to recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

	Year ended December 31,
	2011	2010	2009
Interest expense included in tax expense	$5	$1	$3
Penalties expense included in tax expense	—	—	1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

	December 31,
	2011	2010
Accrued liability for interest	$13	$8
Accrued liability for penalties	2	2

        We conduct business globally and, as a result, we file income tax returns in the U.S. federal, various U.S. state and various non-U.S. jurisdictions. The following table summarizes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdiction	Open Tax Years
China	2002 and later
Hong Kong	2000 and later
India	2004 and later
Italy	2007 and later
Malaysia	2003 and later
Switzerland	2006 and later
The Netherlands	2006 and later
United Kingdom	2008 and later
United States federal	2011 and later

        Certain of our U.S. and non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities and the amounts ultimately agreed upon in resolution of the issues raised may differ materially from the amounts accrued.

        We estimate that it is reasonably possible that certain of our unrecognized tax benefits, which are individually insignificant, (both U.S. and non-U.S.) could change within 12 months of the reporting date with a resulting decrease in the unrecognized tax benefits within a reasonably possible range of $2 million to $19 million. For the 12-month period from the reporting date, we would expect that a substantial portion of the decrease in our unrecognized tax benefits would result in a corresponding benefit to our income tax expense.

        During 2011, we concluded and effectively settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Australia, China, France and Germany. During 2010, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Belgium, Spain, Indonesia, Thailand and the U.K. During 2009, we concluded and settled tax examinations in the U.S. (both Federal and various states) and various non-U.S. jurisdictions including, but not limited to, Belgium and Italy.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $226 million at December 31, 2011. It is not practicable to determine the unrecognized deferred tax liability on those earnings. We have material inter-company debt obligations owed by our non-U.S. subsidiaries to the U.S. The Company does not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation and our ability to return cash to the U.S. through payments of inter-company debt owned by our non-U.S. subsidiaries to the U.S. To the

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. INCOME TAXES (Continued)

extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend we will utilize our inter-company debt. If any earnings were repatriated via dividend, the Company would need to accrue and pay taxes on the distributions.

19. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

        We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table below are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2012. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the table below. The contractual purchase prices for substantially all of these contracts are variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2011 pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. During 2011, 2010 and 2009, we made minimum payments under such take or pay contracts without taking the product of nil, nil and $6 million, respectively.

        Total purchase commitments as of December 31, 2011 are as follows (dollars in millions):

Year ending December 31
2012	$685
2013	197
2014	128
2015	104
2016	59
Thereafter	94

$1,267

OPERATING LEASES

        We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $83 million, $62 million and $56 million for 2011, 2010 and 2009, respectively, net of sublease rentals of approximately $4 million for each of 2011, 2010 and 2009, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under operating leases as of December 31, 2011 are as follows (dollars in millions):

Year ending December 31
2012	$77
2013	71
2014	64
2015	50
2016	45
Thereafter	148

$455

        Future minimum lease payments have not been reduced by minimum sublease rentals of $28 million due in the future under noncancelable subleases.

LEGAL MATTERS

Asbestos Litigation

        We have been named as a premises defendant in a number of asbestos exposure cases, typically claims by nonemployees of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaints have not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant premises, the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. Rarely do the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eighteen-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year ended December 31,
	2011	2010	2009
Unresolved at beginning of period	1,116	1,138	1,140
Tendered during period	10	24	18
Resolved during period(1)	46	46	20
Unresolved at end of period	1,080	1,116	1,138

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2011, we had an accrued liability of $10 million relating to these cases and a corresponding receivable of $10 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2011.

        Certain cases in which we are a premises defendant are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Year ended December 31,
	2011	2010	2009
Unresolved at beginning of period	37	39	43
Filed during period	11	5	3
Resolved during period	12	7	7
Unresolved at end of period	36	37	39

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $584,000 and $201,000 during the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, we had an accrual of $460,000 relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2011.

Antitrust Matters

        We were named as a defendant in civil class action antitrust suits alleging that between 1999 and 2004 we conspired with Bayer, BASF, Dow and Lyondell to fix the prices of MDI, TDI, polyether polyols, and related systems ("polyether polyol products") sold in the U.S. in violation of the federal Sherman Act. These cases are consolidated as the "Polyether Polyols" cases in multidistrict litigation pending in the U.S. District Court for the District of Kansas.

        In addition, we and the other Polyether Polyol defendants were named as defendants in three civil antitrust suits brought by certain direct purchasers of polyether polyol products that opted out of the class certified in the Kansas multidistrict litigation. The relevant time frame for these cases is 1994 to 2004 and they are referred to as the "direct action cases." The class action and the direct action cases were consolidated in the Kansas court for the purposes of discovery and other pretrial matters.

        In the second quarter of 2011, we settled the class action and were dismissed as a defendant. On December 29, 2011, we entered into a settlement agreement with the direct action plaintiffs for an amount immaterial to our financial statements and were dismissed from those cases on December 30, 2011.

        Two similar civil antitrust class action cases were filed May 5 and 17, 2006 in the Superior Court of Justice, Ontario Canada and Superior Court, Province of Quebec, District of Quebec, on behalf of purported classes of Canadian direct and indirect purchasers of MDI, TDI and polyether polyols. The class certification hearing is scheduled for April 2, 2012.

        A purported class action case filed February 15, 2002 by purchasers in California of products containing rubber and urethane chemicals and pending in Superior Court of California, County of San Francisco is stayed pending resolution of the Kansas multidistrict litigation. The plaintiffs in this matter make similar claims against the defendants as the class plaintiffs in the Kansas multidistrict litigation.

        We have been named as a defendant in two purported class action civil antitrust suits alleging that we and our co-defendants and other co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The cases were filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland and a consolidated complaint was filed on April 12, 2010. The other defendants named in this matter are E.I. du Pont de Nemours and Company, Kronos Worldwide Inc., Millennium Inorganic Chemicals, Inc. and the National Titanium Dioxide Company Limited (d/b/a Cristal). A class certification hearing is scheduled for August 16, 2012 and trial is set to begin September 9, 2013. Discovery is ongoing.

        In all of the antitrust litigation currently pending against us, the plaintiffs generally are seeking injunctive relief, treble damages, costs of suit and attorneys fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts material to us.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

Port Arthur Plant Fire Insurance Litigation Settlement

        On April 29, 2006, our former Port Arthur, Texas olefins manufacturing plant (which we sold to Flint Hills Resources in November 2007) experienced a major fire. The plant was covered by property damage and business interruption insurance through IRIC, our captive insurer, and the Reinsurers. The property damage and business interruption insurance was subject to a combined deductible of $60 million. We, together with IRIC, asserted claims to the Reinsurers related to losses occurring as a result of this fire. On August 31, 2007, the Reinsurers brought an action against us in the U.S. District Court for the Southern District of Texas. The action sought to compel us to arbitrate with the Reinsurers to resolve disputes related to our claims or, in the alternative, to declare judgment in favor of the Reinsurers. Pursuant to a December 29, 2008 agreement, we participated with the Reinsurers in binding arbitration. We paid our deductible on the claim of $60 million and were paid $365 million by the Reinsurers prior to the commencement of binding arbitration. On May 14, 2010, we entered into a settlement agreement with the Reinsurers, including those Reinsurers that did not participate in the arbitration proceedings that resolved the remainder of our insurance claim for a total amount of $110 million. The Reinsurers completed the payment of this amount on June 15, 2010. For more information, see "Note 25. Discontinued Operations—U.S. Base Chemical Business" to our consolidated financial statements.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our allegedly delivering a different product from that which it had ordered. Our customer claims that it was unaware that the different product had been delivered until after it had been used to manufacture materials which were subsequently sold. The customer has indicated that it has been notified of claims of up to an aggregate of approximately 150 million Euros relating to this matter and believes that we may be responsible for all or a portion of these claims. We are investigating this matter and based on the facts currently available to us, we believe that we are insured for any payments we may ultimately make in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs to us. We have made no accrual with respect to this matter.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2011, 2010 and 2009, our capital expenditures for EHS matters totaled $92 million, $85 million, and $54 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under CERCLA and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. We have been notified by third

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

parties of claims against us for cleanup liabilities at approximately 10 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

        One of these sites, the North Maybe Canyon Mine CERCLA site, includes an abandoned phosphorous mine near Soda Springs, Idaho believed to have been operated by one of our predecessor companies (El Paso Products Company). In 2004, the U.S. Forest Service notified us that we are a CERCLA PRP for the mine site involving selenium contaminated surface water. Under a 2004 administrative order, the current mine lessee, Nu-West Industries, Inc., began undertaking the investigation required for a CERCLA removal process. In 2008, the site was transitioned to the CERCLA remedial action process, which requires a RI/FS. In 2009, the Forest Service notified the three PRPs (our Company, Nu-West and Wells Cargo) that it would undertake the RI/FS itself. On February 19, 2010, in conjunction with Wells Cargo, we agreed to jointly comply with a unilateral administrative order a UAO to conduct an RI/FS of the entire West Ridge of the site, although we are alleged to have had only a limited historical presence in the investigation area. In March 2010, following the initiation of litigation by Nu-West, the Forest Service assumed Nu-West's original investigation obligations. On June 15, 2010, we received the UAO which had been executed by the Forest Service and we are presently carrying out the requirements of the order. We continue to coordinate with our insurers regarding policy coverage in this matter. At this time, we do not believe the costs to remediate this site will be material to our financial statements.

        In addition, under the RCRA and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements under RCRA authority. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, Switzerland and Italy.

        In June of 2006, an agreement was reached between the local regulatory authorities and our Advanced Materials site in Pamplona, Spain to relocate our manufacturing operations in order to facilitate new urban development desired by the city. Subsequently, as required by the authorities, soil and groundwater sampling was performed and followed by a quantitative risk assessment. In October 2010, the local authorities approved our proposed two-phase remedial approach. The first phase was installed in 2011 and involves groundwater extraction and treatment in one limited area of the site. The second phase, not yet defined, would proceed during site redevelopment. As the second phase remediation has not yet been defined, we are unable to assess our potential liability.

        By letter dated March 7, 2006, our Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the EPA Victoria due to concerns about soil and groundwater contamination emanating from the site. The agency revoked the original clean-up notice on September 4, 2007 and issued a revised clean-up notice due to "the complexity of contamination issues" at the site. In the third quarter of 2009, we recorded a $30 million liability related to estimated environmental remediation costs at this site. On August 23, 2010, EPA Victoria revoked the second

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period covered by the current clean-up notice, which ends on July 30, 2014. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be associated with the clean up. This facility has been closed and demolished.

        By letter dated March 15, 2010, DOJ notified us that the EPA has requested that the DOJ bring an action in federal court against us and other PRPs for recovery of costs incurred by the U.S. in connection with releases of hazardous substances from the State Marine Superfund Site in Port Arthur, Texas. As of August 31, 2007, the EPA had incurred and paid approximately $2.8 million in unreimbursed response costs related to the site. Prior to filing the complaint, the DOJ requested that PRPs sign and return a standard tolling agreement (from March 31, 2010 through September 30, 2010) and participate in settlement discussions. We originally responded to an information request regarding this site on March 7, 2005 and identified historical transactions associated with a predecessor of a company we acquired. The prior owners have contractually agreed to indemnify us in this matter. While the DOJ is aware of the indemnity, we may be required to participate in future settlement discussions; therefore, on March 29, 2010, we submitted the signed tolling agreement and offer to negotiate to the DOJ. The tolling agreement has since been extended three times, most recently through January 31, 2012. In a direct final rule published December 6, 2011, EPA Region 6 announced that it is delisting this Superfund site from the National Priorities List.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity, will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material effect on our financial statements. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material effect on our financial statements. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $36 million and $48

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

million for environmental liabilities as of December 31, 2011 and 2010, respectively. Of these amounts, $7 million and $13 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2011 and 2010, respectively, and $29 million and $35 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2011 and 2010, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

        On June 1, 2007, the EU regulatory framework for chemicals called REACH took effect, designed to be phased in over 11 years. As a REACH-regulated company that manufactures in or imports more than one metric ton per year of a chemical substance into the EEA, we were required to pre-register with ECHA, such chemical substances and isolated intermediates to take advantage of the 11 year phase-in period. To meet our compliance obligations, a cross-business REACH team was established, through which we were able to fulfill all required pre-registrations and our first phase registrations by the November 30, 2010 deadline. While we continue our registration efforts to meet the next registration deadline of June 2013, our REACH implementation team is now strategically focused on the authorization phase of the REACH process, directing its efforts to address "Substances of Very High Concern" and evaluating potential business implications. Where warranted, evaluation of substitute chemicals will be an important element of our ongoing manufacturing sustainability efforts. As a chemical manufacturer with global operations, we are also actively monitoring and addressing analogous regulatory regimes being considered or implemented outside of the EU.

        Although the total long-term cost for REACH compliance is unknown at this time, we spent approximately $5 million, $9 million and $3 million in 2011, 2010 and 2009, respectively, to meet the initial REACH requirements. We cannot provide assurance that these recent expenditures are indicative of future amounts that we may be required to spend for REACH compliance.

GREENHOUSE GAS REGULATION

        Although the existence of binding emissions limitations under international treaties such as the Kyoto Protocol is in doubt after 2012, we expect some or all of our operations to be subject to regulatory requirements to reduce emissions of GHG. Even in the absence of a new global agreement to limit GHGs, we may be subject to additional regulation under the European Union Emissions Trading System as well as new national and regional GHG trading programs. For example, our operations in Australia and selected U.S. states may be subject to future GHG regulations under emissions trading systems in those jurisdictions.

        Because the United States has not adopted federal climate change legislation, domestic GHG efforts are likely to be guided by EPA regulations in the near future. While EPA's GHG programs are currently subject to judicial challenge, our domestic operations may become subject to EPA's regulatory requirements when implemented. In particular, expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's Prevention of Significant Deterioration Requirements under EPA's GHG "Tailoring Rule." In addition, certain aspects of our operations may be subject to GHG emissions monitoring and reporting requirements. If we are subject to EPA GHG regulations, we may face increased monitoring, reporting, and compliance costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or EU emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

MTBE DEVELOPMENTS

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in numerous cases in U.S. courts that allege MTBE contamination in groundwater. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. Between 2007 and 2009, we were named as a defendant in 18 of these lawsuits in New York state and federal courts, which we settled in an amount immaterial to us.

        It is possible that we could be named as a defendant in existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material effect on our financial statements.

INDIA INVESTIGATION

        During the third quarter of 2010, we completed an internal investigation of the operations of PAPL, our majority owned joint venture in India. PAPL manufactures base liquid resins, base solid resins and formulated products in India. The investigation initially focused on allegations of illegal disposal of hazardous waste and waste water discharge and related reporting irregularities. Based upon preliminary findings, the investigation was expanded to include a review of the production and off-book sales of certain products and waste products. The investigation included the legality under Indian law

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

and U.S. law, including the U.S. Foreign Corrupt Practices Act, of certain payments made by employees of the joint venture to government officials in India. Records at the facility covering nine months in 2009 and early 2010 show that less than $11,000 in payments were made to officials for that period; in addition, payments in unknown amounts may have been made by individuals from the facility in previous years.

        In May and July 2010, PAPL fully disclosed the environmental noncompliance issues to the local Indian environmental agency, the TNPCB. All environmental compliance and reporting issues have been addressed to the agency's satisfaction other than the use of freshwater for the dilution of wastewater effluent discharges and including the remediation of several off-site solid waste disposal areas. Both remaining issues are being addressed. At TNPCB's direction, we submitted a plan for the remediation of the off-site waste disposal areas, which the TNPCB approved. The impacted off-site soil was excavated and relocated to the site. Final commercial disposal methods for the removed waste await approval from TNPCB, although we do not anticipate the costs to be material.

        Also in May 2010, we voluntarily contacted the SEC and the DOJ to advise them of our investigation and that we intend to cooperate fully with each of them. We met with the SEC and the DOJ in October 2010 to discuss this matter and we continue to cooperate with these agencies. Steps have been taken to halt all known illegal or improper activity, including the termination of employment of management employees as appropriate.

        No conclusions can be drawn at this time as to whether any government agencies will open formal investigations of these matters or what remedies such agencies may seek. Governmental agencies could assess material civil and criminal penalties and fines against PAPL and potentially against us and could issue orders that adversely affect the operations of PAPL. We cannot, however, determine at this time the magnitude of the penalties and fines that could be assessed, the total costs to remediate the prior noncompliance or the effects of implementing any necessary corrective measures on PAPL's operations.

21. [RESERVED]

22. STOCK-BASED COMPENSATION PLAN

        Under our parent's Stock Incentive Plan, a plan approved by the Huntsman Corporation stockholders, our parent may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock- based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2011, our parent was authorized to grant up to 32.6 million shares under the Stock Incentive Plan. As of December 31, 2011, our parent had 10.6 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our parent's common stock on the date the option award is granted. Stock- based awards generally vest over a three-year period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. STOCK-BASED COMPENSATION PLAN (Continued)

        The compensation cost from continuing operations under the Stock Incentive Plan was as follows (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Compensation cost	$22	$24	$16

        The total income tax benefit recognized in the statement of operations for stock-based compensation arrangements was $6 million, $8 million and $6 million for the years ended December 31, 2011, 2010 and 2009 respectively.

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our parent's common stock through the grant date. The expected term of options granted was estimated based on the contractual term of the instruments and employees' expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted below represent the weighted averages of the assumptions utilized for all stock options granted during the year.

	Year ended December 31,
	2011	2010	2009
Dividend yield	2.3%	3.0%	15.4%
Expected volatility	65.6%	69.0%	70.4%
Risk-free interest rate	2.8%	3.1%	2.5%
Expected life of stock options granted during the period	6.6 years	6.6 years	6.6 years

STOCK OPTIONS

        A summary of stock option activity under the Stock Incentive Plan as of December 31, 2011 and changes during the year then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2011	10,997	$12.28
Granted	953	17.51
Exercised	(1,268)	2.82
Forfeited	(337)	15.14

Outstanding at December 31, 2011	10,345	13.83	5.9	$27

Exercisable at December 31, 2011	7,089	16.34	5.0	13

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. STOCK-BASED COMPENSATION PLAN (Continued)

        The weighted-average grant-date fair value of stock options granted during 2011, 2010 and 2009 was $9.17, $6.97 and $0.51 per option, respectively. As of December 31, 2011, there was $8 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 0.6 years.

        During 2009 no stock options were exercised. During the year ended December 31, 2011 and 2010, the total intrinsic value of stock options exercised was $19 million and $14 million, respectively.

  NONVESTED SHARES

        Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award because it can be settled in either stock or cash. A summary of the status of our nonvested shares as of December 31, 2011 and changes during the year then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2011	3,126		$6.95	1,642	$6.05
Granted	675		17.55	311	17.59
Vested	(1,500	)(1)	7.20	(729)	5.55
Forfeited	(14)		4.98	(124)	7.99

Nonvested at December 31, 2011	2,287		9.92	1,100	9.42

(1)
As of December 31, 2011, a total of 444,177 restricted stock units were vested, of which 115,045 vested during 2011. Only 176,327 of these shares have been reflected as vested shares in this table because, in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment.

        As of December 31, 2011, there was $16 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 0.9 years. The value of share awards that vested during the years ended December 31, 2011, 2010 and 2009 was $23 million, $18 million and $12 million, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. OTHER COMPREHENSIVE (LOSS) INCOME

        Other comprehensive (loss) income consisted of the following (dollars in millions):

	December 31,
	2011		2010		2009
	Accumulated income (loss)	(Loss) income	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $11 and $12 as of December 31, 2011 and 2010, respectively	$217	$(79)	$296	$23	$71
Pension and other postretirement benefits adjustments, net of tax $156 and $124 as of December 31, 2011 and 2010, respectively	(845)	(182)	(663)	(28)	136
Other comprehensive income (loss) of unconsolidated affiliates	8	1	7	—	(2)
Other, net	(3)	(2)	(1)	(2)	2

Total	(623)	(262)	(361)	(7)	207
Amounts attributable to noncontrolling interests	12	5	7	1	(1)

Amounts attributable to Huntsman International LLC	$(611)	$(257)	$(354)	$(6)	$206

        Items of other comprehensive (loss) income of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

24. [RESERVED]

25. DISCONTINUED OPERATIONS

AUSTRALIA STYRENICS BUSINESS SHUTDOWN

        During the first quarter of 2010, we ceased operation of our former Australian styrenics business. During 2009, we recorded costs of approximately $63 million related to the closure of this business. U.S. tax law, under relevant facts, provides for a deduction on investments that are "worthless" for U.S. tax purposes. Therefore, during 2009, we recorded a tax benefit of $74 million in discontinued operations related to the closure of and the cumulative U.S. investments in our Australian Styrenics business. During 2010, we recorded additional closure costs of $6 million. Also during 2010, we recorded a $19 million loss from the recognition of cumulative currency translation losses upon the liquidation and substantial liquidation of foreign entities related to this business. Furthermore, we recorded an additional tax benefit of $28 million in 2010 related to the closure of this business. The following results of operations of our former Australian styrenics business have been presented as

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. DISCONTINUED OPERATIONS (Continued)

discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Revenues	$38	$52	$98
Operating costs and expenses	(44)	(85)	(182)
Nonoperating expense	—	(19)	—

Loss before income taxes	(6)	(52)	(84)
Income tax benefit	2	28	74

Loss from discontinued operations, net of tax	$(4)	$(24)	$(10)

        In 2006, product defect actions were filed against our subsidiary Huntsman Chemical Company Australia Pty Limited ("HCCA") in Australian courts relating to the sale and supply of vinyl ester resins that were used in the manufacture of fiberglass swimming pools. HCCA ceased manufacturing these specific resin formulations by 2004 and sold the business that manufactured and sold these resins in 2007.

        During the first quarter of 2011, HCCA increased its estimate of probable loss related to these claims and recorded a liability for the full estimated value of the claims and a corresponding receivable relating to our indemnity protection with a net charge to discontinued operations for any potential shortfall in insurance coverage. Following mediation held in August 2011, HCCA and its insurers reached an agreement with two claimants to settle their claims for amounts within our insurance coverage after our self-insured retention was satisfied. Accordingly, during the third quarter of 2011, HCCA reduced its estimate of probable loss proportionately and reversed a portion of the liability related to this matter. The settlements were paid in the fourth quarter of 2011. Our insurers continue to defend us in one remaining claim, but we do not believe that a resolution of the claim would be material to our financial statements.

        The results of our former Australian styrenics business were previously included in our Corporate and other segment and have been presented as discontinued operations in the accompanying consolidated statements of operations for all periods presented.

U.S. BASE CHEMICALS BUSINESS

        On November 5, 2007, we completed a disposition of our U.S. base chemicals businesses, which included our former olefins manufacturing assets located at Port Arthur, Texas. A captive ethylene unit at the retained Port Neches, Texas site of our Performance Products segment operations was not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills Resources to us, will continue to provide feedstock for our downstream derivative units.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. DISCONTINUED OPERATIONS (Continued)

        The following results of our former U.S base chemicals business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Other (expenses) income	$(1)	$(6)	$2
Gain (loss) on insurance settlements, net	—	110	(17)

(Loss) income before income taxes	(1)	104	(15)
Income tax (expense) benefit	—	(38)	6

(Loss) income from discontinued operations, net of tax	$(1)	$66	$(9)

        During 2009, we recorded legal fees of $17 million for the arbitration of the fire insurance claim related to the 2006 fire at our former Port Arthur, Texas facility and recorded a gain of $2 million on the settlement of product exchange liabilities. During 2010, we recorded a $110 million pretax gain in connection with the final settlement of insurance claims related to the 2006 fire at our former Port Arthur, Texas plant and a pretax gain of $7 million from the settlement of insurance claims related to the 2005 gulf coast storms. Of the $110 million payment, $34 million was reflected within the statement of cash flows as cash flows from investing activities and the remaining $76 million was reflected as cash flows from operating activities. The results of our former U.S. base chemicals business are included in discontinued operations for all periods presented. These 2010 insurance settlement gains were offset in part by income taxes and legal fees related to the arbitration of the fire insurance claim.

26. RELATED PARTY TRANSACTIONS

        Our accompanying consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Sales to:
Unconsolidated affiliates	$180	$201	$96
Inventory purchases from:
Unconsolidated affiliates	465	369	273

        An agreement was reached prior to the initial public offering of our parent's common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $2 million to the Huntsman Foundation. During 2011 and 2010, we made payments of approximately $2 million and $1 million, respectively, to the Huntsman Foundation under the lease. The lease expires on December 31, 2013, subject to two five-year extensions, at our option.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. RELATED PARTY TRANSACTIONS (Continued)

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $2 million, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets on the accompanying consolidated balance sheets.

        Wayne A. Reaud, a member of our parent's board of directors, is of counsel to the law firm of Reaud, Morgan & Quinn. We pay the firm $200,000 per year for legal services. Mr. Reaud has no interest in the firm or in the proceeds for current work done at the firm. As of counsel, the law firm provides Mr. Reaud with an office and certain secretarial services.

27. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. During the first quarter of 2010, we began reporting our LIFO inventory valuation reserves as part of Corporate and other; these reserves were previously reported in our Performance Products segment. During the third quarter of 2010, we began reporting the amounts outstanding under the A/R Programs and certain purchase accounting adjustments as part of our Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments segments' assets. These amounts were previously reported as Corporate and other segment assets. In addition, we eliminated intercompany balances from the assets of each reportable segment. During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

        We have reported our operations through five segments: Polyurethanes, Advanced Materials, Textile Effects, Performance Products and Pigments. We have organized our business and derived our operating segments around differences in product lines.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
Advanced Materials	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives and tooling resin formulations
Textile Effects	textile chemicals and dyes
Pigments	titanium dioxide

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. OPERATING SEGMENT INFORMATION (Continued)

Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Year ended December 31,
	2011	2010	2009
Net Sales:
Polyurethanes	$4,434	$3,605	$3,005
Performance Products	3,301	2,659	2,090
Advanced Materials	1,372	1,244	1,059
Textile Effects	737	787	691
Pigments	1,642	1,213	960
Eliminations	(265)	(258)	(140)

Total	$11,221	$9,250	$7,665

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. OPERATING SEGMENT INFORMATION (Continued)

	Year ended December 31,
	2011	2010	2009
Segment EBITDA(1):
Polyurethanes	$469	$319	$388
Performance Products	385	363	246
Advanced Materials	125	143	59
Textile Effects	(199)	1	(64)
Pigments	501	205	(25)
Corporate and other(2)	(236)	(224)	(178)

Subtotal	1,045	807	426
Discontinued Operations(3)	(6)	53	(97)

Total	1,039	860	329
Interest expense, net	(262)	(248)	(240)
Income tax expense—continuing operations	(113)	(40)	(159)
Income tax benefit (expense)—discontinued operations	5	(10)	80
Depreciation and amortization	(416)	(382)	(420)

Net income (loss) attributable to Huntsman International LLC	$253	$180	$(410)

Depreciation and Amortization:
Polyurethanes	$160	$155	$160
Performance Products	110	92	78
Advanced Materials	33	33	38
Textile Effects	27	26	19
Pigments	74	67	104
Corporate and other(2)	12	8	19

Subtotal	416	381	418
Discontinued Operations	—	1	2

Total	$416	$382	$420

Capital Expenditures:
Polyurethanes	$85	$59	$55
Performance Products	96	66	70
Advanced Materials	39	24	14
Textile Effects	34	23	19
Pigments	57	49	23
Corporate and other(2)	19	15	8

Total	$330	$236	$189

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. OPERATING SEGMENT INFORMATION (Continued)

	December 31,
	2011	2010
Total Assets:
Polyurethanes	$3,086	$3,024
Performance Products	2,340	2,067
Advanced Materials	1,307	1,327
Textile Effects	686	776
Pigments	1,384	1,277
Corporate and other(2)	(473)	(164)

Total	$8,330	$8,307

(1)
Segment EBITDA is defined as net income (loss) attributable to Huntsman International LLC before interest, income tax, depreciation and amortization, and certain Corporate and other items.

(2)
Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs and non-operating income and expense.

(3)
The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our former polymers, base chemicals and Australian styrenics businesses are included in discontinued operations for all periods presented. For more information, see "Note 25. Discontinued Operations."

	Year ended December 31,
	2011	2010	2009
By Geographic Area
Revenues(1):
United States	$3,470	$2,777	$2,345
China	944	881	561
Mexico	723	485	432
Germany	638	519	433
Italy	558	474	415
Other nations	4,888	4,114	3,479

Total	$11,221	$9,250	$7,665

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. OPERATING SEGMENT INFORMATION (Continued)

	December 31,
	2011	2010
Long-lived assets(2):
United States	$1,278	$1,305
The Netherlands	310	311
United Kingdom	306	320
Saudi Arabia	243	259
Germany	205	68
Switzerland	166	221
Spain	157	173
Other nations	845	812

Total	$3,510	$3,469

(1)
Geographic information for revenues is based upon countries into which product is sold.

(2)
Long-lived assets are made up of property, plant and equipment, net.

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to our Company. Each of the guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$4	$—	$227	$—	$231
Restricted cash	—	—	8	—	8
Accounts and notes receivable, net	13	151	1,365	—	1,529
Accounts receivable from affiliates	1,105	3,041	93	(4,091)	148
Inventories	105	271	1,167	(4)	1,539
Prepaid expenses	9	7	43	(13)	46
Deferred income taxes	6	—	49	(15)	40
Other current assets	90	9	222	(101)	220

Total current assets	1,332	3,479	3,174	(4,224)	3,761
Property, plant and equipment, net	393	868	2,247	2	3,510
Investment in unconsolidated affiliates	5,286	1,460	147	(6,691)	202
Intangible assets, net	42	2	52	(3)	93
Goodwill	(16)	82	48	—	114
Deferred income taxes	154	—	191	(182)	163
Notes receivable from affiliates	20	920	5	(940)	5
Other noncurrent assets	81	137	264	—	482

Total assets	$7,292	$6,948	$6,128	$(12,038)	$8,330

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53	$205	$604	$—	$862
Accounts payable to affiliates	2,244	822	1,089	(4,091)	64
Accrued liabilities	117	204	487	(114)	694
Deferred income taxes	—	39	7	(17)	29
Note payable to affiliate	100	—	—	—	100
Current portion of debt	33	—	179	—	212

Total current liabilities	2,547	1,270	2,366	(4,222)	1,961
Long-term debt	3,128	—	602	—	3,730
Notes payable to affiliates	435	—	944	(940)	439
Deferred income taxes	9	79	98	(80)	106
Other noncurrent liabilities	196	163	644	—	1,003

Total liabilities	6,315	1,512	4,654	(5,242)	7,239
Equity
Huntsman International LLC members'
equity:
Members' equity	3,081	4,754	2,343	(7,097)	3,081
Accumulated deficit	(1,493)	(820)	(396)	1,216	(1,493)
Accumulated other comprehensive (loss) income	(611)	1,502	(546)	(956)	(611)

Total Huntsman International LLC members' equity	977	5,436	1,401	(6,837)	977
Noncontrolling interests in subsidiaries	—	—	73	41	114

Total equity	977	5,436	1,474	(6,796)	1,091

Total liabilities and equity	$7,292	$6,948	$6,128	$(12,038)	$8,330

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$220	$9	$332	$—	$561
Restricted cash	—	—	7	—	7
Accounts and notes receivable, net	17	112	1,284	—	1,413
Accounts receivable from affiliates	1,275	2,530	79	(3,784)	100
Inventories	78	240	1,089	(11)	1,396
Prepaid expenses	11	6	42	(14)	45
Deferred income taxes	5	—	44	(9)	40
Other current assets	—	3	160	(3)	160

Total current assets	1,606	2,900	3,037	(3,821)	3,722
Property, plant and equipment, net	417	881	2,169	2	3,469
Investment in unconsolidated affiliates	5,018	1,403	172	(6,359)	234
Intangible assets, net	62	3	42	—	107
Goodwill	(17)	84	27	—	94
Deferred income taxes	(9)	—	161	27	179
Notes receivable from affiliates	51	930	7	(981)	7
Other noncurrent assets	73	169	253	—	495

Total assets	$7,201	$6,370	$5,868	$(11,132)	$8,307

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$42	$212	$586	$—	$840
Accounts payable to affiliates	1,892	860	1,091	(3,784)	59
Accrued liabilities	102	77	464	(17)	626
Deferred income taxes	—	55	19	(11)	63
Note payable to affiliate	100	—	—	—	100
Current portion of debt	114	—	405	—	519

Total current liabilities	2,250	1,204	2,565	(3,812)	2,207
Long-term debt	3,320	—	307	—	3,627
Notes payable to affiliates	435	—	985	(981)	439
Deferred income taxes	8	(28)	86	28	94
Other noncurrent liabilities	160	138	555	(1)	852

Total liabilities	6,173	1,314	4,498	(4,766)	7,219
Equity Huntsman International LLC members' equity:
Members' equity	3,049	4,764	2,217	(6,981)	3,049
Subsidiary preferred stock	—	—	1	(1)	—
Accumulated deficit	(1,667)	(1,308)	(549)	1,857	(1,667)
Accumulated other comprehensive (loss) income	(354)	1,600	(318)	(1,282)	(354)

Total Huntsman International LLC members' equity	1,028	5,056	1,351	(6,407)	1,028
Noncontrolling interests in subsidiaries	—	—	19	41	60

Total equity	1,028	5,056	1,370	(6,366)	1,088

Total liabilities and equity	$7,201	$6,370	$5,868	$(11,132)	$8,307

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$885	$3,349	$6,807	$—	$11,041
Related party sales	453	493	1,098	(1,864)	180

Total revenues	1,338	3,842	7,905	(1,864)	11,221
Cost of goods sold	1,178	3,160	6,855	(1,830)	9,363

Gross profit	160	682	1,050	(34)	1,858
Selling, general and administrative	182	97	637	—	916
Research and development	50	34	82	—	166
Other operating expense (income)	35	(18)	(37)	—	(20)
Restructuring, impairment and plant closing costs	1	—	166	—	167

Operating (loss) income	(108)	569	202	(34)	629
Interest (expense) income, net	(216)	43	(89)	—	(262)
Equity in income of investment in affiliates and subsidiaries	381	77	9	(459)	8
Loss on early extinguishment of debt	(7)	—	—	—	(7)
Other (expense) income	(35)	—	1	36	2

Income from continuing operations before income taxes	15	689	123	(457)	370
Income tax benefit (expense)	232	(210)	(35)	(100)	(113)

Income from continuing operations	247	479	88	(557)	257
Income (loss) from discontinued operations, net of tax	6	(1)	(6)	—	(1)

Income before extraordinary gain	253	478	82	(557)	256
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	4	—	4

Net income	253	478	86	(557)	260
Net income attributable to noncontrolling interests	—	(2)	(6)	1	(7)

Net income attributable to Huntsman International LLC	$253	$476	$80	$(556)	$253

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$790	$2,514	$5,745	$—	$9,049
Related party sales	262	513	958	(1,532)	201

Total revenues	1,052	3,027	6,703	(1,532)	9,250
Cost of goods sold	869	2,594	5,815	(1,506)	7,772

Gross profit	183	433	888	(26)	1,478
Operating expenses:
Selling, general and administrative	185	88	582	—	855
Research and development	52	30	69	—	151
Other operating (income) expense	(34)	11	23	—	—
Restructuring, impairment and plant closing costs	1	3	25	—	29

Operating income	(21)	301	189	(26)	443
Interest (expense) income, net	(215)	38	(71)	—	(248)
Equity in (loss) income of investment in affiliates and subsidiaries	(1,199)	91	24	1,108	24
Loss on early extinguishment of debt	(37)	—	—	—	(37)
Dividends income	1,569	—	—	(1,569)	—
Other (expense) income	(25)	—	2	25	2

Income from continuing operations before income taxes	72	430	144	(462)	184
Income tax benefit (expense)	101	(127)	(14)	—	(40)

Income from continuing operations	173	303	130	(462)	144
Income (loss) from discontinued operations, net of tax	7	68	(33)	—	42

Income before extraordinary loss	180	371	97	(462)	186
Extraordinary loss on the acquisition of a business, net of tax of nil	—	—	(1)	—	(1)

Net income	180	371	96	(462)	185
Net income attributable to noncontrolling interests	—	(2)	(4)	1	(5)

Net income attributable to Huntsman International LLC	$180	$369	$92	$(461)	$180

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$654	$2,106	$4,809	$—	$7,569
Related party sales	178	373	644	(1,099)	96

Total revenues	832	2,479	5,453	(1,099)	7,665
Cost of goods sold	676	1,983	4,977	(1,066)	6,570

Gross profit	156	496	476	(33)	1,095
Operating expenses:
Selling, general and administrative	154	123	562	—	839
Research and development	51	30	64	—	145
Other operating (income) expense	(24)	(31)	37	—	(18)
Restructuring, impairment and plant closing costs	9	2	77	—	88

Operating (loss) income	(34)	372	(264)	(33)	41
Interest (expense) income, net	(214)	40	(66)	—	(240)
Loss on accounts receivable securitization program	(15)	(2)	(6)	—	(23)
Equity in (loss) income of investment in affiliates and subsidiaries	(317)	(514)	6	828	3
Loss on early extinguishment of debt	(21)	—	—	—	(21)
Other expense	(33)	—	—	33	—

Loss from continuing operations before income taxes	(634)	(104)	(330)	828	(240)
Income tax benefit (expense)	224	(148)	(179)	(56)	(159)

Loss from continuing operations	(410)	(252)	(509)	772	(399)
Loss from discontinued operations, net of tax	—	(11)	(8)	—	(19)
Loss before extraordinary gain	(410)	(263)	(517)	772	(418)

Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	6	—	6

Net loss	(410)	(263)	(511)	772	(412)
Net loss attributable to noncontrolling interests	—	1	2	(1)	2

Net loss attributable to Huntsman International LLC	$(410)	$(262)	$(509)	$771	$(410)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$304	$99	$34	$(5)	$432

Investing activities:
Capital expenditures	(21)	(70)	(239)	—	(330)
Proceeds from settlements treated as reimbursement of capital expenditures	—	—	3	—	3
Acquisition of businesses, net of cash acquired and post-closing adjustments	—	—	(34)	—	(34)
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	28	—	28
Proceeds from sale of businesses/assets	—	8	40	—	48
Increase in receivable from affiliate	(57)	—	—	—	(57)
Investment in affiliate	(56)	(16)	—	72	—
Investment in unconsolidated affiliate	—	(26)	—	—	(26)
Cash received from unconsolidated affiliates	—	30	2	—	32
Other, net	—	—	(4)	3	(1)

Net cash used in investing activities	(134)	(74)	(204)	75	(337)

Financing activities:
Net repayments under revolving loan facilities	—	—	(2)	—	(2)
Net borrowings on overdraft facilities	—	—	9	—	9
Repayments of short-term debt	—	—	(187)	—	(187)
Borrowings on short-term debt	—	—	162	—	162
Repayments of long-term debt	(305)	—	(103)	—	(408)
Proceeds from issuance of long-term debt	—	—	98	—	98
Repayments of notes payable to affiliate	(105)	—	—	—	(105)
Proceeds from notes payable to affiliate	105	—	—	—	105
Repayments of notes payable	(32)	—	(2)	—	(34)
Borrowings on notes payable	33	—	2	—	35
Debt issuance costs paid	(7)	—	—	—	(7)
Call premiums related to early extinguishment of debt	(6)	—	—	—	(6)
Contribution from parent	—	(32)	104	(72)	—
Dividends paid to parent	(79)	(2)	—	2	(79)
Dividends paid to noncontrolling interests	—	—	(9)	—	(9)
Excess tax benefit related to stock-based compensation	10	—	—	—	10
Other, net	—	—	—	—	—

Net cash (used in) provided by financing activities	(386)	(34)	72	(70)	(418)

Effect of exchange rate changes on cash	—	—	(7)	—	(7)

Decrease in cash and cash equivalents	(216)	(9)	(105)	—	(330)
Cash and cash equivalents at beginning of period	220	9	332	—	561

Cash and cash equivalents at end of period	$4	$—	$227	$—	$231

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2010
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(241)	$15	$182	$(2)	$(46)

Investing activities:
Capital expenditures	(26)	(51)	(159)	—	(236)
Proceeds from settlements treated as reimbursement of capital expenditures	—	34	—	—	34
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	14	—	14
Proceeds from sale of businesses/assets	—	—	2	—	2
Increase in receivable from affiliate	(57)	—	—	—	(57)
Investment in affiliate	(65)	(13)	—	78	—
Investment in unconsolidated affiliates	—	(24)	(3)	—	(27)
Cash received from unconsolidated affiliates	—	26	5	—	31
Other, net	—	—	1	—	1

Net cash used in investing activities	(148)	(28)	(140)	78	(238)

Financing activities:
Net repayments under revolving loan facilities	—	—	(6)	—	(6)
Revolving loan facility from A/R Programs	254	—	—	—	254
Net borrowings on overdraft facilities	—	—	(2)	—	(2)
Repayments of short-term debt	—	—	(175)	—	(175)
Borrowings on short-term debt	—	—	212	—	212
Repayments of long-term debt	(1,154)	—	(53)	—	(1,207)
Proceeds from issuance of long-term debt	894	—	29	—	923
Repayments of note payable to affiliate	(125)	—	—	—	(125)
Proceeds from notes payable to affiliate	110	—	—	—	110
Intercompany repayments	—	—	(5)	5	—
Repayments of notes payable	(38)	—	(15)	—	(53)
Borrowings on notes payable	33	—	13	—	46
Debt issuance costs paid	(29)	—	—	—	(29)
Call premiums paid related to early extinguishment of debt	(28)	—	—	—	(28)
Contribution from parent	—	—	83	(83)	—
Dividends paid to parent	—	(2)	—	2	—
Excess tax benefit related to stock-based compensation	4	—	—	—	4
Other, net	—	—	(2)	—	(2)

Net cash (used in) provided by financing activities	(79)	(2)	79	(76)	(78)

Effect of exchange rate changes on cash	—	—	4	—	4

(Decrease) increase in cash and cash equivalents	(468)	(15)	125	—	(358)
Cash and cash equivalents at beginning of period	688	24	207	—	919

Cash and cash equivalents at end of period	$220	$9	$332	$—	$561

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2009
(Dollars in Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$288	$48	$84	$—	$420

Investing activities:
Capital expenditures	(7)	(70)	(112)	—	(189)
Acquisition of business, net of cash acquired and post-closing adjustments	—	—	(31)	—	(31)
Proceeds from sale of business/assets	—	2	3	—	5
Increase in receivable from affiliate	(7)	—	—	—	(7)
Investment in affiliate	(258)	(69)	18	309	—
Investment in unconsolidated affiliate		(15)	—	—	(15)
Cash received from unconsolidated affiliate	—	22	—	—	22
Other, net	—	—	3	—	3

Net cash used in investing activities	(272)	(130)	(119)	309	(212)

Financing activities:
Net repayments under revolving loan facilities	—	—	(14)	—	(14)
Net repayments of overdraft facilities	—	—	(12)	—	(12)
Net repayments of short-term debt	—	—	(13)	—	(13)
Repayments of long-term debt	(510)	—	(32)	—	(542)
Proceeds from long-term debt	864	—	16	—	880
Repayments of notes payable to affiliate	(403)	—	—	—	(403)
Proceeds from notes payable to affiliate	529	—	—	—	529
Intercompany repayments	—	—	(50)	50	—
Repayments of notes payable	(43)	—	(20)	—	(63)
Borrowings on notes payable	42	—	22	—	64
Debt issuance costs paid	(5)	—	—	—	(5)
Call premiums related to early extinguishment of debt	(14)	—	—	—	(14)
Contribution from parent	236	103	256	(359)	236
Dividends paid to parent	(23)	—	—	—	(23)
Other, net	(1)	—	—	—	(1)

Net cash provided by financing activities	672	103	153	(309)	619

Effect of exchange rate changes on cash	—	—	5	—	5

Increase in cash and cash equivalents	688	21	123	—	832
Cash and cash equivalents at beginning of period	—	3	84	—	87

Cash and cash equivalents at end of period	$688	$24	$207	$—	$919

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2011 and 2010 is as follows (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2011	June 30, 2011	September 30, 2011(1)	December 31, 2011(2)
Revenues	$2,679	$2,934	$2,976	$2,632
Gross profit	465	505	495	393
Restructuring, impairment and plant closing costs	7	9	155	(4)
Income (loss) from continuing operations	81	127	(39)	88
Income (loss) before extraordinary gain	67	126	(29)	92
Net income (loss)	68	127	(29)	94
Net income (loss) attributable to Huntsman International LLC	$63	$117	$(31)	$104

	Three months ended
	March 31, 2010	June 30, 2010(3)	September 30, 2010	December 31, 2010
Revenues	$2,094	$2,343	$2,401	$2,412
Gross profit	286	388	420	384
Restructuring, impairment and plant closing costs	3	17	4	5
(Loss) income from continuing operations	(13)	57	60	40
(Loss) income before extraordinary gain	(26)	119	59	34
Net (loss) income	(26)	119	59	33
Net (loss) income attributable to Huntsman International LLC	(26)	117	58	31

(1)
During the quarter ended September 30, 2011, we announced plans to implement a significant restructuring of our Textile Effects business, including the closure of our production facilities and business support offices in Basel, Switzerland. In connection with this plan during 2011, we recorded a charge of $62 million for workforce reduction and a noncash $53 million charge for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility.

(2)
During the quarter ended December 31, 2011, our Advanced Materials division completed the sale of its stereolithography resin and Digitalis® machine manufacturing businesses to 3D Systems Corporation and recognized a pre-tax gain of $34 million.

(3)
During the quarter ended June 30, 2010, we recorded a non-recurring $15 million credit to equity income of investment in unconsolidated affiliates to appropriately reflect our investment in the Sasol- Huntsman joint venture. Additionally, during the quarter ended June 30, 2010, we recorded a reduction to interest expense of $15 million relating to the ineffective portion of our cross-currency interest rate contracts.

        **************

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts
(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions Charges (Credits) to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2011	$52	$(4)	$(2)	$—	$46
Year ended December 31, 2010	56	6	(10)	—	52
Year ended December 31, 2009	47	9	—	—	56

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Huntsman International LLC. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Huntsman International LLC or that information contained herein is correct as of any time subsequent to the date hereof. Until March 12, 2013, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$400,000,000 4.875% Senior Notes due 2020

December 12, 2012